 As filed with the Securities and Exchange Commission on February 13, 2001

                                                 Registration No. 333-54406
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                              AMENDMENT NO. 1

                                    to
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                               ----------------
                               NVIDIA CORPORATION
             (Exact name of registrant as specified in its charter)

        Delaware                     3674                    94-3177549
     (State or other           (Primary Standard               (I.R.S.
     jurisdiction of              Industrial           EmployerIdentification
    incorporation or          Classification Code              Number)
      organization)                 Number)

                                3535 Monroe St.
                             Santa Clara, CA 95051
                           Telephone: (408) 615-2500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Jen-Hsun Huang
                            Chief Executive Officer
                               NVIDIA Corporation
                                3535 Monroe St.
                             Santa Clara, CA 95051
                           Telephone: (408) 615-2500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
          Kenneth L. Guernsey                       John B. McKnight
            Karyn S. Tucker                     Locke Liddell & Sapp LLP
           Cooley Godward LLP                       2200 Ross Avenue
           One Maritime Plaza                          Suite 2200
               20th Floor                           Dallas, TX 75201
        San Francisco, CA 94111                      (214) 740-8000
             (415) 693-2000

                               ----------------
   Approximate date of commencement of the proposed sale of the securities to the public:

   As soon as practicable following the effectiveness of the registration statement and completion of the transactions described herein.

                               ----------------
   If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  [3DFX LOGO]

Dear 3dfx Shareholder:

   You are cordially invited to attend a special meeting of shareholders of 3dfx Interactive, Inc. to be held on Tuesday, March 27, 2001, at 8:00 a.m. local time, at the Marriott Hotel, 2700 Mission College Boulevard, Santa Clara, California 95054. At the special meeting, we are seeking your approval of the winding up and dissolution of 3dfx as described in the plan of dissolution attached to the prospectus/proxy statement as Annex A, as well as your approval of the sale of certain of our assets to NVIDIA US Investment Company, an indirect wholly-owned subsidiary of NVIDIA Corporation, as described in the asset purchase agreement attached as Annex B to the prospectus/proxy statement. Under the terms of the asset purchase agreement, 3dfx will sell certain of its assets to NVIDIA US Investment Company and will receive a total consideration of $70 million in cash and 1,000,000 shares of NVIDIA common stock, subject to adjustment.

   3dfx began encountering financial difficulties in the fall of 2000 due to a number of factors, including substantially reduced demand in the retail channels for its products. At that time, we re-evaluated our business model and decided that it was necessary to quickly reposition 3dfx to focus principally on the development of graphics chips and related technologies, and to further analyze the possible termination or sale of our graphics board business. In seeking to implement this strategy, we entered into discussions with numerous parties to whom we sought to sell our graphics board business or from whom we sought to obtain financing necessary to the continuation of our business. None of these discussions resulted in the execution of any definitive agreements, and in the meantime our financial condition continued to deteriorate.

   In November 2000 we directed our financial advisor, Robertson Stephens, to conduct a search to identify possible parties for either a strategic or financial transaction. Both our management and Robertson Stephens contacted a number of parties and discussed a variety of possible transactions. Your board of directors considered a wide range of alternatives to address the challenges that we faced, and determined that the alternatives were inferior to the proposed NVIDIA transaction. We strongly believe that there is no better alternative currently available to us, either as an independent company or in a business combination transaction.

   Your board of directors also considered 3dfx's anticipated prospects assuming completion of the asset sale, in which case 3dfx's remaining operating assets would largely consist of proceeds from the asset sale and assets relating to 3dfx's graphics board business. After consideration of all other alternatives available to 3dfx, the board of directors concluded, in its business judgment, that the liquidation, winding up and dissolution of 3dfx, and the completion of the asset sale as part of that process, was the alternative most reasonably likely to enable 3dfx to pay its creditors and to maximize the return of value to its shareholders.

   Whether or not you plan to attend the special meeting, please take the time to vote by completing the enclosed proxy card and returning it in the accompanying postage-paid envelope or by voting by phone or over the Internet as described in the instructions accompanying the enclosed proxy card. Both the dissolution of 3dfx and the asset sale require the approval of a majority in interest of 3dfx's shareholders. Please note that your failure to vote on these matters will have the same effect as a vote against approval of the dissolution of 3dfx and the asset sale. The other directors and I urge you to vote FOR each of the proposals, which we have approved after careful consideration. Your vote is extremely important, and your early response will be greatly appreciated.

                                      Sincerely,
                                      /s/ Alex Leupp
                                      Alex Leupp
February 13, 2001                     President and Chief Executive Officer
San Jose, California

   For a discussion of significant matters that should be considered before voting at the 3dfx special meeting, see "Risk Factors" beginning on page 21.

   3dfx common stock is listed on the Nasdaq National Market under the symbol "TDFX." NVIDIA common stock is listed on the Nasdaq National Market under the symbol "NVDA."

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the NVIDIA common stock issuable as part of the asset sale or determined whether the prospectus/proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

   The prospectus/proxy statement is dated February 13, 2001 and is first being mailed to shareholders of 3dfx on or about February 16, 2001.

                             ADDITIONAL INFORMATION

    The prospectus/proxy statement incorporates important business and financial information about NVIDIA and 3dfx that is not included in or delivered with the prospectus/proxy statement. This information is available without charge to 3dfx shareholders upon written or oral request. Shareholders should contact: 3dfx Interactive, Inc., 4435 Fortran Drive, San Jose, California 95134, Attention, Corporate Secretary, phone number: (408) 935-4400, or NVIDIA Corporation, 3535 Monroe Street, Santa Clara, California 95051, Attention, Corporate Secretary, phone number: (408) 615-2500.

    To obtain timely delivery of requested documents before the 3dfx special meeting, you must request them no later than March 20, 2001, which is five business days before the date of the special meeting.

    Please also see "Where You Can Find More Information" in the prospectus/proxy statement to obtain further information and learn about other ways that you can get this information.

                             3DFX INTERACTIVE, INC.
                               4435 FORTRAN DRIVE
                           SAN JOSE, CALIFORNIA 95134

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                   TO BE HELD ON TUESDAY, MARCH 27, 2001

                               ----------------

TO THE SHAREHOLDERS OF 3DFX INTERACTIVE, INC.:

   NOTICE IS HEREBY GIVEN that a special meeting of shareholders of 3dfx Interactive, Inc., a California corporation, will be held on Tuesday, March 27, 2001 at 8:00 a.m. local time at the Marriott Hotel, 2700 Mission College Boulevard, Santa Clara, California 95054, for the following purposes:

  1. To consider and vote upon the proposed liquidation, winding up and dissolution of 3dfx as described in the plan of dissolution attached to the prospectus/proxy statement as Annex A.

  2. If the plan of dissolution is approved, to consider and vote upon the principal terms of the asset purchase agreement, dated as of December 15, 2000, among 3dfx, NVIDIA Corporation and NVIDIA US Investment Company attached to the prospectus/proxy statement as Annex B.

  3. To transact any other business as may properly come before this special meeting, including any motion to adjourn to a later time to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the proposals, or before any postponements or adjournments thereof.

   The foregoing proposals are more fully described in the accompanying prospectus/proxy statement. The 3dfx board of directors recommends that you vote in favor of each of the proposals listed above.

   The 3dfx board of directors fixed the close of business on February 12, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at this 3dfx special meeting and at any adjournments or postponements thereof.

                                          By Order of the Board of Directors

                                          /s/ Alex Leupp
                                          Alex Leupp
                                          President and Chief Executive
                                           Officer

San Jose, California

February 13, 2001

To ensure that your shares are represented at the 3dfx special meeting, please complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided or vote by phone or over the Internet as described in the prospectus/proxy statement and in accordance with the instructions accompanying the proxy card, whether or not you plan to attend the 3dfx special meeting. You can revoke your proxy at any time before it is voted by following the procedures described in the accompanying prospectus/proxy statement.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE ASSET SALE AND DISSOLUTION OF 3DFX........   1

FORWARD-LOOKING INFORMATION...............................................   5

SUMMARY...................................................................   6

RISK FACTORS..............................................................  21

  Risks Relating to the Asset Sale........................................  21
  Risks Relating to the Dissolution of 3dfx...............................  24
  Risks Relating to NVIDIA................................................  26

THE 3DFX SPECIAL MEETING..................................................  38

  When and Where the Meeting Will Be Held.................................  38
  What Will Be Voted Upon.................................................  38
  Which Shareholders May Vote.............................................  38
  How Do 3dfx Shareholders Vote...........................................  38
  How to Change Your Vote.................................................  39
  Vote Required to Approve Each Proposal..................................  39
  Quorum; Abstentions; Broker Non-Votes...................................  39
  Solicitation of Proxies and Expenses of Solicitation....................  39
  Deadline for Receipt of Shareholder Proposals at Annual Meeting.........  40

THE ASSET SALE............................................................  41

  General Description.....................................................  41
  Background..............................................................  41
  Reasons for the Asset Sale..............................................  45
  NVIDIA's and NVIDIA US Investment Company's Reasons for Entering Into
   the Asset Sale.........................................................  45
  3dfx's Reasons for the Asset Sale and Recommendation of 3dfx Board of
   Directors..............................................................  47
  Vote Required for the Asset Sale........................................  48
  Opinion of 3dfx's Financial Advisor.....................................  48
  Interests of Some 3dfx Officers in the Asset Sale.......................  53
  Governmental Approvals..................................................  54
  Material Federal Income Tax Consequences Relating to the Asset Sale.....  55
  Anticipated Accounting Treatment........................................  55
  Absence of Dissenters' Rights Related to the Asset Sale.................  55

THE DISSOLUTION OF 3DFX...................................................  56

  General Description.....................................................  56
  Reasons for the Dissolution of 3dfx.....................................  56
  Recommendation of the 3dfx Board of Directors...........................  58
  Vote Required for Dissolution of 3dfx...................................  58
  Description of the Plan of Dissolution..................................  58
  Operations of 3dfx......................................................  58
  Payment of Claims Related to 3dfx.......................................  59
  Directors and Officers of 3dfx..........................................  59
  Continued Indemnification of Directors and Officers of 3dfx.............  59
  Dissolution; No Transfers...............................................  59
  Expected Distributions..................................................  60
  Amendment or Delay of Implementation of the Plan of Dissolution.........  61

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
  Liquidating Trust.......................................................  61
  Nasdaq Listing..........................................................  62
  Material Federal Income Tax Consequences of the Liquidation and
   Dissolution of 3dfx....................................................  62
    Tax Consequences of the Liquidation to 3dfx...........................  62
    Tax Consequences of the Liquidation to 3dfx Shareholders..............  63
    Tax Consequences of the Liquidating Trust.............................  64
    Special Considerations Applicable to Non-U.S. Shareholders............  64
  State and Local Income Tax..............................................  65
  Absence of Dissenters' Rights Related to the Dissolution of 3dfx........  65

MATERIAL TERMS OF THE PURCHASE AGREEMENT..................................  66

  The Purchase Agreement..................................................  66
  Purchase Price..........................................................  66
  Expected Timing of the Transaction......................................  67
  Representations and Warranties..........................................  67
  Covenants and Agreements................................................  68
  Indemnification by 3dfx.................................................  68
  Conditions to Closing...................................................  69
  Limitation on 3dfx's Ability to Consider Other Acquisition Proposals....  70
  Termination of the Purchase Agreement...................................  72
  Termination Fees........................................................  73
  Expenses................................................................  74
  Amendment; Waiver.......................................................  74

VOTING AGREEMENTS.........................................................  75

OTHER RELATED AGREEMENTS..................................................  76

  Credit Agreement, Security Agreement and Trademark Assignment ..........  76
  Patent License Agreement................................................  76
  Patent Standstill Agreement.............................................  77

SECURITY OWNERSHIP OF 3DFX MANAGEMENT AND PRINCIPAL SHAREHOLDERS..........  79

SECURITY OWNERSHIP OF NVIDIA MANAGEMENT AND PRINCIPAL STOCKHOLDERS........  81

NVIDIA CORPORATION UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
 INFORMATION..............................................................  83

3DFX INTERACTIVE, INC. PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
 (UNAUDITED)..............................................................  89

COMPARATIVE RIGHTS OF NVIDIA STOCKHOLDERS AND 3DFX SHAREHOLDERS...........  92

LEGAL MATTERS.............................................................  95

EXPERTS...................................................................  95

WHERE YOU CAN FIND MORE INFORMATION.......................................  95

TRADEMARKS................................................................  97

Annex A--Plan of Dissolution.............................................. A-1

Annex B--Asset Purchase Agreement......................................... B-1

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Annex C--Opinion of 3dfx's Financial Advisor............................... C-1

Annex D--Credit Agreement.................................................. D-1

Annex E--Security Agreement................................................ E-1

Annex F--Trademark Assignment.............................................. F-1

Annex G--Patent License Agreement.......................................... G-1

Annex H--Patent Standstill Agreement....................................... H-1

       QUESTIONS AND ANSWERS ABOUT THE ASSET SALE AND DISSOLUTION OF 3DFX

1.Q: What is 3dfx entitled to receive for the assets proposed to be sold to NVIDIA US Investment Company? (see pages 66 and 76)

  A: NVIDIA, NVIDIA US Investment Company, formerly known as Titan
     Acquisition Corp. No. 2, and 3dfx have signed a purchase agreement pursuant to which NVIDIA US Investment Company will purchase certain of the assets of 3dfx, including its core graphics processor assets. In return for these assets, NVIDIA US Investment Company will pay to 3dfx a total consideration of $70 million in cash and 1,000,000 shares of NVIDIA's common stock. The number of shares of NVIDIA common stock to be received by 3dfx in the asset sale could be reduced if, after the closing of the asset sale and prior to the dissolution of 3dfx, 3dfx requests that NVIDIA US Investment Company advance to it funds of up to $25 million to be used by 3dfx to pay its or its subsidiaries' creditors. If, upon satisfaction of various conditions, the advance is provided by NVIDIA US Investment Company, the number of NVIDIA shares to be received by 3dfx will be reduced by a number of shares determined by dividing the amount of the advance by $50, without regard to the value of NVIDIA's common stock at the time of any such advance. The number of shares of NVIDIA common stock to be received by 3dfx is also subject to adjustments in the event of a stock split or similar event by NVIDIA. Neither 3dfx nor NVIDIA has the right to terminate the purchase agreement or renegotiate the number of shares to be received by 3dfx as a result of market price fluctuations in the value of NVIDIA common stock.

    You should know that, on the day they signed the purchase agreement, 3dfx, NVIDIA and NVIDIA US Investment Company entered into other agreements that are related to, but separate from, the asset sale. Because 3dfx did not have sufficient cash to continue its operations through the closing of the asset sale, 3dfx and NVIDIA US Investment Company entered into a credit agreement pursuant to which NVIDIA US Investment Company provided a $15 million loan to 3dfx, which is repayable out of the cash consideration that is to be received by 3dfx upon closing of the asset sale. In exchange for the loan, 3dfx: (i) assigned and transferred all of its trademarks, tradenames, service marks, trademark applications and service mark applications to NVIDIA US Investment Company pursuant to a trademark assignment; and (ii) granted NVIDIA US Investment Company a non-exclusive, fully-paid, royalty-free license for most of 3dfx's patents, patent applications and inventions pursuant to a patent license agreement. The patent license also contains a non-exclusive, fully-paid, royalty-free license to 3dfx from NVIDIA for most of NVIDIA's patents, patent applications and inventions. In addition, also on the same day as the purchase agreement, 3dfx and NVIDIA entered into a patent standstill agreement pursuant to which they both agreed to stay the pending patent lawsuits that each has filed against the other, and, if the asset sale closes or under other designated circumstances, to cause the dismissal of these suits with prejudice, and to refrain from bringing additional litigation against each other with respect to other patents, patent applications and inventions for a three-year period, unless terminated earlier. Under California law, 3dfx is not required to submit these related transactions to its shareholders for their approval.

2.Q:   What happens if the asset sale is not completed? (see page 21)

  A: If the asset sale is not completed, it is likely that 3dfx will file for or be forced to resort to bankruptcy protection. In this event, it is extremely unlikely that 3dfx will be able to satisfy all of its and its subsidiaries' debts and liabilities, and there would therefore be no assets available for distribution to 3dfx's shareholders.

    Even if the asset sale is not completed, in specific circumstances, including if 3dfx's shareholders fail to approve the asset sale, the patent license and patent standstill agreements would remain in place. This means that NVIDIA US Investment Company would retain the non-exclusive, fully-paid, royalty-free patent license to most of 3dfx's patents, patent applications and inventions and each of

    NVIDIA and 3dfx would still cause the pending patent litigation against the other to be dismissed with prejudice. In addition, 3dfx could be required to make one or more of the following payments to NVIDIA US Investment Company upon the occurrence of specific termination events under the purchase agreement: (i) repayment of $5 million of the $15 million loaned to 3dfx under the credit agreement; (ii) payment of a termination fee of $3.3 million; and (iii) reimbursement of NVIDIA's and NVIDIA US Investment Company's transaction-related expenses. Further, regardless of whether the asset sale is completed or the reasons for the termination of the purchase agreement, NVIDIA US Investment Company will retain ownership of all of the 3dfx trademarks, tradenames, service marks, trademark applications and service mark applications that it received in connection with the credit agreement and trademark assignment.

3.Q:   When do you expect the asset sale to be completed? (see page 67)

  A: The parties are working toward completing the transaction as quickly as possible. In addition to 3dfx shareholder approval, the transaction must also receive clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR Act, and each of NVIDIA and 3dfx must satisfy or waive, to the extent possible, all of the closing conditions contained in the purchase agreement. Under the purchase agreement, the transaction will close on a date to be designated by NVIDIA following shareholder approval.

4.Q:   What does the plan of dissolution entail? (see page 58)

  A: The plan of dissolution provides for the liquidation, winding up and dissolution of 3dfx by selling those assets of 3dfx that are part of the asset sale and, after the closing of the asset sale, proceeding with the orderly liquidation of its remaining assets and winding up of its business and operations. 3dfx will then pay, or provide for the payment of, all of its and its subsidiaries' debts and liabilities. If there are any remaining assets after the payment, or the provision for the payment, of all of its and its subsidiaries' debts and liabilities, 3dfx will distribute these remaining assets to its shareholders in one or more distributions.

5.Q:   Will any distributions be made to 3dfx's shareholders? (see page 60)

  A: At this time, 3dfx cannot determine if there will be any assets remaining after paying for, or providing for the payment of, all of its and its subsidiaries' debts and liabilities. 3dfx expects that following the closing of the asset sale it will request that NVIDIA US Investment Company provide all or a portion of the $25 million cash advance provided for in the purchase agreement in order to enable 3dfx to pay the debts owed to its and its subsidiaries' creditors that could not be paid from the cash consideration received by 3dfx at the closing. If a cash advance is made to 3dfx, then the number of NVIDIA shares receivable by 3dfx will be reduced by a number of shares determined by dividing the amount of the advance by $50. 3dfx expects that, upon receiving the cash consideration at the closing of the asset sale and after obtaining all or of a portion of the cash advance from NVIDIA US Investment Company, it will have sufficient cash to pay all of its and its subsidiaries' known current and determinable liabilities. However, the amount of unknown or contingent liabilities cannot be quantified and could decrease or eliminate any remaining assets available for distribution. Further, if 3dfx or its subsidiaries are subject to any substantial contingent liabilities, this could require that it establish reserves that could delay any distribution to 3dfx shareholders.

    Because of the uncertainties as to the precise net realizable value of 3dfx's assets and the settlement amount of 3dfx's and its subsidiaries' debts and liabilities, 3dfx cannot at this time determine the amount of distributions that may be made to its shareholders, if any. Only if there are assets remaining at the time of the dissolution will you receive a portion of those assets, which will be equal to your pro rata share, based on the number of 3dfx shares you own.

6.Q:   When will any distributions be made to 3dfx's shareholders? (see page
       60)

  A: At this time, 3dfx cannot set a timetable for any distributions, and it is not certain whether any distributions will be made to its shareholders. The timetable will depend on the timing of the completion of the asset sale, the sale of 3dfx's remaining assets, and 3dfx's ability to pay, or provide for the payment of, its and its subsidiaries' debts and liabilities. If 3dfx is subject to any contingent liabilities, including any claims of NVIDIA or NVIDIA US Investment Company under the purchase agreement, this could require that it establish a reserve that could delay any distribution to 3dfx shareholders until the liabilities are resolved.

7.Q:   When will the dissolution of 3dfx be completed? (see page 59)

  A: The dissolution will be completed on the date that 3dfx's certificate of dissolution is filed with, and is accepted by, the Secretary of State of the State of California or the date that 3dfx files with the Secretary of State of the State of California a court order declaring 3dfx dissolved. 3dfx plans to make such filing after it has paid for, or provided for the payment of, all of its and its subsidiaries' debts and liabilities, and distributed any remaining assets to its shareholders.

8.Q: What happens if 3dfx shareholders approve the dissolution of 3dfx but not the asset sale? (see pages 21, 22 and 72)

  A: If 3dfx's shareholders approve the dissolution of 3dfx but not the asset sale, then the asset sale will not close and it is likely that 3dfx will file for or be forced to resort to bankruptcy protection. In this event, it is extremely unlikely that 3dfx will be able to satisfy all of its and its subsidiaries' debts and liabilities, and there would therefore be no assets available for distribution to 3dfx's shareholders. Under the purchase agreement, NVIDIA is not obligated to close the asset sale if 3dfx's shareholders do not approve the dissolution of 3dfx.

9.Q:   What do I need to do now? (see page 38)

  A: You should read this prospectus/proxy statement carefully in its entirety, including its Annexes, to consider how the matters discussed will affect you. You should mail your signed proxy card in the enclosed return envelope or otherwise vote in a manner described in this prospectus/proxy statement as soon as possible so that your shares will be represented at the 3dfx special meeting.

10.Q:  Can I submit my proxy by telephone or over the Internet? (see page 38)

  A: Only beneficial holders who hold shares in street name may submit their proxies by telephone or over the Internet. If you are a beneficial holder, you should refer to the proxy card included with your proxy materials for instructions about how to vote. If you vote by telephone or over the Internet, you do not need to complete and mail your proxy card.

11.Q: What happens if I do not return a proxy card or vote by phone or over the Internet?

  A: The failure to return your proxy card or vote by phone or over the Internet will have the same effect as voting AGAINST approval of the asset sale and dissolution of 3dfx.

12.Q: What happens if I return a signed proxy card but do not indicate how to vote my proxy? (see page 38)

  A: If you do not include instructions on how to vote your properly signed and dated proxy, your shares will be voted FOR approval of the asset sale and dissolution of 3dfx.

13.Q:  May I vote in person? (see page 39)

  A: Yes. You may attend the 3dfx special meeting and vote your shares in person, rather than signing and returning your proxy card or voting by phone or over the Internet.

14.Q: May I change my vote after I have mailed my signed proxy card or voted by phone or over the Internet? (see page 39)

  A: Yes. You may change your vote at any time before your proxy card or phone or Internet vote is voted at the 3dfx special meeting. You can do this in one of three ways. First, you can send a written, dated notice stating that you would like to revoke your proxy or similarly do so by phone or over the Internet. Second, you can complete, date and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

15.Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

  A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the procedure provided by your broker. The failure to provide such voting instructions to your broker will have the same effect as voting AGAINST approval of the asset sale and plan of dissolution.

16.Q:  Should I send in my 3dfx stock certificates?

  A: No. Please do not mail in your 3dfx stock certificates. If the asset sale and dissolution of 3dfx are approved, 3dfx will provide instructions regarding surrendering your stock certificates.

17.Q: What are the material U.S. federal income tax consequences of the asset sale and the liquidation to 3dfx shareholders? (see pages 55 and 62)

  A: The asset sale will have no direct U.S. federal income tax consequences to 3dfx shareholders. However, the asset sale will have tax consequences to 3dfx and the liquidation of 3dfx and possible distribution of assets to 3dfx shareholders will have tax consequences to 3dfx shareholders. The fair market value of any assets distributed to a 3dfx shareholder in the liquidation (including any assets transferred to a liquidating trust), less such shareholder's cost basis in its shares, will be taxable as capital gains (or loss), assuming that such shareholder held the shares as a capital asset. The gain (or loss) will be taxable as long-term capital gain (or loss) if the shares were held for more than one year. Tax consequences to shareholders may differ depending on their circumstances. You are urged to consult your own tax advisor to determine your particular tax consequences resulting from the asset sale and dissolution.

18.Q:  Can I still sell my shares of 3dfx common stock? (see pages 26 and 61 )

  A: Yes, 3dfx's common stock is currently traded on the Nasdaq National
     Market. However, 3dfx has received a delisting notice from Nasdaq due to its failure to maintain a minimum bid of at least $1.00 per share. The notice provides that the 3dfx common stock may be delisted as early as May 7, 2001. 3dfx expects that it will be unable to satisfy the requirement for the continued listing of its common stock on the Nasdaq National Market. If 3dfx's common stock is delisted, trading would thereafter be conducted on the over-the-counter market in the so-called "pink sheets" or on the "electronic bulletin board" of the National Association of Securities Dealers, Inc. In this event, the ability to buy and sell shares of 3dfx common stock may be materially impaired, which may have an adverse effect on the price and liquidity of 3dfx common stock.

19.Q:  How will the dissolution of 3dfx affect my status as a shareholder?

  A: Your rights as a 3dfx shareholder will terminate upon the dissolution of 3dfx. 3dfx will not dissolve until its remaining assets, if any, are either distributed to its shareholders or transferred to a liquidating trust, and 3dfx files a certificate of dissolution that is accepted by the Secretary of State of the State of California or files with the Secretary of State of the State of California a court order declaring 3dfx dissolved. 3dfx may establish a liquidating trust for the sole purpose of liquidating any remaining assets of 3dfx, paying or providing for the payment of 3dfx's and its subsidiaries' remaining debts and liabilities, and making distributions to 3dfx shareholders. If a liquidating trust is established, you will receive beneficial interests in the assets transferred to the liquidating trust in proportion to the number of 3dfx shares owned by you.

20.Q: Am I entitled to dissenters' rights? (see pages 55 and 65)

  A: No, 3dfx shareholders are not entitled to dissenters' rights, either in connection with the asset sale or the dissolution of 3dfx.

21.Q: Is NVIDIA stockholder approval required?

  A: No, such approval is not required in connection with the asset sale or the dissolution of 3dfx.

22.Q: Who can help answer my additional questions? (see page 97)

  A: 3dfx shareholders who would like additional copies, without charge, of this prospectus/proxy statement or have additional questions about the transaction, including the procedures for voting 3dfx shares, should contact:

    3dfx Interactive, Inc.
    Attn: Corporate Secretary
    4435 Fortran Drive
    San Jose, CA 95134
    Telephone: (408) 935-4400

     3dfx shareholders should contact the following proxy solicitor with any additional questions about the solicitation of shareholder proxies:

    Morrow & Co., Inc.

    445 Park Avenue

    New York, New York 10022

    Telephone: (800) 607-0088

                          FORWARD-LOOKING INFORMATION

   Certain of the information relating to NVIDIA and 3dfx contained in this prospectus/proxy statement is forward-looking in nature. All statements included in this prospectus/proxy statement other than statements of historical fact are forward-looking statements. Examples of forward-looking statements include statements regarding NVIDIA's or 3dfx's future financial results, operating results, product successes, business strategies, projected costs, future products, competitive positions and plans and objectives of management for future operations. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "would," "expect," "plan," "anticipate," "believe," "estimate," "predict," "project," "opportunity," "could," "intend," "potential" or "continue" or the negative of these terms or other comparable terminology. Any expectations based on these forward-looking statements are subject to risks and uncertainties and other important factors, including those discussed in the Risk Factors section of this prospectus/proxy statement. These and many other factors could affect the future financial and operating results of NVIDIA or 3dfx. These factors could cause actual results to differ materially from expectations based on forward-looking statements made in this document or elsewhere by or on behalf of NVIDIA or 3dfx.

                                    SUMMARY

   This summary highlights selected information from this prospectus/proxy statement and may not contain all of the information that is important to you. You should read carefully this entire prospectus/proxy statement and the documents referred to in this prospectus/proxy statement for a more complete description of the matters on which you are being asked to vote. The plan of dissolution is attached as Annex A to this prospectus/proxy statement and you are encouraged to read it. The purchase agreement is attached as Annex B to this prospectus/proxy statement. You are encouraged to read the purchase agreement as it is the legal document that governs the asset sale on which you are being asked to vote. Also attached in Annex D through Annex H are agreements pertaining to the related transactions entered into on the same day as the purchase agreement. You are encouraged to read those agreements as well. In addition, NVIDIA and 3dfx incorporate by reference important business and financial information into this prospectus/proxy statement. You may obtain the information incorporated by reference into this prospectus/proxy statement without charge by following the instructions in the section entitled "Where You Can Find More Information." This summary is qualified in its entirety by the more detailed information appearing elsewhere in this document or that is incorporated by reference. This summary includes page references in parentheses to direct you to a more complete description of the topics presented in this summary.

   NVIDIA has supplied all information contained in this prospectus/proxy statement relating to NVIDIA or NVIDIA US Investment Company and 3dfx has supplied all information contained in this prospectus/proxy statement relating to 3dfx. Neither NVIDIA or NVIDIA US Investment Company on the one hand, or 3dfx on the other, is responsible for the information supplied by the other. For example, all information in this prospectus/proxy statement relating to or concerning 3dfx and its business and operations, including, but not limited to, the descriptions of its business, its reasons for entering into the asset sale and related transactions, the dissolution of 3dfx, the possible distribution to its shareholders, the rights of its shareholders, the 3dfx special meeting, the recommendations to its shareholders, the description of events at 3dfx leading up to the decision of its board of directors to approve the purchase agreement and the plan of dissolution, and other information relating to 3dfx, its business and operations and the actions and decisions of its executive officers and directors, have been supplied by 3dfx. All of the information in this prospectus/proxy statement relating to NVIDIA or NVIDIA US Investment Company and the business and operations of NVIDIA, including but not limited to, the description of NVIDIA's business and NVIDIA's reasons for entering into the asset sale and related transactions, has been supplied by NVIDIA.

The Companies

NVIDIA Corporation
3535 Monroe Street
Santa Clara, CA 95051
(408) 615-2500

   NVIDIA designs, develops and markets graphics processors and related software for personal computers and digital entertainment platforms. NVIDIA provides a "top-to-bottom" family of award-winning performance 3D graphics processors and graphics processing units, or GPUs, which set the standard for performance, quality and features for a broad range of desktop PCs, from professional workstations to low-cost PCs. NVIDIA's 3D graphics processors are used in a wide variety of applications, including games, business productivity, the Internet and industrial design.

   NVIDIA maintains a site on the Internet at www.NVIDIA.com. Information found at NVIDIA's Web site is not a part of this document. NVIDIA was incorporated in California in April 1993 and reincorporated in Delaware in April 1998.

3dfx Interactive, Inc.
4435 Fortran Drive
San Jose, CA 95134
Telephone: (408) 935-4400

   3dfx develops high performance, cost-effective graphics chips, graphics boards, software and related technology that enables an interactive and realistic 3D experience across multiple hardware platforms. 3dfx develops products with 2D and 3D functionality that optimize both entertainment and general personal computer graphics applications and that are well suited to the PC retail channel.

   Since 3dfx entered the purchase agreement on December 15, 2000 providing for the sale of certain of its assets to NVIDIA US Investment Company, it has substantially reduced its costs in order to conserve its resources. These cost-cutting measures include a reduction of a significant portion of 3dfx's workforce, reduction in office space and other efforts to reduce non-essential expenses. 3dfx has also been providing manufacturing services to third parties to help cover the overhead associated with its Juarez, Mexico manufacturing facility pending the sale of that facility. Due to these cost-cutting measures, 3dfx's operations have been substantially curtailed.

   3dfx has maintained sites on the Internet at www.3dfx.com and www.3dfxgamers.com. Information found on 3dfx's Web sites is not a part of this document. 3dfx was incorporated in the State of California in August 1994.

Asset Sale and Related Transactions (Pages 66 and 76)

   NVIDIA US Investment Company, an indirect wholly-owned subsidiary of NVIDIA, will purchase certain of 3dfx's assets, including its core graphics processor assets, pursuant to the purchase agreement. In consideration of the transfer of these assets and the other matters set forth in the purchase agreement, NVIDIA US Investment Company will pay to 3dfx a total consideration of $70 million in cash at closing and, upon the dissolution of 3dfx, 1,000,000 shares of NVIDIA common stock. The purchase and sale of certain of the assets of 3dfx pursuant to the purchase agreement is referred to throughout this prospectus/proxy statement as the "asset sale." 3dfx is required under California law to obtain the approval of its shareholders to complete the asset sale.

   The number of shares of NVIDIA common stock to be received by 3dfx pursuant to the purchase agreement could be reduced if, after the closing of the asset sale and prior to the dissolution of 3dfx, 3dfx requests that NVIDIA US Investment Company advance it funds of up to $25 million to be used by 3dfx to pay its and its subsidiaries' creditors. If, upon satisfaction of various conditions, the advance is provided by NVIDIA US Investment Company, the number of NVIDIA shares receivable by 3dfx will be reduced by a number of shares determined by dividing the amount of the advance by $50, without regard to the value of NVIDIA's common stock at the time of any advance. The number of shares of NVIDIA common stock to be received by 3dfx is also subject to adjustments in the event of a stock split or similar event by NVIDIA. Neither 3dfx nor NVIDIA has the right to terminate the purchase agreement or renegotiate the number of shares issuable by NVIDIA as a result of market price fluctuations in the value of NVIDIA common stock. You are encouraged to obtain current market quotations of NVIDIA common stock.

   On the day they signed the purchase agreement, 3dfx, NVIDIA and NVIDIA US Investment Company entered into other agreements that are related to, but separate from, the asset sale. Because 3dfx did not have sufficient cash to continue its operations through the closing of the asset sale, 3dfx and NVIDIA US Investment Company entered into a credit agreement pursuant to which NVIDIA US Investment Company provided 3dfx a

$15 million loan, which is repayable out of the cash consideration that 3dfx will receive upon the closing of the asset sale, and received in exchange:

  . the assignment and transfer of all of 3dfx's trademarks, tradenames, service marks, trademark applications and service mark applications pursuant to a trademark assignment; and

  . a non-exclusive, fully-paid, royalty-free license for most of 3dfx's patents, patent applications and inventions pursuant to a patent license agreement.

   The patent license also contains a non-exclusive, fully-paid, royalty-free license to 3dfx from NVIDIA for most of NVIDIA's patents, patent applications and inventions. In addition, on the day they signed the purchase agreement, 3dfx and NVIDIA entered a patent standstill agreement pursuant to which they both agreed to stay the pending patent lawsuits that each has filed against the other, and, if the asset sale closes and under other designated circumstances, to cause the dismissal of these suits with prejudice, and to refrain from bringing additional litigation against each other with respect to other patents, patent applications and inventions for a three-year period. These transactions entered into contemporaneously with the purchase agreement are referred to throughout this prospectus/proxy statement as the "related transactions." Under California law, 3dfx is not required to obtain shareholder approval to complete these related transactions.

Dissolution of 3dfx (Page 56)

   The plan of dissolution provides for the liquidation, winding up and dissolution of 3dfx. The plan of dissolution provides that, following approval by 3dfx's shareholders, 3dfx will proceed with the closing of the asset sale and the liquidation of its other assets, and will wind up its business and operations and dissolve. To the extent that there are any remaining assets after the payment of, or the provision for the payment of 3dfx's and its subsidiaries' debts and liabilities, 3dfx will distribute such assets to its shareholders in one or more distributions.

   The plan of dissolution grants broad discretion and authority to 3dfx's board of directors in the administration of the plan of dissolution, including the engagement of employees and consultants to facilitate the dissolution of 3dfx, the provision for indemnification of 3dfx's directors and officers, payment of all of its and its subsidiaries' debts and liabilities, establishment of a liquidating trust and the determination of the timing and amount of distributions. In addition, the plan of dissolution provides that 3dfx's board of directors may amend or delay implementation of the plan of dissolution, unless the board of directors determines that such amendment or delay would materially and adversely affect shareholders' interests.

   The actual amount of, timing of, and record dates for, any distributions to 3dfx's shareholders are not known at this time. These matters will be determined after the commencement of liquidation proceedings in the sole discretion of the 3dfx board of directors or the trustees of the liquidating trust, as the case may be, and will depend upon a variety of factors, including the timing of the closing of the asset sale, the net proceeds received in the asset sale, the value of 3dfx's other assets, the ultimate amount of known and unknown debts and liabilities of 3dfx and its subsidiaries and the amount of liquidation-related expenses that must be satisfied out of 3dfx's assets. Claims, liabilities and expenses will continue to accrue following approval of the plan of dissolution, and 3dfx anticipates that expenses for professional fees and other expenses of dissolution will be significant. These expenses will reduce the amount of the assets available for distribution to 3dfx shareholders.

   At this time, 3dfx cannot determine if there will be any assets remaining after paying for, or providing for the payment of, all of its and its subsidiaries' debts and liabilities. 3dfx expects that following the closing of the asset sale it will request that NVIDIA US Investment Company provide all or a portion of the $25 million cash advance provided for in the purchase agreement in order to enable 3dfx to pay the debts owed to its and its subsidiaries' creditors. If a cash advance is made to 3dfx, then the number of NVIDIA shares receivable by

3dfx will be reduced by a number of shares determined by dividing the amount of the advance by $50. 3dfx expects that, upon receiving the cash consideration at the closing of the asset sale and after obtaining all or a portion of the cash advance from NVIDIA US Investment Company, it will have sufficient cash to pay all of its and its subsidiaries' known current and determinable liabilities. However, the amount of unknown or contingent liabilities cannot be quantified and could decrease or eliminate any remaining assets available for distribution. Further, if 3dfx or its subsidiaries are subject to any contingent liabilities, this could require that it establish reserves that could delay any distribution to 3dfx shareholders.

   Because of the uncertainties as to the precise net realizable value of 3dfx's assets and the settlement amount of 3dfx's and its subsidiaries' debts and liabilities, 3dfx cannot at this time determine the amount of distributions that may be made to its shareholders, if any. Only if there are assets remaining at the time of the dissolution will you receive a portion of those assets, which will be equal to your pro rata share, based on the number of 3dfx shares you own.

   3dfx expects to receive a combination of cash and shares of NVIDIA common stock in connection with the asset sale. 3dfx may distribute the shares of NVIDIA common stock received by it at or about the time of its dissolution directly to its shareholders, or it may sell these shares in the open market or contribute the shares to a liquidating trust for the benefit of 3dfx's shareholders. Further, 3dfx may elect to directly distribute shares of NVIDIA common stock to some of its shareholders, while distributing an equivalent per share value in cash to others who would otherwise be entitled to receive a fractional amount or small number of shares of NVIDIA common stock. At this time, 3dfx is unable to provide specifics about the type or types of assets that 3dfx's shareholders may receive or what the value of those assets might be at the time of distribution, if a distribution is made to 3dfx's shareholders by 3dfx or a liquidating trust at all.

   The liquidation of 3dfx's assets and the distribution of its remaining assets, if any, to 3dfx shareholders will have tax consequences to 3dfx shareholders. For more information about these consequences, see "The Dissolution of 3dfx--Material Federal Income Tax Consequences of the Liquidation and Dissolution of 3dfx."

Reasons for the Purchase and Sale of 3dfx Assets

   NVIDIA and NVIDIA US Investment Company (Page 45). The boards of directors of NVIDIA and NVIDIA US Investment Company approved the asset sale based on a number of factors, including their belief that it may allow them to:

  . accelerate innovation and time-to-market and thereby better meet customer needs for next-generation graphics processors;

  . accelerate expansion into existing and new market segments for graphics processors;

  . be more competitive with other leading graphics processor companies, including, but not limited to, Intel Corporation, ATI Technologies Inc., 3Dlabs, Inc. Ltd., Matrox Electronic Systems, Ltd., Silicon Integrated Systems Corp., and VIA Technologies, Inc.;

  . add to their intellectual property portfolio in the field of graphics processors;

  . stay, and dismiss with prejudice upon closing of the asset sale or under other designated circumstances, the pending patent lawsuits between NVIDIA and 3dfx; and

  . have the opportunity to add qualified engineers and other technical employees from the former 3dfx workforce to NVIDIA US Investment Company and thereby enhance its expertise in graphics processor technology.

   3dfx (Page 47). The 3dfx board of directors approved the asset sale based on a number of factors, including the following:

  . 3dfx's weakened financial position, which is attributable to a number of factors, including decreased demand in the retail PC market and in the add-in graphics segment;

  . the evaluation by 3dfx's board of directors of its business plan and the conclusion by the 3dfx board that 3dfx could not operate effectively in light of the significant losses it was incurring under its present business model, and that 3dfx would not be able to timely raise the capital necessary to successfully implement its revised business plan;

  . the terms and conditions of the purchase agreement, including the amount and form of consideration to be extended in the form of a $15 million loan immediately upon execution of the purchase agreement, the amount of cash and shares of NVIDIA common stock to be received on or after closing, and the financial ability of NVIDIA to provide funding for the asset sale so that the asset sale is not conditioned on financing, all of which led the 3dfx directors to conclude that it was reasonably likely that the asset sale would be completed and that as a result 3dfx would be able to satisfy the claims of its creditors and be in a position to maximize the return of value to its shareholders;

  . the efforts made by Robertson Stephens and 3dfx management to contact and determine the level of interest of third parties in a business combination or financial transaction; and

  . the financial presentation of Needham & Company, Inc. to the 3dfx board of directors, including Needham & Company, Inc.'s written opinion dated December 15, 2000, to the effect that, as of the date of the opinion and based upon and subject to the matters stated in the opinion, the consideration to be received by 3dfx in the asset sale was fair, from a financial point of view, to 3dfx.

Reasons for the Dissolution of 3dfx (Page 56)

   The 3dfx board of directors approved the liquidation, winding up and dissolution of 3dfx based on a number of factors, including the following:

  . an assessment of the likely net proceeds from the asset sale remaining after the payment, or provision for payment, of all of the debts and liabilities owing to 3dfx's and its subsidiaries' creditors;

  . the questionable viability of a business based on 3dfx's remaining assets, which largely related to its graphics board business, and the possible applicability of 3dfx's remaining expertise in other areas;

  . the lack of success that 3dfx had already experienced in finding strategic buyers or sources of financing for the assets relating to its graphics board business;

  . the financial analysis conducted by Robertson Stephens, one of 3dfx's financial advisors, regarding the anticipated performance of a stand-alone graphics board business following closing of the asset sale;


  . the attractiveness of potentially being in a position to make a distribution to 3dfx's shareholders compared to the board of directors' assessment of 3dfx's expected future financial condition, earnings, business opportunities, strategies and competitive position; and

  . the comprehensive but unsuccessful efforts of 3dfx to locate alternative purchasers for its graphics board assets.

Opinion of 3dfx's Financial Advisor (Page 48)

   The board of directors of 3dfx received an opinion from Needham & Company, Inc. as to the fairness, from a financial point of view, to 3dfx of the consideration to be received by 3dfx in connection with the asset sale. The full text of Needham & Company, Inc.'s written opinion dated December 15, 2000 is attached to this prospectus/proxy statement as Annex C. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. Needham & Company, Inc.'s opinion is addressed to the 3dfx board of directors and relates only to the fairness of the consideration to 3dfx from a financial point of view as of the date of the opinion. The opinion does not address any other aspect of the asset sale and does not constitute a recommendation to any 3dfx shareholder as to any matters relating to the asset sale.

Recommendations to 3dfx Shareholders (Pages 47 and 58)

   The 3dfx board of directors has determined that the liquidation, winding up and dissolution of 3dfx pursuant to the plan of dissolution and the sale of certain of 3dfx's assets pursuant to the purchase agreement with NVIDIA and NVIDIA US Investment Company are in the best interests of the creditors and shareholders of 3dfx. The 3dfx board of directors has approved the dissolution of 3dfx and the asset sale, and recommends that the shareholders of 3dfx vote in favor of the dissolution of 3dfx and the asset sale.

The 3dfx Special Meeting of Shareholders (Page 38)

   Time, Date and Place. A 3dfx special meeting will be held on Tuesday, March 27, 2001, at the Marriott Hotel, 2700 Mission College Boulevard, Santa Clara, California at 8:00 a.m., local time.

   Record Date and Voting Power. You are entitled to vote at the 3dfx special meeting if you owned shares of 3dfx common stock at the close of business on February 12, 2001, the record date for the 3dfx special meeting. You will have one vote at the 3dfx special meeting for each share of 3dfx common stock you owned at the close of business on the record date. There are 39,776,502 outstanding shares of 3dfx common stock entitled to be voted at the 3dfx special meeting.

   3dfx Required Vote. The approval of both the plan of dissolution of 3dfx and the asset sale requires the affirmative vote of a majority of the shares of 3dfx common stock outstanding at the close of business on the record date. The proposal to approve the plan of dissolution will first be presented to 3dfx's shareholders and, if approved, the proposal to approve the asset sale will then be presented to 3dfx's shareholders.

   Share Ownership of Management. As of February 12, 2001, the directors and executive officers of 3dfx and their affiliates owned approximately 2.2% of the shares entitled to vote at the 3dfx special meeting. All of the directors and executive officers of 3dfx that own 3dfx stock have agreed to vote their shares in favor of approval of the asset sale and the dissolution of 3dfx.

Interests of Some 3dfx Officers in the Asset Sale (Page 53)

   Several officers of 3dfx have personal interests in the asset sale and the dissolution of 3dfx that are different from, or in addition to, the interests of most 3dfx shareholders. 3dfx is a party to employment agreements with some of its senior executive officers, including Alex Leupp, Scott Sellers, Stephen Lapinski, Richard Burns and Al Woodhull. These agreements, which were recently amended, provide for a lump sum severance payment and COBRA premium reimbursement benefits. Except with respect to Mr. Burns, who is entitled to receive a lump sum severance benefit immediately upon termination of his employment, the lump sum severance benefits to be paid to the other senior executive officers are not payable until after 3dfx's payment of all of its fixed and ascertainable debts and liabilities.

Conditions to the Asset Sale (Page 69)

   The obligations of each of NVIDIA, NVIDIA US Investment Company and 3dfx to complete the asset sale are subject to the satisfaction of specified conditions in addition to the approval of a majority in interest of 3dfx's shareholders.

Termination of the Purchase Agreement (Page 72)

   Any of NVIDIA, NVIDIA US Investment Company or 3dfx is entitled to terminate the purchase agreement under specified conditions, including, among others, mutual written consent of the parties; if the asset sale has not been completed by May 15, 2001; if a court issues a final and nonappealable order that prohibits the asset sale; if the 3dfx shareholders do not approve the dissolution of 3dfx or the asset sale; or if a triggering event occurs, such as the failure of the board of directors of 3dfx to unanimously recommend approval of the dissolution of 3dfx or the asset sale to 3dfx shareholders or the approval or endorsement by the board of directors of 3dfx of an alternative acquisition proposal.

Some Consequences of Termination (Page 73)

   Further, if the purchase agreement is terminated in some circumstances, including as a result of the 3dfx shareholders failing to approve the dissolution of 3dfx and the asset sale; or the occurrence of a triggering event under the purchase agreement, 3dfx may be obligated to pay a fee of $3.3 million to NVIDIA US Investment Company and to reimburse NVIDIA and NVIDIA US Investment Company for some of the fees incurred by them in connection with the negotiation and preparation of the purchase agreement and related transaction agreements. 3dfx also would be required to repay $5 million of the $15 million loaned to it under the credit agreement.

   In some circumstances, even if the asset sale is not completed, including if 3dfx's shareholders fail to approve both the dissolution of 3dfx and the asset sale, the patent license and patent standstill agreements would remain in place. This means that NVIDIA and NVIDIA US Investment Company would retain a non-exclusive, fully-paid, royalty-free license to most of 3dfx's patents, patent applications and inventions and each of NVIDIA and 3dfx would still cause the pending patent litigation against the other to be dismissed with prejudice. Further, regardless of whether the asset sale is completed, NVIDIA US Investment Company will retain ownership of all of the 3dfx trademarks, tradenames, service marks, trademark applications and service market applications that it received in connection with the credit agreement and trademark assignment.

Limitation on Considering other Acquisition Proposals (Page 70)

   3dfx has agreed not to consider a business combination or other similar transaction with another party while the asset sale is pending unless the other party has made an unsolicited, bona fide written offer to the 3dfx board of directors to purchase all or some of the outstanding shares of 3dfx common stock or all or substantially all of the assets of 3dfx on terms that the 3dfx board of directors determines to be more favorable to its shareholders than the terms of the asset sale and dissolution of 3dfx.

Expenses (Page 74)

   The purchase agreement provides that regardless of whether the asset sale is completed, all expenses incurred by the parties shall be borne by the party incurring such expenses, except in limited expressly defined instances where the expenses are to be shared and except upon certain termination events as referenced above.

Governmental Approvals (Page 54)

   The asset sale is subject to review by the Department of Justice and the Federal Trade Commission, or FTC, to determine whether it complies with applicable antitrust laws. Under the provisions of the HSR Act, the asset sale may not be completed until the waiting period requirement of the HSR Act has been satisfied. The waiting period under the HSR Act has expired.

Material Federal Income Tax Consequences (Pages 55 and 62)

   The asset sale and liquidation are taxable events to 3dfx. While 3dfx cannot determine at this time its tax liability attributable to the asset sale and liquidation, 3dfx expects that it may incur some alternative minimum tax liability as a result of such events. The liquidation of 3dfx and the receipt of any liquidating distributions by 3dfx shareholders will cause each shareholder to recognize a gain or loss for federal income tax purposes.

   Tax matters can be complicated, and the tax consequences of the transactions discussed in this prospectus/proxy statement to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the asset sale and dissolution of 3dfx to you.

Anticipated Accounting Treatment (Page 55)

   The asset sale is expected to be accounted for by NVIDIA as a "purchase" for financial reporting purposes.

Absence of Dissenters' Rights (Pages 55 and 65)

   3dfx shareholders do not have dissenters' rights in connection with the asset sale or the dissolution of 3dfx.

                         MARKET PRICE AND DIVIDEND DATA

NVIDIA's Market Price Data

   NVIDIA common stock is listed on the Nasdaq National Market under the symbol "NVDA." This table sets forth, for the periods indicated, the range of high and low per-share closing sales prices for NVIDIA common stock as reported on the Nasdaq National Market, adjusted to reflect a two-for-one stock split effected in June 2000. NVIDIA's fiscal year ends on the last Sunday in January of each year.

                                                                     NVIDIA
                                                                  Common Stock
                                                                  -------------
                                                                   Low    High
                                                                  ------ ------
   Fiscal Year Ended January 30, 2000
   First quarter................................................. $ 8.00 $13.13
   Second quarter................................................   8.19  11.56
   Third quarter.................................................   8.38  14.19
   Fourth quarter................................................  10.88  24.13
   Fiscal Year Ended January 28, 2001
   First quarter.................................................  17.50  75.00
   Second quarter................................................  37.75  88.00
   Third quarter.................................................  54.00  85.38
   Fourth quarter ...............................................  27.88  76.75
   Fiscal Year Ending January 27, 2002
   First quarter (through February 12, 2001).....................  43.13  52.19

3dfx's Market Price Data

   3dfx common stock is listed on the Nasdaq National Market under the symbol
"TDFX." This table sets forth, for the periods indicated, the range of high and low per-share closing sales prices for 3dfx common stock as reported on the Nasdaq National Market. 3dfx's fiscal year ends on January 31 of each year.

                                                                      3dfx
                                                                  Common Stock
                                                                  -------------
                                                                   Low    High
                                                                  ------ ------
   Fiscal Year Ended January 31, 2000
   First quarter................................................. $10.81 $21.88
   Second quarter................................................  13.13  21.25
   Third quarter.................................................   7.53  15.19
   Fourth quarter................................................   8.50  10.56
   Fiscal Year Ended January 31, 2001
   First quarter.................................................   8.13  13.44
   Second quarter................................................   6.69  10.38
   Third quarter.................................................   2.97   7.75
   Fourth quarter ...............................................    .09   4.52
   Fiscal Year Ending January 31, 2002
   First quarter (through February 12, 2001).....................    .25    .34

Recent Closing Prices

   The following table sets forth the closing per-share sales prices of NVIDIA common stock and 3dfx common stock, as reported on the Nasdaq National Market, on December 15, 2000, the last full trading day before the public announcement of the asset sale and the dissolution of 3dfx, and on February 12, 2001, the most recent practicable date prior to the printing of this prospectus/proxy statement:

                                                          NVIDIA        3dfx
                                                       Common Stock Common Stock
                                                       ------------ ------------
   December 15, 2000..................................    $37.44       $1.78
   February 12, 2001..................................    $43.13       $ .25

   Following the transaction, NVIDIA common stock will continue to be listed on the Nasdaq National Market. 3dfx has received a delisting notice from Nasdaq due to its failure to maintain a minimum bid of at least $1.00 per share. The notice provides that the 3dfx common stock may be delisted as early as May 7, 2001. 3dfx expects that it will be unable to satisfy the requirement for the continued listing of its common stock on the Nasdaq National Market. After delisting, trading would be conducted on the over-the-counter market and the ability to buy and sell shares of 3dfx common stock may be materially impaired, which would likely have an adverse affect on the price and liquidity of 3dfx common stock.

   Neither NVIDIA nor 3dfx has ever declared or paid cash dividends on its common stock. The policy of NVIDIA is to retain earnings for use in its businesses. While 3dfx intends to make one or more distributions to its shareholders in connection with its dissolution, 3dfx cannot determine at this time if it will be able to make any distributions.

                               NVIDIA CORPORATION

            SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The following summary selected historical consolidated financial data should be read in conjunction with NVIDIA's consolidated financial statements and related notes and NVIDIA's "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are incorporated by reference in this prospectus/proxy statement. The statement of operations data for the year ended December 31, 1997, the month ended January 31, 1998 and each of the years in the two-year period ended January 30, 2000 and the balance sheet data as of January 31, 1999 and January 30, 2000 have been derived from and should be read in conjunction with NVIDIA's audited financial statements and the related notes, which are incorporated by reference in this prospectus/proxy statement. The statement of operations data for the years ended December 31, 1995 and 1996 are derived from NVIDIA's audited financial statements and the related notes, which are not included in this prospectus/proxy statement. The balance sheet data as of December 31, 1995, 1996 and 1997 and January 31, 1998 are derived from the audited financial statements of NVIDIA which are not included or incorporated by reference in this prospectus/proxy statement. The historical results presented below are not necessarily indicative of future results.

   The statement of operations data for the nine months ended October 31, 1999 and October 29, 2000 and the balance sheet data as of October 29, 2000 are derived from NVIDIA's unaudited financial statements which are incorporated by reference in this prospectus/proxy statement. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The interim results for the nine months ended October 29, 2000 are not necessarily indicative of results to be expected for the year ended January 28, 2001.

                          Year Ended December 31,                      Years Ended          Nine Months Ended
                          -------------------------  Month ended ----------------------- -----------------------
                                                     January 31, January 31, January 30, October 31, October 29,
                           1995     1996     1997       1998        1999        2000        1999        2000
                          -------  -------  -------  ----------- ----------- ----------- ----------- -----------
                                                                                               (unaudited)
                                                 (in thousands, except per-share data)
Statement of Operations
 Data:
Revenue:
 Product................  $ 1,103  $ 3,710  $27,280    $11,420    $151,413    $374,505    $246,050    $517,046
 Royalty................       79      202    1,791      1,911       6,824         --          --          --
                          -------  -------  -------    -------    --------    --------    --------    --------
 Total revenue..........    1,182    3,912   29,071     13,331     158,237     374,505     246,050     517,046
Cost of revenue.........    1,549    3,038   21,244     10,071     109,746     235,575     155,766     324,249
                          -------  -------  -------    -------    --------    --------    --------    --------
Gross profit (loss).....     (367)     874    7,827      3,260      48,491     138,930      90,284     192,797
Operating expenses:
 Research and
  development...........    2,426    1,218    7,103      1,121      25,073      47,439      32,018      59,994
 Sales, general and
  administrative........    3,677    2,649    4,183        640      18,902      37,079      24,693      41,569
                          -------  -------  -------    -------    --------    --------    --------    --------
 Total operating
  expenses..............    6,103    3,867   11,286      1,761      43,975      84,518      56,711     101,563
                          -------  -------  -------    -------    --------    --------    --------    --------
Operating income
 (loss).................   (6,470)  (2,993)  (3,459)     1,499       4,516      54,412      33,573      91,234
Interest and other
 income (expense), net..       93      (84)    (130)       (18)        (29)      1,754       1,141      10,056
                          -------  -------  -------    -------    --------    --------    --------    --------
Income (loss) before
 income tax expense.....   (6,377)  (3,077)  (3,589)     1,481       4,487      56,166      34,714     101,290
Income tax expense......      --       --       --         134         357      18,068      11,203      32,413
                          -------  -------  -------    -------    --------    --------    --------    --------
 Net income (loss)......  $(6,377) $(3,077) $(3,589)   $ 1,347    $  4,130    $ 38,098    $ 23,511    $ 68,877
                          =======  =======  =======    =======    ========    ========    ========    ========
Basic net income (loss)
 per share..............  $  (.28) $  (.14) $  (.14)   $   .05    $    .14    $    .64    $    .40    $   1.07
                          =======  =======  =======    =======    ========    ========    ========    ========
Diluted net income
 (loss) per share.......  $  (.28) $  (.14) $  (.14)   $   .03    $    .08    $    .53    $    .33    $    .87
                          =======  =======  =======    =======    ========    ========    ========    ========
Shares used in basic per
 share computation......   22,730   22,766   25,354     28,282      29,130      59,744      59,090      64,660
Shares used in diluted
 per share computation..   22,730   22,766   25,354     52,200      54,786      72,196      71,226      79,234

                                                  As of
                          As of December 31,   January 31,      As of       As of
                         -------------------- -------------- January 30, October 29,
                          1995   1996   1997   1998   1999      2000        2000
                         ------ ------ ------ ------ ------- ----------- -----------
                                                                         (unaudited)
Balance Sheet Data:
Cash and cash
 equivalents............ $3,872 $3,133 $6,551 $7,984 $50,257   $61,560    $694,883
Total assets............  6,793  5,525 25,039 30,172 113,332   202,250     983,346
Capital lease
 obligations, less
 current portion........  1,137    617  1,891  1,756   1,995       962         644
Total stockholders'
 equity.................  4,013  1,037  6,897  8,610  64,209   124,563     361,473

                             3DFX INTERACTIVE, INC.

            SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The following summary selected historical consolidated financial data should be read in conjunction with 3dfx's consolidated financial statements and related notes and 3dfx's "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are incorporated by reference in this prospectus/proxy statement. The consolidated statement of operations data for each of the three fiscal years ended January 31, 2000, December 31, 1998 and December 31, 1997 and for the month ended January 31, 1999, and the consolidated balance sheet data as of January 31, 2000 and December 31, 1998, are derived from 3dfx's audited consolidated financial statements (as updated in 3dfx's Current Report on Form 8-K dated January 26, 2001, the audit report on which contains an explanatory paragraph relating to 3dfx's ability to continue as a going concern as described in Note 14 to the consolidated financial statements), which are incorporated by reference in this prospectus/proxy statement. The consolidated statement of operations data for the years ended December 31, 1996 and December 31, 1995, and the consolidated balance sheet data as of January 31, 1999, December 31, 1997, December 31, 1996, and December 31, 1995, are derived from 3dfx's audited consolidated financial statements, which are not included or incorporated by reference in this prospectus/proxy statement. The consolidated statement of operations data for the nine months ended October 31, 2000 and October 31, 1999, and the consolidated balance sheet data as of October 31, 2000, are derived from 3dfx's unaudited financial statements, which are incorporated by reference in this prospectus/proxy statement and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The historical results presented below are not necessarily indicative of future results.

   Effective as of February 1, 1999, 3dfx changed its fiscal year from a fiscal year beginning January 1 and ending December 31 to a fiscal year beginning February 1 and ending January 31. The consolidated statement of operations data below and consolidated balance sheet and other data below reflects 3dfx's operations, including the following:

  . In the quarter ended October 31, 2000, 3dfx took a $117.1 million charge for the impairment of goodwill and other intangible assets. 3dfx's results of operations for the nine months ended October 31, 2000 and financial position at October 31, 2000 reflect the impact of this charge.

  . 3dfx's merger with GigaPixel Corporation, which was consummated in July 2000, was treated as a purchase for financial reporting and accounting purposes. 3dfx's results of operations for the nine months ended October 31, 2000 and financial position at October 31, 2000 reflect the impact of the GigaPixel merger.

  . 3dfx's merger with STB Systems, Inc., which was consummated in May 1999, was treated as a purchase for financial reporting and accounting purposes. 3dfx's results of operations for the year ended January 31, 2000 and financial position at January 31, 2000 reflect the impact of the STB merger.

  . In July 1998, 3dfx reached a settlement with Sega in conjunction with a lawsuit which 3dfx filed against Sega in August 1997. Fiscal 1998 includes a one-time recognition of income based on the settlement.

  . Fiscal 1997 includes $1.8 million of development contract revenues recognized under the Technology License and Development Agreement with Sega Enterprises, Ltd. No amount was recognized in any other period.

                                                                Month      Year     Nine Months Ended
                               Year Ended December 31,          Ended     Ended        October 31,
                          ------------------------------------ January   January   ---------------------
                           1995      1996     1997      1998   31, 1999  31, 2000    1999       2000
                          -------  --------  -------  -------- --------  --------  --------  -----------
                                           (in thousands, except per share data)
                                                                                       (unaudited)
Statement of Operations Data:
Revenues................  $   --   $  6,390  $44,069  $202,601 $ 17,048  $360,523  $251,135   $ 214,757
Cost of revenues........      --      5,123   22,611   119,618   14,527   287,872   191,122     199,903
                          -------  --------  -------  -------- --------  --------  --------   ---------
Gross profit............      --      1,267   21,458    82,983    2,521    72,651    60,013      14,854
                          -------  --------  -------  -------- --------  --------  --------   ---------
Operating expenses:
 Research and
  development...........    2,940     9,435   12,412    34,045    3,340    66,062    46,373      54,830
 Selling, general and
  administrative........    2,166     6,642   11,390    35,441    4,614    63,468    43,954      50,750
 In process R & D.......      --        --       --        --       --      4,302     4,302      66,250
 Restructuring expense..      --        --       --        --       --      4,382     1,830         --
 Amortization of
  goodwill and
  intangibles...........      --        --       --        --       --     10,228     6,601      17,993
 Impairment of goodwill
  and intangibles.......      --        --       --        --       --        --        --      117,065
                          -------  --------  -------  -------- --------  --------  --------   ---------
  Total operating
   expenses.............    5,106    16,077   23,802    69,486    7,954   148,442   103,060     306,888
                          -------  --------  -------  -------- --------  --------  --------   ---------
Income (loss) from
 operations.............   (5,106)  (14,810)  (2,344)   13,497   (5,433)  (75,791)  (43,047)   (292,034)
Interest and other
 income, net............       67        59      630    15,869      322     2,180     1,988         215
                          -------  --------  -------  -------- --------  --------  --------   ---------
Income (loss) before
 income taxes...........   (5,039)  (14,751)  (1,714)   29,366   (5,111)  (73,611)  (41,059)   (291,819)
Provision (benefit) for
 income taxes...........      --        --       --      7,663   (1,636)  (10,324)   (9,658)       (313)
                          -------  --------  -------  -------- --------  --------  --------   ---------
Net income (loss).......  $(5,039) $(14,751) $(1,714) $ 21,703 $ (3,475) $(63,287) $(31,401)  $(291,506)
                          =======  ========  =======  ======== ========  ========  ========   =========
Basic net income (loss)
 per share..............  $ (0.82) $  (1.74) $ (0.16) $   1.45 $  (0.22) $  (2.81) $  (1.48)  $   (9.69)
                          =======  ========  =======  ======== ========  ========  ========   =========
Diluted net income
 (loss) per share.......  $ (0.82) $  (1.74) $ (0.16) $   1.33 $  (0.22) $  (2.81) $  (1.48)  $   (9.69)
                          =======  ========  =======  ======== ========  ========  ========   =========
Shares used in basic net
 income (loss)
 calculation............    6,173     8,467   10,767    14,917   15,641    22,536    21,163      30,077
Shares used in diluted
 net income (loss)
 calculation............    6,173     8,467   10,767    16,353   15,641    22,536    21,163      30,077
                                 As of December 31,            As of January 31,                As of
                          ------------------------------------ ------------------            October 31,
                           1995      1996     1997      1998     1999      2000                 2000
                          -------  --------  -------  -------- --------  --------            -----------
                                                                                             (unaudited)
Balance Sheet Data:
Cash, cash equivalents
 and short-term
 investments............  $   865  $  5,291  $34,921  $ 95,980 $ 94,957  $ 65,830             $  33,606
Working capital
 (deficit)..............     (307)    6,637   37,456   110,871  106,924    98,466                (3,907)
Total assets............    2,440    15,581   61,917   184,121  168,870   296,111               189,267
Long-term liabilities...      544       632      546       284      416     1,881                   701
Retained earnings
 (accumulated deficit)..   (5,039)  (19,790) (21,504)      199   (3,276)  (66,563)             (358,068)
Total shareholders'
 equity.................      552     9,621   44,274   126,313  123,018   187,234                70,007

                               NVIDIA CORPORATION

 SUMMARY SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

   The following summary selected unaudited pro forma combined condensed financial information for NVIDIA has been derived from the unaudited pro forma condensed combined financial statements which are included elsewhere in this prospectus/proxy statement, which give effect to the acquisition of the 3dfx assets under purchase accounting, and should be read in conjunction with the unaudited pro forma condensed combined financial statements and the related notes. For pro forma purposes, (1) NVIDIA's unaudited pro forma combined condensed statements of operations for the nine months ended October 29, 2000 and the fiscal year ended January 30, 2000 are presented as if the purchase had occurred at the beginning of the earliest period presented, and (2) NVIDIA's unaudited pro forma combined condensed balance sheet as of October 29, 2000 is presented as if the purchase had occurred as of that date.

   The pro forma combined condensed financial statements should be read in conjunction with NVIDIA's unaudited combined condensed financial statements and related notes included in NVIDIA's Quarterly Report on Form 10-Q for the period ended October 29, 2000 and the audited and consolidated financial statements and related notes incorporated by reference in NVIDIA's Annual Report on Form 10-K for the fiscal year ended January 30, 2000. The pro forma information is based on estimates and assumptions and may not necessarily be indicative of what NVIDIA's results of operations or financial position would have been had the asset sale been effected as of and for the periods presented, nor is such information necessarily indicative of NVIDIA's results of operations or financial position for any future period or date.

                                                                   Nine Months
                                                       Year Ended     Ended
                                                       January 30, October 29,
                                                          2000        2000
                                                       ----------- -----------
                                                        (in thousands, except
                                                           per share data)
Pro Forma Combined Condensed Statement of Operations
 Data:
Revenues..............................................  $374,505   $  517,046
Cost of revenues......................................   235,575      324,249
                                                        --------   ----------
Gross profit..........................................   138,930      192,797
                                                        --------   ----------
Operating Expenses:
  Research and development............................    63,252       71,853
  Sales, general and administrative...................    38,057       42,302
  Amortization of goodwill and other intangibles......    21,948       16,461
                                                        --------   ----------
    Total operating expenses..........................   123,257      130,616
Operating income......................................    15,673       62,181
Interest and other income, net........................    (1,571)       7,562
                                                        --------   ----------
Income before income tax expense......................    14,102       69,743
Income tax expense....................................     4,513       22,318
                                                        --------   ----------
Net income............................................  $  9,589   $   47,425
                                                        ========   ==========
Basic net income per share............................  $   0.16   $     0.72
                                                        ========   ==========
Diluted net income per share..........................  $   0.13   $     0.59
                                                        ========   ==========
Shares used in basic per share computation............    60,744       65,660
Shares used in diluted per share computation..........    73,196       80,234
                                                                      As of
                                                                   October 29,
                                                                      2000
                                                                   -----------
Pro Forma Combined Condensed Balance Sheet Data:
Cash and cash equivalents......................................... $  624,883
Total assets......................................................  1,029,346
Long-term obligations, less current portion.......................    300,000

                                 PER SHARE DATA

   The information below reflects the historical net income and the book value per share of NVIDIA common stock and the historical net loss and the book value per share of 3dfx common stock, as well as the unaudited NVIDIA pro forma combined net income and the October 29, 2000 NVIDIA pro forma combined book value per share after giving effect to the asset sale. You should read the following tables in conjunction with the unaudited pro forma combined condensed financial statements of NVIDIA, the historical consolidated financial statements and related notes of NVIDIA and the historical consolidated financial statements of 3dfx and related notes which are included elsewhere in this document or incorporated by reference.

                             NVIDIA Per Share Data

                                                                     Nine Months
                                                         Year Ended     Ended
                                                         January 30, October 29,
                                                            2000        2000
                                                         ----------- -----------
Historical per common share data:
  Income per share--basic...............................    $0.64       $1.07
  Income per share--diluted.............................    $0.53       $0.87
  Book value per share (1)..............................    $2.00       $5.32

                              3dfx Per Share Data

                                                                     Nine Months
                                                         Year Ended     Ended
                                                         January 31, October 31,
                                                            2000        2000
                                                         ----------- -----------
Historical per common share data:
  Net loss per share--basic and diluted.................   $(2.81)     $(9.69)
  Book value per share (1)..............................   $ 7.66      $ 1.77

               Unaudited NVIDIA Pro Forma Combined Per Share Data

                                                                     Nine Months
                                                         Year Ended     Ended
                                                         January 30, October 29,
                                                            2000        2000
                                                         ----------- -----------
NVIDIA Pro forma combined net income per share:
  Income per share--basic...............................    $0.16       $0.72
  Income per share--diluted.............................    $0.13       $0.59

                                                                     October 29,
                                                                        2000
                                                                     -----------
Pro forma combined book value per NVIDIA share (2)..................    $4.24

--------
(1) The historical book value per share is computed by dividing stockholders' equity by the number of common shares outstanding at the end of each period presented.
(2) The pro forma combined book value per share is computed by dividing pro forma stockholders' equity, less intangible assets, by the pro forma number of shares outstanding at the end of the period.

                                  RISK FACTORS

   When you decide whether to vote for approval of the dissolution of 3dfx and the asset sale, you should consider the following factors in conjunction with the other information included or incorporated by reference in this prospectus/proxy statement. By voting to approve the dissolution of 3dfx and the asset sale, you may be choosing to invest in NVIDIA common stock, although there can be no assurance that following the completion of the dissolution of 3dfx any NVIDIA common stock will remain available for distribution to 3dfx shareholders.

Risks Relating to the Asset Sale

If the purchase agreement were terminated under a number of circumstances, including the failure of a majority in interest of 3dfx's shareholders to approve the dissolution of 3dfx and the asset sale, 3dfx would incur costs and NVIDIA would retain significant benefits related to 3dfx's assets.

   If the purchase agreement was terminated because 3dfx was unable to obtain the approval of a majority in interest of its shareholders with respect to either the dissolution of 3dfx or the asset sale, the asset sale is not completed by May 15, 2001, or other circumstances arise entitling NVIDIA to terminate the purchase agreement, 3dfx would be obligated to reimburse NVIDIA US Investment Company for all reasonable fees and expenses, including reasonable attorneys' fees, accountants' fees, financial advisory fees and filing fees, that have been paid or that may become payable by or on behalf of NVIDIA or NVIDIA US Investment Company in connection with the preparation and negotiation of the asset sale and related transactions.

   In addition, if a triggering event as defined under the purchase agreement has occurred or if upon specific termination events there is in existence another acquisition proposal, 3dfx would be obligated to pay NVIDIA US Investment Company a nonrefundable fee of $3.3 million.

   Moreover, even if the purchase agreement was terminated for the reasons mentioned above, NVIDIA and NVIDIA US Investment Company would retain significant benefits related to 3dfx's assets, such as:

  . NVIDIA US Investment Company would still own all of 3dfx's trademarks, tradenames, service marks, trademark applications and service mark applications received in connection with the credit agreement;

  . 3dfx would still be obligated to dismiss with prejudice its pending patent infringement lawsuit against NVIDIA;

  . NVIDIA US Investment Company would retain the non-exclusive, royalty-free, fully-paid license to most of 3dfx's patents, patent applications and inventions pursuant to the patent license agreement; and

  . 3dfx and NVIDIA would be prevented from suing each other, or their respective subsidiaries, customers, distributors, users or others for infringement of most of their respective patents for a period of three years following December 15, 2000 pursuant to the patent standstill agreement.

Even if 3dfx's shareholders approve the asset sale, the asset sale may not be completed and the value of 3dfx could be significantly diminished.

   The completion of the asset sale is subject to numerous conditions. Even if a majority in interest of the shareholders of 3dfx vote to approve the asset sale, 3dfx cannot guarantee that the asset sale will be completed. If it is not completed, 3dfx would likely not be able to sell its assets to another buyer on terms as favorable as those provided in the purchase agreement, or at all, which would mean that less or no assets would be available for distribution to 3dfx's shareholders than if the asset sale had been completed. Further, the termination of the purchase agreement under various circumstances would result in 3dfx being obligated to pay various expenses and fees to NVIDIA. In addition, even if the asset sale is not completed, NVIDIA would still own all of 3dfx's trademarks, trade names, service marks, trademark applications, and service mark applications and, in some circumstances, the 3dfx patent infringement lawsuit against NVIDIA would be dismissed with prejudice,

NVIDIA would continue to benefit from a non-exclusive, fully-paid, royalty-free license to most of 3dfx's patents, patent applications and inventions, and 3dfx would be prevented from suing NVIDIA for infringement of some of its patents, patent applications and inventions for a period of three years, with the result of the foregoing being that the value of 3dfx's remaining assets would be significantly diminished.

Whether or not the asset sale is completed, 3dfx may not be able to satisfy its and its subsidiaries' debts and liabilities, and if the sale is not completed, it is likely that 3dfx will file for or be forced into bankruptcy by its creditors and no assets may be available for distribution to 3dfx shareholders.

   If the asset sale is not completed, 3dfx believes that it is likely that it will file for or be forced to resort to bankruptcy protection. In this event, it is extremely unlikely that 3dfx would be able to satisfy all of its and its subsidiaries' debts and liabilities, and there would therefore be no assets available for distribution to 3dfx's shareholders. Even if the parties complete the asset sale, the proceeds provided by the transaction may not be sufficient to satisfy all of 3dfx's and its subsidiaries' known and unknown debts and liabilities. If the proceeds from the asset sale are insufficient to pay 3dfx's and its subsidiaries' debts and other liabilities, it is likely that it will file for or be forced to resort to bankruptcy protection. Further, if there are insufficient proceeds from the asset sale to pay or otherwise provide for the debts and liabilities of 3dfx and its subsidiaries, there will be no assets available for distribution to 3dfx's shareholders.

The number and value of shares of NVIDIA common stock receivable in the asset sale are uncertain.

   3dfx believes that if it is able to pay or provide for the payment of all of its and its subsidiaries' debts and liabilities, 3dfx shareholders may receive a portion of the 1,000,000 shares of NVIDIA common stock that are to be delivered to 3dfx upon its dissolution. The number of shares deliverable to 3dfx may be reduced, however, if, after the closing of the asset sale, 3dfx needs to receive additional funds of up to $25 million from NVIDIA US Investment Company to pay, in full, all of the debts and liabilities of 3dfx and its subsidiaries to their creditors. If NVIDIA US Investment Company advances these additional funds to 3dfx, the 1,000,000 shares of NVIDIA common stock would be reduced automatically by the number of shares equal to the quotient determined by dividing the amount of the advances made by NVIDIA US Investment Company by $50, regardless of the actual stock price of NVIDIA common stock at the time of the advance.

   The purchase agreement does not provide for any adjustments in the number of shares of NVIDIA common stock deliverable to 3dfx as a result of fluctuations in the price of NVIDIA common stock. Accordingly, the number of shares that 3dfx will receive in the asset sale will not change, even if the market price of NVIDIA common stock changes, except as set forth above with respect to the potential $25 million advance. Recently, the stock market and, in particular, the securities of technology companies like NVIDIA, have experienced extreme price and volume fluctuations. These market fluctuations may adversely affect the market price of NVIDIA common stock. The market price of NVIDIA common stock at the time of any distribution to 3dfx's shareholders could be lower than the market price on the date of the purchase agreement or the current market price. A substantial amount of time may elapse before 3dfx makes a distribution, if any, to its shareholders in connection with its dissolution.

If 3dfx's and its subsidiaries' debts and liabilities substantially exceed the cash proceeds from the asset sale, NVIDIA US Investment Company would not be required to make an advance to 3dfx or deliver the stock consideration.

   Under the terms of the purchase agreement, NVIDIA US Investment Company is only obligated to deliver shares of NVIDIA common stock to 3dfx upon 3dfx's payment, or provision for the payment, of its and its subsidiaries' debts and liabilities. If after the closing of the asset sale, 3dfx has expended all or substantially all of the cash received from NVIDIA US Investment Company and 3dfx and its subsidiaries have over $25 million of remaining debts and liabilities, NVIDIA US Investment Company would not be obligated to make the advance to 3dfx of up to $25 million. In addition, if 3dfx is unable to confirm to NVIDIA that it has paid, or otherwise provided for, its and its subsidiaries' debts and liabilities, NVIDIA US Investment Company would not be obligated under the purchase agreement to deliver to 3dfx any shares of NVIDIA common stock.

If NVIDIA is not successful in integrating the 3dfx graphics business, NVIDIA's operations may be affected.

   NVIDIA's ability to realize some of the anticipated benefits of the asset sale will depend in part on NVIDIA's ability to integrate the assets purchased from 3dfx into NVIDIA's current operations in a timely and efficient manner. This integration may be difficult and unpredictable because NVIDIA's current products are highly complex and have been developed independently from those of 3dfx. Successful integration requires coordination of different development and engineering teams, as well as sales and marketing efforts and personnel. If NVIDIA cannot successfully integrate the 3dfx assets with its operations, NVIDIA may not realize some of the expected benefits of the asset sale.

Failure to hire and retain key employees could diminish the benefits of the asset sale to NVIDIA.

   The successful integration of the 3dfx assets into NVIDIA's current business operations will depend in part on the hiring and retention of personnel critical to the business and operations of NVIDIA and the 3dfx graphics business. Prior to its workforce reduction, 3dfx had personnel with technical and engineering expertise which is in high demand and short supply. NVIDIA has already added a number of 3dfx's former technical and engineering personnel to its workforce. NVIDIA may be unable to retain management and technical and engineering personnel that are critical to the successful integration of the 3dfx assets, which may result in loss of key information, expertise or know-how and unanticipated additional recruiting and training costs and otherwise diminishing anticipated benefits of the asset sale for NVIDIA and its shareholders.

Failure to complete the asset sale could cause 3dfx's stock price to decline.

   If the asset sale is not completed, 3dfx's stock price may decline due to any or all of the following potential consequences:

  . 3dfx may not be able to dispose of its assets for values equaling or exceeding those currently estimated by 3dfx; in particular, the assets that are the subject of the asset sale will likely be substantially diminished in value;

  . 3dfx may file for or be forced into bankruptcy;

  . 3dfx may become obligated to pay NVIDIA's and NVIDIA US Investment
    Company's expenses relating to the asset sale, plus a termination fee of $3.3 million;

  . 3dfx may still be obligated to continue the patent license granted to NVIDIA, to dismiss the pending patent litigation with NVIDIA with prejudice and be prevented from suing NVIDIA for infringement of its patents or other rights;

  . 3dfx's costs related to the asset sale, such as legal, accounting and financial advisor fees, must be paid even if the asset sale is not completed; and

  . 3dfx may have difficulty retaining its key remaining personnel.

In addition, if the asset sale is not completed, 3dfx's stock price may decline to the extent that the current market price of 3dfx common stock reflects a market assumption that the asset sale will be completed.

Risks Relating to the Dissolution of 3dfx

3dfx cannot determine at this time the amount of distributions to its shareholders, or whether any distributions will be made, because there are a variety of factors, some of which are outside of 3dfx's control, that could affect the ability of 3dfx to make distributions to its shareholders.

   3dfx cannot determine at this time the amount of or whether there will be any distributions to its shareholders because that determination depends on a variety of factors, including, but not limited to, the likelihood of closing the asset sale, the net proceeds received in the asset sale, the value of 3dfx's other assets, the amount of 3dfx's and its subsidiaries' unknown debts and liabilities to be paid in the future, the resolution of pending litigation and other contingent liabilities, general business and economic conditions and other matters. The amount of proceeds from the asset sale and the amount to be distributed to 3dfx shareholders, if any, are subject to various significant uncertainties, many of which are beyond 3dfx's control. See "The Plan of Dissolution-Estimated Distributions" and "3dfx Interactive, Inc. Pro Forma Condensed Consolidated Balance Sheet (Unaudited)." Examples of uncertainties that could reduce the value or eliminate distributions to 3dfx shareholders include the following:

  . Changes in the anticipated net proceeds from the asset sale and the amount of 3dfx's and its subsidiaries' debts and liabilities and the estimate of the costs and expenses of the asset sale and 3dfx's dissolution, including any resulting tax liabilities. If actual debts, liabilities, costs and expenses exceed 3dfx's expectations, actual net proceeds will be reduced and may result in no distributions to shareholders at all.

  . If liabilities of 3dfx or its subsidiaries that are unknown or contingent later arise or become fixed in amount and must be satisfied or reserved for as part of the dissolution.

  . If the net cash proceeds from the asset sale are insufficient to satisfy
    3dfx's and its subsidiaries' debts and liabilities, 3dfx may receive an advance of up to $25 million from NVIDIA US Investment Company only if the advance will pay the remaining debts and liabilities. It is expected that 3dfx will need to request this advance to pay, or provide for the payment of, its known current and determinable debts and liabilities in full. If the advance is made, the number of shares of NVIDIA common stock receivable by 3dfx in the asset sale will be reduced.

  . Delays in completing the asset sale or the dissolution of 3dfx could result in additional expenses and result in no distributions to 3dfx shareholders. See "The Anticipated Timing of the Dissolution of 3dfx May Not Be Achieved."

  . A decline in the value of NVIDIA common stock.

   For the foregoing reasons, there can be no assurance that there will be any distribution to shareholders, even if the asset sale is completed. See "Forward-Looking Information."

The timing of the dissolution of 3dfx is not known and therefore 3dfx cannot determine the timing of any distributions to its shareholders.

   Several factors affect the timing of 3dfx's ability to dissolve, including the timing of the completion of the asset sale, the timing of the sale of 3dfx's remaining assets and 3dfx's ability to determine the amount of its and its subsidiaries' known and unknown debts and liabilities. The purchase agreement provides that the asset sale will close as soon as practicable, and provides the parties with termination rights if the closing does not occur by May 15, 2001. However, 3dfx cannot guarantee that the closing of the asset sale will occur by that date, or at all. NVIDIA is not obligated to complete the asset sale if a majority in interest of 3dfx shareholders do not approve the dissolution of 3dfx. Any delay in the dissolution of 3dfx will result in a delay in making distributions, if any, to 3dfx shareholders.

3dfx is unable to specify the type of assets that may be distributed to 3dfx's shareholders, if any distribution is made.

   At the closing of the asset sale and upon the dissolution of 3dfx, 3dfx expects to receive a combination of cash and shares of NVIDIA common stock. Following the closing of the asset sale, 3dfx also expects to sell its remaining assets, although it may not be successful in doing so. 3dfx may distribute the shares of NVIDIA common stock received by it upon its dissolution directly to its shareholders, or it may sell these shares in the open market or contribute the shares to a liquidating trust for the benefit of 3dfx's shareholders. Further, 3dfx may elect to directly distribute shares of NVIDIA common stock to some of its shareholders, while distributing an equivalent per share value in cash to others who would otherwise be entitled to receive a fractional amount or small number of shares of NVIDIA common stock. At this time, 3dfx is unable to provide specifics about the type of assets that 3dfx's shareholders may receive or what the value of those assets might be at the time of distribution.

3dfx's shareholders could be required to return distributions if contingent reserves are insufficient to satisfy 3dfx's liabilities.

   If 3dfx (or a liquidating trust to which 3dfx's assets are transferred) makes a distribution to its shareholders but maintains inadequate reserves for the payment of its and its subsidiaries debts and liabilities, each shareholder could be required to return any additional amounts owed, up to the amount of the total distribution that the shareholder received.

A distribution to 3dfx's shareholders could be delayed or diminished due to the need to make adequate provisions for 3dfx's and its subsidiaries' debt and liabilities, including contingent liabilities associated with lawsuits and threatened claims against 3dfx and its subsidiaries.

   The determination of whether a distribution is made and the amount of the distribution depends on 3dfx's ability to pay, or provide for the payment of, its and its subsidiaries' debts and liabilities, including contingent liabilities related to lawsuits and threatened claims. If these contingent liabilities later arise or become fixed in amount, 3dfx will be required to pay, or provide for the payment of, such liabilities from any remaining assets. This could result in the delay of distributions to 3dfx shareholders and the substantial reduction or elimination of any distributions.

   If 3dfx's or its subsidiaries' creditors believe that 3dfx has not adequately reserved assets for the payment of its or its subsidiaries' debts and liabilities, these creditors may be able to obtain from a court an injunction that prohibits 3dfx from making distributions to its shareholders. This action could delay or substantially diminish the distributions to be made to 3dfx's shareholders or holders of beneficial interests of the liquidating trust, as the case may be.

3dfx may not be able to dispose of its remaining assets for values equaling or exceeding those currently desired by 3dfx.

   Many factors affect the prices that 3dfx may receive for the assets not being sold pursuant to the purchase agreement, including availability of buyers for these assets and perceived quality of these assets. Many of these factors are beyond 3dfx's control. In addition, if the asset sale does not close, the value of the assets that were the subject of the purchase agreement will likely be substantially diminished from the price agreed to by NVIDIA due to 3dfx's termination of most of its employees, the general loss in value of intellectual property in the graphics industry over time and the fact that 3dfx already sold to NVIDIA US Investment Company its trademarks, tradenames, services marks and related applications and, under some circumstances, the patent license granted to NVIDIA would continue in effect and 3dfx's patent infringement lawsuit against NVIDIA would be dismissed with prejudice. As a result of the foregoing, 3dfx may not be able to sell or otherwise dispose of its assets for prices equaling or exceeding those desired by 3dfx or currently offered in the asset sale.

3dfx's board of directors may amend or delay implementation of the plan of dissolution even if it is approved by 3dfx's shareholders.

   3dfx's board of directors has adopted a plan of dissolution for the liquidation, winding up and dissolution of 3dfx following the completion of the asset sale. Even if the dissolution is approved by 3dfx's shareholders, 3dfx's board of directors has reserved the right, in its sole discretion, to amend or delay implementation of the plan of dissolution unless it determines that the amendment or delay would materially and adversely affect 3dfx's shareholders' interests.

If the dissolution of 3dfx is approved by a majority in interest of 3dfx shareholders, sales of the remaining assets would not be subject to shareholder approval.

   If a majority of the 3dfx shareholders approve of the dissolution of 3dfx and sale of the assets that are the subject of the asset sale, the 3dfx board of directors would have broad authority to sell any or all of the remaining assets of 3dfx on such terms as the board of directors determines advisable or appropriate, even if those terms may not be acceptable to 3dfx shareholders. 3dfx shareholders would have no subsequent opportunity to vote on any disposition of the remaining assets.

3dfx common stock may be delisted from the Nasdaq National Market.

   The trading price of 3dfx's common stock has declined significantly in recent periods. 3dfx has received a delisting notice from Nasdaq due to its failure to maintain a minimum bid of at least $1.00 per share. The notice provides that the 3dfx common stock may be delisted as early as May 7, 2001. 3dfx expects that it will be unable to satisfy the requirement for the continued listing of its common stock on the Nasdaq National Market. If delisting occurs, the 3dfx common stock will likely be traded in the over-the-counter bulletin board of the National Association of Securities Dealers, Inc. or in the so-called "pink sheets." The delisting of 3dfx's common stock would mean that, among other things, fewer investors would have access to trade 3dfx's common stock, thus reducing demand for the stock. In addition, 3dfx's common stock would be subject to penny stock regulations, which could cause fewer brokers and market makers to execute trades in 3dfx's common stock. These factors would likely cause 3dfx's common stock price to further decrease.

   The penny stock regulations require that broker-dealers who recommend penny stocks to persons other than institutional accredited investors must make a special suitability determination for the purchaser, receive the purchaser's written agreement to the transaction prior to the sale and provide the purchaser with risk disclosure documents that identify risks associated with investing in penny stocks. Furthermore, the broker-dealer must obtain a signed and dated acknowledgement from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before effecting a transaction in penny stock. These requirements have historically resulted in reducing the level of trading activity in securities that become subject to the penny stock rules. Holders of 3dfx's common stock would likely find it more difficult to sell their shares of common stock, which would likely have an adverse effect of the market price of the common stock.

3dfx is at risk of securities class action litigation due to its stock price volatility.

   Historically, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. 3dfx may be the target of litigation like this. Securities litigation would result in substantial costs and divert management's attention and resources, which would seriously harm 3dfx's ability to complete the asset sale and the dissolution and may reduce or eliminate the assets available for distribution to 3dfx shareholders.

Risks Relating to NVIDIA

NVIDIA's operating results are unpredictable and may fluctuate.

   Many of NVIDIA's revenue components fluctuate and are difficult to predict, and NVIDIA's operating expenses are largely independent of revenue in any particular period. It is therefore difficult for NVIDIA to accurately forecast revenue and profits or losses. As a result, it is possible that in some quarters NVIDIA's operating results could be below the expectations of securities analysts and investors, which could cause the trading price of NVIDIA's common stock to decline, perhaps substantially. NVIDIA believes that its quarterly and annual results of operations will be affected by a variety of factors that could adversely affect its revenue, gross profit and results of operations.

   Factors that have affected NVIDIA's results of operations in the past, and are likely to affect NVIDIA's results of operations in the future, include the following:


  . demand and market acceptance for NVIDIA's products and/or NVIDIA's customers' products;

  . the successful development and volume production of next-generation products;

  . new product announcements or product introductions by NVIDIA's competitors;

  . NVIDIA's ability to introduce new products in accordance with original equipment manufacturer, or OEM, design requirements and design cycles;

  . changes in the timing of product orders due to unexpected delays in the introduction of NVIDIA's customers' products;

  . fluctuations in the availability of manufacturing capacity or manufacturing yields;

  . competitive pressures resulting in lower than expected average selling prices;

  . rates of product return in excess of that forecasted or expected due to quality issues;

  . the rescheduling or cancellation of customer orders;

  . the loss of a key customer or the termination of a strategic relationship;

  . seasonal fluctuations associated with the PC market;

  . substantial disruption in NVIDIA's suppliers' operations, either as a result of a natural disaster, equipment failure or other cause;

  . supply constraints for and changes in the cost of the other components incorporated into NVIDIA's customers' products, including memory devices;

  . NVIDIA's ability to reduce the manufacturing costs of its products;

  . legal and other costs related to defending intellectual property;

  . bad debt write-offs;

  . costs associated with the repair and replacement of defective products;

  . unexpected inventory write-downs; and

  . introductions of enabling technologies to keep pace with faster generations of processors and controllers.

   Any one or more of the factors discussed above could prevent NVIDIA from achieving its expected future revenue or net income.

   Because most operating expenses are relatively fixed in the short term, NVIDIA may be unable to adjust spending sufficiently in a timely manner to compensate for any unexpected sales shortfall. NVIDIA may be required to reduce prices in response to competition or to pursue new market opportunities. If new competitors, technological advances by existing competitors or other competitive factors require NVIDIA to invest significantly greater resources than anticipated in research and development or sales and marketing efforts, NVIDIA's business could suffer. Accordingly, NVIDIA believes that period-to-period comparisons of NVIDIA's results of operations should not be relied upon as an indication of future performance. In addition, the results of any quarterly period are not indicative of results to be expected for a full fiscal year.

NVIDIA's 3D graphics solution may not continue to be accepted by the PC market.

   NVIDIA's success will depend in part upon continued broad adoption of NVIDIA's 3D graphics processors for high performance 3D graphics in PC applications. The market for 3D graphics processors has been characterized by unpredictable and sometimes rapid shifts in the popularity of products, often caused by the publication of competitive industry benchmark results, changes in dynamic random memory devices pricing and other changes in the total system cost of add-in boards, as well as by severe price competition and by frequent new technology and product introductions. Only a small number of products have achieved broad market acceptance and this market acceptance, if achieved, is difficult to sustain due to intense competition. Since NVIDIA has no other product line, NVIDIA's business would suffer if for any reason its current or future 3D graphics processors do not continue to achieve widespread acceptance in the PC market. If NVIDIA is unable to complete the timely development of or successfully and cost-effectively manufacture and deliver products that meet the requirements of the PC market, NVIDIA's business would be harmed.

NVIDIA's integrated graphics product may not be accepted by the PC market.

   NVIDIA expects that integrated graphics chipset products will become an increasing part of the lower cost segment of the PC graphics market. NVIDIA is currently developing integrated chipset products. If these products are not competitive in this segment and the integrated chipset segment continues to account for an increasing percentage of the units sold in the PC market, NVIDIA's business may suffer.

NVIDIA needs to develop new products and to manage product transitions in order to succeed.

   NVIDIA's business will depend to a significant extent on NVIDIA's ability to successfully develop new products for the 3D graphics market. NVIDIA's add-in board manufacturers and major OEM customers typically introduce new system configurations as often as twice per year, typically based on spring and fall design cycles. Accordingly, NVIDIA's existing products must have competitive performance levels or NVIDIA must introduce new products on a timely basis with such performance characteristics in order to be included in new system configurations. This requires that NVIDIA do the following:

  . anticipate the features and functionality that consumers will demand;

  . incorporate those features and functionality into products that meet the exacting design requirements of PC OEMs and add-in board manufacturers or contract equipment manufacturers, or CEMs,

  . price its products competitively; and

  . introduce the products to the market within the limited window for PC
    OEMs and add-in board manufacturers.

   As a result, NVIDIA believes that significant expenditures for research and development will continue to be required in the future. The success of new product introductions will depend on several factors, including the following:

  . proper new product definition;

  . timely completion and introduction of new product designs;

  . the ability of Taiwan Semiconductor Manufacturing Co., or TSMC, NVIDIA's primary manufacturer, and any additional third-party manufacturers to effectively manufacture NVIDIA's new products in a timely manner;

  . the quality of any new products;

  . differentiation of new products from those of NVIDIA's competitors;

  . market acceptance of NVIDIA's and NVIDIA's customers' products; and

  . availability of adequate quantity and configurations of various types of memory products.

   NVIDIA's strategy is to utilize the most advanced semiconductor process technology appropriate for its products and available from commercial third-party foundries. Use of advanced processes has in the past resulted in initial yield problems. New products that NVIDIA introduces may not incorporate the features and functionality demanded by PC OEMs, add-in board manufacturers and consumers of 3D graphics. In addition, NVIDIA may not successfully develop or introduce new products in sufficient volumes within the appropriate time to meet both the PC OEMs' design cycles and market demand. NVIDIA has in the past experienced delays in the development of some new products. NVIDIA's failure to successfully develop, introduce or achieve market acceptance for new 3D graphics products would harm NVIDIA's business.

NVIDIA's failure to identify new product opportunities or to develop new products could harm its business.

   As markets for NVIDIA's 3D graphics processors develop and competition increases, NVIDIA anticipates that product life cycles at the high end will remain short and average selling prices will continue to decline. In particular, NVIDIA expects average selling prices and gross margins for NVIDIA's 3D graphics processors to decline as each product matures and as unit volume increases. As a result, NVIDIA will need to introduce new products and enhancements to existing products to maintain overall average selling prices and gross margins. In order for NVIDIA's 3D graphics processors to achieve high volumes, leading PC OEMs and add-in board manufacturers must select NVIDIA's 3D graphics processor for design into their products and then successfully complete the designs of their products and sell them. NVIDIA may be unable to successfully identify new product opportunities or to develop and bring to market in a timely fashion any new products. In addition, NVIDIA cannot guarantee that any new products it develops will be selected for design into PC OEMs' and add-in board manufacturers' products, that any new designs will be successfully completed or that any new products will be sold. As the complexity of NVIDIA's products and the manufacturing process for products increases, there is an increasing risk that it will experience problems with the performance of products and that there will be delays in the development, introduction or volume shipment of its products. NVIDIA may experience difficulties related to the production of current or future products or other factors may delay the introduction or volume sale of new products it develops. In addition, NVIDIA may be unable to successfully manage the production transition risks with respect to future products. Failure to achieve any of the foregoing with respect to future products or product enhancements could result in rapidly declining average selling prices, reduced margins, and reduced demand for products or loss of market share. In addition, technologies developed by others may render NVIDIA's 3D graphics products non-competitive or obsolete or result in NVIDIA's holding excess inventory, either of which would harm NVIDIA's business.

NVIDIA relies on third-party vendors to supply tools for the development of NVIDIA's new products and NVIDIA may be unable to obtain the tools necessary to develop these products.

   In the design and development of new products and product enhancements, NVIDIA relies on third-party software development tools. While NVIDIA currently is not dependent on any one vendor for the supply of these tools, some or all of these tools may not be readily available in the future. For example, NVIDIA has experienced delays in the introduction of products in the past as a result of the inability of then available software development tools to fully simulate the complex features and functionalities of NVIDIA's products. The design requirements necessary to meet consumer demands for more features and greater functionality from 3D graphics products in the future may exceed the capabilities of the software development tools available to NVIDIA. If the software development tools NVIDIA uses become unavailable or fail to produce designs that meet consumer demands, NVIDIA's business could suffer.

NVIDIA's industry is characterized by vigorous protection and pursuit of intellectual property rights or positions that could result in substantial costs to NVIDIA.

   The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights or positions, which has resulted in protracted and expensive litigation. The 3D graphics market in particular has been characterized recently by the aggressive pursuit of intellectual property positions, and

NVIDIA expects NVIDIA's competitors to continue to pursue aggressive intellectual property positions. In addition, from time to time NVIDIA receives notices alleging that NVIDIA has infringed patents or other intellectual property rights owned by third parties. NVIDIA expects that, as the number of issued hardware and software patents increases, and as competition in NVIDIA's markets intensifies, the volume of intellectual property infringement claims will increase. If infringement claims are made against NVIDIA, NVIDIA may seek licenses under the claimant's patents or other intellectual property rights. However, licenses may not be offered at all or on terms acceptable to NVIDIA. The failure to obtain a license from a third party for technology used by NVIDIA could cause it to incur substantial liabilities and to suspend the manufacture of products. Furthermore, NVIDIA may initiate claims or litigation against third parties for infringement of NVIDIA's proprietary rights or to establish the validity of NVIDIA's proprietary rights. NVIDIA has agreed to indemnify certain customers for claims of infringement arising out of sale of NVIDIA's products.

Litigation by or against NVIDIA or NVIDIA's customers concerning infringement would likely result in significant expense to NVIDIA and divert the efforts of NVIDIA's technical and management personnel, whether or not the litigation results in a favorable determination for NVIDIA.

   3dfx and NVIDIA have filed patent infringement lawsuits against the other, and, pursuant to the purchase agreement and patent standstill agreement, the lawsuits were stayed as of January 5, 2001. The lawsuits will both be dismissed with prejudice upon the closing of the asset sale, and may be dismissed with prejudice even if the purchase agreement is terminated under specific circumstances, including the failure of 3dfx's shareholders to approve the asset sale.

   The amended complaint filed by 3dfx alleges that NVIDIA's RIVA TNT, RIVA TNT2 and RIVA TNT2 Ultra products infringe some of 3dfx's patents and seeks unspecified compensatory and trebled damages and attorneys' fees, as well as injunctive relief. NVIDIA's current generation of products is not identified as infringing any of the patents in suit. On August 28, 2000, NVIDIA filed a patent infringement lawsuit against 3dfx in the United States District Court for the Northern District of California. The NVIDIA lawsuit alleges that 3dfx's graphics chip and card products, which are used to accelerate 3D graphics on personal computers, infringe five of NVIDIA's patents and seeks an injunction restraining 3dfx from manufacturing, selling or importing infringing graphics chip and card products including its Voodoo 3, Voodoo 4, Voodoo 5 and VSA-100 family of products, as well as monetary damages.

   NVIDIA has in the past been subject to patent infringement suits with SGI and S3 Incorporated, both of which were settled and resulted in cross-licenses and, in the case of SGI, payments by NVIDIA. In addition, NVIDIA may be subject to patent infringement suits brought by other parties in the future. For example, NVIDIA has been advised by Rambus Inc. that it believes NVIDIA's products infringe certain patents owned by Rambus and Rambus has requested that NVIDIA agree to certain licensing terms, including royalty payments. NVIDIA believes the Rambus patents are invalid, not infringed and unenforceable. Although NVIDIA currently is having discussions with Rambus regarding potential business alternatives to Rambus' proposed licensing terms, NVIDIA cannot guarantee that it will be able to reach a satisfactory agreement with Rambus. If NVIDIA is unable to do so, Rambus may sue NVIDIA or NVIDIA's customers for patent infringement at any time.

   NVIDIA could be subject to future lawsuits that could divert NVIDIA's resources and result in the payment of substantial damages.

NVIDIA may be unable to adequately protect NVIDIA's intellectual property.

   NVIDIA relies primarily on a combination of patents, trademarks, copyrights, trade secrets, employee and third-party nondisclosure agreements and licensing arrangements to protect NVIDIA's intellectual property. NVIDIA owns 33 issued United States patents, and has 57 United States patent applications pending. NVIDIA's issued patents have expiration dates from April 2015 to June 2018. NVIDIA's issued patents and pending patent applications relate to technology developed by NVIDIA in connection with the development of NVIDIA's former and current products, including its 3D graphics processors. NVIDIA's pending patent applications and any future applications may not be approved. In addition, any issued patents may not provide NVIDIA with competitive advantages or may be challenged by third parties. The enforcement of patents of others may harm NVIDIA's ability to conduct NVIDIA's business. Others may independently develop substantially equivalent intellectual property or otherwise gain access to NVIDIA's trade secrets or intellectual property, or disclose NVIDIA's intellectual property or trade secrets. NVIDIA's failure to effectively protect NVIDIA's intellectual property could harm NVIDIA's business. NVIDIA has licensed technology from third parties for incorporation in NVIDIA's graphics processors, and expect to continue to enter into license agreements for future products. These licenses may result in royalty payments to third parties, the cross-license of technology by NVIDIA or payment of other consideration. If these arrangements are not concluded on commercially reasonable terms, NVIDIA's business could suffer.

NVIDIA's failure to achieve one or more design wins would harm NVIDIA's business.

   NVIDIA's future success will depend in large part on achieving design wins, which entails having its existing and future products chosen as the 3D graphics processors for hardware components or subassemblies designed by PC OEMs and motherboard and add-in board manufacturers. NVIDIA's add-in board manufacturers and major OEM customers typically introduce new high-end system configurations as often as twice per year, generally based on spring and fall design cycles. Accordingly, NVIDIA's existing products must have competitive performance levels or NVIDIA must timely introduce new products with such performance characteristics in order to be included in new system configurations. NVIDIA's failure to achieve one or more design wins would harm NVIDIA's business. The process of being qualified for inclusion in a PC OEM's product can be lengthy and could cause NVIDIA to miss a cycle in the demand of end users for a particular product feature, which also could harm NVIDIA's business.

   NVIDIA's ability to achieve design wins also depends in part on its ability to identify and ensure compliance with evolving industry standards. Unanticipated changes in industry standards could render NVIDIA's products incompatible with products developed by major hardware manufacturers and software developers, including Intel and Microsoft. This would require NVIDIA to invest significant time and resources to redesign its products to ensure compliance with relevant standards. If NVIDIA's products are not in compliance with prevailing industry standards for a significant period of time, its ability to achieve design wins could suffer.

NVIDIA is dependent on the PC market, which may not continue to grow.

   In fiscal 2000, NVIDIA derived all of its revenue from the sale of products for use in PCs. In the first three quarters of fiscal 2001, NVIDIA derived most of its revenue from the sale of products for use in the entire desktop PC market, from professional workstations to low-cost PCs. NVIDIA expects to continue to derive most of its revenue from the sale or license of products for use in PCs in the next several years. The PC market is characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and significant price competition. These factors result in short product life cycles and regular reductions of average selling prices over the life of a specific product. Although the PC market has grown substantially in recent years, this growth may not continue. A reduction in sales of PCs, or a reduction in the growth rate of PC sales, would likely reduce demand for NVIDIA's products. Moreover, changes in demand could be large and sudden. Since PC manufacturers often build inventories during periods of anticipated growth, they may be left with excess inventories if growth slows or if they have incorrectly forecast product transitions. In these cases, PC manufacturers may abruptly suspend substantially all purchases of additional inventory from suppliers like NVIDIA until the excess inventory has been absorbed. Any reduction in the demand for PCs generally, or for a particular product that incorporates NVIDIA's 3D graphic processors, could harm NVIDIA's business.

The acceptance of next generation products in business PC 3D graphics may not continue to develop.

   NVIDIA's success will depend in part upon the demand for performance 3D graphics for business PC applications. The market for performance 3D graphics on business PCs has only recently begun to emerge and is dependent on the future development of, and substantial end-user and OEM demand for, 3D graphics functionality. As a result, the market for business PC 3D graphics computing may not continue to develop or may not grow at a rate sufficient to support NVIDIA's business. The development of the market for performance 3D graphics on business PCs will in turn depend on the development and availability of a large number of business PC software applications that support or take advantage of performance 3D graphics capabilities. Currently there are only a limited number of software applications like this, most of which are games, and a broader base of software applications may not develop in the near term or at all. Consequently, a broad market for full function performance 3D graphics on business PCs may not develop. NVIDIA's business prospects will suffer if the market for business PC 3D graphics fails to develop or develops more slowly than expected.

NVIDIA is dependent on a small number of customers and NVIDIA is subject to order and shipment uncertainties.

   NVIDIA has only a limited number of customers and its sales are highly concentrated. NVIDIA primarily sells its products to add-in board and motherboard manufacturers and CEMs, which incorporate graphics products in the boards they sell to PC OEMs. Sales to add-in board manufacturers and CEMs are primarily dependent on achieving design wins with leading PC OEMs. The number of add-in board manufacturers and CEMs and leading PC OEMs is limited. NVIDIA expects that a small number of add-in board manufacturers and CEMs directly, and a small number of PC OEMs indirectly, will continue to account for a substantial portion of NVIDIA's revenue for the foreseeable future. As a result, NVIDIA's business could be harmed by the loss of business from PC OEMs or add-in board manufacturers and CEMs. In addition, revenue from add-in board manufacturers, motherboard manufacturers, CEMs and PC OEMs that have directly or indirectly accounted for significant revenue in past periods, individually or as a group, may not continue, or may not reach or exceed historical levels in any future period.

   NVIDIA's business may be harmed by instability in Asia due to the concentration of customers who are located or have substantial operations in Asia, including Taiwan. The People's Republic of China and Taiwan have in the past experienced and currently are experiencing strained relations. A worsening of these relations or the development of hostilities between the two could result in disruptions in Taiwan and possibly other areas of Asia, which could harm NVIDIA's business. While NVIDIA believes political instability in Asia has not adversely affected NVIDIA's business, because of NVIDIA's reliance on companies with operations in Asia, continued economic and political instability in Asia might harm it.

NVIDIA may be unable to manage its growth and, as a result, may be unable to successfully implement NVIDIA's strategy.

   NVIDIA's rapid growth has placed, and is expected to continue to place, a significant strain on NVIDIA's managerial, operational and financial resources. As of January 1, 2001, NVIDIA had 765 employees as compared to 392 employees as of January 30, 2000. NVIDIA expects that the number of its employees will increase substantially over the next 12 months. NVIDIA's future growth, if any, will depend on its ability to continue to implement and improve operational, financial and management information and control systems on a timely basis, as well as NVIDIA's ability to maintain effective cost controls. Further, NVIDIA will be required to manage multiple relationships with various customers and other third parties. NVIDIA's systems, procedures or controls may not be adequate to support its operations and NVIDIA's management may be unable to achieve the rapid execution necessary to successfully implement NVIDIA's strategy.

NVIDIA is dependent on key personnel and the loss of these employees could harm NVIDIA's business.

   NVIDIA's performance will be substantially dependent on the performance of NVIDIA's executive officers and key employees. None of NVIDIA's officers or employees is bound by an employment agreement, and NVIDIA's relationships with these officers and employees are, therefore, at will. NVIDIA does not have "key person" life insurance policies on any of NVIDIA's employees. The loss of the services of any of

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

NVIDIA's executive officers, technical personnel or other key employees, particularly Jen-Hsun Huang, NVIDIA's President and Chief Executive Officer, would harm NVIDIA's business. NVIDIA's success will depend on NVIDIA's ability to identify, hire, train and retain highly qualified technical and managerial personnel. NVIDIA's failure to attract and retain the necessary technical and managerial personnel would harm its business.

NVIDIA depends on third-party fabrication to produce NVIDIA's products.

   NVIDIA does not manufacture the semiconductor wafers used for NVIDIA's products and does not own or operate a wafer fabrication facility. NVIDIA's products require wafers manufactured with state-of-the-art fabrication equipment and techniques. NVIDIA utilizes TSMC and WaferTech to produce its semiconductor wafers and utilizes independent contractors to perform assembly, testing and packaging. NVIDIA depends on these suppliers to allocate to it a portion of their manufacturing capacity sufficient to meet NVIDIA's needs, to produce products of acceptable quality and at acceptable manufacturing yields, and to deliver those products to it on a timely basis. These manufacturers may be unable to meet NVIDIA's near-term or long-term manufacturing requirements. NVIDIA obtains manufacturing services on a purchase order basis and TSMC has no obligation to provide it with any specified minimum quantities of product. TSMC fabricates wafers for other companies, including certain of NVIDIA's competitors, and could choose to prioritize capacity for other users or reduce or eliminate deliveries to it on short notice. Because the lead time needed to establish a strategic relationship with a new manufacturing partner could be several quarters, there is no readily available alternative source of supply for any specific product. NVIDIA believes that long-term market acceptance for NVIDIA's products will depend on reliable relationships with TSMC and any other manufacturers used by NVIDIA to ensure adequate product supply to respond to customer demand.

   In September 1999, a significant earthquake in Taiwan contributed to a temporary shortage of graphics processors in the third and fourth quarters of fiscal 2000. Because of NVIDIA's reliance on TSMC, NVIDIA's business may be harmed by political instability in Taiwan, including the worsening of the strained relations between The People's Republic of China and Taiwan. Furthermore, any substantial disruption in NVIDIA's suppliers' operations, either as a result of a natural disaster, political unrest, economic instability, equipment failure or other cause, could harm NVIDIA's business.

   NVIDIA is dependent primarily on TSMC and NVIDIA expects in the future to continue to be dependent upon third-party manufacturers to do the following:

  . produce wafers of acceptable quality and with acceptable manufacturing yields;

  . deliver those wafers to NVIDIA and its independent assembly and testing subcontractors on a timely basis; and

  . allocate to NVIDIA a portion of their manufacturing capacity sufficient to meet NVIDIA's needs.

   NVIDIA's wafer requirements represent a significant portion of the total production capacity of TSMC. Although NVIDIA's products are designed using TSMC's process design rules, TSMC may be unable to achieve or maintain acceptable yields or deliver sufficient quantities of wafers on a timely basis and/or at an acceptable cost. Additionally, TSMC may not continue to devote resources to the production of NVIDIA's products, or to advance the process design technologies on which the manufacturing of NVIDIA's products is based. Any difficulties like these would harm NVIDIA's business.

Failure to achieve expected manufacturing yields would reduce NVIDIA's product supply and harm NVIDIA's business.

   Semiconductor manufacturing yields are a function both of product design, which is developed largely by NVIDIA, and process technology, which typically is proprietary to the manufacturer. Since low yields may result from either design or process technology failures, yield problems may not be effectively determined or resolved until an actual product exists that can be analyzed and tested to identify process sensitivities relating to the design rules that are used. As a result, yield problems may not be identified until well into the production process, and resolution of yield problems would require cooperation by and communication between the manufacturer and NVIDIA.

   The risk of low yields is compounded by the offshore location of most of NVIDIA's manufacturers, increasing the effort and time required to identify, communicate and resolve manufacturing yield problems. Because of NVIDIA's potentially limited access to wafer fabrication capacity from NVIDIA's manufacturers, any decrease in manufacturing yields could result in an increase in NVIDIA's per unit costs and force NVIDIA to allocate its available product supply among its customers. This could potentially harm customer relationships as well as revenue and gross profit. NVIDIA's wafer manufacturers may be unable to achieve or maintain acceptable manufacturing yields in the future. NVIDIA's inability to achieve planned yields from NVIDIA's wafer manufacturers could harm NVIDIA's business. NVIDIA also faces the risk of product recalls or product returns resulting from design or manufacturing defects that are not discovered during the manufacturing and testing process. In the event of a significant number of product returns due to a defect or recall, NVIDIA's business could suffer.

Failure to transition to new manufacturing process technologies could affect NVIDIA's ability to compete effectively.

   NVIDIA's strategy is to utilize the most advanced semiconductor process technology appropriate for NVIDIA's products and available from commercial third-party foundries. Use of advanced processes may have greater risk of initial yield problems. Manufacturing process technologies are subject to rapid change and require significant expenditures for research and development. NVIDIA continuously evaluates the benefits of migrating to smaller geometry process technologies in order to improve performance and reduce costs. NVIDIA has migrated to the .18 micron technology with the GeForce2 GTS GPUs, and NVIDIA believes that the transition of its products to increasingly smaller geometries will be important to NVIDIA's competitive position. NVIDIA intends to migrate to the .15 micron technology for future products. Other companies in the industry have experienced difficulty in migrating to new manufacturing processes and, consequently, have suffered reduced yields, delays in product deliveries and increased expense levels. NVIDIA may experience similar difficulties and the corresponding negative effects. Moreover, NVIDIA is dependent on NVIDIA's relationships with NVIDIA's third-party manufacturers to migrate to smaller geometry processes successfully. NVIDIA may be unable to migrate to new manufacturing process technologies successfully or on a timely basis.

The 3D graphics industry is highly competitive, and NVIDIA may be unable to compete.

   The market for 3D graphics processors for PCs in which NVIDIA competes is intensely competitive and is characterized by rapid technological change, evolving industry standards and declining average selling prices. NVIDIA believes that the principal competitive factors in this market are performance, breadth of product offerings, access to customers and distribution channels, backward-forward software support, conformity to industry standard APIs, manufacturing capabilities, price of graphics processors and total system costs of add-in boards and motherboards. NVIDIA expects competition to increase both from existing competitors and new market entrants with products that may be less costly than NVIDIA's 3D graphics processors or may provide better performance or additional features not provided by NVIDIA's products.

   NVIDIA's primary source of competition is from companies that provide or intend to provide 3D graphics solutions for the PC market. NVIDIA's competitors include the following:

  . suppliers of graphics add-in boards that utilize their internally developed graphics chips, such as ATI Technologies Inc. and Matrox Electronics Systems Ltd.;

  . suppliers of integrated core logic chipsets that incorporate 2D and 3D graphics functionality as part of their existing solutions, such as Intel, Silicon Integrated Systems and VIA Technologies;

  . companies that have traditionally focused on the professional market and provide high end 3D solutions for PCs and workstations, including 3DLabs Inc., SGI and Evans and Sutherland Computer Corporation; and

  . companies that focus on the video game market, such as VideoLogic Group plc.

   If and to the extent NVIDIA offers products outside of the 3D graphics processor market, NVIDIA may face competition from some of NVIDIA's existing competitors as well as from companies with which NVIDIA currently does not compete. NVIDIA cannot accurately predict if it will compete successfully in any new markets it may enter.

NVIDIA may compete with Intel in the integrated low-cost chipset market.

   In June 2000, Intel began shipping the Intel 815 and 815e 3D graphics chipsets that are targeted at the low-cost PC market. Intel has significantly greater resources than NVIDIA does, and NVIDIA's products may not compete effectively against future products introduced by Intel. In addition, NVIDIA may be unable to compete effectively against Intel or Intel may introduce additional products that are competitive with NVIDIA's products in either performance or price or both. NVIDIA expects Intel to continue to do the following:

  . invest heavily in research and development and new manufacturing facilities;

  .  maintain its position as the largest manufacturer of PC microprocessors;

  .  increasingly dominate the PC platform; and

  . promote its product offerings through advertising campaigns designed to engender brand loyalty among PC users.

   Intel may in the future develop graphics add-in cards or graphics-enabled motherboards that could directly compete with graphics add-in cards or graphics-enabled motherboards based on NVIDIA's product. In addition, due to the widespread industry acceptance of Intel's microprocessor architecture and interface architecture, including its AGP, and Intel's intellectual property position with respect to such architecture, Intel exercises significant influence over the PC industry generally. Any significant modifications by Intel to the AGP, the microprocessor or core logic components or other aspects of the PC microprocessor architecture could result in incompatibility with NVIDIA's technology, which would harm NVIDIA's business. In addition, any delay in the public release of information relating to modifications like this could harm NVIDIA's business.

NVIDIA is dependent on third parties for assembly and testing of NVIDIA's products.

   NVIDIA's graphics processors are assembled and tested by Advance Semiconductor Engineering, Inc., ChipPAC Incorporated and Siliconware Precision Industries Company Ltd., all of which are based in Asia. Because NVIDIA relies on Asian assembly and test subcontractors, NVIDIA's business may be harmed by political instability in Asia, including the worsening of the strained relations between The People's Republic of China and Taiwan. NVIDIA does not have long-term agreements with any of these subcontractors. As a result of NVIDIA's dependence on third-party subcontractors for assembly and testing of NVIDIA's products, NVIDIA does not directly control product delivery schedules or product quality. Any product shortages or quality assurance problems could increase the costs of manufacture, assembly or testing of NVIDIA's products and could harm NVIDIA's business. Due to the amount of time typically required to qualify assemblers and testers, NVIDIA could experience significant delays in the shipment of its products if it is required to find alternative third parties to assemble or test NVIDIA's products or components. Any delays in delivery of NVIDIA's products could harm its business.

NVIDIA is subject to risks associated with product defects and incompatibilities.

   Products as complex as NVIDIA's may contain defects or failures when introduced or when new versions or enhancements to existing products are released. NVIDIA has in the past discovered software defects and incompatibilities with customers' hardware in certain of its products and may experience delays or lost revenue to correct any new defects in the future. Errors in new products or releases after commencement of commercial shipments could result in loss of market share or failure to achieve market acceptance. NVIDIA's products typically go through only one verification cycle prior to beginning volume production and distribution. As a result, NVIDIA's products may contain defects or flaws that are undetected prior to volume production and distribution. If these defects or flaws exist and are not detected prior to volume production and distribution, NVIDIA may be required to reimburse customers for costs to repair or replace the affected products in the field. These costs could be significant and could adversely affect NVIDIA's business and operating results. The production and distribution of defective products could harm NVIDIA's business.

NVIDIA is subject to risks associated with international operations.

   NVIDIA's reliance on foreign third-party manufacturing, assembly and testing operations subjects NVIDIA to a number of risks associated with conducting business outside of the United States, including the following:

  . unexpected changes in, or impositions of, legislative or regulatory requirements;

  . delays resulting from difficulty in obtaining export licenses for certain technology, tariffs, quotas and other trade barriers and restrictions;

  . longer payment cycles;

  . imposition of additional taxes and penalties;

  . the burdens of complying with a variety of foreign laws; and

  . other factors beyond NVIDIA's control.

   NVIDIA also is subject to general political risks in connection with NVIDIA's international trade relationships. In addition, the laws of certain foreign countries in which NVIDIA's products are or may be manufactured or sold, including various countries in Asia, may not protect NVIDIA's products or intellectual property rights to the same extent as do the laws of the United States. This makes the possibility of piracy of NVIDIA's technology and products more likely. Currently, all of NVIDIA's arrangements with third-party manufacturers provide for pricing and payment in U.S. dollars and to date NVIDIA has not engaged in any currency hedging activities, although NVIDIA may do so in the future. Fluctuations in currency exchange rates could harm NVIDIA's business in the future.

The semiconductor industry is cyclical in nature.

   The semiconductor industry historically has been characterized by the following factors:

  . rapid technological change;

  . cyclical market patterns;

  . significant average selling price erosion;

  . fluctuating inventory levels;

  . alternating periods of overcapacity and capacity constraints; and

  . variations in manufacturing costs and yields and significant expenditures for capital equipment and product development.

   In addition, the industry has experienced significant economic downturns at various times, characterized by diminished product demand and accelerated erosion of average selling prices. NVIDIA may experience substantial period-to-period fluctuations in results of operations due to general semiconductor industry conditions.

Failure in implementation of NVIDIA's enterprise resource planning system could adversely affect NVIDIA's operations.

   In December 1999, NVIDIA began the implementation of an SAP A.G. system as NVIDIA's enterprise resource planning, or ERP, system to replace NVIDIA's information systems in business, finance, operations and service. The first phase of the implementation was successfully completed in June 2000 and NVIDIA's operations are fully functioning under the new ERP system. Future phases of the implementation are expected to occur throughout fiscal 2001 and fiscal 2002. NVIDIA is heavily dependent upon the proper functioning of NVIDIA's internal systems to conduct NVIDIA's business. System failure or malfunctioning may result in disruptions of operations and inability to process transactions. NVIDIA's results of operations and financial position could be adversely affected if NVIDIA encounters unforeseen problems with respect to system operations or future implementation.

Some provisions in NVIDIA's certificate of incorporation, NVIDIA's bylaws and NVIDIA's agreement with Microsoft could delay or prevent a change in control.

   NVIDIA's certificate of incorporation and bylaws contain provisions that could make it more difficult for a third party to acquire a majority of NVIDIA's outstanding voting stock. These provisions include the following:

  . the ability of the board of directors to create and issue preferred stock without prior shareholder approval;

  . the prohibition of shareholder action by written consent;

  . a classified board of directors; and

  . advance notice requirements for director nominations and shareholder proposals.

   On March 5, 2000, NVIDIA entered into a licensing and development agreement with Microsoft that included a grant to Microsoft of first and last rights of refusal over any offer NVIDIA receives to purchase 30% or more of the outstanding shares of NVIDIA's common stock. This provision could also delay or prevent a change in control of NVIDIA.

NVIDIA's stock price may continue to experience large short-term fluctuations.

   The price of NVIDIA's common stock has fluctuated greatly. These price fluctuations have been rapid and severe. The price of NVIDIA's common stock may continue to fluctuate greatly in the future due to factors related to the general volatility that currently exists in the market or due to a variety of company specific factors, including quarter to quarter variations in NVIDIA's operating results, shortfalls in revenue or earnings from levels expected by securities analysts and the other factors discussed above in these risk factors. In the past, following periods of volatility in the market price of a company's stock, securities class action litigation has been initiated against the issuing company. This type of litigation could result in substantial cost and a diversion of management's attention and resources, which could have an adverse effect on NVIDIA's revenues and earnings. Any adverse determination in this type of litigation could also subject NVIDIA to significant liabilities. See "Risks Relating to NVIDIA--NVIDIA's operating results are unpredictable and may fluctuate."

                            THE 3DFX SPECIAL MEETING

When and Where the Meeting Will Be Held

   This prospectus/proxy statement is being furnished to 3dfx shareholders as part of the solicitation of proxies by the 3dfx board of directors for use at the 3dfx special meeting to be held on Tuesday, March 27, 2001 at 8:00 a.m., local time at the Marriott Hotel, 2700 Mission College Boulevard, Santa Clara, California, and at any adjournments or postponements thereof.

   This prospectus/proxy statement, and the accompanying proxy card, are first being mailed to holders of 3dfx common stock on or about February 16, 2001.

What Will Be Voted Upon

   The purpose of the 3dfx special meeting is to consider and vote upon the following proposals:

  . to approve the liquidation, winding up and dissolution of 3dfx as described in the plan of dissolution; and

  . if the dissolution of 3dfx is approved, to approve the principal terms of the purchase agreement under which 3dfx will sell certain of its assets to NVIDIA US Investment Company.

   The proposal to approve the plan of dissolution will first be presented to 3dfx's shareholders. If it is approved, the proposal to approve the asset sale will then be presented to 3dfx's shareholders.

   The 3dfx board of directors does not presently intend to bring any business before the 3dfx meeting other than the specific proposals referred to above and specified in the notice of the 3dfx special meeting. The 3dfx board of directors knows of no other matters that are to be brought before the 3dfx special meeting. If any other business properly comes before the 3dfx special meeting, including the consideration of a motion to adjourn such meeting (including for purposes of soliciting additional votes), it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the 3dfx board of directors may recommend.

Which Shareholders May Vote

   Only holders of record of 3dfx common stock at the close of business on February 12, 2001, the record date, are entitled to notice of and to vote at the 3dfx special meeting. As of the close of business on the 3dfx record date, there were 39,776,502 shares of 3dfx common stock outstanding and entitled to vote, held of record by 458 shareholders. A majority, or 19,888,252 of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business.

How Do 3dfx Shareholders Vote

   The 3dfx proxy card accompanying this prospectus/proxy statement is solicited on behalf of the 3dfx board of directors for use at the 3dfx special meeting. 3dfx shareholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to 3dfx. If your shares of 3dfx common stock are held in street name through a broker or other custodian, you may also vote by telephone or by using the Internet by following the instructions included with your proxy card. All proxies that are properly executed and returned, and that are not revoked, will be voted at the 3dfx meeting in accordance with the instructions indicated thereon. Executed but unmarked proxies will be voted for approval and adoption of all of the matters listed on the proxy card.

How to Change Your Vote

   A 3dfx shareholder who has given a proxy may revoke it at any time before it is exercised at the 3dfx special meeting, by doing one of the following:

  . delivering a written notice of revocation to Mr. Richard A. Heddleson, Chief Financial Officer, 3dfx Interactive, Inc., 4435 Fortran Drive, San Jose, California 95134,

  . executing a subsequently dated proxy and delivering it to Mr. Richard A.
    Heddleson, Chief Financial Officer, 3dfx Interactive, Inc., 4435 Fortran Drive, San Jose, California 95134,

  . delivering different instructions by phone or Internet, or

  . attending the 3dfx special meeting and voting in person.

   Attending the 3dfx special meeting will not, by itself, revoke a proxy. In order to revoke a proxy, the 3dfx shareholder must also vote at the meeting.

Vote Required to Approve Each Proposal

   Under California law and the charter documents of 3dfx, approval of the liquidation, winding up and dissolution of 3dfx as described in the plan of dissolution, as well as the asset sale pursuant to the purchase agreement, requires the affirmative vote of a majority of the outstanding shares of 3dfx common stock. Each 3dfx shareholder is entitled to one vote for each share held, on each matter properly submitted for the vote of shareholders at the 3dfx special meeting. The right to vote is exercisable at the close of business on the record date, in person or by properly executed proxy.

   The matters to be considered at the 3dfx special meeting are of great importance to the shareholders of 3dfx. Accordingly, shareholders are urged to read and carefully consider the information presented in this prospectus/proxy statement, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

   Pursuant to voting agreements and related irrevocable proxies executed by all of 3dfx's executive officers and directors, 887,313 outstanding shares of 3dfx common stock (which excludes shares subject to stock options) beneficially owned by them and their affiliates on February 12, 2001 (representing approximately 2.2% of the total number of shares of 3dfx common stock outstanding at that date), will be voted for approval of the dissolution of 3dfx as well as the asset sale.

Quorum; Abstentions; Broker Non-Votes

   The presence, in person or by properly executed proxy, of the holders of at least a majority of the outstanding shares of 3dfx common stock entitled to vote at the 3dfx special meeting shall constitute a quorum. Broker non-votes and shares held by persons abstaining will be counted in determining whether a quorum is present at the 3dfx special meeting. Because the affirmative vote of at least a majority of the outstanding 3dfx common stock is required for the approval of the proposals presented at the 3dfx special meeting, the failure of a holder of shares of 3dfx common stock to submit a proxy or to vote in person at the 3dfx special meeting (including abstentions and "broker non-votes") will have the same effect as a vote against the approval of the dissolution of 3dfx and the asset sale.

Solicitation of Proxies and Expenses of Solicitation

   3dfx will bear the cost of the solicitation of proxies in the enclosed form from its shareholders. In addition to solicitation by mail, the directors, officers and employees of 3dfx may solicit proxies from shareholders by telephone, telegram, letter, facsimile, email or in person. Following the original mailing of the proxies and other soliciting materials, 3dfx will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of 3dfx common stock and request authority for the exercise of proxies. 3dfx has retained Morrow & Co., Inc. to assist in the solicitation of proxies at a cost of approximately $8,500 plus reasonable expenses.

Deadline for Receipt of Shareholder Proposals at Annual Meeting

   Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, a shareholder intending to present a proposal to be included in 3dfx's proxy statement for its 2001 Annual Meeting of Shareholders, if an annual meeting is held, must have delivered a proposal in writing to its executive offices no later than February 6, 2001. If a shareholder does not seek to have a proposal included in the proxy statement, but nevertheless wishes to present a proposal or nomination at the annual meeting, written notice of the proposal or nomination must be received by the secretary of 3dfx at its principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day before that meeting and must satisfy other detailed requirements specified in 3dfx's bylaws. However, in the event that fewer than 65 days prior notice of the 2001 Annual Meeting of Shareholders is given to shareholders, notice of any shareholder proposals to be presented at that meeting must be delivered to 3dfx's secretary not later than the close of business on the seventh day following the day on which the notice to shareholders was mailed.

                                 THE ASSET SALE

   This section of the prospectus/proxy statement describes material aspects of the asset sale. While NVIDIA and 3dfx believe that the description covers the material terms of the asset sale, this summary may not contain all of the information that is important to you. You should carefully read this entire prospectus/proxy statement and the other documents referred to in this prospectus/proxy statement for a more complete understanding of the asset sale.

General Description

   In the asset sale, an indirect wholly-owned subsidiary of NVIDIA, NVIDIA US Investment Company, has agreed to purchase certain of the assets of 3dfx, including its core graphics processor assets, pursuant to the purchase agreement. In return for these assets, NVIDIA US Investment Company has agreed to pay to 3dfx a total consideration of $70 million in cash at the closing of the asset sale and, upon the dissolution of 3dfx, to deliver 1,000,000 shares of NVIDIA common stock.

   The number of shares of NVIDIA stock deliverable to 3dfx will not change between now and the date that the dissolution of 3dfx is completed, unless, after the closing of the asset sale and prior to the dissolution of 3dfx, 3dfx requests that NVIDIA US Investment Company advance to it funds of up to $25 million to be used by 3dfx to pay its or its subsidiaries' creditors. If, upon satisfaction of various conditions, the advance is provided by NVIDIA US Investment Company, the number of NVIDIA shares to be delivered to 3dfx will be reduced by the number of shares equal to the quotient determined by dividing the amount of the advance by $50. Neither 3dfx nor NVIDIA has the right to terminate the purchase agreement or renegotiate the number of shares to be received by 3dfx as a result of market price fluctuations. You are encouraged to obtain current market quotations of 3dfx and NVIDIA common stock.

   Concurrent with the execution of the purchase agreement, 3dfx, NVIDIA and NVIDIA US Investment Company entered into other agreements that are related to, but separate from, the asset sale. Because 3dfx had insufficient cash to continue operations through the closing of the asset sale, 3dfx and NVIDIA US Investment Company entered into a credit agreement pursuant to which NVIDIA US Investment Company provided a $15 million loan to 3dfx, which is repayable out of the cash consideration that 3dfx will receive upon the closing of the asset sale, and received in exchange:

  . the assignment and transfer of all of 3dfx's trademarks, tradenames, service marks, trademark applications and service mark applications pursuant to the trademark assignment; and

  . a non-exclusive, fully-paid, royalty-free license for most of 3dfx's patents, patent applications and inventions pursuant to the patent license agreement.

   In addition, 3dfx and NVIDIA entered into the patent standstill agreement pursuant to which they both agreed to stay the pending patent lawsuits that each has filed against the other, and, if the asset sale closed and under other designated circumstances, to cause the dismissal of these suits with prejudice, and to refrain from bringing additional litigation against each other with respect to other patents, patent applications and inventions. See "Other Related Agreements."

Background

   3dfx develops high performance, cost-effective graphics chips, graphics boards, software and related technology that enable an interactive and realistic 3D experience across multiple hardware platforms. In the fall of 2000, 3dfx began experiencing financial difficulties due in part to substantially reduced demand in the retail channel for its products. This reduced demand is attributable to a number of factors, including, in part, its failure to introduce products in a timely manner and from disappointing customer response to its existing products, as well as reduced demand in the retail channel in general and the add-in graphics segment in particular. By September 2000, 3dfx had a negative working capital balance. In addition, 3dfx's high research and development costs and substantial debt burden, together with the loss of several large customers due to 3dfx's May 1999 acquisition of STB Systems and its inability to refinance its debt on commercially reasonable terms, aggravated its financial difficulties. In July 2000, 3dfx began to explore opportunities to sell its Juarez, Mexico graphics board manufacturing facility to reduce its fixed costs. In September 2000, the 3dfx board of directors evaluated 3dfx's business model and concluded that 3dfx could not continue to operate as a manufacturer of both graphics chips and graphics boards in light of the losses that 3dfx continued to incur in its graphics board business segment, and that to maximize shareholder value it would be necessary to quickly reposition 3dfx to focus principally on the development of graphics chips and related technologies, and to further analyze the possible termination or sale of the graphics board business. 3dfx began to explore opportunities to sell its graphics board assets and transfer the liabilities related to this business and to obtain an equity investment from a strategic partner to enable 3dfx to implement its revised business strategy. On September 26, 2000, 3dfx engaged Houlihan Lokey Howard & Zukin to assist 3dfx in its efforts to sell the assets and related liabilities of its graphics board manufacturing facility in Juarez, Mexico, and in November, 2000, 3dfx requested it to explore opportunities to sell all of its graphics board assets.

   Beginning in September 2000, 3dfx began exploring strategic alternatives for implementing its revised business model. Between September 2000 and December 2000, 3dfx provided summary information packets and had preliminary discussions with approximately 17 parties who had expressed an interest in considering a business transaction with 3dfx or an equity investment in 3dfx. Subsequently, 3dfx entered into confidentiality agreements, provided more detailed information and had more extensive discussions with several of these parties relating to a possible transaction.

   During this period, 3dfx also engaged in detailed discussions with a potential strategic investor with respect to a minority investment in 3dfx to be evidenced by notes or convertible preferred stock, with a subsequent investment of an additional amount to be made by the investor upon satisfaction of specific conditions, including shareholder approval of an increase in 3dfx's authorized common stock to permit the issuance of additional shares of 3dfx common stock, significant changes in the composition of 3dfx's management and board of directors, the disposition of 3dfx's graphics board business and related liabilities and the achievement of various engineering milestones. 3dfx and its advisors worked with this potential strategic investor with respect to the preparation of a non-binding term sheet and draft documentation. The parties continued to discuss various terms of this transaction through early December 2000 without reaching final agreement.

   On October 6, 2000, 3dfx requested the assistance of Robertson Stephens to advise 3dfx in connection with the terms of the foregoing minority investment. Robertson Stephens had provided financial advisory services to 3dfx in the past and was familiar with 3dfx's business and operations. In light of 3dfx's concern regarding the timing of any disposition of its graphics board business and related liabilities and its conclusion that the proposed strategic investment would not provide 3dfx with sufficient capital for it to implement its new business model, on November 16, 2000, 3dfx requested Robertson Stephens to conduct a search to identify parties interested in either a strategic or financial transaction with 3dfx.

   Following 3dfx's request, in November and early December 2000, Robertson Stephens identified and contacted potential interested parties. Members of 3dfx's management also contacted possible interested parties. Of those parties that were contacted by Robertson Stephens, several signed confidentiality agreements with 3dfx and were provided confidential financial information in order to assist them in evaluating a potential transaction with 3dfx. At the same time, Dr. Alex Leupp, President and Chief Executive Officer of 3dfx, and Mr. Stephen Lapinski, Senior Vice President of Marketing of 3dfx, as well as Mr. Scott D. Sellers, 3dfx's Chief Technology Officer, continued to meet with representatives of the interested strategic investor concerning the terms of the proposed strategic minority investment in 3dfx in an effort to reach agreement on the outstanding issues related to that transaction.

   On October 25, 2000, Mr. Phil Carmack, Senior Vice President of Engineering of 3dfx, and Mr. Sellers met with Mr. Jen-Hsun Huang, Chief Executive Officer of NVIDIA, and discussed 3dfx's future prospects and the possibility of mutually beneficial opportunities involving 3dfx and NVIDIA. Later in October and in November these individuals held further discussions regarding potential business opportunities involving 3dfx and NVIDIA.

   On November 20, 2000, members of 3dfx management, including Mr. Richard A. Heddleson, Chief Financial Officer, and Mr. Glenn Schuster, Vice President of Strategic Marketing, met with Ms. Christine B. Hoberg, Chief Financial Officer of NVIDIA, Mr. Stephen Pettigrew, chief patent counsel at NVIDIA, and Ms. Kelly Perez, Forecast, Planning and Analysis Manager of NVIDIA, representatives of Robertson Stephens and representatives of NVIDIA's financial advisor, Morgan Stanley Dean Witter, in Santa Clara, California. At the meeting, a confidentiality agreement was signed and an overview of 3dfx's business was conducted. Later that day, the 3dfx board of directors met to be updated by 3dfx's management and Locke Liddell & Sapp LLP, 3dfx's legal advisors, with respect to a number of matters under consideration, including the status of discussions with NVIDIA, the proposed strategic minority investor and other prospective investors and business combination partners.

   On November 21, 2000, NVIDIA submitted a further request for business information to Robertson Stephens and conducted further business discussions regarding 3dfx. NVIDIA then commenced its financial due diligence regarding 3dfx's business. Between November 24 and 26, 2000, the parties engaged in discussions and a review of 3dfx's financial situation, business and workforce. During this period, representatives of 3dfx and its legal advisors continued negotiating with the potential strategic investor with respect to the terms and amount of the minority investment. Also during this period, management of 3dfx determined that, based on its anticipated cash flow, its cash would be exhausted by mid-December 2000, and 3dfx engaged bankruptcy counsel to advise the company.

   On November 30, 2000, the NVIDIA board of directors met to discuss the potential transaction.

   The 3dfx board of directors also met on November 30, 2000 with members of 3dfx management and 3dfx's financial and legal advisors to assess the status of the identification of, and discussions with, parties interested in an investment or business combination transaction with 3dfx, including NVIDIA and the proposed strategic minority investor. At this meeting, 3dfx's board of directors authorized Robertson Stephens to establish a bid deadline in an auction process. Robertson Stephens then contacted potential interested parties, including NVIDIA, and requested that interested parties submit bids for a transaction on or before December 4, 2000. Of those parties contacted by Robertson Stephens or 3dfx management, only NVIDIA presented an acquisition proposal.

   On December 1, 2000, members of 3dfx management, including Messrs. Heddleson and Lapinski, representatives of Robertson Stephens, members of NVIDIA management, including Mr. Huang and Ms. Hoberg, and representatives of Morgan Stanley met in San Jose, California. NVIDIA presented a term sheet and the parties engaged in a discussion of a potential sale of 3dfx assets to NVIDIA.

   On December 2-3, 2000, the 3dfx management team and 3dfx's financial and legal advisors analyzed the proposed term sheet and prepared a revised term sheet that was submitted to the 3dfx board of directors for its consideration at a meeting on December 4, 2000. The 3dfx board of directors authorized the submission of the revised term sheet to NVIDIA, and during the meeting also assessed the status of discussions with other parties. Also, during that meeting, the 3dfx board of directors preliminarily concluded, following lengthy discussions, that if the proposed asset sale to NVIDIA were to be completed, the subsequent dissolution of 3dfx was the alternative most likely to protect 3dfx's creditors and maximize the return of value to its shareholders.

   From December 4 through December 8, 2000, the management teams of 3dfx and NVIDIA and their respective financial and legal advisors negotiated the terms of the proposed transaction and reached a tentative understanding as to the terms of the asset sale on December 8, 2000. 3dfx's management then distributed a package of information concerning the proposed transaction with NVIDIA together with the latest draft of the term sheet with the potential strategic investor to the 3dfx board of directors for review and consideration.

   Following receipt of this information, on Saturday, December 9, 2000, the board of directors of 3dfx and 3dfx's financial and legal advisors held a meeting to formally discuss the terms of the proposed asset sale and the strategic minority investment proposal and their respective merits. After a lengthy discussion of each proposed transaction, the 3dfx board of directors preliminarily concluded that the proposed transaction with the potential strategic minority investor appeared to be in the best interests of 3dfx, its creditors and its shareholders. The 3dfx board of directors' determination was based on the respective consideration offered by the parties and a comparison of the conditions to closing of the two proposals. The 3dfx board determined that several closing conditions in NVIDIA's first proposal made it unlikely that the transaction would close without a significant reduction in the consideration. Upon communication of this conclusion to NVIDIA, NVIDIA requested an opportunity to submit a revised proposal relating to the asset sale by Sunday, December 10, 2000, and the board of directors of 3dfx agreed to this request.

   Following discussions among Mr. Heddleson, Mr. Huang and Ms. Hoberg during the evening of Saturday, December 9, 2000, and the morning of Sunday, December 10, 2000, as well as discussions between Mr. Sellers and Mr. Huang on December 10, 2000, NVIDIA submitted a revised proposal with respect to the asset sale on December 10, 2000.

   Later on Sunday, December 10, 2000, the 3dfx board of directors held a meeting with its legal advisors present to discuss the revised proposal submitted by NVIDIA. After extensive discussions concerning the revised NVIDIA proposal as compared to the strategic minority investment proposal, as well as 3dfx's financial situation and prospects, and the absence of other proposals notwithstanding the efforts of 3dfx's management and financial advisors, the 3dfx board of directors concluded that the revised proposal submitted by NVIDIA for the asset sale, to be closed in connection with the implementation of a plan of dissolution, was the proposal most likely to permit 3dfx to pay debts owed to its and its subsidiaries' creditors and to permit 3dfx shareholders to realize value for their investment in 3dfx. In reaching this conclusion, the 3dfx board of directors particularly noted that the size of the investment proposed by the strategic investor was, at its maximum amount and assuming all funding conditions were met, less than half of the amount of financing that 3dfx management believed to be necessary to repay its outstanding debts and implement its new business plan. Moreover, the availability of additional financing was substantially in doubt, and there was a strong likelihood that the pursuit of the strategic investment could result in 3dfx not being able to pay its creditors or provide any return to its shareholders. Upon Mr. Lapinski's communication of the board's determination to the proposed minority investor, the party elected not to continue negotiations or to submit a new proposal. The 3dfx directors then present at the meeting unanimously authorized the preparation of definitive documentation for the proposed asset sale and dissolution of 3dfx and directed 3dfx's officers and legal and financial advisors to proceed with the preparation of definitive transaction documents.

   During the evening of December 11, 2000, Cooley Godward llp, legal advisors to NVIDIA, delivered the initial draft of the purchase agreement to 3dfx and its legal and financial advisors.

   During the week of December 11 through December 15, 2000, discussions and negotiations proceeded between the senior management and financial and legal advisors of 3dfx and NVIDIA regarding the terms of the proposed asset sale and related transactions. At the same time, the parties conducted financial and legal due diligence. As Robertson Stephens had advised 3dfx that its position as a creditor for past services rendered to 3dfx presented a possible conflict of interest, 3dfx engaged Needham & Company, Inc. to advise 3dfx as to the fairness of the transaction to 3dfx, from a financial point of view. At the conclusion of these discussions and negotiations, on December 14, 2000, the parties reached an agreement on the key terms of the transaction. Later that evening, NVIDIA convened a telephonic meeting of its board of directors. The board of directors of NVIDIA approved the proposed asset sale and related transactions to which it is a party, subject to there not being any material changes in the terms outlined during their meeting. The board of directors of NVIDIA US Investment Company also approved the asset sale and related transactions to which it is a party by unanimous written consent.

   On the morning of December 15, 2000, the board of directors and senior management of 3dfx held a meeting at which 3dfx senior management reported that an agreement had been reached with respect to the key terms of the proposed asset sale and related transactions. The 3dfx board of directors discussed with 3dfx's management and its legal and financial advisors the structure of the asset sale and related transactions. In addition, the senior management and financial and legal advisors to 3dfx reported to the 3dfx board of directors the results of the due diligence investigation of NVIDIA and the potential benefits and risks to 3dfx's creditors and shareholders of the proposed transaction, and responded to questions from members of the 3dfx board of directors. Locke Liddell & Sapp presented to the 3dfx board of directors a detailed description of the proposed terms of the asset sale and related transactions, together with a legal analysis of other issues for the board's consideration. Needham discussed with the 3dfx board of directors various analyses relating to the asset sale and related transactions and responded to questions regarding such analyses. At the conclusion of these presentations, Needham delivered its oral opinion, subsequently confirmed in writing, that, as of that date, the consideration to be received by 3dfx in the asset sale was fair to 3dfx from a financial point of view. The board of directors discussed the asset sale in light of its decision to approve the implementation of a plan of dissolution, a description of which is set forth under the caption "The Dissolution of 3dfx--Reasons for the Dissolution of 3dfx."

   During the discussions and presentations outlined above, and prior to submitting any matter to a vote, Messrs. George Haber and Andrei Manoliu submitted their resignations as members of 3dfx's board of directors to be effective immediately, which resignations were accepted by the 3dfx board of directors. After further discussion, the remaining 3dfx directors unanimously approved both the asset sale and related transactions and the dissolution of 3dfx, subject to satisfaction of 3dfx's management and legal advisors with the form and substance of the definitive transaction documents, and the remaining directors of 3dfx executed a written consent unanimously approving the asset sale and related transactions and the dissolution of 3dfx and directing submission, with the recommendations of the board of directors for their approval, of the matters to the shareholders of 3dfx for their approval.

   During the afternoon of December 15, 2000, the parties finalized the transaction agreements. The purchase agreement and the documents for the related transactions were executed by NVIDIA, NVIDIA US Investment Company and 3dfx, and public announcement of the proposed transactions was made.

Reasons for the Asset Sale

   The following discussion of the reasons for the asset sale contains a number of forward-looking statements that reflect the current views of NVIDIA or 3dfx with respect to future events that may have an effect on their financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in "Forward-Looking Information" and "Risk Factors."

NVIDIA's and NVIDIA US Investment Company's Reasons for Entering Into the Asset Sale

   On December 14, 2000, NVIDIA's and NVIDIA US Investment Company's boards of directors determined that the terms of the purchase agreement are fair to, and in the best interests of, NVIDIA, NVIDIA US Investment Company and NVIDIA's stockholders.

   NVIDIA's and NVIDIA US Investment Company's boards of directors consulted with NVIDIA's senior management, as well as NVIDIA's financial advisors and legal counsel, in reaching their decisions to approve the purchase agreement. NVIDIA's and NVIDIA US Investment Company's primary reasons for entering into the purchase agreement with 3dfx are the beliefs of their respective boards of directors and the management of NVIDIA that the purchase agreement could result in a number of benefits, including their belief that it may allow them to:

  . accelerate innovation and time-to-market and thereby better meet customer needs for next-generation graphics processors;

  . accelerate expansion into existing and new market segments for graphics processors;

  . be more competitive with other leading graphics processor companies, including, but not limited to, Intel Corporation, ATI Technologies Inc., 3Dlabs, Inc. Ltd., Matrox Electronic Systems Ltd., Silicon Integrated Systems Corp., and VIA Technologies, Inc.;

  . add to their intellectual property portfolio in the field of graphics processors;

  . stay, and dismiss with prejudice upon closing of the asset purchase or under other designated circumstances, the pending patent lawsuits between NVIDIA and 3dfx; and

  . have the opportunity to add qualified engineers and other technical employees from the former 3dfx workforce to NVIDIA US Investment Company and thereby enhance its expertise in graphics processor technology.

   In reaching the determination that the purchase agreement is in the best interests of NVIDIA, NVIDIA US Investment Company and NVIDIA's stockholders, the respective boards of directors of NVIDIA and NVIDIA US Investment Company considered a number of factors, including the factors discussed above and listed below. The conclusions reached by the boards of directors of NVIDIA and NVIDIA US Investment Company with respect to these factors supported the determination that the purchase by NVIDIA US Investment Company of certain of 3dfx's assets, including 3dfx's core graphics processor assets, and the issuance of shares of NVIDIA common stock in the purchase agreement, was fair to, and in the best interests of, NVIDIA and NVIDIA US Investment Company:

  . the judgment, advice and analyses of NVIDIA's management with respect to the potential strategic, financial and operational benefits of the purchase, including NVIDIA management's favorable recommendation of the purchase agreement;

  . the terms of the purchase agreement, including price and structure, which were considered by both boards of directors and by the management of NVIDIA to provide a fair and equitable basis for the overall transaction;

  . the cash position and balance sheet liquidity of NVIDIA following completion of the transaction, especially during periods of volatility in the financial markets; and

  . the cash position and balance sheet liquidity of 3dfx following completion of the transaction, especially taking into consideration 3dfx's winding up of its business.

   The boards of directors of NVIDIA and NVIDIA US Investment Company also considered a number of potentially negative factors in their respective deliberations concerning the overall transaction. The potentially negative factors considered by the boards of directors of NVIDIA and NVIDIA US Investment Company included:

  . the risk that the transaction might not be completed in a timely manner or at all;

  . the potential negative impact of any vendor or partner confusion after announcement of the proposed transaction;

  . the potential negative reaction of the financial community after announcement of the proposed transaction;

  . the risk that the potential benefits of the transaction may not be realized, including the inability of NVIDIA US Investment Company to hire the former technical and engineering employees of 3dfx;

  . the risk of insolvency of 3dfx;

  . the costs associated with the transaction, including transaction-related costs and costs associated with renegotiating or terminating marketing agreements; and

  . the other risks and uncertainties discussed above under "Risk Factors."

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

   The foregoing discussion of information and factors considered by NVIDIA's and NVIDIA US Investment Company's boards of directors is not intended to be exhaustive, but is believed to include all material factors considered by the boards. In view of the wide variety of factors considered by NVIDIA's and NVIDIA US Investment Company's boards of directors, NVIDIA's and NVIDIA US Investment Company's boards of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. In addition, the boards did not reach any specific conclusions on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of NVIDIA's and NVIDIA US Investment Company's boards of directors may have given different weights to different factors. After taking into account all of the factors set forth above, however, NVIDIA's and NVIDIA US Investment Company's boards of directors agreed that the purchase agreement was fair to, and in the best interests of, NVIDIA and NVIDIA US Investment Company and their respective shareholders and that NVIDIA and NVIDIA US Investment Company should proceed with the purchase and to enter into the purchase agreement.

   There can be no assurance that the benefits of the potential growth, synergies or opportunities considered by the boards will be achieved through completion of the purchase. See "Risk Factors."

3dfx's Reasons for the Asset Sale and Recommendation of 3dfx Board of Directors

   3dfx's board of directors has unanimously determined that the asset sale and the purchase agreement are fair to and in the best interests of 3dfx and its creditors and shareholders, and has unanimously approved the purchase agreement and the asset sale. Accordingly, 3dfx's board of directors unanimously recommends that its shareholders vote "FOR" the asset sale.

   In reaching its determination, the 3dfx board of directors considered a number of factors, including, without limitation, the following:

  . the present and anticipated environment of the graphics chip and board industries, particularly in the retail markets where 3dfx concentrates its efforts. The graphics board add-in business has diminished substantially as a result of the increased integration of the graphics boards directly into the PCs by the manufacturers prior to delivery into the retail channel. Further, to date the efforts of 3dfx to dispose of its graphics board business assets and related liabilities had been unsuccessful;

  . the conclusion of the 3dfx board of directors that 3dfx would not be able to operate effectively in light of the significant losses that it was incurring and expected to continue to incur under its present business model, nor would it be able to raise the capital necessary in a timely manner to permit it to implement its new business model to reposition itself as a graphics chip company and to dispose of its graphics board business assets and liabilities in light of 3dfx's increasingly precarious cash flow position and mounting liabilities;

  . the terms and conditions of the purchase agreement, including the amount and form of consideration to be extended in the form of a $15 million loan immediately upon execution of the purchase agreement, the amount of cash and shares of NVIDIA common stock to be received on or after closing, and of the financial ability of NVIDIA to provide funding for the asset sale so that the asset sale is not conditioned on financing, all of which led the 3dfx directors to conclude that it was reasonably likely that the asset sale would be completed and that as a result 3dfx would be most likely to be able to satisfy the liabilities owed to its and its subsidiaries' creditors and be in a position to maximize the return of value to its shareholders;

  . the efforts made by Robertson Stephens and 3dfx management to contact and determine the level of interest of third parties in a business combination or financial transaction; and

  . the financial presentation of Needham & Company, Inc. to the 3dfx board of directors, including Needham & Company, Inc.'s written opinion dated December 15, 2000, to the effect that, as of the date of the opinion and based upon and subject to the matters stated in the opinion, the consideration to be received by 3dfx in the asset sale was fair, from a financial point of view, to 3dfx.

   The 3dfx board of directors also considered a number of potentially negative factors in its deliberations concerning the overall transaction. The potentially negative factors considered by the 3dfx board included:

  . the risk that the transaction might not be completed in a timely manner or at all;

  . the fact that 3dfx could lose other transaction opportunities during the period it is precluded under the terms of the purchase agreement from soliciting other transaction proposals;

  . the fact that even if the asset sale did not close, 3dfx would have already assigned to NVIDIA US Investment Company all of its trademarks, tradenames, services and related applications, and under some circumstances, the patent license granted to NVIDIA US Investment Company would continue in effect and the pending patent lawsuits between 3dfx and NVIDIA would be dismissed with prejudice;

  . the potential negative impact of any vendor or creditor confusion after announcement of the proposed transaction;

  . the fact that 3dfx would not be able to continue as an independent going concern in its present form;

  . the potential negative reaction of the financial community after announcement of the proposed transaction; and

  . the other risks and uncertainties discussed above under "Risk Factors."

   The foregoing discussion of the information and the factors considered by the 3dfx board of directors is not meant to be exhaustive, but includes the material factors considered by the 3dfx board of directors. The board of directors of 3dfx did not quantify or attach any particular weight to the various factors that they considered in reaching their determination that the purchase agreement and the asset sale are fair to and in the best interests of 3dfx, its creditors and shareholders. Rather, the 3dfx board of directors viewed its recommendation as being based upon its business judgment in light of 3dfx's financial position and the totality of the information presented and considered, and the overall effect of the asset sale and the dissolution of 3dfx described below on the creditors and shareholders of 3dfx compared to continuing the business of 3dfx or seeking other potential parties to effect an investment in or other business combination with 3dfx.

   There can be no assurance that the benefits of the asset sale will be realized by 3dfx's shareholders. See "Risk Factors."

Vote Required for the Asset Sale

   The affirmative vote of the holders of a majority of the outstanding shares of 3dfx common stock is required to approve its sale of certain of 3dfx's assets pursuant to the terms of the purchase agreement. Pursuant to voting agreements and related irrevocable proxies executed by all of 3dfx's executive officers and directors, 887,313 outstanding shares of 3dfx common stock (which excludes shares subject to stock options) beneficially owned by them and their affiliates on February 12, 2001 (representing approximately 2.2% of the total number of shares of 3dfx common stock outstanding at that date), will be voted for approval of the asset sale.

Opinion of 3dfx's Financial Advisor

   3dfx retained Needham & Company, Inc. to render an opinion as to the fairness to 3dfx, from a financial point of view, of the consideration to be received by 3dfx in the asset sale. The amount of consideration to be paid in the asset sale was determined through arm's length negotiations between 3dfx and NVIDIA and not by Needham.

   At a meeting of the 3dfx board of directors on December 15, 2000, Needham delivered its oral opinion, which it subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions and other matters described in the written Needham opinion, the proposed consideration is fair to 3dfx from a financial point of view. The Needham opinion is addressed to the 3dfx board of directors, is directed only to the financial terms of the purchase agreement, and does not constitute a recommendation to any 3dfx shareholder as to how that shareholder should vote at the 3dfx special meeting.

   The complete text of the Needham opinion, which sets forth the assumptions made, matters considered, limitations on and scope of the review undertaken by Needham, is attached to this document as Annex C, and the summary of the Needham opinion set forth in this document is qualified in its entirety by reference to the Needham opinion. 3dfx shareholders are urged to read the Needham opinion carefully and in its entirety for a description of the procedures followed, the factors considered, and the assumptions made by Needham.

   In arriving at its opinion, Needham, among other things:

  . reviewed a draft of the purchase agreement dated December 15, 2000;

  . reviewed selected publicly available information concerning 3dfx and selected other relevant financial and operating data of 3dfx furnished to it by 3dfx, including management's draft financial statements as of and for the quarter ended October 31, 2000;

  . held discussions with members of 3dfx's management concerning 3dfx's current and future business prospects;

  . reviewed and discussed with 3dfx's management various financial forecasts and projections prepared by management;

  . reviewed the historical stock prices and trading volumes of 3dfx common stock and NVIDIA common stock;

  . compared publicly available financial data of companies whose securities are traded in the public markets and that Needham deemed generally relevant to similar data for 3dfx and NVIDIA;

  . reviewed the financial terms of selected other business combinations that Needham deemed generally relevant; and

  . performed and/or considered such other studies, analyses, inquiries and investigations as Needham deemed appropriate.

   In addition, Needham held discussions with members of 3dfx's management and its representatives concerning 3dfx's views as to:

  . the anticipated adverse effects on 3dfx's business, assets, liabilities, operations and prospects that 3dfx believes would occur if 3dfx were not to enter into the purchase agreement and the credit agreement;

  . 3dfx's liquidity position and its ability to continue as a going concern;

  . 3dfx's anticipated inability to remedy its liquidity shortfall and the substantial risk of 3dfx becoming insolvent and seeking the protection of state insolvency or federal bankruptcy law;

  . the anticipated substantial adverse effects on 3dfx's shareholders and present and potential employees, business partners and lenders that would result from insolvency or concerns about the potential for it; and

  . the anticipated benefits that would arise from entering into the purchase agreement and credit agreement, including the substantial lessening of those liquidity and solvency concerns.

   Needham also held discussions with Robertson Stephens as to its efforts to solicit third party indications of interest for the acquisition of 3dfx or all or some of its assets and for financing of 3dfx. Needham was not authorized by 3dfx or its board of directors to solicit, and did not solicit, any such indications of interest.

   Needham assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by or discussed with it for purposes of rendering its opinion. Needham assumed that the financial forecasts provided to Needham by 3dfx's management were reasonably prepared on bases reflecting the best currently available estimates and judgments of management, at the time of preparation, of 3dfx's future operating and financial performance. Needham also assumed that the cash consideration to be paid pursuant to the purchase agreement will be sufficient to pay all of 3dfx's liabilities, including taxes due and other amounts owed as a result of the asset sale. Needham did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of 3dfx. The Needham opinion states that it was based on economic, monetary and market conditions existing as of its date. Needham expressed no opinion as to the prices at which the 3dfx common stock or NVIDIA common stock will trade at any time. In addition, Needham was not asked to consider, and the Needham opinion did not address:

  . 3dfx's underlying business decision to engage in the asset sale or dissolution,

  . the consideration to be received by any individual shareholder in the dissolution,

  . the relative merits of the asset sale and dissolution as compared to any alternative business strategies that might exist for 3dfx, or

  . the effect of any other transaction in which 3dfx might engage.

   Needham expressed no opinion on 3dfx's solvency and expressed no opinion on 3dfx's ability to continue as a going concern should the asset sale and dissolution not be completed.

   No limitations were imposed by 3dfx on Needham with respect to the investigations made or procedures followed by Needham in rendering its opinion.

   Based on this information, Needham performed a variety of financial analyses of the asset sale and the consideration to be received by 3dfx in the asset sale. The following paragraphs summarize the material financial analyses performed by Needham in arriving at its opinion.

   Needham's analyses were based upon the closing price per share of NVIDIA common stock of $41.56 on December 14, 2000 and assumed two scenarios based upon 3dfx management's estimates as to potential liabilities at the closing of the asset sale:

  . an "upside" liquidation scenario in which 3dfx would have a cash deficiency of $5.27 million at closing, which would result in 894,600 shares of NVIDIA common stock being issued to 3dfx, after deduction of the amount required to offset the extra cash paid by NVIDIA in accordance with the terms of the purchase agreement, and

  . a "downside" liquidation scenario in which 3dfx would have a cash deficiency of $25.17 million at closing, which would result in 500,000 shares of NVIDIA common stock being issued to 3dfx, after deduction of the amount required to offset the extra cash paid by NVIDIA in accordance with the terms of the purchase agreement.

   While the two scenarios represent 3dfx management's reasonable estimates, at the time they were made, of the potential amounts required to satisfy the debts and liabilities of 3dfx following the asset sale, actual amounts could vary significantly. The actual amounts required to satisfy 3dfx's debts and liabilities upon liquidation of 3dfx could be greater than those estimated in the downside scenario.

   Going Concern/Liquidation Analysis. Based on 3dfx management's estimates, Needham prepared a going concern analysis comparing the results to the upside and downside liquidation scenarios described above. The going concern analysis assumed that following the closing of the NVIDIA transaction, 3dfx would continue as a board company and would, among other things, invest $5.75 million to $7.5 million per month in chips and materials for manufacturing of boards, with first boards being available for sale in May 2001 and cash collection from initial board sales beginning in June 2001. This analysis showed that 3dfx's cash deficiency and liquidity problems would increase significantly as compared with the scenario in which 3dfx would reduce expenses as rapidly as possible following the closing of the NVIDIA transaction and seek to generate additional cash from the sale of remaining assets in anticipation of the dissolution of 3dfx and providing for payment in full of all remaining liabilities.

   Needham reviewed 3dfx's historical financial results, including management's draft financial statements as of and for the quarter ended October 31, 2000, and noted that 3dfx's current and quick ratios deteriorated significantly and were both less than 1.0 as of October 31, 2000. The current ratio is the ratio of current assets to current liabilities, and the quick ratio is the ratio of current assets, net of inventories, to current liabilities. These ratios are indicators of a company's liquidity and ability to meet its debts as they become due. Needham noted that 3dfx's financial advisors had informed 3dfx that they were unable to obtain any indications of interest for alternative acquisition transactions other than from NVIDIA and had received indications for financing transactions only with respect to minority investments that were substantially less than the amount 3dfx's management had determined would permit 3dfx to satisfy the claims of its creditors and implement its revised business model. Needham further noted management's assessment that this inability to raise sufficient financing, coupled with 3dfx's liquidity position, raised substantial doubts as to 3dfx's ability to continue as a going concern.

   Value Sensitivity Analysis. Because a significant portion of the consideration for the asset sale is shares of NVIDIA common stock, Needham analyzed the effects of changes in the value of NVIDIA common stock on the potential per share amounts available to 3dfx shareholders upon dissolution. Needham's analysis used the upside and downside dissolution scenarios described above, and assumed that all amounts in excess of management's estimates of 3dfx liabilities would be available for distribution to 3dfx shareholders upon dissolution of 3dfx. The analysis considered various stock prices for NVIDIA common stock ranging from $20.00 per share to $80.00 per share. The analysis showed that the potential amount distributable per 3dfx per share ranged from $0.25 to $0.99 in the downside scenario, and from $0.44 to $1.78 in the upside scenario. This analysis was based on a number of specific assumptions as to, among other things, the amount of liabilities of 3dfx upon closing of the asset sale and to be incurred prior to dissolution of 3dfx, and the actual amount of assets available to 3dfx shareholders in liquidation. These factors are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of 3dfx. Accordingly, this analysis should not be relied upon by 3dfx shareholders as being indicative of amounts they will receive upon liquidation and dissolution of 3dfx.

   Selected Company Analysis. Using publicly available information, Needham compared selected historical and projected financial and market data ratios for 3dfx to the corresponding data and ratios of other publicly traded fabless semiconductor graphics companies that Needham deemed relevant because their lines of businesses are similar to 3dfx's line of business. These companies, referred to as the selected companies, consisted of:

       ATI Technologies, Inc.        NeoMagic Corporation
       3dlabs Inc., Ltd.             Trident Microsystems, Inc.

   The following table sets forth information, for the selected companies, NVIDIA and 3dfx, concerning multiples of total market capitalization to last twelve months' revenues. Needham calculated multiples for the selected companies and NVIDIA based on the closing stock prices on December 14, 2000 and for 3dfx based on the two scenarios described above. The table also sets forth comparative information regarding gross margins based on last twelve months' revenues for the selected companies, NVIDIA and 3dfx. Needham also noted that of those companies, only NVIDIA had positive operating margins based on last twelve months' revenues.

                                                             3dfx       3dfx
                                                            Upside    Downside
                              Selected Companies          Implied by Implied by
                             ---------------------        the Asset  the Asset
                             High Low  Mean Median NVIDIA    Sale       Sale
                             ---- ---- ---- ------ ------ ---------- ----------
Total market capitalization
 to last twelve months'
 revenues..................  1.4x 0.6x 0.6x  0.6x   5.2x     0.3x       0.4x
Last twelve months' gross
 margin....................   44%  21%  30%   27%    37%       8%         8%

   Needham calculated the market value of common stock as a multiple of earnings per share, or price/earnings multiple, for the last twelve months and projected calendar 2000 and 2001, and market capitalization to projected 2001 revenues, but determined that the results were not meaningful because of 3dfx's historical and projected net losses and absence of forecast revenues for calendar 2001 due to 3dfx's severe liquidity shortfall.

   Selected Transaction Analysis. Needham also analyzed publicly available financial information for selected mergers and acquisitions involving graphics chip companies since January 1, 1997. Of the seven transactions reviewed, only three had meaningful available financial information:

      Acquirer                Target
      --------                ------
      Intel Corporation       Chips and Technologies, Inc.
      3dfx Interactive, Inc.  STB Systems, Inc.
      VIA Technologies, Inc.  S3 Incorporated (graphics business)

In examining these transactions, referred to as the selected transactions, Needham analyzed

  . the premium of consideration offered to the acquired company's stock price one day prior to the announcement of the transaction;

  . the premium of consideration offered to the acquired company's stock price four weeks prior to the announcement of the transaction;

  . the aggregate transaction value as a multiple of the acquired company's sales for the last twelve months' sales; and

  . market value as a multiple of the acquired company's historical book value.

   Needham also analyzed, for the selected transactions,

  . the aggregate transaction value as a multiple of the acquired company's earnings before interest and taxes for the last twelve months;

  . the aggregate transaction value as a multiple of the acquired company's earnings before interest, taxes, depreciation and amortization for the last twelve months; and

  . market value as a multiple of the acquired company's net income for the last twelve months.

but determined that the results were not meaningful because of 3dfx's net losses.

   The following table sets forth information concerning the stock price premiums in the selected transactions and the stock price premiums implied by the asset sale in the upside and downside scenarios.

                                                             NVIDIA/  NVIDIA/
                                    Selected Transactions     3dfx      3dfx
                                    ------------------------ Upside   Downside
                                    High  Low   Mean  Median  Case      Case
                                    ----  ----  ----  ------ -------  --------
One day stock price premium........ 81.2% 25.0% 44.7%  27.8%   44.0 %   49.2 %
Four week stock price premium...... 73.8% 55.4% 66.0%  68.7%  (25.6)%  (22.9)%

   The following table sets forth information concerning the multiples of aggregate transaction value to last twelve months' sales and market value to historical book value for the selected transactions and the same multiples implied by the asset sale. The multiples for the asset sale were the same for both the upside and downside scenarios described above.

                                                 Selected Transactions
                                                 --------------------- NVIDIA/
                                                 High Low  Mean Median  3dfx
                                                 ---- ---- ---- ------ -------
Aggregate transaction value to last twelve
 months' sales.................................. 2.4x 0.4x 1.2x  0.8x   0.4x
Market value to book value...................... 3.2x 0.4x 1.7x  1.4x   0.6x

   Needham placed relatively less emphasis on the "Selected Company Analysis" and "Selected Transaction Analysis" due to 3dfx's severe liquidity constraints and lack of alternatives. No company, transaction or business used in the "Selected Company Analysis" or "Selected Transaction Analysis" as a comparison is identical to 3dfx, NVIDIA or the asset sale. Accordingly, these analyses are not simply mathematical; rather, they involve complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies, selected transactions, or the business segment, company or transaction to which they are being compared.

   Other Analyses. In rendering its opinion, Needham considered various other analyses, including, among other things, a history of trading prices and volumes for NVIDIA and 3dfx, noting that, in general, NVIDIA common stock outperformed the Nasdaq composite and S&P 500 indices over the one-year period ended December 14, 2000 while 3dfx common stock under-performed those indices.

   The summary set forth above does not purport to be a complete description of the analyses performed by Needham in connection with the rendering of its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham believes that its analyses must be considered as a whole and that considering any portion of its analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Needham made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of 3dfx or NVIDIA. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of business or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. The Needham opinion and Needham's related analyses were only one of many factors considered by 3dfx's board of directors in its evaluation of the asset sale and should not be viewed as determinative of the views of 3dfx's board of directors or management with respect to the asset sale or the consideration to be received by 3dfx in the asset sale.

   Under the terms of Needham's engagement letter with 3dfx, 3dfx has paid Needham fees for rendering the Needham opinion that 3dfx and Needham believe are customary in transactions of this nature. None of Needham's fees are contingent on completion of the asset sale or dissolution. 3dfx has also agreed to reimburse Needham for its reasonable out-of-pocket expenses and to indemnify it against specified liabilities relating to or arising out of the rendering of the opinion or other services performed under the engagement letter by Needham as financial advisor to 3dfx.

   Needham is a nationally recognized investment banking firm. As part of its investment banking services, Needham is frequently engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham was retained by the 3dfx board of directors to act as a financial advisor in connection with the asset sale based on Needham's experience as a financial advisor in mergers and acquisitions as well as Needham's familiarity with the semiconductor industry. Needham has had no other investment banking relationship with 3dfx during the past two years. In the normal course of its business, Needham may actively trade the equity securities of 3dfx or NVIDIA for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in those securities.

Interests of Some 3dfx Officers in the Asset Sale

   Several executive officers of 3dfx have personal interests in the asset sale that are different from, or in addition to, the interests of most 3dfx shareholders. As a result, these executive officers may have conflicts of interest that influenced their support of the asset sale.

   3dfx is a party to employment agreements with the following 3dfx senior executive officers: Alex Leupp, Scott Sellers, Stephen Lapinski, Richard Burns and Al Woodhull. These employment agreements were recently amended. Prior to their amendment, these agreements provided for limited severance and other benefits (continued payment of base pay for up to one year and reimbursement of COBRA premiums for group medical coverage) if 3dfx terminated the executive's employment without cause, and before the occurrence of a change of control. Following a change of control, which was defined to include the closing of certain types of transactions that would include the asset sale, the agreements provided for a lump sum severance payment equal to one times the executive's base salary (1.25x in the case of 3dfx's chief executive officer, Dr. Leupp) plus one times the executive's targeted bonus for the year (1.25x in the case of Dr. Leupp).

   Upon the announcement of the proposed asset sale and dissolution of 3dfx, 3dfx laid off a substantial portion of its workforce in order to conserve its resources. In order to assure the dedication and continued efforts of 3dfx's executives through the critical transition period up to the closing of the asset sale, the independent members of the 3dfx board of directors and 3dfx's executives negotiated amendments to the employment agreements. The purpose of the amendments was twofold: first, to create an incentive for each executive to continue his employment until the closing of the asset sale, and during this period to devote substantially all of his efforts to the enhancement of shareholder value; and second, to conserve resources by reducing the amount of the severance benefit to which the executive would be entitled if he continued in the employment of 3dfx through the closing of the asset sale. The amended agreements are effective as of February 1, 2001.

   For all executives except Mr. Burns, the amended agreements provide, in lieu of the prior severance arrangements, that lump sum severance and COBRA premium reimbursement benefits will be paid to the executive if (i) the closing of the asset sale occurs within 12 months following the amendment, and (ii) the executive remains employed through the closing of the asset sale. The amount of the lump sum severance benefit is equal to one times (1.25x in the case of Dr. Leupp) the sum of the executive's base salary and 50% of his targeted bonus, reduced by the base salary paid to the executive during the period from February 1 through the closing date of the asset sale. The lump sum severance benefit is not payable to the executives until after 3dfx's payment of all of its fixed and ascertainable debts and liabilities. The amended agreements also specify the board of directors' expectations for each executive to devote his efforts to collection of outstanding receivables, negotiation of favorable terms for the settlement of 3dfx liabilities, increasing cash recovered in the sale of remaining inventories, and other specific duties.

   In the case of Mr. Burns, the amended agreement provides, in lieu of the prior severance arrangement, that he will receive a lump sum severance benefit equal to one times his base salary upon termination of his employment. His employment duties are limited to collecting or resolving certain outstanding retail accounts receivable for which he is principally responsible. Upon substantial completion of these duties (expected to occur on or before February 28, 2001), his employment will terminate.

   The independent members of the 3dfx board of directors determined that the amended agreements are in the best interests of 3dfx because of the enhanced shareholder value achievable through the targeted efforts of its executives. The amended agreements create an incentive on the part of 3dfx's executives to work toward achieving increased cash liquidity for 3dfx's creditors and shareholders, while also reducing the severance obligation triggered by the closing of the asset sale.

Governmental Approvals

   Under the HSR Act and the rules promulgated thereunder, the asset sale may not be completed until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied or early termination of the waiting period is granted at the request of NVIDIA and 3dfx. NVIDIA and 3dfx filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on January 10, 2001. The requisite waiting period under the HSR Act has expired.

Material Federal Income Tax Consequences Relating to the Asset Sale

   3dfx has determined that even though the asset sale contemplates that a portion of the consideration to be received by 3dfx could consist of NVIDIA common stock, the asset sale will not constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code. 3dfx will recognize gain as a result of the asset sale equal to the excess of the amount realized by 3dfx over its basis in the assets sold pursuant to the asset sale. The amount realized by 3dfx will include the cash consideration and the fair market value of the consideration consisting of NVIDIA common stock. 3dfx expects that it will have significant operating losses and losses attributable to the liquidation for the year of the asset sale which will offset a portion of the asset sale gain. In addition, 3dfx has significant net operating losses that it may utilize to offset a portion of its gain attributable to the asset sale. While 3dfx cannot determine at this time its tax liability for the year of the asset sale, 3dfx expects that it will incur some alternative minimum tax liability for such year. See also "Dissolution of 3dfx--Material Federal Income Tax Consequences of the Liquidation and Dissolution of 3dfx."

Anticipated Accounting Treatment

   For purposes of financial reporting, NVIDIA expects to account for the transaction as a "purchase."

Absence of Dissenters' Rights Related to the Asset Sale

   California law does not provide dissenters' rights with respect to the asset sale.

                            THE DISSOLUTION OF 3DFX

   This section of the prospectus/proxy statement describes material aspects and implications of the dissolution of 3dfx. While 3dfx believes that the description covers the material aspects of the dissolution of 3dfx, this summary may not contain all of the information that is important to you. You should carefully read this entire prospectus/proxy statement and the other documents referred to in this prospectus/proxy statement for a more complete understanding of the proposed dissolution of 3dfx.

General Description

   The 3dfx board of directors has approved the dissolution of 3dfx as described in the plan of dissolution attached to this prospectus/proxy statement as Annex A. If the plan of dissolution is approved by the shareholders, the board of directors, without further action by the shareholders (except those actions as may be required by law or as the 3dfx board of directors may deem appropriate), may elect at any time to dissolve 3dfx after payment of, or provision for the payment of, all debts and liabilities of 3dfx and its subsidiaries. Any remaining assets would be distributed to 3dfx shareholders. Approval by the holders of a majority of the outstanding shares of common stock is required to approve the liquidation, winding up and dissolution of 3dfx pursuant to the plan of dissolution. In the event that the shareholders of 3dfx fail to approve both the asset sale and the dissolution, NVIDIA and 3dfx would each have the option to terminate the purchase agreement.

Reasons for the Dissolution of 3dfx

   The following discussion of the reasons for the dissolution of 3dfx contains a number of forward-looking statements that reflect the current views of 3dfx with respect to future events. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in "Forward-Looking Information" and "Risk Factors."

   Beginning in mid-November 2000, 3dfx, with the assistance of its financial advisor Robertson Stephens, undertook a review of 3dfx's strategic alternatives, including obtaining new sources of financing and consideration of a merger, reorganization or sale of some or all of the assets of 3dfx, and Robertson Stephens contacted both strategic and financial parties to determine their interest in such transactions. After discussions with selected parties and an extensive exploration and evaluation of possible strategic alternatives to best protect 3dfx's creditors and maximize shareholder value, the 3dfx board of directors determined that the asset sale to NVIDIA was the only alternative available to 3dfx that 3dfx believed would best permit 3dfx a reasonable likelihood of satisfying the claims of its creditors and of placing it in a position to provide a return to its shareholders. A more complete description of the background and reasons for the 3dfx board of directors' approval of the asset sale is set forth under "The Asset Sale--Background" and "--Reasons for the Asset Sale."

   In the course of the 3dfx board of directors' consideration of the asset sale in early December 2000, it also considered 3dfx's anticipated prospects following completion of the asset sale, at which time 3dfx's remaining operating assets would largely consist of its graphics board business. Although the board of directors had already decided to exit the business in November 2000, the board re-examined the prospects for this business as well as the possible application of 3dfx's remaining expertise in other areas, in light of the proposed asset sale.

   In addition, during this period members of 3dfx management worked with Robertson Stephens, 3dfx's financial advisor, to assess the strategic and financial viability of 3dfx continuing as an independent concern following completion of the proposed asset sale. Following its re-examination of the stand-alone graphics business, 3dfx's outstanding liabilities and its consideration of all other available alternatives, the 3dfx board of directors preliminarily concluded on December 4, 2000 that the liquidation, winding up and dissolution of 3dfx was the alternative most reasonably likely to allow payment of its debts and liabilities to its creditors and to maximize the return of value to its shareholders.

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

   The 3dfx board of directors met on December 15, 2000 with 3dfx's senior management and its legal and financial advisors. After discussing the structure and terms of the asset sale and related transactions, the board of directors again considered 3dfx's alternatives assuming the closing of the asset sale. During the board of directors' discussions, George Haber and Andrei Manoliu submitted their resignations as members of 3dfx's board of directors effective immediately, which resignations were accepted by the 3dfx board of directors. After further discussion, the 3dfx board of directors concluded in its business judgment that no other alternative available to 3dfx was reasonably likely to protect 3dfx's creditors and to provide equal or greater value to 3dfx's shareholders than the liquidation, winding up and dissolution of 3dfx. The board of directors' conclusion was based on a variety of factors that had been discussed over the course of several meetings, including the following:

  . an assessment of the likely net proceeds from the asset sale remaining after the payment or provision for payment of debts and liabilities owed to 3dfx's and its subsidiaries' creditors;

  . the questionable viability of a business based on 3dfx's remaining assets, namely its graphics board business, and the possible applicability of 3dfx's remaining expertise in other areas;

  . the lack of success that 3dfx had already experienced in finding strategic buyers or sources of financing for its graphics board business;

  . the financial analysis conducted by Robertson Stephens based on various assumptions and data provided to it by 3dfx's management regarding the anticipated performance of a stand-alone graphics board business following closing of the asset sale, which concluded that the proceeds from the asset sale would likely be consumed before the business could reach a cash flow positive position or otherwise be in a position to obtain new financing;

  . the attractiveness of potentially being in a position to make a distribution to 3dfx's shareholders compared to the board of directors' assessment of 3dfx's current and expected future financial condition, earnings, business opportunities, strategies and competitive position without giving effect to the asset sale and dissolution; and

  . the comprehensive but unsuccessful efforts of 3dfx to locate alternative purchasers for its graphics board assets.

   The 3dfx board of directors also considered potentially negative factors in its deliberations concerning the dissolution of 3dfx, including the following:

  . currently existing or future claims against 3dfx, as well as the administrative costs of implementing the plan of dissolution, could substantially reduce or eliminate any distribution to 3dfx's shareholders;

  . the resolution of currently existing or future claims against 3dfx, including any claims of NVIDIA arising out of the purchase agreement, may substantially lengthen the time before which any distribution can be made to 3dfx's shareholders;

  . the likelihood that before making any distribution to 3dfx's shareholders, 3dfx's common stock would be delisted from the Nasdaq National Market, which would likely have an adverse impact on the liquidity and price of 3dfx common stock;

  . the value of NVIDIA common stock may decrease before 3dfx is able to make any distribution to its shareholders;

  . upon completion of the dissolution, 3dfx's shareholders will no longer participate in any future earnings or growth of 3dfx's assets or benefit from any increases in the value of 3dfx's assets, except possibly in an indirect manner as a result of any future appreciation in NVIDIA common stock;

  . the potential for there to be a significant decline in the market price of 3dfx common stock as a result of announcement of the dissolution; and

  . 3dfx's shareholders may, depending on their tax basis in their stock, recognize a taxable gain upon the completion of the dissolution.

   Based upon the discussion above, the 3dfx board of directors believes that it has fully explored all of its strategic alternatives. On December 15, 2000, as a result of that process, the board of directors approved the liquidation, winding up and dissolution of 3dfx pursuant to the plan of dissolution based upon its determination that this course of action provided the best protection to 3dfx's creditors and was in the best interests of 3dfx and its shareholders. The 3dfx board of directors also directed that the plan of dissolution be submitted, with the board of director's unanimous recommendation for its approval, for consideration by 3dfx's shareholders. A copy of the plan of dissolution is attached to this prospectus/proxy statement as Annex A.

   There can be no assurance that the benefits of the plan of dissolution will be realized by 3dfx's shareholders. See "Risk Factors."

Recommendation of the 3dfx Board of Directors

   The 3dfx board of directors unanimously recommends that the shareholders vote FOR the proposal to approve the liquidation, winding up and dissolution of 3dfx pursuant to the plan of dissolution.

Vote Required for Dissolution of 3dfx

   The affirmative vote of the holders of a majority of the outstanding shares of 3dfx common stock is required to approve the liquidation, winding up and dissolution of 3dfx pursuant to the plan of dissolution.

   Pursuant to voting agreements and related irrevocable proxies, 887,313 outstanding shares of 3dfx common stock (which excludes shares subject to stock options) beneficially owned by executive officers and directors of 3dfx and their affiliates on February 12, 2001, representing approximately 2.2% of the total number of shares of 3dfx common stock outstanding at that date, will be voted for approval of the liquidation, winding up and dissolution of 3dfx as described in the plan of dissolution.

Description of the Plan of Dissolution

   The plan of dissolution provides for the dissolution, winding up and dissolution of 3dfx pursuant to the California Corporations Code. The plan of dissolution provides that, following approval by 3dfx's shareholders, 3dfx will proceed with the closing of the asset sale and the liquidation of its other assets, and will wind up its business and operations and dissolve. To the extent that there are any remaining assets after the payment of, or the provision for the payment of, 3dfx's and its subsidiaries' debts and liabilities, 3dfx will distribute such assets to its shareholders in one or more distributions. See "--Expected Distributions."

   The plan of dissolution grants broad discretion and authority to 3dfx's board of directors in the administration of the plan of dissolution, including the engagement of employees and consultants to facilitate the dissolution of 3dfx, the provision for indemnification of 3dfx's directors and officers, payment of all of its and its subsidiaries' debts and liabilities, establishment of a liquidating trust and the determination of the timing and amount of distributions. In addition, the plan of dissolution provides that 3dfx's board of directors may amend or delay implementation of the plan of dissolution even if it is approved by a majority of 3dfx shareholders.

Operations of 3dfx

   After the closing of the asset sale, 3dfx will cease business operations, other than managing its investments in cash, cash equivalents and other marketable securities. Its corporate existence will continue thereafter, but solely for the purpose of managing such investments, completing work in process, disposing of its assets, providing for the satisfaction of its and its subsidiaries' debts and liabilities, adjusting and winding up its business and affairs, and distributing any remaining assets to shareholders. It is unlikely that any further approvals by 3dfx shareholders will be sought in connection with any action relating to the liquidation process. One or more liquidating distributions from any remaining assets will be conditioned upon setting aside sufficient assets for the purpose of meeting any debts and liabilities that 3dfx and/or its subsidiaries have not otherwise met.

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

Payment of Claims Related to 3dfx

   3dfx intends to satisfy, or provide for the satisfaction of, all of its debts and liabilities. The plan of dissolution also authorizes the board of directors to pay or provide for the payment of the debts and liabilities of 3dfx's subsidiaries, if such debts and liabilities are enforceable against 3dfx or if the board of directors in the exercise of its business judgment believes the payment or provision for these debts and liabilities will ultimately result in the maximization of assets available for distribution to 3dfx's shareholders.

   The 3dfx board of directors, in the exercise of its business judgment, will likely determine to pay the debts and liabilities of 3dfx's subsidiaries in accordance with the plan of dissolution. Under principles of corporate separateness, an argument can be made that 3dfx is not required to pay such claims. Nonetheless, the 3dfx board of directors elected to provide for the payment of the claims of creditors of its subsidiaries in the plan of dissolution mainly for three reasons: first, 3dfx and its subsidiaries have made intercompany cash transfers; second, payment will diminish costly litigation by subsidiary creditors who might seek to disregard the corporate separateness between 3dfx and its subsidiaries, leading perhaps to a reduction in the distributions that may be made to 3dfx's shareholders; and third, the terms of the purchase agreement require that the claims of subsidiaries be paid.

   3dfx believes that the cash proceeds from the asset sale received at closing will be insufficient to satisfy all of 3dfx's and its subsidiaries' debts and liabilities. As a consequence, 3dfx expects that it will request that NVIDIA US Investment Company advance to it up to $25 million to be used by 3dfx to pay the remaining debts owed to its or its subsidiaries' creditors. If, upon satisfaction of various conditions, the advance is made by NVIDIA US Investment Company, the number of shares of NVIDIA common stock deliverable to 3dfx will be reduced by the quotient determined by dividing the amount of the advance by $50. 3dfx expects that, upon receiving the cash consideration at the closing of the asset sale and after obtaining the cash advance from NVIDIA US Investment Company, it will have sufficient cash to pay all of its and its subsidiaries' known current and determinable liabilities.

Directors and Officers of 3dfx

   3dfx anticipates that its current directors, and one or more of its current officers, will continue to serve in such capacities after adoption of the plan of dissolution for such purposes as are set forth under the California Corporations Code, including implementing the plan of dissolution. The board of directors will be given broad powers to take whatever action is necessary or desirable in order to carry out the provisions of the plan of dissolution to effect the complete liquidation, winding up and dissolution of 3dfx.

Continued Indemnification of Directors and Officers of 3dfx

   3dfx expects to reserve assets and/or obtain and maintain insurance to provide for the continued indemnification of the directors, officers, agents and representatives of 3dfx, and any other parties whom 3dfx has agreed to indemnify, as provided by the charter documents of 3dfx, any existing indemnification agreements between 3dfx and any of such persons, and applicable law. The establishment or application of any assets dedicated to these reserves will delay, and may reduce, the assets available for distribution to 3dfx's shareholders. At the discretion of the board of directors, insurance may include coverage for periods after the dissolution of 3dfx, including periods after the termination of any liquidating trust and coverage for trustees, employees and agents of such liquidating trust.

Dissolution; No Transfers

   After all of 3dfx's assets have been sold, all of its and its subsidiaries' known and contingent debts and liabilities have been paid and discharged, or adequate provision has otherwise been made for such debts and liabilities, and all net proceeds have been distributed to or for the benefit of 3dfx shareholders, 3dfx will file a certificate of dissolution with the Secretary of State of the State of California or obtain a court order declaring 3dfx dissolved and file that order with the Secretary of State of California. Upon filing of the certificate of dissolution or court order, 3dfx will cease to exist as a legal entity and will be dissolved. The stock transfer books of 3dfx will be closed as of the close of business on the date the Secretary of State of the State of California accepts the filing of 3dfx's certificate of dissolution or court order. Thereafter, no assignments or transfers of 3dfx common stock will be recorded.

Expected Distributions

   The actual amount of, timing of, and record dates for, any distributions to 3dfx's shareholders are not known at this time. These matters will be determined after the commencement of liquidation proceedings, in the sole discretion of the 3dfx board of directors or the trustees of the liquidating trust, as the case may be, and will depend upon a variety of factors, including the timing of the closing of the asset sale, the net proceeds received in the asset sale, the value of 3dfx's other assets, the ultimate amount of known and unknown debts and liabilities of 3dfx and its subsidiaries and the amount of liquidation-related expenses that must be satisfied out of 3dfx's assets. Claims, liabilities and expenses will continue to accrue following approval of the plan of dissolution, and 3dfx anticipates that expenses for professional fees and other expenses of dissolution will be significant. These expenses will reduce the amount of the assets available for distribution to 3dfx shareholders.

   At this time, 3dfx cannot determine if there will be any assets remaining after paying for, or providing for the payment of, all of its and its subsidiaries' debts and liabilities. 3dfx expects that following the closing of the asset sale it will request that NVIDIA US Investment Company provide a cash advance of all or a portion of the $25 million provided for in the purchase agreement in order to enable 3dfx to pay its or its subsidiaries creditors. If a cash advance is made to 3dfx, then the number of NVIDIA shares receivable by 3dfx will be reduced by a number of shares determined by dividing the amount of the advance by $50. 3dfx expects that, upon receiving the cash consideration at the closing of the asset sale and after obtaining the cash advance from NVIDIA US Investment Company, it will have sufficient cash to pay all of its and its subsidiaries' known current and determinable liabilities. However, the amount of unknown or contingent liabilities cannot be quantified and could decrease or eliminate any remaining assets available for distribution. Further, if 3dfx or its subsidiaries are subject to any contingent liabilities, this could require that it establish reserves that could delay any distribution to 3dfx shareholders.

   Because of the uncertainties as to the precise net realizable value of 3dfx's assets and the settlement amount of 3dfx's and its subsidiaries' debts and liabilities, 3dfx cannot at this time determine the amount of distributions that may be made to its shareholders, if any. Only if there are assets remaining at the time of the dissolution will you receive a portion of those assets, which will be equal to your pro rata share, based on the number of 3dfx shares you own.

   3dfx expects to receive a combination of cash and shares of NVIDIA common stock in connection with the asset sale. 3dfx may distribute the shares of NVIDIA common stock received by it following its dissolution directly to its shareholders, or it may sell these shares in the open market or contribute the shares to a liquidating trust for the benefit of 3dfx's shareholders. Further, 3dfx may elect to directly distribute shares of NVIDIA common stock to some of its shareholders, while distributing an equivalent per share value in cash to others who would otherwise be entitled to receive a fractional amount or small number of shares of NVIDIA common stock. At this time, 3dfx is unable to provide specifics about the type or types of assets that 3dfx's shareholders may receive or what the value of those assets might be at the time of distribution, if a distribution is made to 3dfx's shareholders by 3dfx or a liquidating trust at all.

   After the closing of the asset sale, the prices at which 3dfx will seek to sell its remaining assets will be determined by 3dfx management and board of directors in their sole discretion. The assets could be sold to one or more purchasers, in one or more transactions over a period of time. The amount of proceeds received from the disposition of individual assets is dependent on a number of conditions, many of which are beyond 3dfx's power to control.

   3dfx shareholders will be advised at the time of any such distribution as to the details of the mechanics of distribution and the procedures as to dissolution.

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

   In the event that 3dfx were to make distributions to its shareholders without payment or adequate provision for payment of its or its subsidiary's debts and liabilities, each shareholder could be required to return up to the amount of total distributions such shareholder received.

Amendment or Delay of Implementation of the Plan of Dissolution

   The 3dfx board of directors may amend or delay implementation of the plan of dissolution without the necessity of further shareholder approval, unless the board of directors determines that such amendment or delay would materially and adversely affect shareholders' interests.

Liquidating Trust

   If deemed necessary or desirable by the 3dfx board of directors, 3dfx may during the course of the liquidation process transfer some or all of its then remaining assets to a liquidating trust for the benefit of the shareholders of 3dfx. The liquidating trust would also likely assume some or all of the liabilities of 3dfx and its subsidiaries remaining at the time of the transfer of assets. Any such liquidating trust would be administered by one or more trustees selected by the board of directors and appointed pursuant to a liquidating trust agreement. In the event a liquidating trust is established, 3dfx would distribute to its then current holders of common stock beneficial interests in the liquidating trust in proportion to the number of shares of common stock owned by such holders. The sole purpose of the liquidating trust would be to liquidate the assets transferred to the liquidating trust on terms satisfactory to the liquidating trustees, to pay any liabilities of 3dfx assumed by the liquidating trust, and to distribute to the holders of the common stock of 3dfx any assets remaining in the liquidating trust after the completion of this process. The liquidating trust would be obligated to pay any debts and liabilities of 3dfx and its subsidiaries assumed by it. Approval of the plan of dissolution will constitute the approval by 3dfx shareholders of the board of directors' establishment of such a liquidating trust, its appointment of one or more individuals (who may or may not be former directors) or corporate persons to act as trustee or trustees and the terms of any liquidating trust agreement adopted by the board of directors. It is anticipated that the beneficial interests in the liquidating trust would not be freely transferable. Therefore, the recipients of the beneficial interests would not realize any value from the interests unless and until the liquidating trust distributes cash or other assets to them, which would be solely in the discretion of the trustees.

   The board of directors may utilize a liquidating trust to reserve assets of 3dfx for the future satisfaction of contingent liabilities. This might enable 3dfx to complete its dissolution and, potentially, to distribute assets to its shareholders without delaying those actions until the validity and amounts of the contingent liabilities have been determined. If it appears that the disposition of particular assets held by 3dfx will require substantial time or substantial attention on the part of an administrator with particular skills or experience, a liquidating trust could be used so that those assets could be disposed of in an orderly fashion by one or more trustees with the requisite skills and experience. Using a liquidating trust for this purpose might enable 3dfx to complete its dissolution and, potentially, to make an initial distribution of assets to its shareholders without delaying such actions until 3dfx could dispose of these particular assets on a favorable basis.

   From and after the date of 3dfx's transfer of its remaining assets to the liquidating trust, 3dfx would no longer have an interest of any character in and to these assets, which would thereafter be held by the liquidating trust for the purposes set forth in the plan of dissolution.

   The activities of the liquidating trust would be limited to selling the assets it receives from 3dfx, using the proceeds of such asset sales to discharge 3dfx's and its subsidiaries' debts and liabilities, and distributing any remaining assets to 3dfx's shareholders. Because 3dfx's shareholders would be considered the owners of the liquidating trust's assets for tax purposes, each shareholder would be required to take into account in computing his own taxable income his pro rata share of each item of the trust's income, gain, loss and deduction. Distributions received from the trust would not be separately taxable. See "--Material Tax Consequences of the Liquidation and Dissolution of 3dfx."

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

Nasdaq Listing

   3dfx has received a delisting notice from Nasdaq due to its failure to maintain a minimum bid of at least $1.00 per share. The notice provides that the 3dfx common stock may be delisted as early as May 7, 2001. 3dfx expects that it will be unable to satisfy the requirement for the continued listing of its common stock on the Nasdaq National Market. After delisting, the ability to buy and sell shares of 3dfx common stock may be materially impaired, which would likely have an adverse effect on the price and liquidity of 3dfx common stock.

Material Federal Income Tax Consequences of the Liquidation and Dissolution of 3dfx

   The following discussion summarizes the material U.S. federal income tax consequences of 3dfx's adoption and implementation of the plan of dissolution. This discussion is not exhaustive of all possible tax considerations and does not include a discussion of any state, local or foreign tax considerations. In addition, the discussion is intended to address only those federal income tax considerations that are generally applicable to all United States shareholders and does not discuss all of the aspects of federal income taxation that may be relevant to certain types of 3dfx shareholders (including insurance companies, tax-exempt entities, financial institutions, broker-dealers, foreign corporations, persons who are not citizens or residents of the United States, shareholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, shareholders whose shares are "qualified small business stock" for purposes of Section 1202 of the Internal Revenue Code or are "section 1244 stock" for purposes of Section 1244 of the Internal Revenue Code, shareholders who hold their shares as part of an integrated investment such as a hedge, straddle, constructive sale or other risk reduction strategy or as part of a conversion transaction, and shareholders who do not hold their shares as capital assets) who are subject to special treatment under the federal income tax laws.

   This discussion is based on current provisions of the Internal Revenue Code and its legislative history, existing, temporary and currently proposed Treasury Regulations, existing administrative rulings and practices of the Internal Revenue Service or IRS, and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of this discussion, possibly on a retroactive basis. In addition, 3dfx has not requested and does not plan to request any rulings from the IRS with respect to the tax consequences of the adoption and implementation of the plan of dissolution. Accordingly, no assurance can be given that the statements contained in this discussion (which do not bind the IRS or the courts) will not be challenged by the IRS or sustained by the courts if so challenged.

   This discussion is not intended as a substitute for careful tax planning. Each shareholder is urged to consult with its own tax advisor regarding the specific tax consequences of the adoption and implementation of the plan of dissolution, including the federal, state, local, and foreign tax consequences that may be applicable to such shareholder.

Tax Consequences of the Liquidation to 3dfx

   Even though the liquidation of 3dfx could involve a distribution predominantly of NVIDIA common stock, the liquidation will not constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code with respect to 3dfx. In addition to the possible distribution of NVIDIA common stock, the liquidation could also involve a distribution of cash or of 3dfx property directly or through a liquidating trust. See discussion below under "Tax Consequences of the Liquidating Trust." 3dfx will recognize gain or loss on its distribution of property (NVIDIA stock or other property) to its shareholders in complete liquidation of 3dfx, as if it sold the distributed property to its distributee--shareholders for the fair market value of such property on the date of the distribution. If the property distributed in the liquidation is subject to a liability or the distributee shareholder assumes a liability of the liquidating corporation in connection with the distribution, the fair market value of the property is treated as not less than the amount of the liability. The 3dfx gain or loss recognized pursuant to its liquidation will be in addition to the gain or loss recognized by 3dfx pursuant to the a sset sale. See "The Asset Sale--Material Federal Income Tax Consequences Relating to the Asset Sale."

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

3dfx will be obligated to file Form 966 with the Internal Revenue Service within 30 days after the shareholders approve the plan of dissolution. In addition, 3dfx will be obligated to satisfy certain reporting requirements with respect to the distributions to its shareholders.

Tax Consequences of the Liquidation to 3dfx Shareholders

   Even though the liquidation of 3dfx could involve a distribution predominantly of NVIDIA common stock, the liquidation will not constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code with respect to the 3dfx shareholders. Distributions in complete liquidation of 3dfx pursuant to the plan of dissolution generally will be treated by each 3dfx shareholder as amounts received in full payment in exchange for its stock under
Section 331(a) of the Internal Revenue Code. The distributions will not be treated as dividends received by each shareholder, but rather as if the shareholder sold its shares. Each shareholder receiving such liquidating distributions will recognize gain or loss equal to the difference between (i) the sum of the amount of cash and the net fair market value of other property received (including the fair market value of an interest in any liquidating trust, as described below) and (ii) the shareholder's basis in its 3dfx shares. A shareholder who recognizes gain may not receive any cash from 3dfx with which to satisfy the resulting tax liability.

   A shareholder's gain or loss attributable to the liquidation of 3dfx generally will be capital gain or loss if the shareholder's shares are held as a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code. Presently, capital gains generally are taxed to individual taxpayers at a maximum rate of 20% with respect to capital assets held for more than one year. Individual shareholders may deduct capital losses to the extent of their capital gains, plus $3,000 ($1,500 in the case of a married individual filing a separate return). Any unused capital loss may be carried forward indefinitely by individual taxpayers until the individual recognizes sufficient capital gains to absorb them or recognizes such losses at the rate of up to $3,000 per year ($1,500 in the case of a married individual filing a separate return). Capital losses may not be carried back by an individual. Corporate shareholders may deduct capital losses in the year recognized only to the extent of capital gains recognized during such year. Unused capital losses of a corporation may be carried back three years and forward for five years, but may not be carried to any year in which they would create or increase a net operating loss.

   If there is a distribution to 3dfx shareholders, the distribution could consist of one or more liquidating distributions. Each liquidating distribution will be applied first against the adjusted tax basis of each of a shareholder's shares, and gain will be recognized with respect to a share only after an amount equal to the adjusted tax basis of such share has been fully recovered. Any loss with respect to a share may be recognized only after 3dfx makes its final liquidating distribution, if any, or after the last substantial liquidating distribution is determinable with reasonable certainty. Gain or loss is computed on a share by share basis. If a shareholder owns several blocks of shares with different tax bases and holding periods, each liquidating distribution must be allocated ratably among the several blocks of shares in the proportion that the number of shares in a particular block bears to the total number of shares owned by the shareholder.

   In summary, each shareholder should not recognize any gain associated with each liquidating distribution until the aggregate amount of these distributions exceeds such shareholder's basis in its shares. At such time that the aggregate amount of liquidating distributions exceed a shareholder's basis in its shares, such shareholder will recognize gain equal to such excess. Such gain will qualify for capital gain treatment (long-term if the shares have been held for more than one year) if the shareholder's shares are held as a "capital asset." Otherwise, this gain will represent ordinary income to the shareholder. In the event that a shareholder's basis in its shares exceeds the aggregate liquidating distributions such shareholder receives for these shares pursuant to the plan of dissolution, such shareholder will be entitled to claim a loss. A shareholder will be allowed to recognize such loss only after 3dfx makes its final liquidating distribution.

   As each shareholder will have a different basis in its shares, each shareholder will be responsible for calculating its own gain or loss in connection with liquidating distributions it receives from 3dfx. Each shareholder is advised to consult with its own tax advisor as to these gain and loss calculations.

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

Tax Consequences of the Liquidating Trust

   If deemed advisable by the 3dfx board of directors, it may cause 3dfx to establish a liquidating trust to which 3dfx could distribute in kind its remaining assets. Under the Internal Revenue Code, a trust will be treated as a liquidating trust if it is organized for the primary purpose of liquidating and distributing the assets transferred to it, and if its activities are all reasonably necessary to and consistent with the accomplishment of that purpose. However, if the liquidation is prolonged or if the liquidation purpose becomes so obscured by business activities that the declared purpose of the liquidation can be said to be lost or abandoned, it will no longer be considered a liquidating trust. Although neither the Internal Revenue Code nor the regulations thereunder provide any specific guidance as to the length of time a liquidating trust may last, the Internal Revenue Service's guidelines for issuing rulings with respect to liquidating trust status call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations.

   An entity classified as a liquidating trust may receive assets, including cash, from the liquidating entity without the trust incurring any tax. It will be treated as a grantor trust, and accordingly, will also not be subject to tax on any income or gain recognized by it. Instead, each beneficiary will be treated as the owner of its pro rata portion of each asset, including cash, received by and held by the liquidating trust. Accordingly, if the plan of dissolution is approved and if 3dfx ultimately employs a liquidating trust, each shareholder would, at the time of the distribution of the interests in the liquidating trust, be treated as having received a liquidating distribution equal to its share of the amount of cash and the fair market value of any asset distributed to the liquidating trust. This distribution will be taken into account in computing a shareholder's gain or loss attributable to the liquidation. In addition, each shareholder would be required to take into account in computing its own taxable income its pro rata share of each item of income, gain and loss of the liquidating trust. Since shareholders would be treated as owning their respective shares of the liquidating trust's assets, they would be treated as directly engaging in the operations of the trust. As such, shareholders that are tax-exempt entities may realize "unrelated business taxable income" with respect to the trust's activities and foreign investors may be considered to receive income that is "effectively connected" with a U.S. trade or business. A full discussion of the consequences to tax-exempt and foreign shareholders of using a liquidating trust is beyond the scope of this document and 3dfx shareholders should consult their own tax advisors.

   An individual shareholder who itemizes deductions would be entitled to deduct its pro rata share of fees and expenses of the liquidating trust only to the extent that such amount, together with the shareholder's other miscellaneous deductions, exceeded 2% of its adjusted gross income. A shareholder would also recognize taxable gain or loss when all or part of its pro rata portion of an asset is disposed of for an amount greater or less than its pro rata portion of the fair market value of such asset at the time it was transferred to the liquidating trust. Any such gain or loss would be capital gain or loss so long as the shareholder held its interest in the assets as a capital asset.

   If a liquidating trust fails to qualify as such, its treatment will depend upon, among other things, the reasons for its failure to so qualify. It most likely would be taxable as a corporation. In such case, the liquidating trust itself would be subject to tax, and shareholders could also be subject to tax upon the receipt of certain distributions from the liquidating trust. If the board determines to make use of a liquidating trust, it is anticipated that commercially reasonable efforts will be made to ensure that the trust will be classified as a grantor trust for federal income tax purposes.

Special Considerations Applicable to Non-U.S. Shareholders

   Because distributions to 3dfx shareholders following adoption of the plan of dissolution will be treated as payments in exchange for their stock and not as dividends, 3dfx will not be required to withhold any amounts with respect to such distributions to a non-U.S. shareholder unless the non-U.S. shareholder's shares are treated as "United States real property interests" under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA. If 3dfx's shares were to constitute United States real property interests in the hands of a non-U.S. shareholder, 3dfx would be required under Section 1445(e)(3) of the Internal Revenue

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Code to withhold 10% of the gross amount of each liquidating distribution to such shareholder (even if the shareholder recognizes a loss on the distribution). In addition, the non-U.S. shareholder would be subject to regular U.S. income tax with respect to any gain or loss realized on the deemed sale of such shares resulting from the receipt of liquidating distributions. However, the shares of 3dfx should not be treated as "United States real property interests."

   Although 3dfx will not be required to withhold against liquidating distributions to any non-U.S. shareholder unless its shares constitute United States real property interests with respect to such shareholder, a non-U.S. shareholder who is not subject to withholding nevertheless will be subject to U.S. federal income tax with respect to liquidating distributions from 3dfx under the following circumstances. First, if a non-U.S. shareholder's investment in 3dfx's shares is effectively connected with the non-U.S. shareholder's U.S. trade or business, the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to liquidating distributions from 3dfx, and if the non-U.S. shareholder is a corporation, it may also be subject to the branch profits tax. Second, if the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year in which the liquidating distributions are received and certain other conditions apply, the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

   Non-U.S. shareholders should consult their own tax advisors regarding the U.S. federal income tax consequences of receiving liquidating distributions from 3dfx, including the consequences that would apply if 3dfx were to contribute its assets to a liquidating trust.

State and Local Income Tax

   Shareholders also may be subject to state or local income taxes with respect to distributions received by them pursuant to the plan of dissolution and should consult their tax advisors regarding such taxes.

   The above discussion of tax matters does not attempt to discuss all tax matters that may affect 3dfx or its shareholders in the course of the liquidation, winding up and dissolution, or to consider various facts or limitations applicable to any particular shareholder. Shareholders are urged to consult their own tax advisers with respect to the tax consequences to them of the liquidation, winding up and dissolution of 3dfx.

Absence of Dissenters' Rights Related to the Dissolution of 3dfx

   California law does not provide dissenters' rights with respect to the dissolution, winding up and liquidation of 3dfx.

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                    MATERIAL TERMS OF THE PURCHASE AGREEMENT

   The following description of the purchase agreement describes the material terms of the purchase agreement. The full text of the purchase agreement is attached as Annex B to, and is included as part of, this prospectus/proxy statement. You are encouraged to read the entire purchase agreement carefully.

The Purchase Agreement

   The purchase agreement provides that NVIDIA US Investment Company will purchase certain of the assets of 3dfx, including the core graphics processor assets of 3dfx. Specifically, the purchase agreement provides that 3dfx will sell the following assets:

  . patent and patent applications;

  . trademarks, trademark applications, trade names, service marks and service mark applications;

  . other proprietary assets such as trade secrets, copyrights, inventions, designs, drawings and research;

  . inventory and equipment related to 3dfx's core graphics processor assets, including the entire inventory of graphics chips;

  . rights under certain contracts; and

  . other assets, rights and proceeds from the sale of assets related to the graphics business.

   Contemporaneously with the purchase agreement, NVIDIA, NVIDIA US Investment Company and 3dfx entered into other agreements which provided for the transfer or licensing of certain of 3dfx's assets. For example, in connection with a $15 million loan to 3dfx pursuant to a credit agreement, 3dfx assigned all of its trademarks, tradenames, trademark applications, service marks and service mark applications to NVIDIA US Investment Company pursuant to a trademark assignment agreement. NVIDIA US Investment Company will own these marks regardless of whether the asset sale closes. See "Other Related Agreements--Credit Agreement, Security Agreement and Trademark Assignment." In addition, pursuant to a patent license agreement, 3dfx licensed most of its patents, patent applications and inventions to NVIDIA US Investment Company and NVIDIA licensed most of its patents, patent applications and inventions to 3dfx. The license to NVIDIA will remain in force even if the purchase agreement is terminated as a result of shareholders voting against the asset sale and dissolution of 3dfx. See "Other Related Agreements--Patent License." In the event of termination of the purchase agreement, 3dfx will be obligated to repay $5 million of the $15 million loan made pursuant to the credit agreement.

Purchase Price

   The terms of the purchase agreement provide that NVIDIA US Investment Company will pay 3dfx $70 million in cash and, subject to specified conditions, 1,000,000 shares of common stock of NVIDIA. NVIDIA US Investment Company must deliver the shares of common stock of NVIDIA to 3dfx only upon NVIDIA US Investment Company's receipt of a certificate from the chief executive officer or chief financial officer of 3dfx certifying that (i) the shareholders of 3dfx duly adopted resolutions approving the liquidation, winding up and dissolution of 3dfx in accordance with the California Corporations Code; (ii) all debts and liabilities of 3dfx and its subsidiaries' were satisfied or paid in full or otherwise provided for from sources other than the stock consideration; and
(iii) 3dfx has been (or upon only the filing of a certificate of dissolution or court order will be) validly dissolved under the California Corporations Code. NVIDIA US Investment Company is not obligated to deliver these shares, however, unless it is satisfied that 3dfx has paid in full or otherwise adequately provided for payment of all of its and its subsidiaries' debts and liabilities.

   3dfx may request, after the closing of the asset sale and prior to the payment of the common stock consideration, that NVIDIA US Investment Company make a one-time advance to 3dfx up to $25 million if

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3dfx determines that assets of 3dfx, including the $70 million delivered at the closing, are or will be insufficient to pay in full any remaining liabilities of 3dfx or its subsidiaries, and that these remaining debts and liabilities would be paid in full if 3dfx had access to funds not exceeding $25 million. NVIDIA US Investment Company is not required to provide 3dfx with the advance if it determines in good faith that the funds requested would not permit 3dfx to pay in full the then-remaining liabilities of 3dfx. If NVIDIA US Investment Company does make the payment of up to $25 million, the number of shares of common stock of NVIDIA to be paid to 3dfx would be reduced by a number of shares determined by dividing the amount of the advance by $50.

Expected Timing of the Transaction

   Under the purchase agreement, the transaction will close on a date to be designated by NVIDIA following shareholder approval. The purchase agreement further provides that if the closing has not occurred by May 15, 2001, then, subject to certain conditions described more fully in this prospectus/proxy statement, either party may terminate the agreement.

Representations and Warranties

   The purchase agreement contains representations and warranties by 3dfx to NVIDIA and NVIDIA US Investment Company regarding aspects of 3dfx's and its subsidiaries' assets, business, financial condition, structure and other facts pertinent to the asset sale. The representations and warranties will expire one year following the closing, provided, however, that NVIDIA and NVIDIA US Investment Company's representations and warranties will expire no later than the date that the shares of common stock of NVIDIA are paid to 3dfx, and the representations and warranties of 3dfx may expire longer than one year after the closing if a valid claim has been made against 3dfx relating to a possible breach of 3dfx's representations and warranties prior to the first anniversary of the closing. If such a claim is made, then the representation or warranty that is the subject of the claim will survive until there is a final resolution of the claim. The representations and warranties made by 3dfx cover the following topics, among others, as they relate to 3dfx and its subsidiaries:

  . 3dfx's and its subsidiaries' corporate organization and good standing;

  . the articles of incorporation and bylaws of 3dfx and its subsidiaries;

  . 3dfx's filings and reports with the Securities and Exchange Commission and its financial statements;

  . the absence of undisclosed adverse changes in 3dfx's and its subsidiaries' business;

  . title to the assets being conveyed;

  . receivables, inventory, equipment and real property and environmental matters;

  .  the scope of proprietary assets and contracts;

  . 3dfx's and its subsidiaries' liabilities;

  . compliance with legal requirements and applicable laws, including governmental authorizations;

  . tax matters;

  . employment and labor matters, including benefits and ERISA;

  . the sale of products and performance of services by 3dfx;

  . insurance;

  . litigation and legal proceedings;

  . the authorization, execution, delivery, performance and enforceability of the purchase agreement and related matters;

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

  . the absence of conflicts between the purchase agreement and related matters with agreements and orders or governmental authorizations;

  . transactions with affiliates of 3dfx;

  . the absence of discussions between 3dfx and other potential acquirors;

  . the opinion of 3dfx's financial advisor; and

  . the sufficiency of the cash portion of the consideration to pay in full the liabilities of 3dfx and its subsidiaries.

   The purchase agreement also contains limited representations and warranties made by NVIDIA and NVIDIA US Investment Company to 3dfx which cover the following topics, among others:

  . corporate organization and good standing;

  . the authorization, execution, delivery, performance and enforceability of the purchase agreement and related matters;

  . the absence of conflicts with the certificate of incorporation and bylaws; and

  . the validity of the shares of NVIDIA common stock to be issued.

Covenants and Agreements

   The purchase agreement also contains covenants and agreements by the parties.

   3dfx made the following covenants, among others, that, from the date of the purchase agreement through the closing date of the asset sale, it would, unless expressly provided in the purchase agreement:

  . preserve its business relating to the assets being sold to NVIDIA US
    Investment Company;

  . maintain good relations and goodwill with all individuals and entities that have business relationships with 3dfx that relate to the assets being sold to NVIDIA US Investment Company;

  . not take any action that causes any representation or warranty contained in the purchase agreement to be materially incorrect;

  . not materially impair 3dfx's ability to satisfy any conditions contained in the purchase agreement;

  . use its best efforts to develop a plan of dissolution for the assets not sold to NVIDIA US Investment Company and carry out such plan of dissolution;

  . pay in full or otherwise satisfy all indebtedness, liabilities, obligations and amounts owed by 3dfx and its subsidiaries; and

  . hold a shareholders' meeting to approve the plan of dissolution and the asset sale.

   3dfx also agreed to file a consolidated federal income tax return covering 3dfx and its subsidiaries.

   All parties agreed to use their best efforts to file a Registration Statement on Form S-4 and prospectus/proxy statement as soon as practicable after the execution of the purchase agreement and to make all necessary filings for governmental approvals, including the approvals required under the HSR Act.

Indemnification by 3dfx

   The purchase agreement provides that 3dfx will indemnify NVIDIA and NVIDIA US Investment Company (including their current and future affiliates, officers, directors, employees, agents, attorneys, accountants, advisors and representatives of NVIDIA and NVIDIA US Investment Company, and their current

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and future affiliates, and any of the successors and assigns of these parties)
from any damages incurred in connection with:

  . any breach of the representations or warranties made by 3dfx in the purchase agreement;

  . any breach of any representation, warranty, statement, information or provision contained in the disclosure schedule or any other document delivered or otherwise made available to NVIDIA or NVIDIA US Investment Company or any of their representatives;

  . any breach of any covenant or obligation of 3dfx in the purchase agreement or the related agreements;

  . any liability of 3dfx or its officers, other than liabilities under assumed contracts arising after the closing of the asset sale;

  . any liability to which NVIDIA, NVIDIA US Investment Company and their representatives or affiliates may become subject and that arises directly or indirectly from or relates directly or indirectly to:

   . any product produced or sold or any services performed by or on behalf of 3dfx;

   . the presence of any hazardous materials at any site owned, leased, occupied or controlled by 3dfx on or at any time prior to the closing of the asset sale or the generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release or disposal of any hazardous materials by or on behalf of 3dfx;

   . the operation by 3dfx of its business; or

   . the failure to comply with any bulk transfer law or similar legal requirement in connection with the asset sale and related transactions; or

  . any proceeding relating directly or indirectly to any breach, alleged breach, liability or matter of the type referred to above (including any proceeding commenced by NVIDIA, NVIDIA US Investment Company or any of their affiliates or representatives for the purpose of enforcing any of their indemnification rights).

   The purchase agreement also provides that 3dfx is not obligated to make any indemnification payment for any inaccuracy in or breach of any of the representations and warranties made by 3dfx until the total amount of damages that have been directly or indirectly suffered or incurred by NVIDIA, NVIDIA US Investment Company or any of their affiliates or representatives, or to which any of the above described indemnitees has or have otherwise become subject, exceeds $1 million in the aggregate. If the total amount of the damages exceeds $1 million, then the above-described indemnitees are entitled to be indemnified for the full amount of the damages.

Conditions to Closing

   NVIDIA's and 3dfx's respective obligations to close the asset sale are subject to the satisfaction of the following conditions:

  . 3dfx's shareholders must approve the asset sale and the plan of dissolution;

  . no injunction or order preventing the completion of the asset sale may be in effect;

  . the waiting period applicable to the completion of the asset sale and related transactions under the HSR Act must have expired or been terminated;

  . the registration statement with respect to the shares of NVIDIA common stock to be issued in the asset sale must be effective; and

  . the dismissal with prejudice of the NVIDIA and 3dfx patent infringement suits against each other must have occurred.

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   3dfx's obligations to close the asset sale are subject to the satisfaction or waiver of each of the following additional conditions, each of which may be waived by 3dfx, in whole or in part, in writing or by otherwise effecting the closing:

  . NVIDIA must perform in all material respects its obligations under the purchase agreement; and

  . NVIDIA's representations and warranties contained in the purchase agreement must be accurate in all material respects as of the closing of the asset sale and as of the date of the purchase agreement, without giving effect to any update to the disclosure schedule, and except for any such representations and warranties that are made as of a specific date, which, in such case, must be accurate in all material respects as of such date.

   NVIDIA US Investment Company's and NVIDIA's obligations to close the asset sale are subject to the satisfaction of each of the following additional conditions, each of which may be waived by NVIDIA and NVIDIA US Investment Company, in whole or in part, in writing or by otherwise effecting the closing:

  . 3dfx must perform in all material respects its obligations under the purchase agreement;

  . any consents or approvals required to complete the asset sale must have been received;

  . 3dfx's representations and warranties contained in the purchase agreement must be accurate in all material respects as of the closing of the asset sale and as of the date of the purchase agreement, without giving effect to any update to the disclosure schedule, and except for any such representations and warranties that are made as of a specific date, which, in such case, must be accurate in all material respects as of such date;

  . NVIDIA must have received the written legal opinion of Locke Liddell &
    Sapp LLP and, if requested by NVIDIA, the written opinion of a nationally recognized investment bank regarding 3dfx's solvency;

  . 3dfx must repay amounts outstanding under the credit facility, subject to the terms of the credit agreement; and

  . NVIDIA US Investment Company must receive evidence satisfactory to it of the release of encumbrances on the assets being purchased.

Limitation on 3dfx's Ability to Consider Other Acquisition Proposals

   3dfx has agreed that it will not directly or indirectly, and will not authorize or permit any of its representatives directly or indirectly to:

  . solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any acquisition proposal or take any action that could reasonably be expected to lead to an acquisition proposal;

  . furnish any information regarding 3dfx or its subsidiaries to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could lead to an acquisition proposal;

  . engage in discussions or negotiations with any person with respect to any acquisition proposal;

  . approve, endorse or recommend any acquisition proposal; or

  . enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction.

   However, these restrictions shall not be deemed to prevent 3dfx or its board of directors from complying with its legal obligations under Rules 14d-9 and 14e-2 of the Exchange Act of 1934, as amended, with regard to an acquisition proposal. Furthermore, these restrictions will not prohibit 3dfx from furnishing nonpublic

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information regarding 3dfx or its subsidiaries to, or entering into discussion with, any person in response to a superior offer that is submitted by that person if:

  . neither 3dfx nor any representative of 3dfx has breached or taken any action inconsistent with the restrictions described above;

  . the board of directors of 3dfx concludes in good faith, after having consulted with 3dfx's outside legal counsel, that such action is required in order for the board of directors of 3dfx to comply with its fiduciary obligations to 3dfx's shareholders under applicable law;

  . at least five business days prior to furnishing any such nonpublic information to, or entering into discussions with, that person, 3dfx gives NVIDIA and NVIDIA US Investment Company written notice of the identity of that person and of 3dfx's intention to furnish nonpublic information to, or enter into discussions with, that person, and 3dfx receives from that person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to that person by or on behalf of 3dfx and containing provisions no less favorable to 3dfx than certain provisions contained in the confidentiality agreement between NVIDIA and 3dfx; and

  . at least five business days prior to furnishing any such nonpublic information to such person, 3dfx furnishes such nonpublic information to NVIDIA and NVIDIA US Investment Company (to the extent such nonpublic information has not been previously furnished by 3dfx to NVIDIA and NVIDIA US Investment Company).

   A superior offer means an unsolicited, bona fide written offer by a third party, which has either a firm financing commitment or is otherwise capable of providing financing, to purchase all of the outstanding shares of common stock of 3dfx or certain of the assets of 3dfx on terms the board of directors of 3dfx determines, in its reasonable judgment, based upon a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable to the shareholders of 3dfx than the terms of the asset sale and dissolution of 3dfx.

   If prior to closing of the asset sale, 3dfx's board of directors receives an acquisition proposal, any inquiry or indication of interest that could reasonably be expected to lead to an acquisition proposal or any request for nonpublic information, then 3dfx must, within 48 hours of receipt of such acquisition proposal or inquiry, advise NVIDIA and NVIDIA US Investment Company orally and in writing of such matter (including the identity of the person making or submitting such acquisition proposal, inquiry, indication of interest or request, and the terms thereof). 3dfx must keep NVIDIA and NVIDIA US Investment Company fully informed with respect to the status of any such acquisition proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

   3dfx has agreed not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill," nonsolicitation or similar agreement to which 3dfx is a party or under which 3dfx has any rights, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of NVIDIA and NVIDIA US Investment Company 3dfx also agreed to promptly request each person that has executed a confidentiality agreement in connection with its consideration of a possible acquisition transaction or equity investment to return all confidential information heretofore furnished to such person by or on behalf of 3dfx.

   3dfx is still obligated to call a shareholder meeting on the asset sale and dissolution of 3dfx that is the subject of this prospectus/proxy statement even if it has a superior offer, although in certain circumstances the board of directors of 3dfx may withdraw or modify their board recommendation for certain superior offers.

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

Termination of the Purchase Agreement

   NVIDIA, 3dfx and NVIDIA US Investment Company can agree by mutual written consent to terminate the purchase agreement at any time prior to the closing of the asset sale. In addition, either NVIDIA and NVIDIA US Investment Company or 3dfx may terminate the purchase agreement if:

  . the purchase agreement and related agreements have not been completed by May 15, 2001, unless the failure to complete the purchase agreement and related agreements is attributable to a failure on the part of the party seeking to terminate the purchase agreement to perform any covenant required to be performed by such party at or prior to the closing of the asset sale;

  . a court of competent jurisdiction or other governmental body issues a final and nonappealable order, decree or ruling or shall have taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the asset sale and related transactions;

  . the 3dfx shareholders fail to approve both the asset sale and the dissolution of 3dfx, unless the failure to obtain the approval is attributable to a failure on the part of the party seeking to terminate the purchase agreement to perform any covenant required to be performed by such party at or prior to the closing of the asset sale; or

  . the representations and warranties of the other party in the purchase agreement are or become inaccurate, or the other party breaches its covenants, such that a condition to the obligation of the party to which such representations and warranties or covenants are made would not be satisfied and the inaccuracy or breach is not curable through the exercise of reasonable efforts or the other party is not using reasonable efforts to cure the breach.

   In addition, NVIDIA and NVIDIA US Investment Company, at any time prior to the approval by the 3dfx shareholders of the asset sale and plan of dissolution, may terminate the purchase agreement if any of the following events, which constitute triggering events under the purchase agreement, occurs:

  . the 3dfx board of directors fails to recommend that the 3dfx shareholders vote to approve the asset sale and plan of dissolution, or withdraws or modifies its recommendation or takes any other action that becomes generally known to the 3dfx shareholders and that would be reasonably construed to suggest that the 3dfx board or directors does not support the asset sale or plan of dissolution and does not believe the asset sale and plan of dissolution are in the best interests of the 3dfx shareholders;

  . 3dfx fails to include in this prospectus/proxy statement a statement to the effect that the board of directors of 3dfx unanimously determined and believes that the asset sale and plan of dissolution are in the best interests of the 3dfx shareholders;

  . the 3dfx board of directors fails to reaffirm the board of directors recommendation or fails to reaffirm its determination that the asset sale and the plan of dissolution are in the best interests of the 3dfx shareholders within five business days after NVIDIA or NVIDIA US Investment Company reasonably requests in writing that such recommendation or determination be reaffirmed;

  . a tender or exchange offer relating to the securities of 3dfx has commenced and 3dfx has not sent to its shareholders, within 10 business days after the commencement of the tender or exchange offer, a statement disclosing that 3dfx recommends rejection of the tender or exchange offer; or

  . the 3dfx board of directors approves an acquisition proposal which includes approving, endorsing or recommending any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any of the following or entering into any letter of intent or similar document or any contract providing for or otherwise contemplating the following events, which constitute acquisition transactions under the purchase agreement:

   . the issuance, sale or other disposition of:

           . any capital stock or other securities of 3dfx other than as the result of the exercise of stock options previously granted;

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           . any option, call, warrant or right to acquire any capital stock or other securities of 3dfx (whether or not immediately exercisable); or

           . any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other securities of 3dfx;

   .the sale or other disposition of all or a material portion of the business or assets of 3dfx or any direct or indirect subsidiary or division of 3dfx, excluding any assets not being sold to NVIDIA US Investment Company in the asset sale; or

   . any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving 3dfx or any direct or indirect subsidiary of 3dfx.

   If the purchase agreement is terminated, all further obligations of the parties to the purchase agreement will terminate, except for the payment of certain fees and expenses by 3dfx referenced below, as applicable, and except that, upon termination both NVIDIA and 3dfx shall immediately file a proposed order to dismiss with prejudice the pending patent lawsuits that each have filed against the other, provided, however, that no filing to dismiss the pending patent lawsuits shall be made if the purchase agreement is terminated as a result of:

  . a mutual decision by the parties;

  . the failure of NVIDIA or NVIDIA US Investment Company to comply with their obligations under the purchase agreement;

  . the inaccuracy of any representations and warranties or covenants by NVIDIA and NVIDIA US Investment Company that either cannot be or are not being cured; or

  . a final and nonappealable order, decree or ruling by a court of competent jurisdiction or a governmental body that permanently restrains, enjoins or otherwise prohibits the asset sale.

   In some situations, termination of the purchase agreement may have implications on the patent license agreement, patent standstill agreement and the credit agreement. See "Other Related Agreements."

Termination Fees

   The purchase agreement provides that if it is terminated because the asset sale was not completed by May 15, 2001, then 3dfx would be required to pay:

  . fees to reimburse NVIDIA and NVIDIA US Investment Company for their reasonable fees and expenses that have been paid or that may become payable by and on behalf of NVIDIA and NVIDIA US Investment Company in connection with the preparation and negotiation of the purchase agreement and the documents concerning the related transactions and otherwise in connection with the asset sale and related transactions, if at or prior to the time of the termination of the purchase agreement, an acquisition proposal for 3dfx has been disclosed, announced, commenced, submitted or made and has not been withdrawn or terminated pursuant to a public announcement at least five days before the special shareholders' meeting; and

  . a fee of $3.3 million if at or prior to the termination of the purchase agreement, an acquisition proposal for 3dfx had been disclosed, announced, commenced, submitted or made.

   The purchase agreement also provides that if the agreement is terminated because the 3dfx shareholders did not approve the dissolution of 3dfx and asset sale, then 3dfx would be required to pay:

  . fees to reimburse NVIDIA and NVIDIA US Investment Company for their reasonable fees and expenses that have been paid or that may become payable by and on behalf of NVIDIA and NVIDIA US Investment Company in connection with the preparation and negotiation of the purchase agreement and the documents concerning the related transactions and otherwise in connection with the asset sale and related transactions; and

  . a fee of $3.3 million if at or prior to the termination of the purchase agreement, an acquisition proposal for 3dfx had been disclosed, announced, commenced, submitted or made.

   If the purchase agreement is terminated by NVIDIA or NVIDIA US Investment Company because a triggering event, as described above, occurs, then 3dfx would be required to pay:

  . fees to reimburse NVIDIA and NVIDIA US Investment Company for their reasonable fees and expenses that have been paid or that may become payable by and on behalf of NVIDIA and NVIDIA US Investment Company in connection with the preparation and negotiation of the purchase agreement and the documents concerning the related transactions and otherwise in connection with the asset sale and related transactions; and

  . a fee of $3.3 million.

Expenses

   The purchase agreement provides that, subject to the provisions regarding termination fees as described above, NVIDIA, NVIDIA US Investment Company and 3dfx will pay their own respective costs and expenses incurred in connection with the purchase agreement and the transactions contemplated by the purchase agreement.

Amendment; Waiver

   The purchase agreement may only be amended by a written instrument signed on behalf of all parties to the purchase agreement.

                               VOTING AGREEMENTS

   The following description of the voting agreements sets forth the material terms of the voting agreements.

   All of the directors and executive officers of 3dfx have entered into voting agreements with NVIDIA dated December 15, 2000. They have agreed in the voting agreements to vote all shares of 3dfx common stock owned by them as of the record date in favor of the approval of the asset sale pursuant to the purchase agreement and the liquidation, winding up and dissolution of 3dfx as described in the plan of dissolution. They have also granted NVIDIA an irrevocable proxy to vote their shares of 3dfx common stock in favor of the asset sale and the dissolution. Approximately 887,313 outstanding shares of 3dfx common stock, or 2.2% of the total number of shares of 3dfx common stock outstanding on February 12, 2001, are subject to voting agreements and irrevocable proxies. The 3dfx executive officers and directors who signed the voting agreements have also agreed that, before the termination of the voting agreements, they will not transfer, assign, convey or dispose of any shares of 3dfx common stock, or any option to purchase shares of 3dfx common stock, owned by them unless each person to whom any shares or options are transferred executes a voting agreement and agrees to hold those shares or options subject to all of the terms and provisions of the voting agreement.

   The voting agreements also provide that these directors and executive officers must vote against the following actions, other than the asset sale or dissolution:

  . any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving 3dfx;

  . any sale, lease or transfer of a material amount of assets of 3dfx;

  . any reorganization, recapitalization, dissolution or liquidation of 3dfx;

  . any change in a majority of the board of directors of 3dfx;

  . any amendment to 3dfx's certificate of incorporation or bylaws;

  . any material change in the capitalization of 3dfx or 3dfx's corporate structure; and

  . any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the asset sale.

                            OTHER RELATED AGREEMENTS

   The following are descriptions of other agreements entered into by the parties, and these descriptions set forth what we believe are the material terms of these agreements. Each of these agreements is attached in Annex D through Annex H and included as part of this prospectus/proxy statement. You are urged to read each of these agreements carefully.

Credit Agreement, Security Agreement and Trademark Assignment

   Contemporaneously with the execution of the purchase agreement, NVIDIA US Investment Company and 3dfx entered into a credit agreement pursuant to which NVIDIA US Investment Company loaned to 3dfx $15 million. In consideration of this loan, 3dfx:

  . granted a non-exclusive, fully-paid, royalty-free license to NVIDIA US Investment Company for most of the patents, patent applications and inventions held by 3dfx pursuant to a patent license agreement, described in more detail below; and

  . assigned and transferred to NVIDIA US Investment Company all trademarks, trademark applications, trade names, service marks and service mark applications held by 3dfx and its related entities pursuant to a trademark assignment.

   In addition, as collateral security for the credit facility, 3dfx granted NVIDIA US Investment Company a security interest in 3dfx's assets pursuant to a security agreement. The patent license agreement, trademark assignment agreement and security agreement were contemporaneously executed with the credit agreement.

   The loan extended by NVIDIA to 3dfx pursuant to the credit agreement is repayable by 3dfx at the closing of the asset sale from the cash consideration received from NVIDIA at closing. In the event of the termination of the purchase agreement, the loan must be repaid within ten business days; provided that the outstanding amount due shall be reduced by $10 million in consideration of 3dfx's assignment of its trademarks and related assets pursuant to the trademark assignment.

   In connection with the trademark assignment, NVIDIA US Investment Company agreed to grant 3dfx a license that would allow 3dfx to continue to use its trademarks and tradenames until the closing or termination of the asset sale.

Patent License Agreement

   Pursuant to the patent license agreement, entered into by NVIDIA, NVIDIA US Investment Company and 3dfx, 3dfx granted a non-exclusive, fully-paid, royalty-free license to NVIDIA US Investment Company for most of the patents, patent applications and inventions held by 3dfx and NVIDIA granted a non-exclusive, fully-paid, royalty-free license to 3dfx for most of the patents, patent applications and inventions held by NVIDIA. In conjunction with these license grants by NVIDIA and 3dfx and pursuant to the terms of this patent license agreement, 3dfx released NVIDIA and its affiliates from certain claims and liability relating to those patents held by 3dfx and NVIDIA released 3dfx and its affiliates from certain claims and liability relating to those patents held by NVIDIA, in each case, other than those that are the subject of the ongoing litigation between NVIDIA and 3dfx. In addition, both NVIDIA and 3dfx agreed not to commence any additional patent infringement litigation against the other party or its affiliates.

   The patent license agreement went into effect on December 15, 2000, and will remain in effect unless one of the following occurs:

  . 3dfx and NVIDIA or NVIDIA US Investment Company mutually consent to terminate the purchase agreement;

  . either 3dfx or NVIDIA or NVIDIA US Investment Company terminates the purchase agreement because a court of competent jurisdiction or other government body issues a final and nonappealable order permanently restraining, enjoining or otherwise prohibiting the asset sale;

  . 3dfx terminates the purchase agreement because the closing of the asset sale does not occur by May 15, 2001 as a result of the failure of NVIDIA or NVIDIA US Investment Company to meet its obligations under the purchase agreement;

  . 3dfx elects to terminate the purchase agreement because any of the representations and warranties of NVIDIA or NVIDIA US Investment Company made in the purchase agreement (a) either (i) is inaccurate on the date of the purchase agreement or (ii) becomes inaccurate prior to the closing of the asset sale, subject to a right to cure such inaccuracies, and (b) such inaccuracies in the aggregate constitute a material adverse effect on NVIDIA;

  . 3dfx terminates the purchase agreement because NVIDIA or NVIDIA US Investment Company fails to comply with or perform in all material respects all of its covenants and obligations under the purchase agreement required to be complied with or performed at or prior to the closing of the asset sale; or

  . NVIDIA or NVIDIA US Investment Company terminates the purchase agreement because of an inaccuracy in the representations and warranties made by 3dfx in the purchase agreement or a breach of the covenants of 3dfx in the purchase agreement, but only if such inaccuracy or breach would not deprive NVIDIA and NVIDIA US Investment Company of the material benefits of the purchase agreement.

   In addition, the patent license granted by NVIDIA to 3dfx, and the accompanying release and covenant not to sue, will terminate if any of the following events occurs:

  .  there is a change in control of 3dfx;

  .  3dfx dissolves, liquidates or ceases to conduct business;

  . 3dfx admits in writing its inability to pay its debts as they become due, files for bankruptcy, has an involuntary bankruptcy petition filed against it or makes an assignment for the benefit of creditors;

  .  the asset sale closes; or

  .  the purchase agreement terminates for any reason.

   While these events would terminate the license from NVIDIA to 3dfx, they would not terminate the license from 3dfx to NVIDIA US Investment Company unless the entire patent license agreement is terminated for one of the reasons enumerated earlier in this section.

Patent Standstill Agreement

   Under the terms of the patent standstill agreement, NVIDIA and 3dfx agreed not to bring, file or prosecute any action relating to patents, patent applications and inventions of either party, other than existing patents in dispute. In addition, NVIDIA and 3dfx agreed to stay, dismiss with prejudice and/or seek a continuance of litigation that the parties currently have ongoing with the other.

   The term of the patent standstill agreement began on December 15, 2000, and remains effective for three years unless sooner terminated for one of the following reasons:

  . 3dfx and NVIDIA or NVIDIA US Investment Company mutually consent to terminate the purchase agreement;

  . either 3dfx or NVIDIA or NVIDIA US Investment Company terminates the purchase agreement because a court of competent jurisdiction or other government body issues a final and nonappealable order permanently restraining, enjoining or otherwise prohibiting the asset sale;

  . 3dfx terminates the purchase agreement because the closing of the asset sale does not occur by May 15, 2001 as a result of the failure of NVIDIA or NVIDIA US Investment Company to meet its obligations under the purchase agreement;

  . 3dfx terminates the purchase agreement because any of the representations and warranties of NVIDIA or NVIDIA US Investment Company made in the purchase agreement (a) either (i) is inaccurate on the date of the purchase agreement or (ii) becomes inaccurate prior to the closing of the asset sale, subject to a right to cure such inaccuracies, and (b) such inaccuracies in the aggregate constitute a material adverse effect on NVIDIA; or

  . 3dfx elects to terminate the purchase agreement because NVIDIA or NVIDIA US Investment Company fails to comply with or perform in all material respects all of its covenants and obligations under the purchase agreement required to be complied with or performed at or prior to the closing of the asset sale.

   The parties have requested a stay order with respect to their pending lawsuits against each other in accordance with this agreement and the stay order was granted on January 5, 2001.

                     SECURITY OWNERSHIP OF 3DFX MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS

   The following table sets forth as of February 12, 2001 information regarding the beneficial ownership of 3dfx's common stock by:

  . Each person known by 3dfx to own beneficially more than five percent of the outstanding common stock.

  . Each director, the chief executive officer and the four other most highly compensated executive officers for fiscal 2001.

  . All directors and executive officers of 3dfx as a group as of February
    12, 2001.

  . The following calculations of the percentage of outstanding shares are based on 39,776,502 shares of 3dfx's common stock outstanding as of February 12, 2001.

  . Beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. With respect to 3dfx's indicated five percent shareholders, share data is derived from information provided by them to 3dfx.

  . Shares of the common stock subject to options that are presently exercisable or exercisable within 60 days of February 12, 2001 are deemed outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. These options are separately set forth below in the column titled "Options."

                                  Number Beneficially Owned
                                -----------------------------------
      Name and Address(1)        Shares          Options    Total   Percentage
      -------------------       ---------       --------- --------- ----------
Five Percent Shareholders:
David A. Rocker(2)............. 3,587,590             --        --     9.0%
 c/o Rocker Partners, L.P.
 45 Rockefeller Plaza, Suite
  1759
 New York, New York 10111
CTI Limited.................... 2,772,973(3)          --  2,772,973    7.0
 1901 McCarthy Boulevard
 Milpitas, California 95035
George T. Haber................ 2,430,973(3)(4)     2,063 2,433,036    6.1
 890 Robb Road
 San Jose, California 94306
Directors and Officers:
Richard Burns..................     3,740          46,042    49,782      *
Gordon A. Campbell.............   381,665(5)       88,417   470,082    1.2
Philip J. Carmack(6)...........   290,710(3)          --    290,710      *
James L. Hopkins...............     2,498         100,485   102,983      *
Stephen A. Lapinski............       --              --        --     --
Alex M. Leupp..................     4,100         264,293   268,393      *
Scott D. Sellers...............   202,200         479,896   682,096    1.7
James Whims....................     2,400          71,500    73,900      *
All executive officers and
 directors as a group
 (10 persons)..................   887,313       1,050,633 1,937,946    4.9

--------
*  Less than 1%.
(1) Except as otherwise noted, address is c/o 3dfx Interactive, Inc., 4435 Fortran Drive, San Jose, CA 95134.

(2) Information with respect to David A. Rocker was obtained from a Schedule 13G filed with the Securities and Exchange Commission, which indicates that Mr. Rocker has sole voting and dispositive power over all of the shares indicated by virtue of his positions as the sole managing partner of Rocker Partners, L.P., and as the president of Rocker Offshore Management Company, Inc., an investment advisor to Compass Holdings, Ltd.

(3) Ten percent of these shares are being held in escrow pursuant to the terms of an Indemnity Escrow Agreement dated July 20, 2000, by and among 3dfx, GigaPixel Corporation, Galapagos Acquisition Corp., George T. Haber, as Securityholder Representative, and U.S. Trust Company, as Escrow Agent, which arose out of the July 2000 merger between 3dfx and GigaPixel Corporation. This escrow arrangement expires in August 2001 and the related shares will be released from its terms at that time assuming that no claims are made on the shares held by the Escrow Agent under the arrangement.

(4) George T. Haber and Cornelia Haber are co-trustees of the Haber Children's Trust dated October 28, 1998 and the Haber Revocable Trust dated September 4, 1998, and share both voting and investment power over the shares held in these trusts. The Children's Trust holds 524,440 shares and the Revocable Trust holds 1,906,533 shares. These shares are subject to a Lock-Up Agreement dated July 20, 2000 between 3dfx and George T. Haber which provides for restrictions on their transfer through December 20, 2001, except that during each quarterly period which commenced on November 1, 2000, 10 percent of the shares may be sold. In the event designated directors and officers of 3dfx sell during any quarter more than 836,005 3dfx shares as a group, all restrictions associated with the Lock-Up Agreement will lapse. This figure excludes 1,212,401 shares over which Mr. Haber has voting control pursuant to an Indemnity Escrow Agreement dated July 20, 2000, by and among 3dfx, GigaPixel Corporation, Galapagos Acquisition Corp., Mr. Haber, as Securityholder Representative, and U.S. Trust Company, as Escrow Agent. This voting power will expire in August 2001, assuming that no claims are made on the shares prior to that date, in which case the voting power could terminate earlier.

(5) Includes 77,084 shares held by Techfarm, L.P., 3,854 held by Techfarm Management Inc. (d.b.a. Techfarm, Inc.) and 300,727 shares held by Gordon
    A. Campbell. Mr. Campbell is President of Techfarm, Inc., the general partner of Techfarm, L.P. and Mr. Campbell disclaims beneficial ownership of the shares held by Techfarm, L.P. and Techfarm Management Inc.

(6) Mr. Carmack's employment with 3dfx terminated effective December 19, 2000.

       SECURITY OWNERSHIP OF NVIDIA MANAGEMENT AND PRINCIPAL STOCKHOLDERS

   The following table sets forth as of January 1, 2001 certain information regarding beneficial ownership of NVIDIA's common stock by:

  . Each of NVIDIA's executive officers and directors.

  . All of NVIDIA's executive officers and directors as a group.

  . Each stockholder known by NVIDIA to be the beneficial owner of more than five percent of NVIDIA's common stock.

                                                      Number of    Percentage
                                                        Shares     of Shares
                                                     Beneficially Beneficially
Name                                                   Owned(1)      Owned
----                                                 ------------ ------------
Jen-Hsun Huang(2)(3)................................   5,604,186       8.1%
Curtis R. Priem(2)(4)...............................   6,165,000       9.0
Chris A. Malachowsky(2)(5)..........................   4,122,937       6.0
Jeffrey D. Fisher(6)................................     360,728         *
Christine B. Hoberg(7)..............................      42,094         *
Tench Coxe(8).......................................     586,918         *
James C. Gaither(9).................................     169,902         *
Harvey C. Jones, Jr.(10)............................     484,602         *
William J. Miller(11)...............................     257,500         *
A. Brooke Seawell(12)...............................     177,500         *
Mark A. Stevens(13).................................     326,436         *
All directors and executive officers as a group (11
 persons)(14).......................................  18,297,803      26.0
FMR Corp.(15).......................................   6,952,165      10.6
 82 Devonshire Street
 Boston, Massachusetts 02109

--------
(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 68,099,401 shares of common stock outstanding on December 31, 2000. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable within 60 days are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) The address for Messrs. Huang, Malachowsky and Priem is c/o NVIDIA Corporation, 3535 Monroe Street, Santa Clara, California 95051.

(3) Includes 4,342,800 shares of common stock held by The Jen-Hsun and Lori Huang Living Trust dated May 1, 1995, of which Mr. Huang is the trustee, and 501,200 shares held by J. and L. Huang Investments, L.P., of which Mr. Huang and his wife are general partners. Also includes 760,000 shares of common stock issuable upon the exercise of vested options within 60 days of January 1, 2001.

(4) Includes 54,000 shares of common stock held by The Priem Family CRT and 4,446,000 shares held by The Priem Family Foundation. Mr. Priem disclaims beneficial ownership over the shares of common stock held by the Priem Family Foundation. Also includes 375,000 shares of common stock issuable upon the exercise of vested options within 60 days of January 1, 2001.

(5) Includes 3,270,000 shares of common stock held by The Chris and Melody Malachowsky Living Trust dated October 20, 1994, of which Mr. Malachowsky is the trustee, and 477,000 shares of common stock held by C. and M. Malachowsky Investments, L.P., of which Mr. Malachowsky and his wife are general partners. Also includes 375,937 shares of common stock issuable upon exercise of vested options within 60 days of January 1, 2001.
 (6) Includes 39,000 shares held by Jeffrey D. Fisher, as custodian for his three minor children under the Uniform Gifts to Minors Act. Also includes 43,146 shares of common stock issuable upon exercise of vested options within 60 days of January 1, 2001.

 (7) Includes 36,876 shares of common stock issuable upon exercise of vested options within 60 days of January 1, 2001.

 (8) Includes 20,526 shares of common stock held in a retirement trust over which Mr. Coxe exercises voting and investing power. Also includes 95,000 shares of common stock issuable upon exercise of vested options within 60 days of January 1, 2001.

 (9) Includes 75,000 shares of common stock held by Cooley Godward LLP, of which Mr. Gaither is senior counsel. Mr. Gaither disclaims beneficial ownership of such shares held by such entity, except to the extent of his pecuniary interest therein. Also includes 60,000 shares of common stock issuable upon exercise of vested options within 60 days of January 1, 2001.

(10) Includes 95,000 shares of common stock issuable upon exercise of vested options within 60 days of January 1, 2001.

(11) Includes 82,500 shares of common stock issuable upon exercise of vested options within 60 days of January 1, 2001.

(12) Includes 177,500 shares of common stock issuable upon exercise of vested options within 60 days of January 1, 2001.

(13) Includes 92,500 shares of common stock issuable upon exercise of vested options within 60 days of January 1, 2001.

(14) Includes 2,193,459 shares of common stock issuable upon exercise of options held by all current directors and executive officers within 60 days of January 1, 2001.

(15) Based on information set forth in the Form 13G dated October 10, 2000, filed with the Securities and Exchange Commission.

                               NVIDIA CORPORATION

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

   On December 15, 2000, NVIDIA and its indirect wholly-owned subsidiary NVIDIA US Investment Company signed a definitive agreement with 3dfx pursuant to which NVIDIA US Investment Company agreed to acquire certain of 3dfx's assets, including its core graphics processor assets.

   Under the terms of the agreement, NVIDIA US Investment Company will pay to 3dfx a total consideration of $70 million in cash and 1,000,000 shares of NVIDIA common stock. This acquisition will be accounted for as a purchase.

   The following unaudited pro forma combined condensed financial statements present financial information giving effect to the acquisition under purchase accounting. The unaudited pro forma combined condensed balance sheet as of October 29, 2000 is presented as if the purchase had occurred as of that date. The unaudited pro forma combined condensed statements of operations for the nine month period ended October 29, 2000 and the fiscal year ended January 30, 2000 are presented as if the purchase had occurred at the beginning of the earliest period presented.

   The financial information reflects certain assumptions deemed probable by NVIDIA management regarding the purchase. The total estimated purchase cost of the acquisition was allocated on a preliminary basis to assets based upon management's best estimates of their fair value with the excess cost over the net assets acquired allocated to goodwill. The adjustments to the unaudited pro forma combined condensed financial information are subject to change pending a final analysis of the total purchase cost and the fair value of the assets assumed. The impact of these changes could be material.

   The pro forma combined condensed financial statements should be read in conjunction with NVIDIA's unaudited combined condensed financial statements and notes thereto included in NVIDIA's quarterly report on Form 10-Q for the period ended October 29, 2000 and the audited and consolidated financial statements and notes thereto incorporated by reference in NVIDIA's annual report on Form 10-K for the fiscal year ended January 30, 2000. The pro forma information is based on estimates and assumptions and may not necessarily be indicative of what NVIDIA's results of operations or financial position would have been had the transaction been in effect as of and for the periods presented, nor is such information necessarily indicative of NVIDIA's results of operations or financial position for any future period or date.

                               NVIDIA CORPORATION

             PRO FORMA COMBINED CONDENSED BALANCE SHEET (UNAUDITED)
                                  (Thousands)

                                 Historical
                         --------------------------
                         NVIDIA as of                (A) Pro
                           Oct. 29,    3dfx as of     forma
                             2000     Oct. 31, 2000 adjustment     Pro forma
                         ------------ ------------- ----------     ----------
ASSETS
Current assets:
  Cash and cash
   equivalents..........   $694,883     $ 33,606    $(103,606)(B)  $  624,883
  Accounts receivable
   net..................    104,352       30,177      (30,177)        104,352
  Inventory.............     93,192       45,794      (39,294)(B)      99,692
  Prepaid expenses and
   other current
   assets...............     33,313        5,075       (5,075)         33,313
                           --------     --------    ---------      ----------
    Total current
     assets.............    925,740      114,652     (178,152)        862,240
Property and equipment,
 net....................     37,425       36,961      (36,961)         37,425
Deposits and other
 assets.................     20,181       10,433      (10,433)         20,181
Goodwill and other
 intangibles............        --        27,221       82,279 (B)     109,500
                           --------     --------    ---------      ----------
                           $983,346     $189,267    $(143,267)     $1,029,346
                           ========     ========    =========      ==========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......   $ 86,716     $ 62,678    $ (62,678)     $   86,716
  Accrued liabilities...     33,828       17,499      (11,499)(B)      39,828
  Current portion of
   capital lease
   obligations..........        685          --           --              685
  Short term debt.......        --        30,983      (30,983)            --
  Current portion of
   long term
   liabilities..........        --         1,324       (1,324)            --
  Deferred revenue......        --         6,075       (6,075)            --
                           --------     --------    ---------      ----------
    Total current
     liabilities........    121,229      118,559     (112,559)        127,229
Capital lease
 obligations, less
 current portion........        644          --           --              644
Deferred revenue........    200,000          --           --          200,000
Long-term debt..........    300,000          701         (701)        300,000
Stockholders' equity:
  Common stock..........         68      440,816     (440,815)(B)          69
  Warrants..............        --           242         (242)            --
  Additional paid-in
   capital..............    263,857          --        39,999 (B)     303,856
  Deferred
   compensation.........        (15)     (11,000)      11,000             (15)
  Unrealized loss on
   equity securities....        --        (1,983)       1,983             --
  Retained earnings.....     97,563     (358,068)     358,068          97,563
                           --------     --------    ---------      ----------
    Total stockholders'
     equity.............    361,473       70,007      (30,007)        401,473
                           --------     --------    ---------      ----------
                           $983,346     $189,267    $(143,267)     $1,029,346
                           ========     ========    =========      ==========

   See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

                               NVIDIA CORPORATION

        PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)
                     (Thousands, except per share amounts)

                                       Historical
                                -------------------------
                                NVIDIA Nine   3dfx Nine
                                Months Ended Months Ended    (C)
                                  Oct. 29,     Oct. 31,   Pro forma        Pro
                                    2000         2000     adjustment      forma
                                ------------ ------------ ----------     --------
Revenues......................    $517,046    $ 214,757   $(214,757)     $517,046
Cost of revenues..............     324,249      199,903    (199,903)      324,249
                                  --------    ---------   ---------      --------
Gross profit..................     192,797       14,854     (14,854)      192,797
                                  --------    ---------   ---------      --------
Operating expenses:
  Research and development....      59,994       54,830     (42,971)(D)    71,853
  Sales, general and
   administrative.............      41,569       50,750     (50,017)(D)    42,302
  Amortization of goodwill and
   other intangibles..........         --       201,308    (184,847)(D)    16,461
                                  --------    ---------   ---------      --------
    Total operating expenses..     101,563      306,888    (277,835)      130,616
                                  --------    ---------   ---------      --------
Operating income/(Loss).......      91,234     (292,034)    262,981        62,181
Interest and other income,
 net..........................      10,056          215      (2,709)(E)     7,562
                                  --------    ---------   ---------      --------
Income/(Loss) before income
 tax expense..................     101,290     (291,819)    260,272        69,743
Income tax expense............      32,413         (313)     (9,782)(F)    22,318
                                  --------    ---------   ---------      --------
Net income....................    $ 68,877    $(291,506)  $ 270,054      $ 47,425
                                  ========    =========   =========      ========
Basic net income/loss per
 share........................    $   1.07    $   (9.69)  $    9.34      $   0.72
                                  ========    =========   =========      ========
Diluted net income/loss per
 share........................    $   0.87    $   (9.69)  $    9.41      $   0.59
                                  ========    =========   =========      ========
Shares used in basic per share
 computation..................      64,660       30,077     (29,077)(G)    65,660
Shares used in diluted per
 share computation............      79,234       30,077     (29,077)(G)    80,234


   See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

                               NVIDIA CORPORATION

        PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)
                     (Thousands, except per share amounts)

                                     Historical
                             ---------------------------
                              NVIDIA Year      3dfx         (C)
                                 Ended      Year Ended   Pro forma        Pro
                             Jan. 30, 2000 Jan. 31, 2000 adjustment      forma
                             ------------- ------------- ----------     --------
Revenues...................    $374,505      $360,523    $(360,523)     $374,505
Cost of revenues...........     235,575       287,872     (287,872)      235,575
                               --------      --------    ---------      --------
Gross profit...............     138,930        72,651      (72,651)      138,930
                               --------      --------    ---------      --------
Operating expenses:
  Research and
   development.............      47,439        66,062      (50,249)(D)    63,252
  Sales, general and
   administrative..........      37,079        63,468      (62,490)(D)    38,057
  Amortization of goodwill
   and other intangibles ..         --         18,912        3,036 (D)    21,948
                               --------      --------    ---------      --------
    Total operating
     expenses..............      84,518       148,442     (109,703)      123,257
                               --------      --------    ---------      --------
Operating income/(Loss)....      54,412       (75,791)      37,052        15,673
Interest and other income,
 net.......................       1,754         2,180       (5,505)(E)    (1,571)
                               --------      --------    ---------      --------
Income/(Loss) before income
 tax expense...............      56,166       (73,611)      31,547        14,102
Income tax
 expense/(benefit).........      18,068       (10,324)      (3,231)(F)     4,513
                               --------      --------    ---------      --------
Net income/(loss)..........    $ 38,098      $(63,287)   $  34,778      $  9,589
                               ========      ========    =========      ========
Basic net income/(loss) per
 share.....................    $   0.64      $  (2.81)   $    2.33      $   0.16
                               ========      ========    =========      ========
Diluted net income/(loss)
 per share.................    $   0.53      $  (2.81)   $    2.41      $   0.13
                               ========      ========    =========      ========
Shares used in basic per
 share computation.........      59,744        22,536      (21,536)(G)    60,744
Shares used in diluted per
 share computation.........      72,196        22,536      (21,536)(G)    73,196


   See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

                              NVIDIA CORPORATION

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

Note 1. Unaudited Pro Forma Combined Condensed Balance Sheet

   The unaudited pro forma combined condensed balance sheet gives effect to the purchase as if it had occurred on October 29, 2000 with respect to the balance sheets of NVIDIA and 3dfx.

   On December 15, 2000, NVIDIA and NVIDIA US Investment Company signed a definitive purchase agreement with 3dfx pursuant to which NVIDIA US Investment Company agreed to acquire certain of 3dfx's assets, including its core graphics processor assets. Under the terms of the purchase agreement, NVIDIA US Investment Company will pay to 3dfx a total consideration of $70 million in cash and 1,000,000 shares of NVIDIA common stock. This purchase of assets will be accounted for under the purchase method of accounting.

   The following adjustments were reflected in the unaudited pro forma combined condensed balance sheet:

  (A) To remove the impact of 3dfx assets not acquired and 3dfx liabilities not assumed.

  (B) To record common stock and cash issued to 3dfx and the application of purchase accounting. The total purchase price consists of cash of $70 million and 1,000,000 shares of NVIDIA's common stock with an estimated fair value of $40 million and estimated direct transaction costs of approximately $6 million. The fair value of NVIDIA's common stock was determined as the average market price from December 13, 2000 to December 19, 2000, which includes two trading days prior and two trading days subsequent to the public announcement of the purchase.

   The amounts and components of the estimated purchase price are presented below.

                                                                 (In thousands)
  Common stock..................................................       $      1
  Additional paid-in capital....................................         39,999
  Transaction costs.............................................          6,000
  Cash..........................................................         70,000
                                                                       --------
  Total purchase price..........................................       $116,000
                                                                       ========

   NVIDIA has assumed that all of 3dfx's debts and liabilities can be satisfied or paid in full with the total cash consideration of $70 million. If the debts and liabilities cannot be satisfied, 3dfx could receive a cash advance from NVIDIA of up to $25 million and this advance would reduce the number of shares receivable by 3dfx by up to 500,000 shares. Consequently the components of the estimated purchase price could differ from that presented above.

   Under purchase accounting, the total purchase price will be allocated to the acquired assets based upon their fair values. Allocations are subject to valuations as of the date of the completion of the purchase. NVIDIA expects to allocate the total purchase price to goodwill and other identifiable intangible and tangible assets. NVIDIA expects to amortize goodwill over five years and to amortize other identifiable intangible and tangible assets over their estimated useful lives.

   The actual allocation of the purchase price will depend upon the composition of 3dfx assets acquired on the closing date and NVIDIA's evaluation of the fair value of the net assets as of the date indicated. Consequently, the actual allocation of the purchase price could differ from that presented above.

Note 2. Unaudited Pro Forma Combined Condensed Statements of Operations

   The unaudited pro forma combined condensed statements of operations give effect to the purchase as if it had occurred at the beginning of the earliest period presented. The following adjustments have been reflected in the unaudited pro forma combined condensed statements of operations:

  (C) Adjustment to remove the 3dfx statements of operations in order to reflect only the ongoing impact of assets acquired.

  (D) To record the application of purchase accounting, the amortization of goodwill and other intangible and tangible assets and employee-related expenses. The pro forma adjustments assume that the purchase price of $116 million will be allocated to goodwill and other identifiable intangible and tangible assets. The goodwill will be amortized on a straight-line basis over five years and the other identifiable intangible and tangible assets will be amortized over their estimated useful lives. The ultimate lives assigned will be determined at the date of closing based on the facts and circumstances existing at that date. Employee-related expense includes salaries and benefits for former 3dfx employees assumed to be hired by NVIDIA and does not include one-time non-recurring bonus expenses of up to $7 million.

  (E) To record the impact of interest expense related to the cash consideration of $70 million. For pro forma purposes the source of cash was assumed to have been a loan with an interest rate of 4 3/4%.

  (F) To reduce income tax expense for the effect of the pro forma adjustments.

  (G) To reflect the estimated shares to be issued as consideration for the purchase.

                             3DFX INTERACTIVE, INC.

           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

   The following unaudited pro forma condensed consolidated balance sheet of 3dfx as of October 31, 2000 presents the financial position of 3dfx assuming the asset sale and dissolution of 3dfx had occurred on October 31, 2000. All material adjustments required to reflect the sale of assets and dissolution are set forth in the columns labeled "NVIDIA Sale Adjustments" and "Dissolution Adjustments." The data contained in the column labeled "Historical 3dfx" is derived from 3dfx's historical unaudited consolidated balance sheet as of October 31, 2000.

   The following unaudited pro forma condensed consolidated balance sheet of 3dfx should be read in conjunction with the audited historical consolidated financial statements of 3dfx for the year ended January 31, 2000 (as updated in 3dfx's Current Report on Form 8-K dated January 26, 2001, the audit report on which contains an explanatory paragraph relating to 3dfx's ability to continue as a going concern as described in Note 14 to the consolidated financial statements). The pro forma data is for informational purposes only and may not necessarily reflect 3dfx's financial position or what 3dfx's financial position would have been had 3dfx been dissolved on October 31, 2000. There can be no assurance that the estimated net assets indicated below would be realized if 3dfx were liquidated, wound up and dissolved. 3dfx believes that there is a likelihood that certain risks related to the liquidation, winding up and dissolution of 3dfx may result in holders of common stock realizing less than the estimated net asset value shown in the pro forma condensed consolidated balance sheet. These risks include, without limitation, the ultimate outcome of known and unknown claims, litigation, debts and liabilities.

   The valuation of assets and liabilities necessarily requires estimates and assumptions by management and there are substantial uncertainties in carrying out any plan of dissolution. The actual value of any liquidating distributions to 3dfx's shareholders will depend upon a variety of factors including, but not limited to, the actual net proceeds from the sale of 3dfx's assets (including those subject to the NVIDIA asset sale), the ultimate settlement amounts of 3dfx's liabilities and obligations (including the settlement of known and unknown claims or litigation), actual costs incurred in connection with carrying out the liquidation, winding up and dissolution of 3dfx, including costs of liquidation and establishing reserves, and the actual timing of the final dissolution of 3dfx. The asset values and liability settlements ultimately realized in the liquidation, winding up and dissolution of 3dfx could materially differ from the amounts shown in the pro forma condensed consolidated balance sheet below. No assurance can be given that the amount of any liquidating distributions to 3dfx shareholders will equal the estimated amounts included in the pro forma condensed consolidated balance sheet below.

   No pro forma statement of operations data has been presented due to 3dfx's intention to liquidate, wind up and dissolve.

                             3DFX INTERACTIVE, INC.

           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                October 31, 2000
                                 (In thousands)

                          Historical NVIDIA Sale   Dissolution
                             3dfx    Adjustments   Adjustments       As Adjusted
                          ---------- -----------   -----------       -----------
         ASSETS
Current Assets:
  Cash and cash
   equivalents...........  $ 33,606   $ 95,000(A)                     $128,606
  Short-term
   investments...........       --                                         --
  Accounts receivable,
   net...................    30,177                 $ (12,677)(B)       17,500
  Inventories, net.......    45,794                   (29,747)(B)       16,047
  Investment in NVIDIA
   Common Stock..........               20,000(A)                       20,000
  Other current assets...     5,075                    (1,868)(B)        3,207
                           --------   --------      ---------         --------
    Total current
     assets..............   114,652    115,000        (44,292)         185,360
  Property and equipment,
   net...................    36,961                   (35,116)(B)        1,845
  Investment in
   Subsidiaries..........       --                                         --
  Goodwill and
   intangibles...........    27,221                   (27,221)(B)          --
  Other assets...........    10,433                    (9,533)(B)          900
                           --------   --------      ---------         --------
    Total assets.........  $189,267   $115,000      $(116,162)        $188,105
                           ========   ========      =========         ========
     LIABILITIES AND
   SHAREHOLDERS' EQUITY
Current Liabilities:
  Short-term debt........  $ 30,983                                   $ 30,983
  Accounts payable.......    62,678                                     62,678
  Accrued liabilities....    17,499                 $  47,214 (C)       64,713
  Current portion of
   long-term
   liabilities...........     1,324                                      1,324
  Deferred Revenue.......     6,075                    (6,075)             --
                           --------                 ---------         --------
    Total current
     liabilities.........   118,559                    41,139          159,698
                           --------                 ---------         --------
Long-Term Liabilities:...       701                                        701
Shareholders' equity:
  Common stock...........   440,816                                    440,816
  Warrants...............       242                                        242
  Deferred Compensation..   (11,000)                   11,000 (B)          --
  Unrealized gain on
   equity securities.....    (1,983)                    1,983 (B)          --
  Retained earnings......  (358,068)   115,000(A)    (170,284)(B)(C)  (413,352)
                           --------   --------      ---------         --------
  Total shareholders'
   equity................    70,007    115,000(A)    (157,301)          27,706
                           --------   --------      ---------         --------
    Total liabilities and
     shareholders'
     equity..............  $189,267   $115,000      $(116,162)        $188,105
                           ========   ========      =========         ========

Note 1. Unaudited Pro Forma Consolidated Balance Sheet

   The unaudited pro forma condensed balance sheet gives effect to the asset sale and dissolution of 3dfx as if they had occurred on October 31, 2000.

Asset Sale

   On December 15, 2000, 3dfx entered into a definitive purchase agreement with NVIDIA and NVIDIA US Investment Company pursuant to which NVIDIA US Investment Company will acquire some of the assets of

3dfx, including its core graphics processor assets. Under the terms of the purchase agreement, NVIDIA US Investment Company has agreed to pay 3dfx $70 million in cash and one million shares of NVIDIA common stock. Upon signing the purchase agreement, NVIDIA US Investment Company loaned to 3dfx $15 million for working capital, which will be repaid from the cash portion of the purchase price at closing. In addition, upon signing the purchase agreement, 3dfx transferred to NVIDIA US Investment Company its "3dfx," "Voodoo" and other trademarks and both 3dfx and NVIDIA agreed to stay the patent infringement litigation between them through closing of the transaction, at which time it will be jointly dismissed. The closing of the transaction is subject to a variety of conditions, including 3dfx shareholder approval, receipt of governmental approval including approval under the HSR Act, and receipt of all necessary consents of third parties. There is no assurance that 3dfx can successfully consummate the sale of its assets, secure additional financing or otherwise increase its liquidity. 3dfx may seek the protection of state insolvency or federal bankruptcy law for the orderly liquidation of its assets, or the same may be imposed upon 3dfx by its creditors.

Plan of Dissolution

   On December 15, 2000, the board of directors of 3dfx approved a plan of dissolution and is recommending that its shareholders also approve the plan of dissolution. Assuming 3dfx's shareholders approve the plan of dissolution and the asset sale, 3dfx intends to then close the asset sale and otherwise wind up its affairs. The proceeds from the asset sale and the sale of 3dfx's remaining assets will be used to pay or adequately provide for 3dfx's and its subsidiaries' debts and liabilities. Any remaining assets will thereafter be distributed to 3dfx's shareholders in one or more distributions, and 3dfx will then dissolve.

   The following adjustments are reflected in the unaudited pro forma condensed consolidated balance sheet:

  (A) To record cash and NVIDIA common stock received. The total sale price of approximately $115 million consists of cash of $95 million and 500,000 shares of NVIDIA common stock with an estimated fair value of $20 million, assuming 3dfx receives $25 million in advances from nVidia following the close of the sale. The fair value of NVIDIA common stock was determined as the average market price from December 13, 2000 to December 19, 2000, which included two days prior and two days subsequent to the public announcement of the sale.

  (B) To record adjustments to state net assets at estimated liquidation value.

  (C) To record accrual for estimated costs of liquidation and dissolution, which include severance payments to employees of $22 million and other liabilities of $25.2 million.

        COMPARATIVE RIGHTS OF NVIDIA STOCKHOLDERS AND 3DFX SHAREHOLDERS

   NVIDIA is a Delaware corporation governed by the Delaware General Corporation Law. 3dfx is a California corporation governed by the California Corporations Code. The rights of NVIDIA stockholders are governed by NVIDIA's amended and restated certificate of incorporation and the bylaws, as amended, and the rights of 3dfx shareholders are governed by 3dfx's amended and restated articles of incorporation and bylaws, as amended. The following is a summary of some of the rights of NVIDIA stockholders and 3dfx shareholders, which is provided in light of the possibility that 3dfx may distribute to its shareholders shares of NVIDIA common stock in connection with the dissolution of 3dfx. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, Delaware law and California law as well as to NVIDIA's amended and restated certificate of incorporation, NVIDIA's bylaws, as amended, 3dfx's amended and restated articles of incorporation and 3dfx's bylaws, as amended.

Authorized Capital Stock

   3dfx. The authorized capital stock of 3dfx consists of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock.

   NVIDIA. The authorized capital stock of NVIDIA consists of 200,000,000 shares of common stock and 2,000,000 shares of preferred stock.

Number of Directors

   3dfx. 3dfx's board of directors currently consists of five members.

   NVIDIA. NVIDIA's board of directors currently consists of seven members.

Changes in the Number of Directors

   3dfx. 3dfx's bylaws provide that the exact number of directors is to be seven until changed, within a range of five to nine, by a bylaw duly adopted by the board of directors or by the shareholders. An amendment reducing the minimum number of directors to a number less than five cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than 16 2/3% of the outstanding shares entitled to vote on the amendment. No amendment may change the stated maximum number of authorized directors to a number greater than two times the stated minimum number of directors minus one. No reduction of the authorized number of directors has the effect of removing any director before the director's term of office expires. Any director may resign effective upon giving written notice to the chairman of the board, the president, the secretary or the board of directors of the corporation, unless the notice specifies a later time for the effectiveness of the resignation. If the board of directors accepts the resignation of a director tendered to take effect at a future time, the board or the shareholders have the power to elect a successor to take office when the resignation is to become effective.

   NVIDIA. NVIDIA's amended and restated certificate of incorporation and bylaws as amended provide that the setting of the authorized number of directors and any changes to the authorized number of directors may be effected only by resolution of the board of directors. NVIDIA's bylaws as amended further provide that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director.

Election of Directors

   3dfx. 3dfx's bylaws provide that members of the 3dfx board of directors are to be elected at each annual meeting of shareholders, but if an annual meeting is not held, or the directors are not elected at an annual meeting, the directors may be elected at any special meeting of shareholders held for that purpose. Each director, including a director elected to fill a vacancy, holds office until his successor is elected, except as otherwise provided by the California Corporations Code.

   NVIDIA. All members of the NVIDIA board of directors serve on a staggered board that is divided into three classes, with each class serving a three-year term. As a result, a portion of the board of directors is elected each year by a majority vote of outstanding stockholders.

Removal of Directors

   3dfx. Under the California Corporations Code, any or all of 3dfx's directors may be removed with or without cause if the removal is approved by a majority of the shares entitled to vote, subject to some exceptions for (i) a corporation having a classified board of directors, (ii) the entitlement of some classes or series of shares to elect a director voting as a class or series, or (iii) by order of a court pursuant to the applicable provisions of the California Corporations Code. However, no single director may be removed unless the entire board of directors is removed if the votes cast against the removal of the single director would be sufficient to elect that director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director's most recent election were being elected. Shareholders holding at least 10% of the outstanding shares in any class may sue in superior county court to remove from office any officer or director for fraud, dishonest acts or gross abuse of authority or discretion.

   NVIDIA. NVIDIA's amended and restated certificate of incorporation and bylaws state that a director may be removed with cause by the holders of a majority of the shares then entitled to vote at an election of directors or without cause by a vote of 66 2/3% of the outstanding shares of voting stock of the corporation entitled to vote at an election of directors.

Special Meeting of Shareholders

   3dfx. Under the California Corporations Code and the 3dfx bylaws, as amended, a special meeting of the shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than 10% of the votes at the meeting or any additional persons as may be designated in the corporation's articles of incorporation or bylaws. 3dfx's bylaws, as amended, state that special meetings of the shareholders, for purposes consistent with the California Corporations Code, may be called at any time by the Board or the Chairman of the Board, and by the President or one or more shareholders holding not less than 10% of the votes entitled to be cast at the meeting if certain notice requirements are satisfied.

   NVIDIA. Under the Delaware General Corporation Law, a special meeting of stockholders may be called by the board of directors or any other person authorized to do so in the corporation's certificate of incorporation or bylaws. NVIDIA's bylaws as amended state that a special meeting of stockholders, for any purpose or purposes, may be called by the chairman of the board of directors, the chief executive officer or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors whether or not board vacancies in previously authorized directorships exist.

Action by Written Consent of Shareholders

   3dfx. 3dfx's bylaws, as amended, allow any action requiring shareholder approval to be taken without a meeting, and without notice, if a consent in writing setting forth the action taken is signed by the holders of the outstanding shares having not less than the minimum number of votes that would be necessary to take the action at a shareholders' meeting.

   NVIDIA. NVIDIA's amended and restated certificate of incorporation provides that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent.

Amendments to Bylaws

   3dfx. The California Corporations Code states that a majority of the outstanding shares entitled to vote or the board of directors may amend the bylaws of a corporation, unless prohibited from doing so by the corporation's articles of incorporation or bylaws. The 3dfx bylaws, as amended, allow an amendment by the board of directors, unless the amendment would change the authorized maximum or minimum number of directors.

   NVIDIA. The Delaware General Corporation Law states that stockholders entitled to vote have the power to adopt, amend or repeal the bylaws of a corporation. A corporation, in its certificate, may also confer this power on the board of directors in addition to the stockholders. NVIDIA's amended and restated certificate of incorporation and bylaws confer the power to adopt, amend or repeal bylaws upon the board of directors. NVIDIA's amended and restated certificate of incorporation and bylaws as amended also provide that the bylaws may be amended by the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of voting stock.

Voting Stock

   3dfx. The outstanding voting stock of 3dfx consists solely of common stock of 3dfx.

   NVIDIA. The outstanding voting stock of NVIDIA consists solely of common stock of NVIDIA.

Shareholder Rights Plan

   3dfx. 3dfx has adopted a shareholder rights plan that, among other things, discourages some types of transactions that may involve an actual or threatened change of control of 3dfx. Holders of shares of 3dfx common stock issued and outstanding are entitled to purchase one-thousandth of a share of 3dfx's preferred stock. The purchase right is exercisable upon the acquisition of, or the notification of an intent to acquire, a beneficial ownership of 12% or more of 3dfx's outstanding common stock. Although the asset sale does not trigger the purchase right in any event, the asset sale was specifically exempted from the provisions of the shareholder rights plan through a clarifying amendment to the shareholder rights plan executed by 3dfx and Fleet National Bank in December 2000.

   NVIDIA. NVIDIA does not currently have a stockholder rights plan.

Issuance of Additional Stock

   3dfx. Subject to limitations prescribed by California law, 3dfx's board of directors has the authority to issue up to 5,000,000 shares of preferred stock and up to a total of 50,000,000 shares of common stock of 3dfx (including shares of common stock of 3dfx currently issued and outstanding). 3dfx's board of directors have fixed the rights, preferences, privileges and restrictions of 60,000 of the unissued preferred shares, designating them as Series A Participating Preferred Stock.

   NVIDIA. Subject to limitations prescribed by Delaware law, NVIDIA's board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to fix the designation, powers, preferences and rights of those shares and the qualifications, limitations or restrictions of any wholly unissued shares, and to issue up to a total of 200,000,000 shares of common stock of NVIDIA (including shares of common stock of NVIDIA currently issued and outstanding).

Preemptive Rights

   3dfx. Neither 3dfx's amended and restated articles of incorporation nor its bylaws, as amended, contain any provisions relating to preemptive rights.

   NVIDIA. NVIDIA's amended and restated certificate of incorporation and bylaws do not contain any provisions relating to preemptive rights.

Compliance with California Law

   3dfx. 3dfx is a California corporation governed by the California Corporations Code.

   NVIDIA. NVIDIA is a Delaware corporation and is not subject to California corporate law under Section 2115 of the California Corporations Code.

                                 LEGAL MATTERS

   The validity of NVIDIA's common stock to be issued in the purchase agreement will be passed upon for NVIDIA by Cooley Godward LLP, San Francisco, California. Mr. Gaither, one of NVIDIA's directors and senior counsel of Cooley Godward LLP, owns 34,902 shares of NVIDIA common stock and options to purchase 160,000 shares of NVIDIA common stock. In addition, Cooley Godward LLP owns 75,000 shares of NVIDIA common stock and attorneys with Cooley Godward LLP own an aggregate of 15,032 shares of common stock of NVIDIA.

                                    EXPERTS

   The consolidated financial statements of 3dfx Interactive, Inc. as of January 31, 2000 and December 31, 1998 and for each of the three fiscal years ended January 31, 2000, December 31, 1998 and December 31, 1997, and for the month ended January 31, 1999 incorporated in this Prospectus/proxy statement by reference to 3dfx's Current Report on Form 8-K dated January 26, 2001, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to 3dfx's ability to continue as a going concern as described in Note 14 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of NVIDIA Corporation as of January 31, 1999 and January 30, 2000 and for the year ended December 31, 1997, the one-month period ended January 31, 1998 and each of the years in the two-year period ended January 30, 2000 and related schedule, have been so included in reliance on the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   3dfx Interactive, Inc. is a California corporation. 3dfx's principal executive offices are located at 4545 Fortran Drive, San Jose, California 95134, and its telephone number is (408) 935-4400.

   NVIDIA Corporation is a Delaware corporation. NVIDIA's principal executive offices are located at 3535 Monroe Street, Santa Clara, CA 95051, and its telephone number is (408) 615-2500.

   3dfx and NVIDIA each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference room in 459 Fifth Street, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. 3dfx's and NVIDIA's public filings are also available to the public from commercial document retrieval services and at the Internet Web site maintained by the SEC at http://www.sec.gov.

   If you would like to request documents, please do so by March 20, 2001 to receive them before the 3dfx special meeting. If you request any documents that have been incorporated by reference herein, the appropriate company will mail them to you by first-class mail, or other equally prompt means.

   3dfx common stock is currently listed on the Nasdaq National Market under the symbol "TDFX." NVIDIA common stock is listed on the Nasdaq National Market under the symbol "NVDA." You may inspect reports and other information concerning 3dfx and NVIDIA at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

   NVIDIA has filed a Form S-4 registration statement to register with the SEC the offering and sale of the shares of NVIDIA common stock to be issued to 3dfx and possibly distributed to 3dfx shareholders in connection with the asset sale and dissolution of 3dfx. This prospectus/proxy statement is a part of that registration statement and constitutes a prospectus of NVIDIA and a proxy statement of 3dfx for the 3dfx special meeting. This prospectus/proxy statement does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the SEC's public reference rooms.

   You should rely only on the information contained in this prospectus/proxy statement to vote your shares at the 3dfx special meeting. Neither NVIDIA nor 3dfx has authorized anyone to provide you with information that differs from that contained or incorporated by reference in this prospectus/proxy statement. This prospectus/proxy statement is dated February 13, 2001. You should not assume that the information comprising this prospectus/proxy statement is accurate as of any date other than that date, and neither the mailing of this prospectus/proxy statement to shareholders nor the issuance of shares of NVIDIA common stock in connection with the asset sale shall create any implication to the contrary.

   The SEC allows NVIDIA and 3dfx to "incorporate by reference" information contained in documents that they file with the SEC, which means that NVIDIA and 3dfx can disclose important information to you be referring you to those documents. The information incorporated by reference is deemed to be a part of this prospectus/proxy statement, except for any information superseded by information in this document. This prospectus/proxy statement and the information that NVIDIA and 3dfx file later with the SEC may update and supersede the information incorporated by reference. NVIDIA and 3dfx incorporate by reference the documents listed below and any future filings NVIDIA or 3dfx make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus/proxy statement and the date of the 3dfx special meeting:

  . The description of 3dfx common stock contained in the Registration
    Statement on Form 8-A filed with the SEC on June 4, 1997;

  . The description of 3dfx's Rights Agreement contained in the Registration
    Statement on Form 8-A filed with the SEC on November 11, 1998, as amended;

  . 3dfx's Annual Report on Form 10-K, as well as 3dfx's Annual Report on
    Form 10-K/A (Amendment No. 1), for the fiscal year ended January 31, 2000, for which the consolidated financial statements included in Item 8 and 14a have been updated in the current report on Form 8-K dated January 26, 2001;

  . 3dfx's Quarterly Reports on Form 10-Q for the fiscal quarters ended April
    30, 2000, July 31, 2000 and October 31, 2000;

  . 3dfx's Current Reports on Form 8-K filed with the SEC on June 2, 2000,
    June 23, 2000 and July 28, 2000;

  . 3dfx's Current Report on Form 8-K filed with the SEC on January 26, 2001
    (which includes 3dfx's updated consolidated financial statements for the fiscal year ended January 31, 2000, the audit report on which contains an explanatory paragraph relating to 3dfx's ability to continue as a going concern as described in Note 14 to the consolidated financial statements);

  . NVIDIA's Current Reports on Form 8-K filed with the SEC on September 28,
    2000 and October 5, 2000;

  . NVIDIA's Quarterly Reports on Form 10-Q for the quarterly periods ended
    October 29, 2000, July 30, 2000 and April 30, 2000;

  . NVIDIA's Annual Report on Form 10-K for the year ended January 30, 2000;
    and

  . The description of NVIDIA's common stock contained in its registration statement on Form 8-A filed with the SEC on January 12, 1999.

   You may request a copy of these filings related to NVIDIA, at no cost, by writing or telephoning NVIDIA at the following address:

                              Corporate Secretary
                               NVIDIA Corporation
                               3535 Monroe Street
                         Santa Clara, California 95051
                                 (408) 615-2500

   You may request a copy of these filings related to 3dfx, at no cost, by writing or telephoning 3dfx at the following address:

                              Corporate Secretary
                             3dfx Interactive, Inc.
                               4435 Fortran Drive
                           San Jose, California 95134
                                 (408) 935-4400

   You should rely only on the information contained or incorporated by reference in this prospectus/proxy statement to vote your shares at the 3dfx special meeting. NVIDIA and 3dfx have not authorized anyone to provide you with information that differs from that contained in this prospectus/proxy statement. This prospectus/proxy statement is dated February 13, 2001. You should not assume that the information contained in this prospectus/proxy statement is accurate as of any date other than that date, and neither the mailing of this prospectus/proxy statement to 3dfx shareholders nor the issuance of shares of NVIDIA common stock in the transaction shall create any implication to the contrary.

                                   TRADEMARKS

   NVIDIA Corporation, the NVIDIA Corporation logos and all other NVIDIA product and service names are registered trademarks or trademarks of NVIDIA Corporation in the United States and in other select countries. 3dfx Interactive, Inc., the 3dfx logos and all other 3dfx product and service names are, or will be, registered trademarks or trademarks of NVIDIA US Investment Company in the United States and in other select countries. "(R)" and "(TM)"indicate United States registration and United States trademark, respectively. Other third party logos and product/trade names are registered trademarks or trade names of their respective companies.

                                                                         ANNEX A

                              PLAN OF DISSOLUTION

   This Plan of Dissolution (this "Plan") is for the purpose of effecting the complete liquidation and dissolution of 3dfx Interactive, Inc., a California corporation (the "Company").

   1. Approval of this Plan. In accordance with Section 1900(a) of the California Corporations Code, this Plan shall be submitted to the shareholders of the Company for approval at the Special Meeting of Shareholders to be held for that purpose. This Plan shall become effective and voluntary proceedings for winding up shall commence on such date, after the approval of the holders of a majority of the Company's outstanding shares of stock, as the Board of Directors (the "Board") may designate (the "Effective Date").

   2. Consummation of the Purchase Agreement Transaction; Cessation of Business. Following the effectiveness of this Plan, and in the event the Company's shareholders approve the transaction (the "Asset Sale") contemplated by that certain Asset Purchase Agreement dated as of December 15, 2000, between the Company, nVidia Corporation and a subsidiary of nVidia Corporation (as it may be amended, the "Purchase Agreement"), the Company shall consummate the Asset Sale, and then continue with its winding up pursuant to this Plan and shall not engage in any further business activities, except for the purpose of managing its investments in cash, cash equivalents and other marketable securities, completing work in process, disposing of its assets, providing for satisfaction of its obligations, adjusting and winding up its business and affairs, and distributing the proceeds from the disposition of its assets in accordance with this Plan. The Board then in office shall continue in office solely for that purpose. The Board shall dissolve the Company as soon as it deems feasible.

   3. Continuing Employees and Consultants. For the purpose of effecting the liquidation of the Company's assets, the Company shall hire or retain, at the discretion of the Board, such employees and consultants as the Board deems necessary or advisable to supervise the liquidation.

   4. Expenses of Liquidation. The Board shall provide, from the assets of the Company, reasonable funds for payment of the expenses of the dissolution and liquidation of the Company, including filing fees and other expenses relating to the holding of the Special Meeting of Shareholders to consider this Plan and other documentation required in connection with this Plan, continuation of employees and/or consultants engaged in the liquidation process, accountants' and attorneys' fees and expenses, and other reasonable fees and expenses incurred in connection with the liquidation process.

   5. Payment of Legally Enforceable Claims. The Company shall satisfy, or adequately provide for the satisfaction of, all its legally enforceable debts and liabilities in an orderly manner (as well as the debts and liabilities of its subsidiaries that are legally enforceable against the Company or which in the opinion of the board should be paid or provided for in order to maximize assets ultimately available to the Company's shareholders).

   6. Provision for Continued Indemnification of Board and Officers. The Company may reserve sufficient assets and/or obtain and maintain such insurance as shall be necessary to provide for continued indemnification of the members of the Board, officers and agents of the Company, and other parties whom the Company has agreed to indemnify, to the full extent provided by the articles of incorporation and bylaws of the Company, any existing indemnification agreements between the Company and any of such persons, and applicable law. At the discretion of the Board, such insurance may include coverage for periods after the dissolution of the Company, including periods after the termination of any Liquidating Trust (as defined below), and may include coverage for trustees, employees and agents of such Liquidating Trust.

   7. Distributions to Shareholders. After paying or adequately providing for the expenses of liquidation and lawful debts and liabilities and reserving sufficient assets and/or obtaining insurance as set forth in Section 6, the Board is authorized to make a distribution to shareholders from the proceeds of the Asset Sale. Any remaining assets will thereafter be distributed to the shareholders of the Company in accordance with their respective shareholdings.

   8. Liquidating Trust. If it is deemed advisable by the Board for any reason, the Board may cause the Company to create a liquidating trust (the "Liquidating Trust") and to distribute beneficial interests in the Liquidating Trust to the shareholders as part of the liquidation process. The Liquidating Trust shall be constituted pursuant to a liquidating trust agreement in such form as the Board may approve, it being intended that the transfer and assignment to the Liquidating Trust pursuant hereto and the distribution to shareholders of the beneficial interests therein shall constitute a part of the final liquidating distribution by the Company to the shareholders of their pro rata interests in the remaining amount of cash and other property held by or for the account of the Company. From and after the date of the Company's transfer of cash and property to the Liquidating Trust, the Company shall have no interest of any character in and to any such cash and property and all of such cash and property shall thereafter be held by the Liquidating Trust solely for the benefit of and ultimate distribution to the shareholders, subject to any unsatisfied debts, liabilities and expenses.

   9. Authorization. The Board or the trustees of the Liquidating Trust, and such officers of the Company as the Board may direct shall have the powers and duties specified in Section 2001 of the California Corporations Code and are hereby authorized to interpret the provisions of this Plan and are hereby authorized and directed to take such further actions, to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may in their judgment be necessary or desirable in order to wind up expeditiously the affairs of the Company and complete the liquidation thereof, including, without limitation, (i) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Company remaining after the consummation of the Asset Sale, whether real or personal, tangible or intangible, (ii) the appointment of other persons to carry out any aspect of this Plan, (iii) the temporary investment of funds in such medium as the Board may deem appropriate, and (iv) the modification of this Plan as may be necessary to implement this Plan. The death, resignation or other disability of any director or officer of the Company shall not impair the authority of the surviving or remaining directors or officers of the Company (or any persons appointed as substitutes therefor) to exercise any of the powers provided for in this Plan. Upon such death, resignation or other disability, the surviving or remaining directors shall have the authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining directors or officers to exercise any of the powers provided for in this Plan.

   10. Amendment or Delay of Implementation of this Plan. The Board may, by vote of the majority of the Board then in office, amend this Plan or delay the implementation of this Plan, whether or not a vote of the shareholders has previously occurred, unless the Board determines that such amendment or delay would materially and adversely affect the shareholders' interests.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                         ANNEX B
                            ASSET PURCHASE AGREEMENT

                                 by and among:

                            3dfx Interactive, Inc.,
                           a California corporation,

                              NVIDIA Corporation,
                            a Delaware corporation,

                                      and

                         Titan Acquisition Corp. No. 2
                            a Delaware corporation,

                               ----------------

                         Dated as of December 15, 2000

                               ----------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 Note: Subsequent to the execution of this agreement, Titan Acquisition Corp. No. 2 changed its name to NVIDIA US Investment Company.

                               Table Of Contents

                                                                            Page
                                                                            ----
 1. Sale of Specified Assets; Related Transactions.........................  B-1


    1.1  Sale of Specified Assets.........................................   B-1

    1.2  Consideration....................................................   B-2

    1.3  Payment of Stock Consideration; Adjustment.......................   B-2

    1.4  No Assumed Liabilities...........................................   B-3

    1.5  Credit Facility..................................................   B-4

    1.6  Stay Order; Standstill Agreement.................................   B-4

    1.7  Taxes............................................................   B-4

    1.8  Allocation.......................................................   B-4

    1.9  Closing..........................................................   B-5

    1.10 Dissenting Shares................................................   B-6

    1.11 Further Action...................................................   B-6

 2. Representations and Warranties of the Seller...........................  B-6

    2.1  Subsidiaries; Due Organization; Etc..............................   B-6

    2.2  Articles of Incorporation and Bylaws; Records....................   B-6

    2.3  SEC Filings; Financial Statements................................   B-7

    2.4  Absence Of Changes...............................................   B-7

    2.5  Title To Specified Assets........................................   B-8

    2.6  Receivables......................................................   B-8

    2.7  Inventory........................................................   B-9

    2.8  Equipment, Etc...................................................   B-9

    2.9  Real Property; Environmental Matters.............................   B-9

    2.10 Proprietary Assets...............................................   B-9

    2.11 Contracts........................................................  B-11

    2.12 Liabilities; Major Suppliers.....................................  B-11

    2.13 Compliance with Legal Requirements...............................  B-12

    2.14 Governmental Authorizations......................................  B-13

    2.15 Tax Matters......................................................  B-13

    2.16 Employee And Labor Matters.......................................  B-13

    2.17 Benefit Plans; ERISA.............................................  B-14

    2.18 Sale of Products.................................................  B-15

    2.19 Performance Of Services..........................................  B-15


    2.20 Insurance........................................................  B-16

                                                                            Page
                                                                            ----
    2.21 Proceedings; Orders..............................................  B-16


    2.22 Authority; Binding Nature Of Agreements..........................  B-17

    2.23 Non-Contravention; Consents......................................  B-17

    2.24 Transactions with Affiliates.....................................  B-18

    2.25 No Discussions...................................................  B-18

    2.26 Opinion of Financial Advisor.....................................  B-18

    2.27 Brokers..........................................................  B-18

    2.28 Full Disclosure..................................................  B-18

    2.29 Sufficiency of Cash Consideration................................  B-19

 3. Representations and Warranties of Parent and the Purchaser............. B-19

    3.1  Due Organization; Etc............................................  B-19

    3.2  Authority; Binding Nature Of Agreements..........................  B-19

    3.3  SEC Filings......................................................  B-19

    3.4  Non-Contravention; Consents......................................  B-19

    3.5  Valid Issuance...................................................  B-19

    3.6  Brokers..........................................................  B-19

 4. Pre-Closing Covenants of the Seller.................................... B-20

    4.1  Access And Investigation.........................................  B-20

    4.2  Operation Of Business............................................  B-20

    4.3  Filings and Consents.............................................  B-21

    4.4  Notification; Updates to Disclosure Schedule.....................  B-21

    4.5  No Solicitation..................................................  B-22

    4.6  Shareholders' Meeting............................................  B-23

    4.7  Confidentiality..................................................  B-24

    4.8  Satisfaction of Liabilities......................................  B-24

 5. Additional Covenants of the Parties.................................... B-24

    5.1  Registration Statement; Prospectus/Proxy Statement...............  B-24

    5.2  Regulatory Approvals.............................................  B-25

    5.3  Additional Agreements............................................  B-25

    5.4  Certain Employment Arrangements..................................  B-26

    5.5  Consolidated Tax Return..........................................  B-26


    5.6  Delivery of Additional Documents.................................  B-26

                                                                            Page
                                                                            ----
 6. Conditions Precedent to the Purchaser's Obligation to Close............ B-26


    6.1  Accuracy Of Representations......................................  B-26

    6.2  Performance Of Obligations.......................................  B-26

    6.3  Shareholder Approval.............................................  B-27

    6.4  Consents.........................................................  B-27

    6.5  No Material Adverse Change.......................................  B-27

    6.6  Additional Documents.............................................  B-27

    6.7  Repayment of Credit Facility.....................................  B-27

    6.8  No Prohibition...................................................  B-27

    6.9  Effectiveness of Registration Statement..........................  B-27

    6.10 HSR Act..........................................................  B-27

    6.11 Governmental Litigation..........................................  B-28

    6.12 Release of Liens.................................................  B-28

 7. Conditions Precedent to the Seller's Obligation to Close............... B-28

    7.1  Accuracy Of Representations......................................  B-28

    7.2  Purchaser's Performance..........................................  B-28

    7.3  Shareholder Approval.............................................  B-28

    7.4  Effectiveness of Registration Statement..........................  B-28

    7.5  HSR Act..........................................................  B-28

    7.6  Stipulation and Proposed Order to Dismiss........................  B-28

    7.7  Purchaser Closing Certificate....................................  B-28

    7.8  Governmental Litigation..........................................  B-29

 8. Termination............................................................ B-29

    8.1  Termination Events...............................................  B-29

    8.2  Termination Procedures...........................................  B-30

    8.3  Effect of Termination............................................  B-30

    8.4  Termination Fees.................................................  B-30

    8.5  Nonexclusivity Of Termination Rights.............................  B-31

 9. Indemnification, Etc................................................... B-32

    9.1  Survival Of Representations And Covenants........................  B-32

    9.2  Indemnification By The Seller....................................  B-32

    9.3  Setoff...........................................................  B-33


    9.4  Nonexclusivity Of Indemnification Remedies.......................  B-33

                                                                          Page
                                                                          ----
    9.5   Defense Of Third Party Claims.................................  B-33


    9.6   Threshold.....................................................  B-34

          Exercise Of Remedies By Indemnitees Other Than Parent or the
    9.7   Purchaser.....................................................  B-34

 10. Certain Post-Closing Covenants...................................... B-34

    10.1  Further Actions...............................................  B-34

    10.2  Publicity.....................................................  B-35

    10.3  Plan of Dissolution...........................................  B-35

    10.4  Continued Payment of Liabilities..............................  B-35

    10.5  Change Of Name................................................  B-35

 11. Miscellaneous Provisions............................................ B-35

    11.1  Further Assurances............................................  B-35

    11.2  Fees and Expenses.............................................  B-35

    11.3  Attorneys' Fees...............................................  B-36

    11.4  Notices.......................................................  B-36

    11.5  Time Of The Essence...........................................  B-36

    11.6  Headings......................................................  B-36

    11.7  Counterparts..................................................  B-36

    11.8  Governing Law; Venue..........................................  B-36

    11.9  Successors And Assigns; Parties In Interest...................  B-37

    11.10 Remedies Cumulative; Specific Performance.....................  B-37

    11.11 Waiver........................................................  B-37

    11.12 Amendments....................................................  B-38

    11.13 Severability..................................................  B-38

    11.14 Entire Agreement..............................................  B-38

    11.15 Knowledge.....................................................  B-38

    11.16 Construction..................................................  B-38

                            ASSET PURCHASE AGREEMENT

   This Asset Purchase Agreement is entered into as of December 15, 2000, by and among 3dfx Interactive, Inc. a California corporation (the "Seller"), and NVIDIA Corporation, a Delaware corporation ("Parent") and Titan Acquisition Corp. No. 2, a Delaware corporation and an indirect wholly-owned subsidiary of Parent (the "Purchaser"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    Recitals

   A. Parent, the Purchaser and the Seller wish to provide for the sale by the Seller to the Purchaser of the Specified Assets (as defined in Section 1.1), the stay and ultimate settlement of certain patent infringement litigation between Parent and the Seller, and certain other related transactions among the parties, all on the terms and subject to the conditions set forth in this Agreement.

   B. In order to induce Parent and the Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, concurrently with the execution and delivery of this Agreement, certain shareholders of the Seller are entering into Voting Agreements and related proxies in favor of Parent and the Purchaser (the "Voting Agreements").

   C. Concurrently with the execution and delivery of this Agreement, the Seller and the Purchaser are entering into a Credit Agreement (as defined in Section 1.5) pursuant to which the Purchaser is providing a $15 million credit facility to the Seller.

   D. The board of directors of the Seller has adopted a plan of dissolution ("Plan of Dissolution") which contemplates that the Seller will, subject to the approval of its shareholders at the Shareholders' Meeting (as defined herein), elect voluntarily to wind up and dissolve pursuant to the California Corporations Code.

                                   Agreement

   The parties to this Agreement, intending to be legally bound, agree as follows:

1. Sale of Specified Assets; Related Transactions.

   1.1 Sale of Specified Assets. The Seller shall cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, at the Closing (as defined in Section 1.9), good and valid title to the Specified Assets (as defined below), free and clear of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, the term "Specified Assets" shall mean and include all of the properties, rights, interests and other tangible and intangible assets (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any such assets acquired by the Seller Corporations during the Pre-Closing Period, that are or were used in, needed for the conduct of or material to, or that otherwise directly or indirectly relate to, the graphics business of the Seller Corporations (the "Graphics Business"); provided, however, that the Specified Assets shall not include any Excluded Assets. Without limiting the generality of the foregoing, the Specified Assets shall include the following:

     (a) Patents and Patent Applications; Trademarks: All of the patents, patent applications, trademarks, trademark applications, trade names, service marks and service mark applications of the Seller Corporations, including those identified on Exhibit B, and any counterparts, reissues, extensions, continuations and continuations in part related to the foregoing;

     (b) Other Proprietary Assets: All Proprietary Assets and goodwill of the Seller Corporations (including the right to use the names "3dfx," "Voodoo," "GigaPixel Corporation," "STB Systems,"

  "STB Assembly" and "Symmetric Simulation Systems" and variations thereof, and the Proprietary Assets identified in Part 2.10 of the Disclosure Schedule), all of the copyrights, trade secrets, know-how, computer software, inventions, designs, drawings, existing and in-development chip designs and related specifications, source codes, verification and validation environments, manufacturing specifications and databases, in process research and development, product reviews and other Proprietary Assets identified on Exhibit B;

     (c) Inventory; Equipment; Other Tangible Assets: The inventories (including raw materials, work-in-progress and finished goods), equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets of the Seller Corporations identified on Exhibit B, including the tangible assets identified in Part
  2.8 of the Disclosure Schedule, the entire inventory of graphics chips of the Seller Corporations as of the date hereof and all advertising and promotional materials of the Seller Corporations relating to its Graphics Business;

     (d) Contracts: All rights of the Seller Corporations under the Seller Contracts (including the Seller Contracts identified in Part 2.11 of the Disclosure Schedule) relating to the Graphics Business;

     (e) Governmental Authorizations: All Governmental Authorizations held by the Seller Corporations (including the Governmental Authorizations identified in Part 2.14 of the Disclosure Schedule) relating to the Graphics Business;

     (f) Claims: All claims (including claims for past infringement of Proprietary Assets) and causes of action of the Seller Corporations against other Persons relating to the Graphics Business (regardless of whether or not such claims and causes of action have been asserted by the Seller Corporations), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller Corporations relating to the Graphics Business (regardless of whether such rights are currently exercisable);

     (g) Other Assets: All of the Seller Corporations' existing and in-development chip designs and related specifications, source codes, verification and validation environments, manufacturing specifications and databases and customer lists;

     (h) Books and Records: All books, records, files and data of the Seller Corporations relating directly or indirectly to the Graphics Business; and

     (i) Proceeds: Without limiting any restriction contained herein on any such sale or other disposition, an amount of cash and receivables equal to the gross proceeds from the sale or other disposition of any of the foregoing after the date hereof.

   1.2 Consideration. As consideration for the sale of the Specified Assets to the Purchaser, the Purchaser has agreed (a) to pay to the Seller at the Closing (as defined herein) cash in the amount of $70,000,000 (the "Cash Consideration"), (b) subject to Section 1.3, to deliver to the Seller (but only upon and subject to the conditions set forth in Section 1.3, and subject to adjustment as provided therein) one million shares of the common stock, par value $.001 per share ("Parent Common Stock"), of Parent (the "Stock Consideration"), and (c) to assume at the Closing the Designated Contractual Obligations (as defined in Section 1.4(b)) of the Seller by entering into with the Seller (and, if applicable, other Seller Corporations) an Assignment and Assumption Agreement in substantially the form of Exhibit D (the "Assignment and Assumption Agreement").

   1.3 Payment of Stock Consideration; Adjustment.

     (a) The Stock Consideration will be issued by Parent promptly following the Closing and contributed by Parent to the Purchaser, but shall only become deliverable by the Purchaser to the Seller upon and subject to the completion of the winding up of the business of the Seller pursuant to the Plan of Dissolution, and delivery to the Purchaser of a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Seller certifying that the shareholders of the Seller have duly adopted resolutions approving the wind-up and dissolution of the Seller pursuant to the California Corporations Code, that all Liabilities of the Seller Corporations have been paid in full or otherwise provided for (in a manner satisfactory to the Purchaser) from sources other than the Stock Consideration and that the Seller has been validly dissolved (or will upon the filing of a Certificate of Dissolution and subject to no other conditions be dissolved) under the California Corporations Code. Notwithstanding the foregoing, in no event will any portion of the Stock Consideration become payable unless and until the Purchaser is satisfied that the Seller shall have first paid in full or otherwise provided for (in a manner satisfactory to the Purchaser) all Liabilities of the Seller Corporations that are not included among the Designated Contractual Obligations (as defined below).

     (b) Following and subject to the Closing, and prior to any payment to the Seller of the Stock Consideration, in the event that the Seller is not in breach of this Agreement (excluding Section 2.29 for purposes of the foregoing), has expended all or substantially all of the Cash Consideration in payment of Liabilities of the Seller Corporations, and reasonably and in good faith determines (i) that the then-remaining Cash Consideration is or will be insufficient to enable the Seller Corporations to pay in full all then-remaining Liabilities of the Seller Corporations, and (ii) that all then-remaining Liabilities of the Seller Corporations could and would be paid in full if Seller had access to additional funds in an amount not in excess of $25,000,000 and applied such funds exclusively to the payment of such Liabilities, the Seller shall be entitled to request in writing that the Purchaser advance to the Seller up to a maximum of $25,000,000 (the "Post-Closing Advance"). Subject to the foregoing conditions, the Purchaser shall be obligated to make the Post-Closing Advance, within ten business days after receipt of such written request, unless it determines in good faith that the funds requested would not permit the Seller to pay in full all then-remaining Liabilities of the Seller Corporations. A maximum of one Post-Closing Advance shall ever be required to be made by the Purchaser. In the event that the Purchaser makes a Post-Closing Advance to the Seller, the number of shares of Parent Common Stock constituting the Stock Consideration shall be reduced automatically (and without any action on the part of any party) by the number of shares equal to the quotient determined by dividing (1) the amount of the Post-Closing Advance by (2) $50.00.

     (c) If, between the date of this Agreement and the date on which the Stock Consideration (or any portion thereof) is issued to the Seller, the outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the number of shares of Parent Common Stock constituting the Stock Consideration, and the dollar amount set forth in clause (2) of the last sentence of Section 1.3(b), shall be appropriately adjusted.

   1.4 No Assumed Liabilities.

     (a) Subject to Section 1.4(b), neither Parent nor the Purchaser shall assume any Liabilities of the Seller whatsoever, whether relating to the Specified Assets, the Graphics Business or otherwise.

     (b) Notwithstanding Section 1.4(a), pursuant to the Assignment and Assumption Agreement, at and following the Closing the Purchaser will become obligated to perform the obligations of the Seller under any Assumed Contracts, but only to the extent such obligations: (i) arise after the Closing Date; (ii) do not arise from or relate to any Breach by the Seller of any provision of any of the Assumed Contracts; (iii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a Breach of any of the Assumed Contracts; and (iv) are ascertainable (in nature and amount) solely by reference to the express terms of the Assumed Contracts (the "Designated Contractual Obligations"); provided, however, that notwithstanding the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the "Designated Contractual Obligations" shall not include, and neither Parent nor the Purchaser shall be required to assume or to perform or discharge:

       (1) any Liability of any Person under the Assumed Contracts, except for the Seller Corporations;

       (2) any Liability of the Seller Corporations arising from or relating to any action taken by the Seller Corporations, or any failure on the part of the Seller Corporations to take any action, at any time prior to the Closing Date;

       (3) any Liability of the Seller Corporations for the payment of any Tax;

       (4) any Liability of the Seller Corporations to any employee or former employee of the Seller Corporations under the WARN Act, or under or with respect to any Employee Benefit Plan, profit sharing plan or dental plan or for severance pay, or for accrued vacation pay or wages;

       (4) any Liability of the Seller Corporations to any Related Party;

       (5) any Liability under any Assumed Contract, if the Seller shall not have obtained, prior to the Closing Date, any Consent required to be obtained from any Person with respect to the assignment or delegation to the Purchaser of any rights or obligations under such Assumed Contract;

       (6) any Liability that is inconsistent with or constitutes an inaccuracy in, or that arises or exists by virtue of any Breach of, (x) any representation or warranty made by the Seller in any of the Transactional Agreements, or (y) any covenant or obligation of the Seller contained in any of the Transactional Agreements; or

       (7) any other Liability of the Seller Corporations not expressly assumed by the Purchaser pursuant to the provisions of any of the Transactional Agreements.

   1.5 Credit Facility. Contemporaneously with the execution and delivery of this Agreement, the Purchaser and the Seller are entering into a Credit Agreement (the "Credit Agreement") pursuant to which the Purchaser is providing the Seller with immediate borrowing availability in the amount of $15,000,000 (the "Credit Facility"). In consideration of the execution of the Credit Agreement and the establishment of the Credit Facility, (a) the Seller is granting to the Purchaser a non-exclusive, perpetual, fully-paid license for all of the Seller's patents, patent applications and inventions, which are held by Seller free and clear of any Encumbrances (other than as may be asserted by virtue of the Parent Pending Litigation), pursuant to a patent license agreement (the "Patent License Agreement") of even date herewith, and (b) the Seller is causing to be sold, assigned, transferred, conveyed and delivered to the Purchaser good and valid title, free and clear of any Encumbrances, to all of the trademarks, trademark applications, trade names, service marks and service mark applications of the Seller Corporations.

   1.6 Stay Order; Standstill Agreement.

     (a) Contemporaneously with the execution hereof, the Seller has agreed to stay the Seller Pending Litigation, and Parent has agreed to stay the Parent Pending Litigation, pursuant to and by executing and filing with the court the Stay Order.

     (b) Contemporaneously with the execution hereof, the Seller and Parent have agreed to refrain from bringing litigation against the other with respect to certain patents, patent applications and inventions, pursuant to the Patent Standstill Agreement.

   1.7 Taxes. The Seller shall bear and pay, and shall reimburse the Purchaser and the Purchaser's affiliates for, any sales taxes, use taxes, transfer taxes, income taxes, documentary charges, filing fees, recording fees or similar taxes, charges, fees or expenses that may become payable in connection with the sale of the Specified Assets to the Purchaser or in connection with any of the other Transactions. The Seller shall cooperate with the Purchaser to file all requests for certifications of sales and use tax due, including, without limitation, pursuant to Section 6812 of the California Revenue and Taxation Code.

   1.8 Allocation. At or prior to the Closing, the Purchaser shall deliver to the Seller a statement setting forth the Purchaser's good faith determination of the manner in which the consideration referred to in Section 1.2 is to be allocated among the Specified Assets. The allocation prescribed by such statement shall be conclusive and binding upon the Seller for all purposes. The Seller and the Purchaser acknowledge that the

Transactions do not constitute a reorganization described in Section 368 of the Code. The Seller shall not file any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation or that is inconsistent with the Transactions not constituting a reorganization.

   1.9 Closing.

     (a) The closing of the sale of the Specified Assets and the other Transactions to be consummated contemporaneously therewith to the Purchaser (the "Closing") shall take place at the offices of Cooley Godward llp in Palo Alto, California, at 10:00 a.m. on such date (after the expiration of the applicable waiting period under the HSR Act and the satisfaction or waiver of the other conditions to the Closing set forth herein) as the Purchaser may designate in a written notice delivered to the Seller; provided, however, that if any condition set forth in Section 6 has not been satisfied as of the date designated by the Purchaser, then the Purchaser may, at its election, unilaterally postpone the Closing to such other date prior to the Termination Date as it reasonably deems appropriate.

     (b) At the Closing, without limiting any of the conditions to the Closing set forth in Section 6 or Section 7:

       (i) the Seller shall execute and deliver, or shall cause to be executed and delivered, to the Purchaser such bills of sale, endorsements, assignments (including patent assignments) and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Specified Assets free of any Encumbrances;

       (ii) the Purchaser shall pay to the Seller the Cash Consideration, subject to Section 4.8, and provided that the Purchaser will be entitled to set off, subject to the terms of the Credit Agreement, against the Cash Consideration any amount outstanding under the Credit Facility at the Closing;

       (iii) the parties hereto shall execute and deliver the Assignment and Assumption Agreement;

       (iv) the Seller shall execute and deliver to Parent and the Purchaser a certificate (the "Seller Closing Certificate"), executed by the Chief Executive Officer or the Chief Financial Officer of the Seller, certifying that (A) each of the representations and warranties made by the Seller in this Agreement was accurate in all material respects as of the date of this Agreement, (B) except as expressly set forth in the Seller Closing Certificate, each of the representations and warranties made by the Seller in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date, (C) each of the covenants and obligations that the Seller is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all material respects, and (D) except as expressly set forth in the Seller Closing Certificate, each of the conditions set forth in Sections 6.3 and 6.4 has been satisfied in all material respects;

       (v) the Purchaser and Parent shall execute and deliver to the Seller a certificate (the "Purchaser Closing Certificate"), executed by the Chief Executive Officer or the Chief Financial Officer of the Purchaser and Parent, certifying that (A) each of the representations and warranties made by the Purchaser and Parent in this Agreement was accurate in all material respects as of the date of this Agreement, (B) except as expressly set forth in the Purchaser Closing Certificate, each of the representations and warranties made by the Purchaser and Parent in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date, and (C) each of the covenants and obligations that the Purchaser and Parent are required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all material respects; and

       (vi) Parent shall dismiss with prejudice the Parent Pending Litigation and the Seller shall dismiss with prejudice the Seller Pending Litigation, each by executing and filing with the court the Stipulation and Proposed Order to Dismiss with Prejudice in substantially the form of Exhibit F.

   1.10 Dissenting Shares.

     (a) Notwithstanding anything to the contrary contained in this Agreement (but without limiting the effect of Section 6.3), to the extent that the provisions of Chapter 13 of the California Corporations Code are applicable to the Acquisition, the holders of any shares of Seller Common Stock that, as of the Closing Date, are or may become "dissenting shares" within the meaning of Section 1300(b) of the California Corporations Code shall be entitled to such rights as may be granted to such holder or holders in Chapter 13 of the California Corporations Code.

     (b) The Seller shall give the Purchaser (i) prompt notice of any written demand received by the Seller to require the Seller to purchase shares of Seller Common Stock pursuant to Chapter 13 of the California Corporations Code and of any other demand, notice or instrument delivered to the Seller pursuant to the California Corporations Code, and (ii) full information concerning all communications between the Seller and any shareholder which has delivered any such demand. The Seller shall not make any payment or settlement offer with respect to any such demand unless the Seller shall first have notified the Purchaser in writing of such payment or settlement offer.

   1.11 Further Action. If, at any time after the Closing Date, any further action is determined by Parent or the Purchaser to be necessary or desirable to carry out the purposes of this Agreement or to vest the Purchaser with full right, title and possession of and to all of the Specified Assets and the Assumed Contracts, the officers and directors of Parent and the Purchaser shall be fully authorized (in the name of the Seller and otherwise) to take such action.

2. Representations and Warranties of the Seller.

   The Seller represents and warrants, to and for the benefit of Parent and the Purchaser, as follows:

   2.1 Subsidiaries; Due Organization; Etc.

     (a) The Seller has no subsidiaries, except for the Entities identified in Part 2.1 of the Disclosure Schedule; and neither the Seller nor the other Entity identified in Part 2.1 of the Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Disclosure Schedule.

     (b) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Seller is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions listed in Part 2.1 of the Disclosure Schedule, and is in good standing as a foreign corporation in each of the jurisdictions listed in
  Part 2.1 of the Disclosure Schedule. The Seller Corporations have never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than "3dfx" and "Voodoo."

   2.2 Articles of Incorporation and Bylaws; Records. The Seller has delivered to Parent accurate and complete copies of: (a) the articles of incorporation and bylaws of the Seller Corporations, including all amendments thereto; (b) the stock records of the Seller Corporations; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Seller Corporations, the boards of directors of the Seller Corporations and all committees of the board of directors of the Seller Corporations. There have been no meetings or other proceedings of the shareholders of the Seller Corporations, the board of directors of the Seller Corporations or any committee of the board of directors of the Seller Corporations that are not fully reflected in such minutes or other records, other than the meeting of the board of directors of Seller held immediately prior to the execution of, and to approve, this Agreement. The books of account, stock records, minute books and other records of the Seller Corporations are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices. All of the records of the Seller Corporations are in the actual possession and direct control of the Seller.

   2.3 SEC Filings; Financial Statements.

     (a) The Seller has delivered or made available to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Seller with the SEC since July 1, 1999, and all amendments thereto (the "Seller SEC Documents"), as well as the Unaudited Interim Financial Statements. The Seller SEC Documents have been filed by the Seller with the SEC on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Seller SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Seller SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The financial statements (including any related notes) contained in the Seller SEC Documents (at the time they were filed with the SEC or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and the Unaudited Interim Financial Statements (as of the date of this Agreement): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto (other than the Unaudited Interim Financial Statements); (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present the consolidated financial position of the Seller and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Seller and its consolidated subsidiaries for the periods covered thereby.

   2.4 Absence Of Changes. Except as set forth in Part 2.4 of the Disclosure Schedule and except as expressly contemplated by this Agreement, since July 31, 2000:

     (a) there has not been any adverse change in, and no event has occurred that could reasonably be expected to have an adverse effect on, the business, condition, assets, liabilities, operations, financial performance or net income of the Seller Corporations;

     (b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the assets of the Seller Corporations (whether or not covered by insurance);

     (c) the Seller Corporations have not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or other securities, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

     (d) the Seller Corporations have not purchased or otherwise acquired any asset from any other Person, except for supplies acquired by the Seller Corporations in the Ordinary Course of Business;

     (e) the Seller Corporations have not leased or licensed any asset from any other Person;

     (f) the Seller Corporations have not made any capital expenditure;

     (g) the Seller Corporations have not sold or otherwise transferred, or leased or licensed, any asset to any other Person;

     (h) the Seller Corporations have not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

     (i) the Seller Corporations have not made any loan or advance to any other Person;

     (j) the Seller Corporations have not (i) established or adopted any Employee Benefit Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors;

     (k) no Contract by which the Seller Corporations or any of the assets owned or used by the Seller Corporations is or was bound, or under which the Seller Corporations have or had any rights or interest, has been amended or terminated;

     (l) the Seller Corporations have not incurred, assumed or otherwise become subject to any Liability, other than accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by the Seller Corporations in bona fide transactions entered into in the Ordinary Course of Business;

     (m) the Seller Corporations have not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for accounts payable that (i) are reflected as current liabilities in the "liabilities" column of the Unaudited Interim Balance Sheet or have been incurred by the Seller Corporations since July 31, 2000, in bona fide transactions entered into in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

     (n) the Seller Corporations have not forgiven any debt or otherwise released or waived any right or claim;

     (o) the Seller Corporations have not changed any of its methods of accounting or accounting practices in any respect;

     (p) the Seller Corporations have not entered into any transaction or taken any other action outside the Ordinary Course of Business; and

     (q) the Seller Corporations have not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses "(c)" through "(p)" above.

   2.5 Title To Specified Assets. The Seller owns (and will own as of the Closing Date), and has (and will have as of the Closing Date) good and valid title to, all of the Specified Assets. Except as set forth on Part 2.5 of the Disclosure Schedule, all of the Specified Assets are owned (and will be owned as of the Closing Date) by the Seller free and clear of any Encumbrances. The Specified Assets collectively constitute, as of the date hereof, and will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Seller to conduct the Graphics Business in the manner in which the Graphics Business is currently being conducted and in the manner in which the Graphics Business is proposed to be conducted.

   2.6 Receivables. Part 2.6 of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Seller Corporations as of November 30, 2000. Except as set forth in Part 2.6 of the Disclosure Schedule, all existing accounts receivable of the Seller Corporations (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since October 31, 2000, and have not yet been collected): (i) represent valid obligations of customers of the Seller Corporations arising from bona fide transactions entered into in the Ordinary Course of Business; and (ii) are current.

   2.7 Inventory. All of the Seller's existing inventory included within the Specified Assets (including all such inventory that is reflected on the Unaudited Interim Balance Sheet and that has not been disposed of by the Seller since October 31, 2000): (a) is of such quality and quantity as to be usable and saleable by the Seller in the Ordinary Course of Business; and (b) is free of any defect or deficiency that would impair its intended use in any material respect.

   2.8 Equipment, Etc. Part 2.8 of the Disclosure Schedule accurately identifies all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets owned by the Seller and included within the Specified Assets, and accurately sets forth the date of acquisition, original cost and book value of each of said assets. Part 2.8 of the Disclosure Schedule also accurately identifies all tangible assets leased to the Seller and included within the Specified Assets. Each asset identified or required to be identified in Part 2.8 of the Disclosure Schedule: (i) is structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted); (ii) complies in all material respects with, and is being operated and otherwise used in full compliance with, all applicable Legal Requirements; and (iii) is adequate and appropriate for the uses to which it is being put. The assets identified in Part 2.8 of the Disclosure Schedule and included within the Specified Assets are adequate for the conduct of the Graphics Business of the Seller in the manner in which the Graphics Business is currently being conducted.

   2.9 Real Property; Environmental Matters.

     (a) The Seller does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.9 of the Disclosure Schedule (the "Leased Real Property"). Part 2.9 of the Disclosure Schedule provides an accurate and complete description of the premises covered by said leases and the facilities located on such premises. The Seller enjoys peaceful and undisturbed possession of such premises.

     (b) To the Seller's knowledge, the Leased Real Property (i) is free of any Hazardous Material and any harmful chemical or physical conditions and
  (ii) is free of any environmental contamination of any nature.

   2.10 Proprietary Assets.

     (a) Part 2.10(a) of the Disclosure Schedule lists all Seller Proprietary Assets included within the Specified Assets.

     (b) Part 2.10(b) of the Disclosure Schedule (i) lists each Seller Proprietary Asset that (A) is owned by any other Person, (B) is licensed to or used by the Seller as of the date of this Agreement and (C) is or was used in or material to (or that relates to) the Graphics Business (except for any Seller Proprietary Asset that is licensed to the Seller under any third party software license that (1) is generally available to the public, and (2) imposes no future monetary obligation on the Seller) and (ii) identifies the license agreement or other agreement under which such Seller Proprietary Asset is being licensed to or used by the Seller.

     (c) The Seller has good and valid title to all of the Seller Proprietary Assets identified in Part 2.10(a) of the Disclosure Schedule, free and clear of any Encumbrances, and has a valid right to use and otherwise exploit, and to license others to use and otherwise exploit, all Seller Proprietary Assets identified in Part 2.10(b) of the Disclosure Schedule except as set forth in Part 2.10(c) of the Disclosure Schedule. Except as set forth in Part 2.10(c) of the Disclosure Schedule, the Seller is not obligated to make any payment to any Person for the use or other exploitation of any Seller Proprietary Asset included within the Specified Assets. Except as set forth in Part 2.10(c) of the Disclosure Schedule, the Seller is free to use, modify, copy, distribute, sell, license or otherwise exploit each of the Seller Proprietary Assets included within the Specified Assets on an exclusive basis (other than Seller Proprietary Assets consisting of software licensed to the Seller under third party licenses generally available to the public, with respect to which the Seller's rights are not exclusive). No current or former employee, officer, director, shareholder, consultant or independent contractor has any valid right, claim or interest in or with respect to any Seller Proprietary Asset included within the Specified Assets.

     (d) The Seller has taken all reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Seller Proprietary Assets included within the Specified Assets and otherwise to maintain and protect the value of all Seller Proprietary Assets included within the Specified Assets. Except as set forth in Part 2.l0(d) of the Disclosure Schedule, the Seller has not disclosed or delivered or permitted to be disclosed or delivered to any Person, and no Person (other than the Seller) has access to or has any rights with respect to, the source code, or any portion or aspect of the source code, of any such Seller Proprietary Asset. Without limiting the generality of the foregoing, (i) each current or former employee of the Seller who is or was involved in, or who has contributed to, the creation or development of any Seller Proprietary Asset has executed and delivered to the Seller an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered by the Seller to Parent, and (ii) each current and former consultant and independent contractor to the Seller who is or was involved in, or who has contributed to, the creation or development of any material Proprietary Asset has executed and delivered to the Seller or one of the Seller Corporations an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Parent.

     (e) Except as set forth in Part 2.10(e) of the Disclosure Schedule, with respect to each patent, patent application and copyright held or purported to be held by the Seller: (i) no Proceeding is pending or, to the best of the knowledge of the Seller, threatened, nor has any claim or demand been made, which challenges or challenged the legality, validity, enforceability or use by the Seller of such patent, patent application or copyright; and
  (ii) all maintenance, annuity and other fees have been fully paid and all filings have been properly made.

     (f) All patents, trademarks, service marks and copyrights that are registered with any Governmental Body and held by the Seller Corporations are valid and subsisting (without reference to the Parent Pending Litigation or the Seller Pending Litigation). None of the Seller Proprietary Assets infringes, misappropriates, or conflicts with any Proprietary Asset owned or used by any other Person (without reference to the Parent Pending Litigation or the Seller Pending Litigation). To the best of the knowledge of the Seller, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Seller Proprietary Asset (without reference to the Parent Pending Litigation or the Seller Pending Litigation). The Seller has never misappropriated or, to the best of the knowledge of the Seller, made unlawful use of any Proprietary Asset. The Seller has never received any notice or other communication that any of the Seller Proprietary Assets, or its use or ownership thereof, infringed upon, misappropriated or made unlawful use of, any Proprietary Asset owned or used by any other Person.

     (g) Except as set forth in Part 2.10(g) of the Disclosure Schedule, the Seller has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person, of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any Seller Proprietary Asset. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any Seller Proprietary Asset.

     (h) Each computer program and other item of software that is or was used in or material to (or that relates to) the Graphics Business is Year 2000 Compliant. The Seller has conducted sufficient Year 2000 compliance testing for each computer program and item of software referred to in the preceding sentence to be able to determine whether such computer program and item of software is Year 2000 Compliant. For purposes of this Section 2.10, a computer program or other item of software shall be deemed to be "Year 2000 Compliant" only if (i) the functions, calculations and other computing processes of such program or software perform in a consistent and correct manner without interruption regardless of the date on which such functions, calculations and processes are actually performed and regardless of the date input to the applicable computer system (whether before, on or after January 1, 2000); (ii) such program or software accepts and responds to year input in a manner that resolves any ambiguities as to century in a defined, predetermined and appropriate manner; and (iii) such program or software determines leap years in accordance with the following standard: (A) if dividing the year by 4 yields an integer, it is a leap year, except for years ending in 00, but (B) a year ending in 00 is a leap year if dividing it by 400 yields an integer.

     (i) Except with respect to demonstration or trial copies, no product, system, program or software module that is or was used in or material to (or that relates to) the Graphics Business contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

   2.11 Contracts.

     (a) Part 2.11(a) of the Disclosure Schedule identifies each Contract directly or indirectly relating to the Specified Assets or the Graphics Business (the "Seller Contracts"). The Seller has delivered to Parent accurate and complete copies of all Seller Contracts, including all amendments thereto. Each Seller Contract is valid and in full force and effect.

     (b) Except as set forth in Part 2.11(b) of the Disclosure Schedule: (i) no Person has violated or breached, or declared or committed any default under, any Seller Contract; (ii) the consummation of the Acquisition shall not, and no event has occurred, and no circumstance or condition exists, that could reasonably be expected to (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Seller Contract, (B) give any Person the right to declare a default or exercise any remedy under any Seller Contract, (C) give any Person the right to accelerate the maturity or performance of any Seller Contract, or
  (D) give any Person the right to cancel, terminate or modify any Seller Contract; (iii) the Seller has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Seller Contract; and (iv) the Seller has not waived any right under any Seller Contract.

     (c) To the best of the knowledge of the Seller, each Person against which the Seller has or may acquire any rights under any Seller Contract is solvent and is able to satisfy all of such Person's current and future monetary obligations and other obligations and Liabilities thereunder.

     (d) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the Seller under any Seller Contract or any other term or provision of any Seller Contract.

     (e) The Seller has no knowledge of any basis upon which any party to any Seller Contract may object to (i) the assignment to the Purchaser of any right under such Seller Contract, or (ii) the delegation to or performance by the Purchaser of any obligation under such Seller Contract.

   2.12 Liabilities; Major Suppliers.

     (a) The Seller is not now insolvent, and will not be rendered insolvent by any of the Transactions. As used in this section, "insolvent" means that the sum of the present fair saleable value of the Seller's assets does not and will not exceed its debts and other probable Liabilities.

     (b) Immediately after giving effect to the consummation of the Transactions, (i) the Seller will be able to pay its Liabilities as they become due in the usual course of its business, (ii) the Seller will not have unreasonably small capital with which to conduct its present or proposed business, (iii) the Seller will have assets (calculated at fair market value) that exceed its Liabilities, and (iv) taking into account all pending and threatened litigation, final judgments against the Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Seller. The cash available to the Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

     (c) Except as set forth in Part 2.12 of the Disclosure Schedule, the Seller Corporations have no material Liabilities, except for: (i) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (ii) accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by the Seller Corporations in bona fide transactions entered into in the Ordinary Course of Business since July 31, 2000; and (iii) obligations under the Contracts listed in
  Part 2.11 of the Disclosure Schedule, to the extent that the existence of such obligations is ascertainable solely by reference to such Contracts.

     (d) Part 2.12 of the Disclosure Schedule: (i) provides an accurate and complete breakdown and aging of the accounts payable of the Seller Corporations as of July 31, 2000; (ii) provides an accurate and complete breakdown of any customer deposits or other deposits held by the Seller Corporations as of the date of this Agreement; and (iii) provides an accurate and complete breakdown of all notes payable and all other indebtedness of the Seller Corporations as of the date of this Agreement.

     (e) Except as set forth in Part 2.12 of the Disclosure Schedule, the Seller Corporations have not paid, and the Seller Corporations are not and will not become liable for the payment of, any fees, costs or expenses of the type referred to in Section 2.27.

     (f) None of the Seller Corporations has, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty or no contest to, any felony, or (vi) taken or been the subject of any action that could reasonably be expected to have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements.

   2.13 Compliance with Legal Requirements. Except as set forth in Part 2.13 of the Disclosure Schedule: (a) the Seller Corporations are in compliance in all material respects with each Legal Requirement that is applicable to them or to the conduct of their businesses or the ownership or use of any of their assets;
(b) the Seller Corporations have at all times been in compliance in all material respects with each Legal Requirement that is or was applicable to them or to the conduct of their business or the ownership or use of any of their assets; (c) no event has occurred, and, to the knowledge of the Seller, no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Seller Corporations of, or a failure on the part of the Seller Corporations to comply with, any material Legal Requirement applicable to them; and (d) the Seller Corporations have not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Seller Corporations to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. The Seller Corporations have delivered to Parent an accurate and complete copy of each report, study, survey or other document to which the Seller Corporations have access that addresses or otherwise relates to the compliance of the Seller Corporations with, or the applicability to the Seller Corporations of, any Legal Requirement. To the best of the knowledge of the Seller, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (i) could reasonably be expected to have an adverse effect on the business, condition, assets, liabilities, operations, financial performance, net income or prospects of either of the Seller Corporations or on the ability of the Seller to comply with or perform any covenant or obligation under any of the Transactional

Agreements, or (ii) could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

   2.14 Governmental Authorizations. Part 2.14 of the Disclosure Schedule identifies: (a) each Governmental Authorization that is held by the Seller and that relates directly or indirectly to the Graphics Business; and (b) each other Governmental Authorization that, to the best of the knowledge of the Seller, is held by any employee of the Seller and relates to or is useful in connection with the Graphics Business of the Seller. The Seller has delivered to Parent accurate and complete copies of all of the Governmental Authorizations identified in Part 2.14 of the Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 2.14 of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Part 2.14 of the Disclosure Schedule: (i) the Seller is and has at all times been in full compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.14 of the Disclosure Schedule; (ii) no event has occurred, and no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 2.14 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 2.14 of the Disclosure Schedule; (iii) the Seller has never received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Part 2.14 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body. The Governmental Authorizations identified in Part 2.14 of the Disclosure Schedule constitute all of the Governmental Authorizations necessary (i) to enable the Seller to conduct the Graphics Business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted, and (ii) to permit the Seller to own and use the Specified Assets in the manner in which they are currently owned and used.

   2.15 Tax Matters.

     (a) Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Seller Corporations has been duly paid in full on a timely basis. Except as set forth in Part 2.15 of the Disclosure Schedule, no claim or other Proceeding is pending or has been threatened against or with respect to the Seller Corporations in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by or on behalf of the Seller Corporations. The Seller has delivered to (or made available for inspection by) Parent accurate and complete copies of all Tax Returns that have been filed on behalf of or with respect to the Seller Corporations since December 31, 1997. The information contained in such Tax Returns is accurate and complete in all respects.

     (b) The Seller has sufficient tax attributes, including, without limitation, adjusted basis in its assets and net operating loss carryovers, such that any Taxes incurred by the Seller as a result of the Transactions shall not have an adverse effect on the Seller.

   2.16 Employee And Labor Matters.

     (a) Part 2.16 of the Disclosure Schedule accurately sets forth, with respect to each current employee of the Seller Corporations who performs or has performed any services or who engages in or has engaged in any activity related to the Specified Assets or the Graphics Business (including any employee who is on a leave of absence or on layoff status):
  (i) the name and title of such employee; (ii) the aggregate dollar amounts of the compensation (including wages, salary, commissions, director's fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the Seller Corporations with respect to services performed in or activities engaged in 1999 or 2000; and (iii) such employee's annualized compensation as of the date of this Agreement.

     (b) Except as set forth in Part 2.16 of the Disclosure Schedule, the Seller Corporations are not a party to or bound by, and have never been a party to or bound by, any employment contract or any union contract, collective bargaining agreement or similar Contract.

     (c) The employment of the employees of the Seller Corporations is terminable by the Seller Corporations at will, and no employee is entitled to severance pay or other benefits upon or following termination or resignation, except as otherwise provided by law. The Seller has delivered to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Seller Corporations.

     (d) To the best of the knowledge of the Seller: (i) no employee of the Seller Corporations intends to terminate his or her employment and (ii) no employee of the Seller Corporations is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that could reasonably be expected to have an adverse effect on
  (A) the performance by such employee of any of his or her duties or responsibilities as an employee of the Seller Corporations or as a prospective employee of the Purchaser, or (B) the business of the Seller Corporations or the Purchaser.

     (e) The Seller Corporations are not engaged in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Seller Corporations or any of their employees, and no Person has threatened to commence any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

     (f) Except as set forth in Part 2.16 of the Disclosure Schedule, (i) the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events other than events occurring after the Closing that are caused by acts or omissions of the Seller Corporations) constitute an event under any Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee and (ii) no payment or benefit that will or may be made by the Seller Corporations with respect to any employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

   2.17 Benefit Plans; ERISA.

     (a) Part 2.17 of the Disclosure Schedule identifies and provides an accurate and complete description of each Employee Benefit Plan. The Seller Corporations have never established, adopted, maintained, sponsored, contributed to, participated in or incurred any Liability with respect to any Employee Benefit Plan, except for the Employee Benefit Plans identified in Part 2.17 of the Disclosure Schedule; and the Seller Corporations have never provided or made available any fringe benefit or other benefit of any nature to any of its employees, except as set forth in Part 2.17 of the Disclosure Schedule.

     (b) The Seller has caused to be delivered to Parent, with respect to each Employee Benefit Plan: (i) an accurate and complete copy of such Employee Benefit Plan and all amendments thereto (including any amendment that is scheduled to take effect in the future); (ii) an accurate and complete copy of each Contract (including any trust agreement, funding agreement, service provider agreement, insurance agreement, investment management agreement or recordkeeping agreement) relating to such Employee Benefit Plan; (iii) an accurate and complete copy of any description, summary, notification, report or other document that has been furnished to any employee of the Seller with respect to such Employee Benefit Plan; (iv) an accurate and complete copy of any form, report, registration statement or other document that has been filed with or submitted to any Governmental Body with respect to such Employee Benefit Plan; and (v) an accurate and complete copy of any determination letter, notice or other document that has been issued by, or that has been received by the Seller from, any Governmental Body with respect to such Employee Benefit Plan.

     (c) Each Employee Benefit Plan is being and has at all times been operated and administered in full compliance with the provisions thereof. Each contribution or other payment that is required to have been accrued or made under or with respect to any Employee Benefit Plan has been duly accrued and made on a timely basis. Each Employee Benefit Plan has at all times complied and been operated and administered in full compliance with all applicable reporting, disclosure and other requirements of ERISA and the Code and all other applicable Legal Requirements. The Seller Corporations have never incurred any Liability to the Internal Revenue Service or any other Governmental Body with respect to any Employee Benefit Plan; and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) give rise directly or indirectly to any such material Liability. Neither the Seller Corporations nor any Person that is or was an administrator or fiduciary of any Employee Benefit Plan (or that acts or has acted as an agent of the Seller Corporations or any such administrator or fiduciary) has engaged in any transaction or has otherwise acted or failed to act in a manner that has subjected or may subject the Seller to any material Liability for breach of any fiduciary duty or any other duty. No Employee Benefit Plan, and no Person that is or was an administrator or fiduciary of any Employee Benefit Plan (or that acts or has acted as an agent of any such administrator or fiduciary): (i) has engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or
  Section 4975 of the Code; (ii) has failed to perform any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA; or (iii) has taken any action that (A) may subject such Employee Benefit Plan or such Person to any Tax, penalty or Liability relating to any "prohibited transaction," or (B) may directly or indirectly give rise to or serve as a basis for the assertion (by any employee or by any other Person) of any claim under, on behalf of or with respect to such Employee Benefit Plan.

     (d) No inaccurate or misleading representation, statement or other communication has been made or directed (in writing or otherwise) to any current or former employee of the Seller Corporations (i) with respect to such employee's participation, eligibility for benefits, vesting, benefit accrual or coverage under any Employee Benefit Plan or with respect to any other matter relating to any Employee Benefit Plan, or (ii) with respect to any proposal or intention on the part of the Seller Corporations to establish or sponsor any Employee Benefit Plan or to provide or make available any fringe benefit or other benefit of any nature.

     (e) The Seller Corporations have not advised any of their employees (in writing or otherwise) that they intend or expect to establish or sponsor any Employee Benefit Plan or to provide or make available any fringe benefit or other benefit of any nature in the future.

   2.18 Sale of Products. Each product that has been sold by the Seller Corporations to any Person: (i) conformed and complied in all respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and (ii) was free of any material design defects, construction defects or other defects or deficiencies at the time of sale. No product manufactured or sold by the Seller Corporations has been the subject of any recall or other similar action; and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

   2.19 Performance Of Services. All services that have been performed on behalf of the Seller Corporations were performed properly and in conformity in all material respects with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements. Neither Parent nor the Purchaser will incur or otherwise become subject to any Liability arising directly or indirectly from any services performed by the Seller Corporations. There is no claim pending or, to the knowledge of the Seller, threatened against the Seller Corporations relating to any services performed by the Seller Corporations, and, to the best of the knowledge of the Seller, there is no basis for the assertion of any such claim.

   2.20 Insurance.

     (a) Part 2.20 of the Disclosure Schedule accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, the Seller Corporations: (i) the name of the insurance carrier that issued such policy and the policy number of such policy; (ii) whether such policy is a "claims made" or an "occurrences" policy; (iii) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements and any non-customary exclusions from coverage); (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and (v) a description of any claims pending, and any claims that have been asserted since January 1, 1998, with respect to such policy or any predecessor insurance policy. Part 2.20 of the Disclosure Schedule also identifies (1) each pending application for insurance that has been submitted by or on behalf of the Seller Corporations, (2) each self-insurance or risk-sharing arrangement affecting the Seller Corporations or any of the assets of the Seller Corporations, and (3) all material risks (of the type customarily insured by Comparable Entities) for which the Seller Corporations do not maintain insurance coverage. The Seller has delivered to Parent accurate and complete copies of all of the insurance policies identified in Part 2.20 of the Disclosure Schedule (including all renewals thereof and endorsements thereto) and all of the pending applications identified in Part 2.20 of the Disclosure Schedule. Each of the policies identified in Part 2.20 of the Disclosure Schedule is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to the best of the knowledge the Seller, is solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis.

     (b) Part 2.20 of the Disclosure Schedule identifies each insurance claim made by the Seller Corporations since January 31, 1999. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such insurance claim. The Seller Corporations have not received: (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Part 2.20 of the Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies;
  (ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Part 2.20 of the Disclosure Schedule; or (iii) any indication that the issuer of any of the policies identified in Part 2.20 of the Disclosure Schedule may be unwilling or unable to perform any of its obligations thereunder.

   2.21 Proceedings; Orders. Except as set forth in Part 2.21 of the Disclosure Schedule, there is no pending Proceeding, and, to the knowledge of the Seller, no Person has threatened in writing to commence any Proceeding: (i) that involves the Seller Corporations or that otherwise relates to or could reasonably be expected to affect the business of the Seller Corporations or any of the Specified Assets or the Graphics Business (whether or not any Seller Corporation is named as a party thereto); or (ii) that challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. Except as set forth in Part 2.21 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. Except as set forth in Part 2.21 of the Disclosure Schedule, since January 1, 1998, no Proceeding has been commenced by or against the Seller Corporations. The Seller has delivered to Parent accurate and complete copies of all pleadings, correspondence and other written materials (to which the Seller has access) that relate to the Proceedings identified in Part 2.21 of the Disclosure Schedule. There is no Order to which the Seller Corporations, or any of the assets owned or used by the Seller Corporations, is subject, and no Related Party is subject to any Order that relates to the Seller Corporations' businesses or to any of the assets of the Seller Corporations. To the best of the knowledge of the Seller, no employee of the Seller Corporations is subject to any Order that may prohibit employee from engaging in or continuing any conduct, activity or practice relating to the business of the Seller Corporations. There is no proposed Order that, if issued or otherwise put into effect, (i) could reasonably be expected to have an adverse effect on the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Seller or on the ability of the Seller to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

   2.22 Authority; Binding Nature Of Agreements.

     (a) The Seller has the absolute and unrestricted right, power and authority to enter into and (subject to the approval of the Acquisition and the Plan of Dissolution by the Required Shareholder Vote) to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and, subject to the approval of the Acquisition and the Plan of Dissolution by the Required Shareholder Vote (as defined in Section 2.22(b)), the execution, delivery and performance by the Seller of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of the Seller and its board of directors and officers. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which the Seller is a party will constitute the legal, valid and binding obligation of the Seller and will be enforceable against the Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     (b) The affirmative vote of the holders of a majority of the shares of capital stock of the Seller outstanding on the record date for the Persons entitled to vote on the Acquisition are the only votes of the holders of any class or series of the Seller's capital stock necessary to approve the Acquisition and the Plan of Dissolution (the "Required Shareholder Vote.")

   2.23 Non-Contravention; Consents. Neither the execution and delivery by the Seller of any of the Transactional Agreements, nor the consummation or performance by the Seller of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

     (a) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller, or any of the assets of the Seller, is subject;

     (b) cause the Purchaser or any affiliate of the Purchaser to become subject to, or to become liable for the payment of, any Tax;

     (c) cause any of the Specified Assets to be reassessed or revalued by any taxing authority or other Governmental Body;

     (d) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is to be included in the Specified Assets or is held by the Seller Corporations or any employee of the Seller Corporations;

     (e) except as set forth on Part 2.11(b) of the Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract;

     (f) except as set forth on Part 2.11(b) of the Disclosure Schedule, give any Person the right to (i) declare a default or exercise any remedy under any Contract, (ii) accelerate the maturity or performance of any Contract, or (iii) cancel, terminate or modify any Contract; or

     (g) result in the imposition or creation of any Encumbrance upon or with respect to any of the Specified Assets.

   Except as may be required by the Exchange Act, the California Corporations Code, the HSR Act, any foreign antitrust law or regulation, the WARN Act and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Prospectus/Proxy Statement), the Seller neither was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

   2.24 Transactions with Affiliates. Except as set forth in the Seller SEC Documents filed prior to the date of this Agreement, between the date of the Seller's last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Seller pursuant to Item 404 of Regulation S-K promulgated by the SEC.

   2.25 No Discussions. Neither the Seller Corporations nor any Representative of the Seller Corporations is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal. The Seller Corporations have not waived, and will not waive, any rights under any confidentiality, "standstill", nonsolicitation or similar agreement with any third party to which any of the Seller Corporations is a party or under which the Seller Corporations have any rights.

   2.26 Opinion of Financial Advisor. The Seller's board of directors has received the written opinion of Needham & Co., Inc., financial advisor to the Seller, dated the date of this Agreement, to the effect that, as of such date, the terms of the Transactions are fair, from a financial point of view, to the Seller. The Seller has furnished an accurate and complete copy of such written opinion to Parent.

   2.27 Brokers. Except for Robertson Stephens & Co. and Needham & Co., Inc., whose fees and expenses shall be the responsibility of the Seller, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any of the Seller Corporations or any of their Representatives. The total of all fees, commissions and other amounts that have been paid by the Seller Corporations with respect to the Transactions to Robertson Stephens & Co. and Needham & Co., Inc., and all fees, commissions and other amounts that may become payable to Robertson Stephens & Co. and Needham & Co., Inc. by the Seller Corporations if the Transactions are consummated will not exceed $2,500,000 plus reasonable out-of-pocket expenses. The Seller has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid to may become payable and all indemnification and other agreements related to the engagement of Robertson Stephens & Co. and Needham & Co., Inc.

   2.28 Full Disclosure. None of the Transactional Agreements contains or will contain any untrue statement of material fact; and none of the Transactional Agreements omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading. All of the information set forth in the Disclosure Schedule, and all other information regarding the Seller Corporations and their respective businesses, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to Parent or any of Parent's Representatives by or on behalf of the Seller or by any Representative of the Seller, is accurate and complete in all material respects.

   2.29 Sufficiency of Cash Consideration. The Cash Consideration will be sufficient to enable the Seller Corporations to pay in full all Liabilities of the Seller Corporations (other than the Designated Contractual Obligations), including, without limitation, any Taxes due and other amounts owed as a result of the Transactions and any amounts due with respect to dissenting shares as described in Section 1.10, and to otherwise satisfy in full all actual or potential claims of creditors of the Seller Corporations.

3. Representations and Warranties of Parent and the Purchaser.

   Parent and the Purchaser represent and warrant, to and for the benefit of the Seller, as follows:

   3.1 Due Organization; Etc. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

   3.2 Authority; Binding Nature Of Agreements. Each of Parent and the Purchaser has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by each of Parent and the Purchaser of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of Parent and the Purchaser and their respective boards of directors and officers. This Agreement constitutes the legal, valid and binding obligation of each of Parent and the Purchaser, enforceable against Parent and the Purchaser in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which each of Parent and the Purchaser is a party will constitute the legal, valid and binding obligation of Parent or the Purchaser (as the case may be) and will be enforceable against Parent or the Purchaser (as the case may be) in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

   3.3 SEC Filings. Parent has delivered or made available to the Seller accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since July 1, 1999, and all amendments thereto.

   3.4 Non-Contravention; Consents. Neither the execution and delivery by Parent and the Purchaser of any of the Transactional Agreements, nor the consummation or performance by Parent and the Purchaser of any of the Transactions, will directly or indirectly (with or without notice or lapse of time) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or the Purchaser. Except as may be required by the Exchange Act, the California Corporations Code, the HSR Act, any foreign antitrust law or regulation and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Prospectus/Proxy Statement), neither Parent nor the Purchaser was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

   3.5 Valid Issuance. The Parent Common Stock to be issued in connection with the Transactions will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

   3.6 Brokers. Except for Morgan Stanley & Co. Incorporated, whose fees and expenses shall be the responsibility of Parent, neither Parent nor the Purchaser has become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

4. Pre-Closing Covenants of the Seller.

   4.1 Access And Investigation. The Seller shall ensure that, at all times during the Pre-Closing Period: (a) the Seller and its Representatives provide Parent, the Purchaser and their Representatives with free and complete access to the Seller's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Seller Corporations, the Graphics Business, the Specified Assets and such other information as Parent or the Purchaser may reasonably request; (b) the Seller and its Representatives provide the Purchaser and its Representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Seller and its business as Parent or the Purchaser may request in good faith; and (c) the Seller and its Representatives compile and provide the Purchaser and its Representatives with such additional financial, operating and other data and information relating to the Seller and its business as Parent or the Purchaser may request in good faith.

   4.2 Operation Of Business. The Seller shall ensure that, except as otherwise expressly contemplated by the Transactional Agreements, during the Pre-Closing
Period:

     (a) the Seller Corporations conduct their respective businesses and operations in accordance with prudent practices and in compliance with all applicable Legal Requirements and the requirements of all Seller Contracts, and except as expressly contemplated by this Agreement, they (i) preserve intact the current business organization relating to the Specified Assets and the Graphics Business, (ii) keep available the services of the current officers and employees relating to the Specified Assets and the Graphics Business, (iii) maintain good relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having business relationships with them relating to the Specified Assets and the Graphics Business, and
  (iv) promptly repair, restore or replace any Specified Assets that are destroyed or damaged;

     (b) the Seller shall use its best efforts to (i) develop a Plan of Dissolution, (ii) comply in all respects with, and carry out in accordance with its terms, the Plan of Dissolution, (iii) not take any action prohibited by the Plan of Dissolution or omit to take any action required to be taken by the Plan of Dissolution, and (iv) obtain the approval of the shareholders of the Seller with respect to the Plan of Dissolution;

     (c) the Seller keeps in full force all insurance policies identified in
  Part 2.21 of the Disclosure Schedule;

     (d) the officers of the Seller confer regularly with the Purchaser concerning operational matters and otherwise report regularly to the Purchaser concerning the status of the Seller's business, condition, assets, liabilities, operations, financial performance and prospects;

     (e) the Purchaser is notified within forty-eight hours of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

     (f) the Seller Corporations do not effect or become a party to any Acquisition Transaction;

     (g) the Seller Corporations do not form any subsidiary or acquire any equity interest or other interest in any other Entity;

     (h) the Seller Corporations do not make any capital expenditure;

     (i) the Seller Corporations do not enter into or permit any of the Specified Assets or the Graphics Business to become bound by any Contract other than in the Ordinary Course of Business;

     (j) the Seller Corporations do not incur, assume or otherwise become subject to any Liability, except for current liabilities (of the type required to be reflected in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred in the Ordinary Course of Business (taking into account the wind-up and dissolution of the Seller);

     (k) the Seller Corporations do not establish or adopt any Employee Benefit Plan, or pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of their directors, officers, employees or independent contractors;

     (l) the Seller Corporations do not change any of their methods of accounting or accounting practices in any respect;

     (m) except for the stay of the Seller Pending Litigation and the Parent Pending Litigation pursuant to the Stay Order, the Seller Corporations do not commence or settle any Proceeding;

     (n) the Seller Corporations do not enter into any transaction or take any other action of the type referred to in Section 2.4;

     (o) except as expressly contemplated by the Plan of Dissolution, the Seller Corporations do not enter into any transaction or take any other action outside the Ordinary Course of Business;

     (p) the Seller Corporations pay in full all indebtedness, liabilities, obligations and other amounts when due;

     (q) none of the Seller Corporations shall (i) make a general assignment for the benefit of creditors, (ii) file, or consent to the filing against it, any bankruptcy or insolvency petition or similar filing, (iii) suffer the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admit in writing its inability to pay its debts as they become due, (v) become convicted of, or plead guilty or no contest to, any felony, (vi) take or become the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements, or
  (vii) except as contemplated by the Plan of Dissolution, voluntarily wind up and dissolve;

     (r) the Seller Corporations do not directly or indirectly assign, transfer, sell or convey to any third party, or otherwise dispose of, any graphics chips described in the Disclosure Schedule or otherwise owned by any of the Seller Corporations on the date of this Agreement (including by combining any such graphics chips with any other materials or inventory of the Seller Corporations or by installing any such graphics chips on any board), and the Seller takes reasonable and responsible security measures to safeguard the entire inventory of the Seller's graphics chips;

     (s) the Seller Corporations do not enter into any transaction or take any other action that causes or constitutes a Breach of any representation, warranty or covenant made by the Seller in this Agreement or in the Seller Closing Certificate; and

     (t) the Seller Corporations do not agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses "(i)" through "(s)" of this Section 4.2.

   4.3 Filings and Consents. The Seller shall ensure that: (a) as soon as possible after the date of this Agreement, the Seller files with the appropriate Governmental Bodies the notification form required to be filed by the Seller under the HSR Act with respect to the Transactions, together with a request for early termination of the applicable waiting period; (b) all filings, notices and Consents required to be made, given and obtained in order to consummate the Transactions are made, given and obtained on a timely basis; and (c) during the Pre-Closing Period, the Seller and its respective Representatives cooperate with Parent and the Purchaser and with their Representatives, and prepare and make available such documents and take such other actions as Parent or the Purchaser may request in good faith, in connection with any filing, notice or Consent that Parent or the Purchaser is required or elects to make, give or obtain.

   4.4 Notification; Updates to Disclosure Schedule. During the Pre-Closing Period, the Seller shall promptly notify Parent and the Purchaser in writing of: (a) the discovery by the Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that causes or constitutes a Breach of any representation or warranty made by the Seller in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by the Seller in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any Breach of any covenant or obligation of the Seller; and (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 4.4 requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Seller shall promptly deliver to Parent and the Purchaser an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any representation or warranty made by the Seller in this Agreement or in the Seller Closing Certificate, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

   4.5 No Solicitation.

     (a) The Seller Corporations shall not directly or indirectly, and shall not authorize or permit any of their Representatives directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Seller Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that this Section 4.5 shall not be deemed to prevent the Seller or its board of directors from complying with its legal obligations under Rules 14d-9 and 14e-2 as promulgated under the Exchange Act with regard to an Acquisition Proposal (it being understood that such compliance may constitute a Triggering Event under certain circumstances); and provided, further, that prior to the approval of the Acquisition and the Plan of Dissolution by the Required Shareholder Vote, this Section 4.5(a) shall not prohibit the Seller from furnishing nonpublic information regarding the Seller to, or entering into discussions with, any Person in response to a Superior Offer that is submitted to the Seller by such Person (and not withdrawn) if (1) neither the Seller nor any Representative of the Seller shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 4.5, (2) the board of directors of the Seller concludes in good faith, after having consulted with its outside legal counsel, that such action is required in order for the board of directors of the Seller to comply with its fiduciary obligations to the Seller's shareholders under applicable law, (3) at least five business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Seller gives Parent and the Purchaser written notice of the identity of such Person and of the Seller's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Seller receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Seller and containing provisions no less favorable to the Seller than the provisions contained in Sections 1, 2 or 4 of that certain Confidentiality Agreement dated November 20, 2000 between the Seller and Parent (the "Confidentiality Agreement"), and (4) at least five business days prior to furnishing any such nonpublic information to such Person, the Seller furnishes such nonpublic information to Parent and the Purchaser (to the extent such nonpublic information has not been previously furnished by the Seller to Parent and the Purchaser). Without limiting the generality of the foregoing, the Seller acknowledges and agrees that any action inconsistent with any of the provisions set forth in the preceding sentence by any Representative of the Seller, whether or not such Representative is purporting to act on behalf of the Seller, shall be deemed to constitute a breach of this Section 4.5 by the Seller.

     (b) The Seller shall promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information) advise Parent and the Purchaser orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to the Seller (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Seller shall keep Parent and the Purchaser fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

     (c) The Seller shall immediately cease and cause to be terminated any discussions existing at the time of this Agreement with any Person that relate to any Acquisition Proposal.

     (d) The Seller agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill", nonsolicitation or similar agreement to which the Seller is a party or under which the Seller has any rights, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent or the Purchaser. The Seller also will promptly request each Person that has executed a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of the Seller.

   4.6 Shareholders' Meeting.

     (a) The Seller shall, in accordance with its articles of incorporation and bylaws and the applicable provisions of the California Corporations Code, call and hold a special meeting of its shareholders (on a date selected by the Seller in consultation with the Purchaser) as promptly as reasonably practicable after the Form S-4 Registration Statement is declared effective under the Securities Act for the purpose of permitting them to consider and to vote upon and approve the Acquisition and the Plan of Dissolution (the "Shareholders' Meeting"). The Seller shall ensure that all proxies solicited in connection with the Shareholders' Meeting are solicited in compliance with all applicable Legal Requirements.

     (b) Subject to Section 4.6(c): (i) the Prospectus/Proxy Statement shall include a statement to the effect that the board of directors of the Seller unanimously recommends that the Seller's shareholders vote to approve the Acquisition and the Plan of Dissolution at the Shareholders' Meeting (the recommendation of the Seller's board of directors that the Seller's shareholders vote to approve the Acquisition and the Plan of Dissolution being referred to as the "Seller Board Recommendation"); and (ii) the Seller Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent or the Purchaser, and no resolution by the board of directors of the Seller or any committee thereof to withdraw or modify the Seller Board Recommendation in a manner adverse to Parent or the Purchaser shall be adopted or proposed.

     (c) Notwithstanding anything to the contrary contained in Section 4.6(b), at any time prior to the approval of the Acquisition and the Plan of Dissolution by the Required Shareholder Vote, the Seller Board Recommendation may be withdrawn or modified in a manner adverse to Parent or the Purchaser if: (i) an unsolicited, bona fide written offer to purchase all of the outstanding shares of Seller Common Stock or substantially of the assets of the Seller is made to the Seller and is not withdrawn; (ii) the Seller provides Parent and the Purchaser with at least two business days' prior notice of any meeting of the Seller's board of directors at which such board of directors will consider and determine whether such offer is a Superior Offer; (iii) the Seller's board of directors determines in good faith (based upon a written opinion of an independent financial advisor of nationally recognized reputation) that such offer constitutes a Superior Offer; (iv) the Seller's board of directors determines in good faith, after having taken into account the written advice of the Seller's outside legal counsel, that, in light of such Superior Offer, and taking into account any offer made by Parent or the Purchaser pursuant to clause (vii) below, the withdrawal or modification of the Seller Board Recommendation is required in order for the Seller's board of directors to comply with its fiduciary obligations to the Seller's shareholders under applicable law; (v) the Seller Board Recommendation is not withdrawn or modified in a manner adverse to Parent or the Purchaser at any time within two business days after Parent or the Purchaser receives written notice from the Seller confirming that the Seller's board of directors has determined that such offer is a Superior Offer; (vi) neither the Seller nor any of its affiliates or Representatives shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 4.6; and
  (vii) prior to the withdrawal or modification of the Seller Board Recommendation, neither Parent nor the Purchaser submits a written proposal to the Seller's board of directors that is at least as favorable to the Seller in the aggregate as such Superior Offer.

     (d) The Seller's obligation to call, give notice of and hold the Shareholders' Meeting in accordance with Section 4.6(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Seller Board Recommendation.

   4.7 Confidentiality. The Seller shall ensure that, except with respect to the press release announcing the execution of this Agreement, during the Pre-Closing Period: (a) neither the Seller Corporations nor any Representative of the Seller Corporations, issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any supplier, customer, landlord, creditor or employee of the Seller Corporations or to any other Person) regarding any of the Transactions or the existence or terms of this Agreement, except to the extent that the Seller is required by law to make any such disclosure; and (b) if the Seller is required by law to make any such disclosure, the Seller shall advise Parent and the Purchaser, at least two business days (or such shorter notice as necessary to comply with applicable law requiring such disclosure) before making such disclosure, of the nature and content of the intended disclosure.

   4.8 Satisfaction of Liabilities. The Seller Corporations shall pay in full or otherwise satisfy all indebtedness, liabilities, obligations and all amounts owed by the Seller Corporations that are not Designated Contractual Obligations (whether or not such indebtedness or amounts are then due).

5. Additional Covenants of the Parties.

   5.1 Registration Statement; Prospectus/Proxy Statement. As promptly as practicable after the date of this Agreement, Parent and the Seller shall prepare and cause to be filed with the SEC a prospectus/proxy statement with respect to the Transactions (the "Prospectus/Proxy Statement") and Parent shall prepare and cause to be filed with the SEC a Form S-4 registration statement with respect to the registration of the Stock Consideration (the "Form S-4 Registration Statement"), in which the Prospectus/Proxy Statement will be included as a prospectus. Each of Parent and the Seller shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Prospectus/Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Seller will use all reasonable efforts to cause the Prospectus/Proxy Statement to be mailed to the Seller's shareholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Seller shall promptly furnish to Parent all information concerning the Seller Corporations and the Seller's shareholders that may be required or reasonably requested in connection with any action contemplated by this Section
5.1. The Seller shall ensure that: (1) none of the information supplied or to be supplied by or on behalf of the Seller for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; (2) none of the information supplied or to be supplied by or on behalf of the Seller for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the shareholders of the Seller or at the time of the Shareholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; and (3) the Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. If any event relating to any of the Seller Corporations or Parent occurs, or if either the Seller or Parent becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Prospectus/Proxy Statement, then the Seller or Parent shall promptly inform the other party thereof and the parties shall cooperate with each other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of Seller.

   5.2 Regulatory Approvals. Each party shall (i) use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Transactions, and to submit promptly any additional information requested by any such Governmental Body and (ii) cooperate with the other parties hereto and, subject to Section 5.3(b), use its reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Legal Requirements to consummate and make effective the Transactions. Without limiting the generality of the foregoing, the Seller and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Transactions. The Seller and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Seller and Parent shall (1) give the other party prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Transactions, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Transactions. Except as may be prohibited by any Governmental Body or by any Legal Requirement, (a) the Seller and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law, and (b) in connection with any such Legal Proceeding, each of the Seller and Parent will permit authorized Representatives of the other party to be present at each meeting or conference with governmental representatives relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding. The Seller and Parent may, as each reasonably deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel to the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Seller or Parent, as the case may be) or its legal counsel. At the request of Parent, the Seller shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its ability to operate or retain any of the businesses, product lines or assets of the Seller Corporations, provided that any such action is conditioned upon the consummation of the Transactions.

   5.3 Additional Agreements.

     (a) Subject to Section 5.3(b), the Seller, Parent and the Purchaser shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Transactions. Without limiting the generality of the foregoing, but subject to Section 5.3(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Transactions, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Transactions, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the consummation of the Transactions. Each party shall promptly deliver to the other party a copy of each such filing made, each such notice given and each such Consent obtained by the first party during the Pre-Closing Period.

     (b) Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Purchaser shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any Person, any technology, software or other Proprietary Asset; (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; (v) to make or cause any of its subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding relating to the Transactions if Parent or the Purchaser determines in good faith that contesting such Legal Proceeding may, if adversely determined, have a material adverse effect on the business, operations, financial condition or prospects of Parent or the Purchaser.

   5.4 Certain Employment Arrangements.

     (a) The Seller shall be solely responsible for ensuring compliance with the WARN Act (to the extent applicable), payment of accrued vacation or paid time off, and all other Legal Requirements in connection with any reductions in force or other terminations of employees of any of the Seller Corporations.

     (b) The Seller hereby covenants and agrees that except to the extent legally or contractually obligated, it will not pay or permit to be paid to any officers, directors or members of senior management of any of the Seller Corporations any bonuses otherwise payable upon a change of control of Seller or termination unless and until Seller shall have fully paid or cause to be paid or otherwise provided for (in a manner satisfactory to the Purchaser) all other Liabilities of the Seller Corporations.

   5.5 Consolidated Tax Return. The Seller hereby agrees that it shall file a consolidated federal income tax return covering the Seller and its subsidiaries for the fiscal year ending January 31, 2001.

   5.6 Delivery of Additional Documents. On or before December 18, 2000, the Seller shall deliver to the Purchaser and Parent all proposed schedules and exhibits under this Agreement, none of which shall be deemed to be a part hereof without the written consent of the Purchaser and Parent.

   6. Conditions Precedent to the Purchaser's Obligation to Close.

   The Purchaser's obligation to purchase the Specified Assets and the obligation of Parent and the Purchaser to take the other actions required to be taken by them at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Parent and the Purchaser, in whole or in part, in writing or by otherwise effecting the Closing):

     6.1 Accuracy Of Representations. The representations and warranties made by the Seller in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any update to the Disclosure Schedule, except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date.

     6.2 Performance Of Obligations. All of the covenants and obligations that the Seller is required to comply with or to perform at or prior to the Closing shall have been duly complied with and performed in all material respects.

     6.3 Shareholder Approval. The Acquisition and the Plan of Dissolution shall have been duly approved by the Required Shareholder Vote.

     6.4 Consents. Each of the Consents identified in Part 6.4 of the Disclosure Schedule, and all other Consents required or which Parent or the Purchaser reasonably determines it appropriate to be obtained in connection with the Transactions, shall have been obtained and shall be in full force and effect.

     6.5 No Material Adverse Change. There shall have been no material adverse change in the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Seller Corporations (taken as a whole) or the Specified Assets and the Graphics Business (taken as a whole) since October 31, 2000, and no event shall have occurred and no condition or circumstance shall exist that could reasonably be expected to give rise to any such material adverse change, with the exception of the decision of the board of directors of the Seller to adopt the Plan of Dissolution.

     6.6 Additional Documents. Parent and the Purchaser shall have received the following documents:

       (a) the Assignment and Assumption Agreement in substantially the form of Exhibit D, executed by the Seller;

       (b) such bills of sale, endorsements, assignments (including patent assignments) and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Specified Assets free of any Encumbrances;

       (c) a legal opinion from Locke, Liddell & Sapp LLP, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser (which legal opinion may rely, with respect to certain matters of California law, on the opinion of California counsel reasonably acceptable to the Purchaser);

       (d) upon the written request of the Purchaser, a solvency opinion with respect to the Seller from a nationally-recognized investment banking firm in form and substance satisfactory to the Purchaser;

       (e) the Stipulation and Proposed Order to Dismiss with Prejudice in substantially the form of Exhibit F, executed by the Seller (as well as any other Seller Corporations which are parties to the subject litigation);

       (f) the Seller Closing Certificate; and

       (g) such other documents as Parent or the Purchaser may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Seller, (ii) evidencing the compliance by the Seller with, or the performance by the Seller of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Section 6, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

     6.7 Repayment of Credit Facility. The Seller shall have repaid or shall repay at Closing all amounts outstanding under the Credit Facility (subject to the terms of the Credit Agreement).

     6.8 No Prohibition. Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause Parent or the Purchaser or any Person affiliated with either of them to suffer any adverse consequence under, any applicable Legal Requirement or Order.

     6.9 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued and still be pending, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

     6.10 HSR Act. The waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated; any similar waiting period under any applicable foreign antitrust law or regulation or other Legal Requirement shall have expired or been terminated; and any Consent required under any applicable foreign antitrust law or regulation or other Legal Requirement shall have been obtained.

     6.11 Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved: (a) challenging or seeking to restrain or prohibit the consummation of the Transactions; (b) relating to the Transactions and seeking to obtain from Parent or the Purchaser any damages or other relief that may be material to the Purchaser; (c) that could materially and adversely affect the right of the Purchaser to own or use the Specified Assets; or (e) seeking to compel the Purchaser to dispose of or hold separate any material assets as a result of the Transactions.

     6.12 Release of Liens. The Purchaser shall have received evidence satisfactory to it of the release by any Person who held any Encumbrance on the Specified Assets of all Encumbrances on the Specified Assets.

7. Conditions Precedent to the Seller's Obligation to Close

   The Seller's obligation to sell the Specified Assets and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part, in writing or by otherwise effecting the Closing):

     7.1 Accuracy Of Representations. The representations and warranties made by Parent and the Purchaser in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date, and except that any inaccuracies in such representations and warranties will be disregarded if, after aggregating all inaccuracies of such representations and warranties (without duplication), such inaccuracies and the circumstances giving rise to all such inaccuracies do not constitute a material adverse effect on Parent.

     7.2 Purchaser's Performance. All of the covenants and obligations that Parent and the Purchaser is required to comply with or to perform at or prior to the Closing shall have been duly complied with and performed in all material respects.

     7.3 Shareholder Approval. The Acquisition and the Plan of Dissolution contemplated by this Agreement shall have been duly approved by the Required Shareholder Vote.

     7.4 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued and still be pending, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

     7.5 HSR Act. The waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated; any similar waiting period under any applicable foreign antitrust law or regulation or other Legal Requirement shall have expired or been terminated; and any Consent required under any applicable foreign antitrust law or regulation or other Legal Requirement shall have been obtained.

     7.6 Stipulation and Proposed Order to Dismiss. The Seller shall have received the Stipulation and Proposed Order to Dismiss with Prejudice in substantially the form of Exhibit F, executed by Parent.

     7.7 Purchaser Closing Certificate. The Seller shall have received the Purchaser Closing Certificate.

     7.8 Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved: (a) challenging or seeking to restrain or prohibit the consummation of the Transactions or (b) relating to the Transactions and seeking to obtain from the Seller any damages or other relief that may be material to the Seller.

8. Termination.

   8.1 Termination Events. This Agreement may be terminated prior to the
Closing:

       (a) by mutual written consent of Parent, the Purchaser and the Seller;

       (b) by either Parent and the Purchaser or the Seller if the Transactions shall not have been consummated by May 15, 2001 (the "Termination Date"); provided, however, that (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Transactions by the Termination Date is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Closing Date, and (ii) the Seller shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) unless the Seller shall have made any payment required to be made to the Purchaser pursuant to Section 8.4(a) and shall have paid to the Purchaser any fee required to be paid to the Purchaser pursuant to Section 8.4(c);

       (c) by either Parent and the Purchaser or the Seller if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions;

       (d) by either Parent and the Purchaser or the Seller if (i) the Shareholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Seller's shareholders shall have taken a final vote on a proposal to approve the Acquisition and the Plan of Dissolution, and (ii) the Acquisition and the Plan of Dissolution shall not both have been approved at the Shareholders' Meeting (or at any adjournment or postponement thereof) by the Required Shareholder Vote; provided, however, that (A) a party shall not be permitted to terminate this Agreement pursuant to this
    Section 8.1(d) if the failure to have the Acquisition and the Plan of Dissolution approved by the Required Shareholder Vote is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Closing Date, and (B) the Seller shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) unless the Seller shall have made the payment required to be made to the Purchaser pursuant to
    Section 8.4(a) and shall have paid to the Purchaser the fee required to be paid to the Purchaser pursuant to Section 8.4(c);

       (e) by Parent and the Purchaser (at any time prior to the approval of the Acquisition and the Plan of Dissolution by the Required Shareholder Vote) if a Triggering Event shall have occurred;

       (f) by Parent and the Purchaser if (i) any of the Seller's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in
    Section 6.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) any of the Seller's covenants contained in this Agreement shall have been breached such that the condition set forth in
    Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Seller's representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Seller is curable by the Seller and the Seller is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent and the

    Purchaser may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach; or

       (g) by the Seller if (i) any of the representations and warranties of Parent and the Purchaser contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in
    Section 7.1 would not be satisfied, or (ii) if any of the covenants of Parent and the Purchaser contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties of Parent and the Purchaser as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent or the Purchaser is curable by Parent or the Purchaser and Parent or the Purchaser is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Seller may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach.

   8.2 Termination Procedures. If Parent and the Purchaser wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(b), Section 8.1(c),
Section 8.1(d) or Section 8.1(f), Parent and the Purchaser shall deliver to the Seller a written notice stating that they are terminating this Agreement and setting forth a brief description of the basis on which they are terminating this Agreement. If the Seller wishes to terminate this Agreement pursuant to
Section 8.1(b), Section 8.1(c), Section 8.1(d) or Section 8.1(g), the Seller shall deliver to Parent and the Purchaser a written notice stating that the Seller is terminating this Agreement and setting forth a brief description of the basis on which the Seller is terminating this Agreement.

   8.3 Effect of Termination.

       (a) Except as expressly provided elsewhere in this Agreement or in any of the other Transactional Agreements, and subject to Section 8.3(b), if this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligation or other Liability arising from any Breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11 that continue pursuant to their terms.

       (b) If this Agreement is terminated pursuant to any provision of
    Section 8.1, other than (i) by the parties pursuant to Section 8.1(a),
    (ii) by the Seller pursuant to Section 8.1(b) by reason of the failure of the Closing to occur by the date set forth therein solely as a result of the failure of Parent or the Purchaser to comply with its obligations under this Agreement, (iii) by the parties pursuant to
    Section 8.1(c), or (iv) by the Seller pursuant to Section 8.1(g), then immediately upon such termination Parent shall dismiss with prejudice the Parent Pending Litigation and the Seller shall dismiss with prejudice the Seller Pending Litigation, each by executing and filing with the court the Stipulation and Proposed Order to Dismiss with Prejudice in substantially the form of Exhibit F.

   8.4 Termination Fees.

     (a) Except as set forth in this Section 8.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Transactions are consummated; provided, however, that:

       (i) Parent and the Purchaser (on the one hand) and the Seller (on the other hand) shall share equally all fees and expenses, other than attorneys' fees and securities registration fees, incurred in connection with (A) the filing, printing and mailing of the Form S-4 Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto and (B) the filing by the parties hereto of the premerger notification and report forms relating to the Transactions under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation; and

       (ii) if this Agreement is terminated by Parent and the Purchaser or the Seller pursuant to Section 8.1(b) and at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made (and shall not have been withdrawn or terminated pursuant to a public announcement at least five days before the Shareholders' Meeting), or if this Agreement is terminated by Parent and the Purchaser or the Seller pursuant to
    Section 8.1(d) or by Parent and the Purchaser pursuant to Section 8.1(e), then (without limiting any obligation of the Seller to pay any fee payable pursuant to Section 8.4(c)), the Seller shall make a nonrefundable cash payment to the Purchaser, at the time specified in
    Section 8.4(b), in an amount equal to the aggregate amount of all reasonable fees and expenses (including all reasonable attorneys' fees, accountants' fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent or the Purchaser in connection with the preparation and negotiation of this Agreement and the other Transactional Agreements and otherwise in connection with the Transactions.

     (b) In the case of termination of this Agreement by the Seller pursuant to Section 8.1(b) or Section 8.1(d), any nonrefundable payment required to be made pursuant to clause "(ii)" of the proviso to Section 8.4(a) shall be made, by the Seller prior to the time of such termination; and in the case of termination of this Agreement by the Purchaser pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(e), any nonrefundable payment required to be made pursuant to clause "(ii)" of the proviso to Section 8.4(a) shall be made by the Seller within two business days after such termination.

     (c) If (i) this Agreement is terminated by the Purchaser or the Seller pursuant to Section 8.1(b) or Section 8.1(d) and at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, or (ii) this Agreement is terminated by Parent and the Purchaser pursuant to Section 8.1(e), then the Seller shall pay to the Purchaser, in cash at the time specified in the next sentence (and in addition to the amounts payable pursuant to Section 8.4(a)), a nonrefundable fee in an amount equal to $3,300,000. In the case of termination of this Agreement by the Seller pursuant to Section 8.1(b) or Section 8.1(d), the fee referred to in the preceding sentence shall be paid by the Seller prior to the time of such termination; and in the case of termination of this Agreement by Parent and the Purchaser pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(e), the fee referred to in the preceding sentence shall be paid by the Seller within two business days after such termination.

     (d) If the Seller fails to pay when due any amount payable under this
  Section 8.4, then (i) the Seller shall reimburse Parent and the Purchaser for all reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent or the Purchaser of its rights under this Section 8.4, and (ii) the Seller shall pay to Parent or the Purchaser interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent or the Purchaser in full) at a rate per annum equal to the "prime rate" (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

   8.5 Nonexclusivity Of Termination Rights. The termination rights provided in
Section 8.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to Section 8.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

9. Indemnification, Etc.

   9.1 Survival Of Representations And Covenants.

     (a) The representations, warranties, covenants and obligations of each party to this Agreement shall survive (without limitation): (i) the Closing and the sale of the Specified Assets to the Purchaser; (ii) any sale or other disposition of any or all of the Specified Assets by the Purchaser; and (iii) the dissolution or liquidation of any party to this Agreement. Except as set forth in Section 9.1(c), all of said representations, warranties, covenants and obligations shall remain in full force and effect and shall survive for a period of one year following the distribution of the Stock Consideration to the shareholders of the Seller pursuant to the Plan of Dissolution.

     (b) The representations, warranties, covenants and obligations of the Seller, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Indemnitees or any of their Representatives.

     (c) The representations and warranties set forth in Sections 2 and 3 shall expire on the first anniversary of the Closing Date; provided, however, that notwithstanding the foregoing, the representations and warranties of Parent and the Purchaser shall expire not later than the date on which the Stock Consideration is paid to the Seller; and provided further, that if a Claim Notice (as defined below) relating to any representation or warranty set forth in any of said Sections is given to the Seller on or prior to the first anniversary of the Closing Date, then, notwithstanding anything to the contrary contained in this Section 9.1(c), such representation or warranty shall not so expire, but rather shall remain in full force and effect until such time as each and every claim (including any indemnification claim asserted by any Indemnitee under Section 9.2) that is based directly or indirectly upon, or that relates directly or indirectly to, any Breach or alleged Breach of such representation or warranty has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of the Seller, Parent and the Purchaser or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

     (d) For purposes of this Agreement, a "Claim Notice" relating to a particular representation or warranty shall be deemed to have been given if any Indemnitee, acting in good faith, delivers to the Seller a written notice stating that such Indemnitee believes that there is or has been a possible Breach of such representation or warranty and containing (i) a brief description of the circumstances supporting such Indemnitee's belief that there is or has been such a possible Breach, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a direct or indirect result of such possible Breach.

     (e) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Seller in this Agreement.

   9.2 Indemnification By The Seller. The Seller shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

     (i) any Breach of any of the representations or warranties made by the Seller in this Agreement (without giving effect to any update to the Disclosure Schedule), both as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, or in the Seller Closing Certificate or any of the other Transactional Agreements;

     (ii) any Breach of any representation, warranty, statement, information or provision contained in the Disclosure Schedule or in any other document delivered or otherwise made available to Parent or the Purchaser or any of their Representatives by or on behalf of the Seller or any Representative of the Seller;

     (iii) any Breach of any covenant or obligation of the Seller contained in any of the Transactional Agreements;

     (iv) any Liability of the Seller or of any Related Party, other than the Designated Contractual Obligations;

     (v) any Liability (other than the Designated Contractual Obligations) to which Parent, the Purchaser or any of the other Indemnitees may become subject and that arises directly or indirectly from or relates directly or indirectly to (A) any product produced or sold or any services performed by or on behalf of the Seller, (B) the presence of any Hazardous Material at any site owned, leased, occupied or controlled by the Seller on or at any time prior to the Closing Date, (C) the generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release or disposal of any Hazardous Material (whether lawfully or unlawfully) by or on behalf of the Seller, (D) the operation by the Seller of its business, or (E) any failure to comply with any bulk transfer law or similar Legal Requirement in connection with any of the Transactions; or

     (vi) any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clause "(i)," "(ii)," "(iii)," "(iv)," "(v)" or "(vi)" above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9).

   9.3 Setoff. In addition to any rights of setoff or other rights that Parent, the Purchaser or any of the other Indemnitees may have at common law or otherwise, Parent and the Purchaser shall have the right to withhold and deduct any sum that may be owed to any Indemnitee under this Section 9 from any amount (including all or any portion of the Stock Consideration) otherwise payable by any Indemnitee to the Seller. The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted and a release of the Seller from further liability with respect to such obligation to the extent of such setoff. The exercise of such right of setoff by Parent or the Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement or any of the other Transactional Agreements.

   9.4 Nonexclusivity Of Indemnification Remedies. The indemnification remedies and other remedies provided in this Section 9 shall not be deemed to be exclusive. Accordingly, the exercise by any Person of any of its rights under this Section 9 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

   9.5 Defense Of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against Parent or the Purchaser, against any other Indemnitee or against any other Person) with respect to which the Seller may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 9, Parent and the Purchaser shall have the right, at its election, to designate the Seller to assume the defense of such claim or Proceeding at the sole expense of the Seller. If Parent or the Purchaser so elects to designate the Seller to assume the defense of any such claim or Proceeding:

     (a) the Seller shall proceed to defend such claim or Proceeding in a diligent manner with counsel satisfactory to Parent and the Purchaser;

     (b) Parent and the Purchaser shall make available to the Seller any non-privileged documents and materials in the possession of Parent or the Purchaser that may be necessary to the defense of such claim or Proceeding;

     (c) the Seller shall keep Parent and the Purchaser informed of all material developments and events relating to such claim or Proceeding;

     (d) Parent and the Purchaser shall have the right to participate in the defense of such claim or Proceeding;

     (e) the Seller shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Purchaser, which shall not be unreasonably withheld or delayed; and

     (f) Parent and the Purchaser may at any time (notwithstanding the prior designation of the Seller to assume the defense of such claim or Proceeding) assume the defense of such claim or Proceeding.

If Parent and the Purchaser does not elect to designate the Seller to assume the defense of any such claim or Proceeding (or if, after initially designating the Seller to assume such defense, Parent or the Purchaser elects to assume such defense), Parent or the Purchaser may proceed with the defense of such claim or Proceeding on its own. If Parent or the Purchaser so proceeds with the defense of any such claim or Proceeding on its own:

     (i) all expenses relating to the defense of such claim or Proceeding (whether or not incurred by Parent or the Purchaser) shall be borne and paid exclusively by the Seller;

     (ii) the Seller shall make available to Parent or the Purchaser any documents and materials in the possession or control of the Seller that may be necessary to the defense of such claim or Proceeding;

     (iii) Parent and the Purchaser shall keep the Seller informed of all material developments and events relating to such claim or Proceeding; and

     (iv) Parent and the Purchaser shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of the Seller; provided, however, that the Seller shall not unreasonably withhold or delay such consent.

   9.6 Threshold. The Seller shall not be required to make any indemnification payment pursuant to Section 9.2 for any inaccuracy in or breach of any of the representations and warranties made by the Seller set forth in this Agreement until such time as the total amount of all Damages (including, without limitation, the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $1,000,000 in the aggregate. (If the total amount of such Damages exceeds $1,000,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the full amount of such Damages).

   9.7 Exercise Of Remedies By Indemnitees Other Than Parent or the
Purchaser. No Indemnitee (other than Parent or the Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent or the Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

10. Certain Post-Closing Covenants.

   10.1 Further Actions. From and after the Closing Date, the Seller shall cooperate with the Purchaser and their affiliates and Representatives, and shall execute and deliver such documents and take such other actions as the Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of all of the Specified Assets. Without limiting the generality of the foregoing, from and after the Closing Date, the Seller shall promptly remit to the Purchaser any funds that are received by the Seller and that are included in, or that represent payment of receivables included in, the Specified Assets. The Seller:
(a) hereby irrevocably authorizes the Purchaser, at all times on and after the Closing Date, to endorse in the name of the Seller any check or other instrument that is made payable to the Seller and that represents funds included in, or that represents the payment of any receivable included in, the Specified Assets; and (b) hereby irrevocably nominates, constitutes and appoints the Purchaser as the true and lawful attorney-in-fact of the Seller (with full power of substitution) effective as of the Closing Date, and hereby authorizes the Purchaser, in the name of and on behalf of the Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) that the Purchaser may deem appropriate for the purpose of (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Specified Assets, (ii) defending or compromising any claim or Proceeding relating to any of the Specified Assets, or (iii) otherwise carrying out or facilitating any of the Transactions. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of the Seller.

   10.2 Publicity. Unless otherwise permitted by this Agreement, the Seller, Parent and the Purchaser shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or nonconfidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the Transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior written consent of the other (which approval shall not be unreasonably withheld), except as may be required by law. If either the Seller, Parent or the Purchaser is required to make any such public disclosure, the party required to make the disclosure shall use its reasonable efforts to give the other party prior notice and an opportunity to review the disclosure prior to the public release of information.

   10.3 Plan of Dissolution. The Seller shall comply in all respects with ,and carry out in accordance with its terms, the Plan of Dissolution, and shall not take any action prohibited by the Plan of Dissolution or omit to take any action required to be taken by the Plan of Dissolution.

   10.4 Continued Payment of Liabilities. Following the Closing, without limiting the provisions of Section 10.3, the Seller shall promptly pay in full all indebtedness, obligations, amounts owed by the Seller and other Liabilities that are not expressly assumed by the Purchaser under this Agreement.

   10.5 Change Of Name. Immediately after the Closing, the Seller shall change its name to a name that does not include the word "3dfx" or the word "Voodoo" or any variation of either of the foregoing and that is reasonably satisfactory to Purchaser.

11. Miscellaneous Provisions.

   11.1 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

   11.2 Fees and Expenses.

     (a) The Seller shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Locke, Liddell & Sapp LLP and Crosby, Heafey, Roach & May) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of the Seller in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by Parent and the Purchaser and its Representatives with respect to the business of the Seller (and the furnishing of information to Parent, the Purchaser and their Representatives in connection with such investigation and review); (iii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions;
  (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and (v) the consummation and performance of the Transactions.

     (b) Subject to the reimbursement and indemnity provisions of Sections 8 and 9, Parent and the Purchaser shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Cooley Godward llp) that have been incurred or that are in the future incurred by or on behalf of Parent or the Purchaser in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by Parent or the Purchaser and their Representatives with respect to the business of the Seller; (iii) the negotiation, preparation and review of this Agreement, the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (iv) the preparation and filing of documents under the HSR Act in connection with the Transactions; and (v) the consummation and performance of the Transactions.

   11.3 Attorneys' Fees. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

   11.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

     if to the Seller:

       3dfx Interactive, Inc.
       4435 Fortran Drive
       San Jose, CA 95134
       Facsimile: (408) 262-5551
       Attn: Chief Executive Officer

     if to Parent or the Purchaser:

       NVIDIA Corporation
       3535 Monroe Street
       Santa Clara, CA 95051
       Facsimile: (408) 615-2800
       Attn: Chief Executive Officer

   11.5 Time Of The Essence. Time is of the essence of this Agreement.

   11.6 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

   11.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

   11.8 Governing Law; Venue.

     (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

     (b) In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Santa Clara County, California. Each party to this Agreement:

       (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Santa Clara County, California (and each appellate court located in the State of California) in connection with any such legal proceeding;

       (ii) agrees that each state and federal court located in Santa Clara County, California shall be deemed to be a convenient forum; and

       (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Santa Clara County, California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

     (c) Parent, the Purchaser and the Seller agree that, if any Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against the Seller in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

   11.9 Successors And Assigns; Parties In Interest.

     (a) This Agreement shall be binding upon: the Seller and its successors and assigns (if any) and Parent, the Purchaser and their successors and assigns (if any). This Agreement shall inure to the benefit of: the Seller; Parent; the Purchaser; the other Indemnitees (subject to Section 9.6); and the respective successors and assigns (if any) of the foregoing.

     (b) Parent and the Purchaser may freely assign any or all of their respective rights under this Agreement (including their indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other Person. The Seller shall not be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Parent and the Purchaser.

     (c) Except for the provisions of Section 9 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of the Seller shall have any rights under this Agreement or under any of the other Transactional Agreements, and (ii) no creditor of the Seller shall have any rights under this Agreement or any of the other Transactional Agreements.

   11.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The Seller agrees that: (a) in the event of any Breach or threatened Breach by the Seller of any covenant, obligation or other provision set forth in this Agreement, Parent and the Purchaser shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and (b) neither Parent, the Purchaser nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

   11.11 Waiver.

     (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

     (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

   11.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, the Purchaser and the Seller.

   11.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

   11.14 Entire Agreement. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof, including without limitation that certain letter regarding confidentiality and nonsolicitation of employees from the Seller to Parent dated November 20, 2000, which shall be deemed to have been terminated as of the date of this Agreement and shall be of no further force or effect.

   11.15 Knowledge. For purposes of this Agreement, a Person shall be deemed to have "knowledge" of a particular fact or other matter if any Representative of such Person has actual knowledge of such fact or other matter.

   11.16 Construction.

     (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

     (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

   The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first set forth above.

                                          3dfx Interactive, Inc.,
                                          a California corporation

                                              /s/ Alex Leupp
                                          By: ________________________________

                                               President & CEO
                                          Title: _____________________________

                                          NVIDIA Corporation,
                                          a Delaware corporation

                                              /s/ Jen-Hsun-Huang
                                          By: ________________________________

                                               President & CEO
                                          Title: _____________________________

                                          Titan Acquisition Corp. No. 2,
                                          a Delaware corporation

                                              /s/ Jen-Hsun Huang
                                          By: ________________________________

                                               President & CEO
                                          Title: _____________________________

                                                                       Exhibit A

                              CERTAIN DEFINITIONS

   For purposes of the Agreement (including this Exhibit A):

     Acquisition Proposal. "Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent or the Purchaser) contemplating or otherwise relating to any Acquisition Transaction.

     Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving: (a) the sale or other disposition of all or a material portion of the business or assets of the Seller or any direct or indirect subsidiary or division of the Seller; (b) the issuance, sale or other disposition of (i) any capital stock or other securities of the Seller other than as a result of the exercise of stock options previously granted, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other securities of the Seller, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other securities of the Seller; or (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Seller or any direct or indirect subsidiary of the Seller; provided, however, that "Acquisition Transaction" shall not include the disposition by any Seller Corporation of any Excluded Asset.

     Agreement. "Agreement" shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

     Acquisition. "Acquisition" shall mean (a) the sale of the Specified Assets by the Seller to the Purchaser in accordance with the Agreement; (b) the assumption of the Designated Contractual Obligations by the Purchaser pursuant to the Assignment and Assumption Agreement; and (c) the performance by the Seller and the Purchaser of their respective obligations under the Agreement, and the exercise by the Seller and the Purchaser of their respective rights under the Agreement, with respect to the Specified Assets.

     Assumed Contracts. "Assumed Contracts" shall mean the Seller Contracts (if any) identified during the Pre-Closing Period by the Purchaser, in its sole discretion, and which the Purchaser agrees in writing to assume at the Closing.

     Breach. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been
  (a) any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

     CERCLA. "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

     Closing Date. "Closing Date" shall mean the time and date as of which the Closing actually takes place.

     Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     Comparable Entities. "Comparable Entities" shall mean Entities (other than the Seller) that are engaged in businesses similar to the business of the Seller.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental
  Authorization).

     Contract. "Contract" shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

     Credit Agreement. "Credit Agreement" shall mean the credit agreement entered into contemporaneously with the execution and delivery of the Agreement by the Purchaser and the Seller pursuant to which the Purchaser is providing the Seller with the Credit Facility.

     Credit Facility. "Credit Facility" shall mean the immediate borrowing availability in the amount of $15,000,000 provided by the Purchaser to the Seller pursuant to the Credit Agreement.

     Damages. "Damages" shall include any loss, damage, injury, decline in value, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

     Disclosure Schedule. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent and the Purchaser on behalf of the Seller, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

     Employee Benefit Plan. "Employee Benefit Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable thereto), which is or has been maintained, contributed to, or required to be contributed to, by the Seller Corporations or any affiliate of the Seller Corporations for the benefit of any employee of the Seller Corporations, or with respect to which the Seller Corporations have or may have any liability or obligation.

     Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

     ERISA Affiliate. "ERISA Affiliate" shall mean any Person that is, was or would be treated as a single employer with any of the Specified Entities under Section 414 of the Code.

     Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     Excluded Assets. "Excluded Assets" shall mean the assets identified on Exhibit C that are (a) owned by the Seller on the Closing Date, and (b) directly and exclusively related to the graphics board business of the Seller.

     GAAP. "GAAP" shall mean generally accepted accounting principles.

     Governmental Authorization. "Governmental Authorization" shall mean any:
  (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     Governmental Body. "Governmental Body" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

     Hazardous Material. "Hazardous Material" shall include: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any "hazardous substance," "pollutant," "contaminant," "hazardous waste," "regulated substance," "hazardous chemical" or "toxic chemical" as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA and any other so-called "superfund" or "superlien" law and the respective regulations promulgated thereunder); (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause "(a)", "(b)", "(c)" or "(d)" above.

     Indemnitees. "Indemnitees" shall mean the following Persons: (a) Parent;
  (b) the Purchaser; (c) Parent's and the Purchaser's current and future affiliates; (d) the respective Representatives of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; and (e) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)", "(c)" and "(d)" above.

     Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     Liability. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

     Order. "Order" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

     Ordinary Course of Business. An action taken by or on behalf of the Seller shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

       (a) such action is recurring in nature, is consistent with the past practices of the Seller and is taken in the ordinary course of the normal day-to-day operations of the Seller;

       (b) such action is taken in accordance with sound and prudent business practices;

       (c) such action is not required to be authorized by the shareholders of the Seller, the board of directors of the Seller or any committee of the board of directors of the Seller and does not require any other separate or special authorization of any nature; and

       (d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of Comparable Entities.

     Parent Pending Litigation. "Parent Pending Litigation" shall mean Parent's existing patent infringement lawsuit against the Seller in Civil Action No. C-00-3373 VRW pending in the United States District Court for the Northern District of California.

     Patent Standstill Agreement. "Patent Standstill Agreement" shall mean that certain Patent Standstill Agreement of even date herewith between Parent and the Purchaser.

     Person. "Person" shall mean any individual, Entity or Governmental Body.

     Pre-Closing Period. "Pre-Closing Period" shall mean the period from the date of the Agreement through the Closing Date.

     Proceeding. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

     Proprietary Asset. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset.

     Related Party. Each of the following shall be deemed to be a "Related Party": (a) each individual who is, or who since January 1, 1999 has been, an officer of any of the Seller Corporations; (b) each member of the family of each of the individuals referred to in clause "(a)" above; and (c) any Entity (other than the Seller Corporations) in which any one of the individuals referred to in clauses "(a)" and "(b)" above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

     Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     SEC. "SEC" shall mean the Securities and Exchange Commission.

     Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Seller Common Stock. "Seller Common Stock" shall mean the Common Stock, no par value, of the Seller.

     Seller Contract. "Seller Contract" shall mean any Contract: (a) to which any Seller Corporation is a party; (b) by which any Seller Corporation or any of its assets is or may become bound or under which any Seller Corporation has, or may become subject to, any obligation; or (c) under which any Seller Corporation has or may acquire any right or interest.

     Seller Corporations. "Seller Corporations" shall mean Seller and its subsidiaries.

     Seller Pending Litigation. "Seller Pending Litigation" shall mean Seller's existing patent infringement lawsuit against Parent in combined Civil Actions No. C-98-03627 MHP and No. C-99-2460 MHP pending in the United States District Court for the Northern District of California.

     Seller Proprietary Asset. "Seller Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Seller or otherwise used by the Seller Corporations.

     Stay Order. "Stay Order" shall mean the Stipulation and Proposed Order to Stay being filed by Parent and the Seller immediately following the execution of this Agreement in the Seller Pending Litigation and the Parent Pending Litigation.

     Superior Offer. "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding shares of common stock of the Seller or substantially all of the assets of the Seller on terms that the board of directors of the Seller determines, in its reasonable judgment, based upon a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable to the Seller's shareholders than the terms of the Transactions; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed or is not reasonably capable of being obtained by such third party.

     Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

     Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     Transactional Agreements. "Transactional Agreements" shall mean: (a) the Agreement; (b) the Assignment and Assumption Agreement; (c) the Voting Agreements; (d) the Credit Agreement; (e) the Patent License Agreement; (f) the Patent Standstill Agreement; and (g) the Stay Orders.

     Transactions. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Specified Assets by the Seller to the Purchaser in accordance with the Agreement; (ii) the assumption of the Designated Contractual Obligations by the Purchaser pursuant to the Assignment and Assumption Agreement; and (iii) the performance by the Seller, Parent and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by the Seller, Parent and the Purchaser of their respective rights under the Transactional Agreements.

     Triggering Event. "Triggering Event" shall be deemed to have occurred if: (i) the board of directors of the Seller shall have failed to unanimously recommend that the Seller's shareholders vote to approve the Acquisition or the Plan of Dissolution, or shall have withdrawn or modified the recommendation of the board of directors of the Seller, or shall have taken any other action that becomes generally known to the shareholders of the Seller and that would be reasonably construed to suggest that the board of directors of the Seller does not support the Acquisition and the Plan of Dissolution or does not believe that the Acquisition and the Plan of Dissolution are in the best interests of the shareholders of the Seller;
  (ii) the Seller shall have failed to include in the Prospectus/Proxy Statement a statement to the effect that the board of directors of the Seller has unanimously determined and believes that the

  Acquisition and the Plan of Dissolution are in the best interests of the shareholders of the Seller; (iii) the board of directors of the Seller fails to reaffirm the Seller Board Recommendation, or fails to reaffirm its determination that the Acquisition and the Plan of Dissolution are in the best interests of the Seller's shareholders, within five business days after Parent or the Purchaser reasonably requests in writing that such recommendation or determination be reaffirmed; (iv) the board of directors of the Seller shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Seller shall have entered into any letter of intent or similar document or any Contract providing for or otherwise contemplating an Acquisition Transaction; or (vi) a tender or exchange offer relating to securities of the Seller shall have been commenced and the Seller shall not have sent to its shareholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Seller recommends rejection of such tender or exchange offer.

     Unaudited Interim Balance Sheet. "Unaudited Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of the Seller included in the Unaudited Interim Financial Statements.

     Unaudited Interim Financial Statements. "Unaudited Interim Financial Statements" shall mean the unaudited consolidated balance sheet of the Seller as of October 31, 2000, and the related unaudited consolidated income statement of the Seller for the three-month period ended October 31, 2000, together with the notes (if any) thereto, in substantially the form attached as Exhibit E.

                                                                         ANNEX C
                    [Letterhead of Needham & Company, Inc.]

                                          December 15, 2000


Board of Directors
3dfx Interactive, Inc.
4435 Fortran Drive
San Jose, CA 95134

Gentlemen:

   We understand that 3dfx Interactive, Inc. (the "Company") and NVIDIA Corporation ("Nvidia") propose to enter into an Asset Purchase Agreement (the "Agreement"), pursuant to which, subject to the terms and conditions of the Agreement, the Company will sell certain assets related to its graphics business to Nvidia in exchange for (i) $70 million in cash, (ii) subject to reduction as set forth in the Agreement, 1,000,000 shares of common stock of Nvidia ("Nvidia Common Stock"), and (iii) the assumption by Nvidia of certain specified contractual obligations of the Company (the "Acquisition"). The shares of Nvidia Common Stock to be issued pursuant to the Acquisition will be payable only upon the winding up of the business of the Company pursuant to a plan of dissolution adopted by the board of directors of the Company (the "Dissolution"), and will be subject to a right of setoff in favor of Nvidia with respect to claims for indemnification under the Agreement. After the closing of the Acquisition but prior to any payment of Nvidia Common Stock, the Company, should it need additional cash to pay its liabilities, may request that Nvidia provide up to an additional $25 million in cash, subject to certain conditions (the "Post-Closing Advance"), and the number of shares of Nvidia Common Stock deliverable will be accordingly reduced, based upon a per share price of $50.00. Concurrently with the execution of the Agreement, we understand that the Company and Nvidia will enter into a credit agreement (the "Credit Agreement") pursuant to which Nvidia will provide to the Company a $15 million credit facility, and the parties will settle certain patent litigation between them. Under the Agreement, amounts outstanding under the credit facility are required to be repaid at the closing of the Acquisition. The terms of the Acquisition will be set forth more fully in the Agreement.

   You have asked us to advise you as to the fairness, from a financial point of view, to the Company of the consideration to be received by the Company in the Acquisition. Needham & Company, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have been engaged by the Company as financial advisor to render this opinion in connection with the Acquisition and will receive a fee for our services, none of which is contingent on the consummation of the Acquisition. In addition, the Company has agreed to indemnify us for certain liabilities arising from our role as financial advisor and out of the rendering of this opinion.

   For purposes of this opinion we have, among other things: (i) reviewed a draft of the Agreement dated December 15, 2000, (ii) reviewed certain publicly available information concerning the Company and certain other relevant financial and operating data of the Company furnished to us by the Company, including Company management's draft financial statements as of and for the quarter ended October 31, 2000; (iii) held discussions with members of management of the Company concerning the current and future business prospects of the Company; (iv) reviewed and discussed with the management of the Company certain financial forecasts and projections prepared by such management; (v) reviewed the historical stock prices and trading volumes of common stock of the Company ("Company Common Stock") and Nvidia Common Stock; (vi) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed generally relevant to similar data for the Company and Nvidia; (vii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (viii) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate. In addition, we have held discussions with certain members of the Company's management and its representatives concerning the Company's views as to: the anticipated adverse effects on the Company's business, assets, liabilities, operations and prospects that the Company believes would occur if the Company were not to enter into the Agreement and the Credit Agreement; the liquidity position of the Company and its ability to continue as a going concern; the Company's anticipated inability to remedy its liquidity shortfall and the substantial risk of the Company becoming insolvent and seeking the protection of state insolvency or federal bankruptcy law; the anticipated substantial adverse effects on the Company's shareholders and present and potential employees, business partners and lenders that would result from such insolvency or concerns about the potential for it; and the anticipated benefits that would arise from entering into the Agreement and Credit Agreement, including the substantial lessening of such liquidity and solvency concerns. We have also held discussions with the Company's financial advisors, Robertson Stephens, Inc., as to their efforts to solicit third-party indications of interest for the acquisition of the Company or all or substantially all of its assets and for financing of the Company. We have not been authorized by the Company or its Board of Directors to solicit, nor have we solicited, any such indications of interest.

   In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, we have assumed, with your consent, (i) that any material liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the financial statements of the Company, (ii) that the terms set forth in the executed Agreement will not differ materially from the proposed terms provided to us in the draft Agreement dated December 15, 2000, (iii) that, other than as set forth in the Company's financial statements, no asset or liability value should be attributed to the litigation between the Company and Nvidia, and (iv) the accuracy of the Company's representation in the Agreement that the cash consideration to be paid pursuant to the Agreement will be sufficient to pay all of the Company's liabilities other than those to be assumed by Nvidia, including taxes due and other amounts owed as a result of the Acquisition. With respect to the Company's financial forecasts provided to us by its management, we have assumed for purposes of our opinion that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of the Company. We express no opinion with respect to such forecasts or the assumptions on which they were based. The Company's management has estimated, and we have for purposes of our analysis assumed, with your consent, that, in the aggregate, the amount of the liabilities to be retained by the Company after the Acquisition, including any liabilities incurred prior to the Dissolution, will result in a cash deficiency, prior to any cash received pursuant to the Post-Closing Advance, of between $5.27 million and $25.17 million. We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of the Company. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof.

   Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the Company of the consideration to be received by the Company in the Acquisition, and does not address the Company's underlying business decision to engage in the Acquisition or Dissolution, the consideration to be received by any individual shareholder in the Dissolution, the relative merits of the Acquisition and Dissolution as compared to any alternative business strategies that might exist for the Company, or the effect of any other transaction in which the Company might engage. Our opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the proposed Acquisition or Dissolution. We are not expressing any opinion as to the prices at which the Company Common Stock or Nvidia Common Stock will actually trade at any time. We are expressing no opinion on the Company's solvency nor are we expressing any opinion on the Company's ability to continue as a going concern should the Acquisition and Dissolution not be consummated.

   In the ordinary course of our business, we may actively trade the equity securities of the Company and Nvidia for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of the Company and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any information statement or proxy statement used in connection with the Acquisition so long as this letter is quoted in full in such information statement or proxy statement.

   Based upon and subject to the foregoing, it is our opinion that as of the date hereof the consideration to be received by the Company in the Acquisition is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          /s/ Needham & Company, Inc.
                                          Needham & Company, Inc.

                                                                         ANNEX D

                                CREDIT AGREEMENT

   This Credit Agreement dated as of December 15, 2000 (the "Agreement"), is between Titan Acquisiton Corp. No. 2 ("Lender") and 3dfx Interactive, Inc ("Borrower").

                                    Recitals

   A. This Agreement is the Credit Agreement referred to in and is executed and delivered in connection with that certain Security Agreement of even date herewith and executed by the undersigned in favor of Lender (as the same may from time to time be amended, modified, supplemented or restated, the "Security Agreement"). Additional rights of Lender are set forth in the Security Agreement. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Security Agreement.

   B. Contemporaneously with the execution of this Agreement and in consideration of the establishment of the Facility hereunder, (i) Borrower, Lender and NVIDIA Corporation have agreed to grant one another non-exclusive, perpetual, fully-paid licenses for certain of each party's patents, patent applications and inventions pursuant to a Patent License Agreement of even date herewith and (ii) Borrower has agreed to sell, assign, transfer, convey and deliver to Lender good and valid title, free and clear of any Encumbrances, to all of Borrower's trademarks and trade names pursuant to a Trademark Assignment Agreement of even date herewith.

                                   Agreement

1. Line Of Credit Amount and Terms

   1.1 Facility Amount.

     (a) During the availability period described below, Lender will provide a line of credit (the "Facility") to Borrower. The amount of the Facility is Fifteen Million Dollars ($15,000,000) (the "Commitment").

     (b) The Facility shall be available to Borrower in such advances as Borrower requests. Each advance will be made available to Borrower within three (3) Business Days following Borrower's request therefor in accordance with Section 2.1.

   1.2 Availability Period. The Facility is available between the date of this Agreement and the earlier of (i) the closing of the acquisition (the "Closing") contemplated by that certain Asset Purchase Agreement between the parties dated the date hereof (the "Asset Purchase Agreement") and (ii) the termination of the Asset Purchase Agreement in accordance with Section 8 thereof (the earlier of such dates being referred to herein as the "Expiration Date"), so long as no Event of Default, or event or condition with the giving of notice or passage of time or both would constitute an Event of Default shall have occurred and is continuing.Repayment Terms.

   1.3 Repayment Terms.

     (a) Repayment. The outstanding principal amount requested and made available to Borrower pursuant to this Agreement shall be due and payable on the Expiration Date; provided that, in the event that the Expiration Date occurs because the Asset Purchase Agreement is terminated in accordance with Section 8 thereof, the principal amount required to be repaid under the Facility shall be reduced by Ten Million Dollars ($10,000,000). In the event the Expiration Date occurs as a result of the Closing, the outstanding principal amount requested by and made available to Borrower pursuant to this Agreement shall be applied toward the Cash Consideration (as defined in the Asset Purchase Agreement) to be paid by Lender to Borrower, and the cash paid by Lender to Borrower at the Closing shall be correspondingly reduced.

     (b) Interest Rate. Borrower shall pay interest on the outstanding principal amount hereof from the date each respective portion of the Facility is made available to Borrower until payment in full of such portion, which interest shall be payable at the rate of 6.1% per annum or the maximum rate permissible by law (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less. Interest shall be due and payable annually in arrears not later than the first business day of each calendar year for the preceding year and shall be calculated on the basis of a 360-day year for the actual number of days elapsed. In the event the Closing occurs, all interest due and payable shall be applied toward the Cash Consideration and the cash paid by Lender to Borrower at the Closing shall be correspondingly reduced.

     (c) Place of Payment. All amounts payable hereunder shall be payable to Lender, at 3535 Monroe Street, Santa Clara, CA 95051, unless another place of payment shall be specified in writing by Lender.

     (d) Application of Payment. Payment on the amounts outstanding hereunder shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof.

     (e) Prepayment. Borrower may, upon one (1) Business Days' notice, prepay the advances in full or in part at any time without any prepayment penalty or premium.

   1.4 Collateral. The full amount of the Facility is secured by the Collateral identified and described as security therefor in the Security Agreement. The undersigned shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any Lien on or in the Collateral, or in any portion thereof, except as permitted pursuant to the Security Agreement.

2. Disbursements, Payments and Costs

   2.1 Requests for Credit. Each request for an advance must be in writing and received by Lender at least three (3) Business Days prior to the Business Day of the requested advance.

   2.2 Business Days. Unless otherwise provided in this Agreement, a Business Day is a day other than a Saturday or a Sunday on which commercial banks are open for business in California. All payments and disbursements which would be due on a day which is not a Business Day will be due on the next Business Day. All payments received on a day which is not a Business Day will be applied to the credit of Borrower on the next Business Day.

   2.3 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. Principal not paid when due under this Agreement shall continue to bear interest until paid.

   2.4 Default Rate. Upon the occurrence and during the continuation of any Event of Default under this Agreement, principal amounts (and interest to the extent allowed by applicable law) shall bear interest at a rate which is two
(2) percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any Event of Default.

   3. Representations and Warranties. When Borrower signs this Agreement and until Lender is repaid in full, Borrower makes the following representations and warranties. Each request for an advance constitutes a renewed representation:

     3.1 Authorization. This Agreement, and any instrument or agreement required hereunder or executed or delivered in connection herewith, are within Borrower's powers, have been duly authorized, and do not conflict with any provision of any agreement to which Borrower is a party or any order or judgment to which it is subject.

     3.2 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of Borrower, enforceable against Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, and any instrument or agreement required hereunder or executed or delivered in connection herewith, when executed and delivered, will be similarly legal, valid, binding and enforceable.

   4. Default. If any of the following events (each an "Event of Default") occurs, Lender may do one or more of the following: declare Borrower in default, terminate the Commitment, stop making any additional credit available to Borrower, and require Borrower to repay its entire debt (subject to Section 1.3(a) hereof) immediately and without prior notice.

     4.1 Failure to Pay. Borrower fails to make a payment under this Agreement within ten (10) business days of the date when due.

     4.2 Other Breach Under Agreement. Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Section 4 and fails to cure such failure within fifteen (15) days of receipt of Lender's notice of such failure.

     4.3 Breach Under Asset Purchase Agreement. Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of the Asset Purchase Agreement and fails to cure such failure within fifteen (15) days of receipt of Lender's notice of such failure.

     4.4 Bankruptcy. Borrower files a bankruptcy petition, a bankruptcy petition is filed against Borrower or Borrower makes a general assignment for the benefit of creditors. The Event of Default will be deemed cured if any petition filed against Borrower is dismissed or stayed within a period of 45 days after the filing; provided, however, that Lender will not be obligated to extend any additional credit to Borrower during that period.

5. Miscellaneous

   5.1 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California, excluding any conflict of laws principles that would cause the application of laws of any other jurisdiction.

   This Agreement is executed as of the date stated at the top of the first page.

                                          Borrower:

                                          /s/ Alex Leupp
                                          -------------------------------------
                                          3dfx Interactive, Inc.

                                          Lender:

                                          /s/ Jen-Hsun-Huang
                                          -------------------------------------
                                          Titan Acquisition Corp. No. 2

                                                                         ANNEX E

                               SECURITY AGREEMENT

   This Security Agreement dated as of December 15, 2000 ("Security Agreement"), is made by 3dfx Interactive, Inc., a California corporation ("Grantor"), in favor of Titan Acquisition Corp. No. 2, a Delaware corporation ("Secured Party").

                                    Recitals

   A. Secured Party has made and has agreed to make certain advances of money to Grantor as evidenced by that certain Credit Agreement dated the date between Grantor and Secured Party (the "Credit Agreement").

   B. Secured Party is willing to advance funds to Grantor pursuant to the Credit Agreement, but only upon the condition, among others, that Grantor shall have executed and delivered to Secured Party this Security Agreement.

                                   Agreement

   Now, Therefore, in order to induce Secured Party to advance funds to Grantor and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Grantor hereby represents, warrants, covenants and agrees as follows:

     1. Defined Terms. Unless otherwise defined herein the following terms shall have the following meanings (such meanings being equally applicable to both the singular and plural forms of the terms defined):

       (a) "Collateral" shall have the meaning assigned to such term in
    Section 2 of this Security Agreement.

       (b) "Contracts" means all contracts, undertakings, franchise agreements or other agreements in or under which Grantor may now hold or hereafter acquires any right, title or interest.

       (c) "Copyright License" means any agreement, in which Grantor now holds or hereafter acquires any interest, granting any right in or to any copyright or copyright registration (whether Grantor is the licensee or the licensor thereunder) including, without limitation, licenses pursuant to which Grantor has obtained the exclusive right to use a copyright owned by a third party.

       (d) "Copyrights" means all of the following in which Grantor now holds or hereafter acquires any interest: (i) all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof or any other country; (ii) registrations, applications, recordings and proceedings in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country; (iii) any continuations, renewals or extensions thereof; (iv) any registrations to be issued in any pending applications; (v) prior versions of works covered by copyright and all works based upon, derived from, or incorporating such works;
    (vi) income, royalties, damages, claims, and payments now and hereafter due and payable with respect to copyrights including, without limitation, damages and payments for past, present, or future infringement; (vii) rights to sue for past, present and future infringements of copyright; and (viii) any other rights corresponding to any of the foregoing rights throughout the world.

       (e) "Event of Default" has the meaning given such term in the Credit Agreement.

       (f) "License" means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by Grantor.

       (g) "Patent License" means any written agreement, in which Grantor now holds or hereafter acquires any interest, granting any right with respect to any invention on which a patent is in existence (whether Grantor is the licensee or the licensor thereunder).

       (h) "Patents" means all of the following in which Grantor now holds or hereafter acquires any interest: (i) letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country and all rights corresponding thereto, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country, (ii) all reissues, divisions, continuations, renewals, continuations-in-part or extensions thereof; (iii) all petty patents, divisionals and patents of addition; and (iv) all patents to issue in any such applications.

       (i) "Permitted Lien" means an interest in the Collateral securing an obligation of Grantor which is existing on the date of this Security Agreement and listed on the attached Schedule A.

       (j) "Secured Obligations" means all loans, advances, debts, liabilities and obligations (including reimbursement obligations), for monetary amounts owing by the Grantor to the Secured Party, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, of any kind or nature, present or future, arising under or in respect of the Credit Agreement. This term includes all principal, interest (including interest that accrues after the commencement against the Grantor of any action under the Bankruptcy
    Code), reasonable fees, including any and all arrangement fees, delivery fees, loan fees, commitment fees, agent fees and any and all other reasonable fees, expenses, costs or other sums (including attorney costs) chargeable to the Grantor under the Credit Agreement or under Section 6(b) hereof.

       (k) "Trademark License" means any written agreement, in which Grantor now holds or hereafter acquires any interest, granting any right in and to any trademark or trademark registration (whether Grantor is the licensee or the licensor thereunder).

       (l) "Trademarks" means any of the following now owned or hereafter acquired by Grantor: (i) any trademarks, tradenames, corporate names, company names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and any applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country (the "Marks"), (ii) any reissues, extensions or renewals thereof, (iii) the goodwill of the business symbolized by or associated with the Marks, (iv) income, royalties, damages and payments now and hereafter due and/or payable with respect to the Marks, including, without limitation, damages, claims and recoveries for past, present or future infringement, misappropriation, or dilution, and (v) rights to sue for past, present and future infringements of the Marks.

       (m) "UCC" means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of California; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Secured Party's security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection of priority and for purposes of definitions related to such provisions.

   In addition, the following terms shall be defined terms having the meaning set forth for such terms in the UCC (definition sections of the UCC are noted parenthetically) and such terms (including their corresponding sections) as they are defined in Revised Article 9 of the UCC, which has been adopted by the State of California and shall become effective in the State of California on July 1, 2001: "Account Debtor" (9105(1)(a)); "Accounts" (9106); "Chattel Paper" (9105(1)(b)); "Deposit Accounts" (9105(e)); "Documents" (9105(1)(f));
"Equipment" (9109(2)); "Financial Assets" (8102(a)(9)); "Fixtures" (9313(1)(a)); "General Intangibles" (9106); "Goods" (9105(1)(h)); "Instruments"
(9105(1)(i); "Inventory"

(9109(4)); "Investment Property" (9115(1)(f)); "Proceeds" (9306(1)). Each of
the foregoing defined terms shall include all of such items now owned, or hereafter acquired, by Grantor.

   2. Grant of Security Interest. As collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all the Secured Obligations and in order to induce Secured Party to cause the Credit Agreement to be made, Grantor hereby assigns, conveys, mortgages, pledges, hypothecates and transfers to Secured Party, and hereby grants to Secured Party, a security interest in all of Grantor's right, title and interest in, to and under the following (all of which being herein collectively called the "Collateral"):

     (a) All Accounts of Grantor;

     (b) All Chattel Paper of Grantor;

     (c) All Contracts of Grantor;

     (d) All Deposit Accounts of Grantor;

     (e) All Documents of Grantor;

     (f) All Equipment of Grantor;

     (g) All Financial Assets of Grantor;

     (h) All Fixtures of Grantor;

     (i) All General Intangibles of Grantor including, without limitation, all Copyrights, Patents, Trademarks, Licenses, designs, drawings, technical information, marketing plans, customer lists, trade secrets, proprietary or confidential information, inventions (whether or not patentable), procedures, know-how, models and data;

     (j) All Goods of Grantor;

     (k) All Instruments of Grantor;

     (l) All Inventory of Grantor;

     (m) All Investment Property of Grantor;

     (n) All Licenses of Grantor;

     (o) All property of Grantor held by Secured Party, or any other party for whom Secured Party is acting as agent hereunder, including, without limitation, all property of every description now or hereafter in the possession or custody of or in transit to Secured Party or such other party for any purpose, including, without limitation, safekeeping, collection or pledge, for the account of Grantor, or as to which Grantor may have any right or power;

     (p) All other goods and personal property of Grantor whether tangible or intangible and whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Grantor and wherever located; and

     (q) To the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.


   3. Rights of Secured Party; Collection of Accounts.

     (a) Notwithstanding anything contained in this Security Agreement to the contrary, Grantor expressly agrees that it shall remain liable under each of its Contracts and each of its Licenses to observe and perform all the conditions and obligations to be observed and performed by it thereunder. Secured Party shall not have any obligation or liability under any Contract or License by reason of or arising out of this Security Agreement or the granting to Secured Party of a lien therein or the receipt by Secured Party of any payment relating to any Contract or License pursuant hereto, nor shall Secured Party be required or obligated in any manner to perform or fulfill any of the obligations of Grantor under or pursuant to any Contract or License, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contract or License, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

     (b) Secured Party authorizes Grantor to collect its Accounts, provided that such collection is performed in a prudent and businesslike manner, and Secured Party may, upon the occurrence and during the continuation of any Event of Default and without notice, limit or terminate said authority at any time. If an Event of Default has occurred and is continuing, at the request of Secured Party, Grantor shall deliver all original and other documents evidencing and relating to, the performance of labor or service which created such Accounts, including, without limitation, all original orders, invoices and shipping receipts.

     (c) Secured Party may at any time, upon the occurrence and during the continuation of any Event of Default, after first notifying Grantor of its intention to do so, notify Account Debtors of Grantor, parties to the Contracts of Grantor, obligors in respect of Instruments of Grantor and obligors in respect of Chattel Paper of Grantor that the Accounts and the right, title and interest of Grantor in and under such Contracts, Instruments, and Chattel Paper have been assigned to Secured Party and that payments shall be made directly to Secured Party. Upon the request of Secured Party, Grantor shall so notify such Account Debtors, parties to such Contracts, obligors in respect of such Instruments and obligors in respect of such Chattel Paper. Upon the occurrence and during the continuation of an Event of Default, Secured Party may, in its name, or in the name of others communicate with such Account Debtors, parties to such Contracts, obligors in respect of such Instruments and obligors in respect of such Chattel Paper to verify with such parties, to Secured Party's satisfaction, the existence, amount and terms of any such Accounts, Contracts, Instruments or Chattel Paper.

   4. Representations and Warranties. Grantor hereby represents and warrants to Secured Party that:

     (a) Except for the security interest granted to Secured Party under this Security Agreement and Permitted Liens, Grantor is the sole legal and equitable owner of each item of the Collateral in which it purports to grant a security interest hereunder, having good and marketable title thereto free and clear of any and all liens except for Permitted Liens.

     (b) No effective security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral exists, except such as may have been filed by Grantor in favor of Secured Party pursuant to this Security Agreement except for Permitted Liens.

     (c) This Security Agreement creates a legal and valid security interest on and in all of the Collateral in which Grantor now has rights, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. Accordingly, Secured Party has a fully perfected first priority security interest in all of the Collateral in which Grantor now has rights subject only to Permitted Liens. This Security Agreement will create a legal and valid and fully perfected first priority security interest in the Collateral in which Grantor later acquires rights, when Grantor acquires those rights.

   5. Covenants. Grantor covenants and agrees with Secured Party that from and after the date of this Security Agreement and until the Secured Obligations have been performed and paid in full:

     (a) Further Assurances; Pledge of Instruments. At any time and from time to time, upon the written request of Secured Party, and at the sole expense of Grantor, Grantor shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Secured Party may reasonably deem desirable to obtain the full benefits of this Security Agreement.

     (b) Maintenance of Records. Grantor shall keep and maintain at its own cost and expense satisfactory and complete records of the Collateral.

   6. Rights and Remedies Upon Default.

     (a) Upon the occurrence and during the continuation of an Event of Default, Secured Party may exercise, in addition to all other rights and remedies granted to it under this Security Agreement, all rights and remedies of a secured party under the UCC.

     (b) Grantor also agrees to pay all fees, costs and expenses of Secured Party, including, without limitation, reasonable attorneys' fees, incurred in connection with the enforcement of any of its rights and remedies hereunder and the Credit Agreement.

     (c) Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

     (d) The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be distributed by Secured Party in the following order of priorities:

       First, to Secured Party in an amount sufficient to pay in full the reasonable costs of Secured Party in connection with such sale, disposition or other realization, including all fees, costs, expenses, liabilities and advances incurred or made by Secured Party in connection therewith, including, without limitation, reasonable attorneys' fees;

       Second, to Secured Party in an amount equal to the then unpaid Secured Obligations; and

       Finally, upon payment in full of the Secured Obligations, to Grantor or its representatives or as a court of competent jurisdiction may direct.

   7. Limitation on Secured Party's Duty in Respect of Collateral. Secured Party shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it takes such action as Grantor requests in writing, but failure of Secured Party to comply with any such request shall not in itself be deemed a failure to act reasonably, and no failure of Secured Party to do any act not so requested shall be deemed a failure to act reasonably.

   8. Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Grantor for liquidation or reorganization, should Grantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Grantor's property and assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

   9. Miscellaneous.

     (a) No Waiver; Cumulative Remedies.

       (i) Secured Party shall not by any act, delay, omission or otherwise be deemed to have waived any of its respective rights or remedies hereunder, nor shall any single or partial exercise of any right or remedy hereunder on any one occasion preclude the further exercise thereof or the exercise of any other right or remedy.

       (ii) The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law.

       (iii) None of the terms or provisions of this Security Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by Grantor and Secured Party.

     (b) Termination of this Security Agreement. Subject to Section 8 hereof, this Security Agreement shall terminate upon the full, final and complete payment and performance of the Secured Obligations.

     (c) Successor and Assigns. This Security Agreement and all obligations of Grantor hereunder shall be binding upon the successors and assigns of Grantor, and shall, together with the rights and remedies of Secured Party hereunder, inure to the benefit of Secured Party, any future holder of any of the indebtedness and their respective successors and assigns. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Secured Obligations or any portion thereof or interest therein shall in any manner affect the lien granted to Secured Party hereunder.

     (d) Governing Law. In all respects, including all matters of construction, interpretation, validity and performance, this Security Agreement and the Secured Obligations shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts entered into by California residents within California and performed entirely in California, without regard to the principles thereof regarding conflict of laws.

   In Witness Whereof, each of the parties hereto has caused this Security Agreement to be executed and delivered by its duly authorized officer on the date first set forth above.

                                          Grantor:

                                          3dfx Interactive, Inc.

                                              /s/ Alex Leupp
                                          By: ________________________________

                                                        Alex Leupp
                                          Printed Name: ______________________

                                                 President & CEO
                                          Title: _____________________________

                                          Accepted and acknowledged by:

                                          Titan Acquisition Corp. No. 2

                                              /s/ Jen-Hsun Huang
                                          By: ________________________________

                                                        Jen-Hsun Huang
                                          Printed Name: ______________________

                                                 President & CEO
                                          Title: _____________________________

                                                                         ANNEX F

                              TRADEMARK ASSIGNMENT

   WHEREAS, 3dfx Interactive, Inc., a California corporation having its principal offices at 4435 Fortran Drive, San Jose, CA 95134 ("Assignor"), owns the registrations and/or pending applications for the marks identified in Exhibit A attached hereto (the "Marks");

   WHEREAS, Assignor and Titan Acquisition Corp. No. 2, a Delaware corporation having its principal offices at 3535 Monroe Street, Santa Clara, California 95051 ("Assignee") have entered into a certain Credit Agreement (the "Credit Agreement") concurrently with the execution of this Agreement; and

   WHEREAS, Assignee desires to acquire the Marks.

   NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration (including the execution and delivery of the Credit Agreement and Assignee's extension of credit to Assignor thereunder), the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

     1. Assignor hereby assigns, transfers and conveys to Assignee all right, title and interest in the Marks in the United States and throughout the world, together with any goodwill of the business symbolized by the Marks or that portion of the business in connection with which Assignor has a bona fide intent to use the Marks; as well as any and all reports, interests, claims and demands for recovery in law or equity that Assignor has or may have in profits and damages for infringements of the Marks which may have arisen in connection with any of the foregoing prior to the effective date of this instrument, including but not limited to the right to compromise, sue for and collect such profits and damages; the same to be held and enjoyed by Assignee, its successors and assigns or their legal representatives, as fully and entirely as the same would have been held and enjoyed by Assignor if this assignment had not been made.

     2. Assignee agrees to and does hereby accept the assignment as set forth above.

     3. Upon execution of this Agreement, Assignor will take all steps necessary to effectuate the recordation of the assignment of the Marks with relevant foreign jurisdictions by March 30, 2001. For example, Assignor agrees to secure the appropriate legalization in the form of (1) an Apostille from the Office of the Secretary of State in the appropriate jurisdiction, or (2) legalization from the local Embassy or Consulate of the country in which the Assignment will be filed. Assignor further agrees that it will cooperate with Assignee in executing all other documents that Assignee considers necessary to further the purposes of this Agreement.

     4. This assignment is made pursuant to the terms of the Credit Agreement and does not create any additional obligations, covenants, representations and warranties or alter or amend any of the obligations, covenants, representations and warranties contained in the Credit Agreement.

     5. All capitalized terms used herein shall have the meanings given such terms in the Credit Agreement, unless otherwise defined herein.

     6. This assignment may be signed in one or more counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that the parties are not signatory to the same counterpart. Executed copies of this assignment transmitted by telecopier shall be valid and binding.

   Signed at Santa Clara, California on this 15th day of December 2000

                                          Assignor:

                                          3dfx Interactive, Inc.

                                              /s/ Alex Leupp
                                          By: _________________________________

                                                Alex Leupp
                                          Name: _______________________________

                                                 President & CEO
                                          Title: ______________________________

                                          Assignee:

                                          Titan Acquisition Corp. No. 2

                                              /s/ Jen-Hsun Huang
                                          By: _________________________________

                                                Jen-Hsun Huang
                                          Name: _______________________________

                                                 President & CEO
                                          Title: ______________________________

                                   EXHIBIT A

   The Seller either has been granted, or has applied for, registration for the following trademarks:

Mark/                                      Reg.
Country              Filed     Appl. #     Date    Reg. #     Status   Classes
-------             -------- ----------- -------- --------- ---------- -------
3DFX
United States        3/30/99  75/671,697                       Pending  9, 28
3DFX and design
Argentina            10/6/99   2.245.161                       Pending     09
Brazil               11/3/99   822167557                       Pending     09
Mexico               4/26/00      422616                       Pending     09
United States        6/28/99  75/738,025  10/3/00 2,391,376 Registered      9
3DFX INTERACTIVE
Argentina            10/6/99   2.245.162                       Pending     09
Argentina            10/6/99   2.245.163                       Pending     28
Australia            6/26/98      765854  3/12/99    765854 Registered  9, 28
Benelux              6/26/98      918514   2/2/99    634209 Registered  9, 28
Brazil              11/12/99   822188473                       Pending     09
Brazil              11/12/99   822188481                       Pending     28
France                7/9/98    98741164 12/18/98  98741164 Registered  9, 28
Germany              12/1/95   395491258  7/22/96  39549125 Registered      9
Italy                8/28/98 TO98COO2587                       Pending  9, 28
Japan                12/1/95    12526795  12/5/97   4089737 Registered      9
Mexico              10/13/99      394931                       Pending     09
Mexico              10/13/99      394932                       Pending     28
Singapore             7/6/98  T99/067181                       Pending     28
Singapore             7/6/98  T98/06717J                       Pending      9
Taiwan               7/23/98    87035885  9/16/99  00868596 Registered     28
Taiwan               7/23/98    87035884                       Pending      9
United Kingdom       12/1/98     2183408                       Pending      9
United States         6/1/95  74/683,246   7/8/97 2,076,764 Registered  9, 28
GAME-FRAME
United States        4/17/96  75/089,746  7/29/97 2,083,430 Registered     28
GLIDE
United States        12/6/95  75/028,228  5/12/98 2,157,234 Registered      9
LCDfx
United States         5/3/99  75/697,512                       Pending      9
M-BUFFER
United States        3/15/99  75/660,228                       Allowed      9
RAMPAGE
United States         8/3/98  75/533,230                     Abandoned      9
SLI
United States        3/15/99  75/660,721                     Abandoned      9
SO POWERFUL, IT'S
KIND OF RIDICULOUS
United States        2/16/99  75/641,172                       Allowed  9, 28
T-BUFFER
United States        3/15/99  75/660,227                       Allowed      9
VOODOO
Australia            8/11/98      769931  1/15/99    769931 Registered      9
European Union       8/11/98      907600                       Pending      9

Mark/                                      Reg.
Country               Filed    Appl. #     Date    Reg. #     Status   Classes
-------              -------- ---------- -------- --------- ---------- -------
Japan                 8/12/98   98-68509  3/17/00 4,368,015 Registered     9
Singapore             8/12/98 T98/08048G                       Pending     9
Taiwan                8/12/98   87039378   1/1/00  00878273 Registered     9
United States         2/12/98 75/432,892                       Allowed     9
VOODOO BANSHEE
Australia             8/17/98     770543  1/15/99    770543 Registered     9
European Union        8/18/98     912477                       Pending     9
Japan                 8/18/98   98-69760 12/17/99 4,344,599 Registered     9
Singapore             8/21/98    S840498                       Pending     9
Taiwan                8/19/98  87-040642   9/1/00  00903131 Registered     9
United States          3/6/98 75/446,251                       Allowed     9
VOODOO GRAPHICS
United States         12/6/95 75/028,229  9/23/97 2,100,112 Registered     9
VOODOO 2
Australia             8/11/98     769932  1/15/99    769932 Registered     9
European Union        8/11/98     907675                       Pending     9
Japan                 8/12/98   98-68510  4/17/00 4,368,016 Registered     9
Singapore             8/12/98    S804798                       Pending     9
Taiwan                8/12/98   87039379   2/1/00  00881525 Registered     9
VOODOO 2 (stylized)
United States         2/12/98 75/432,891                       Pending     9
VOODOO 3
Argentina             10/6/99  2,245,160                       Pending    09
Brazil               11/12/99  822188490                       Pending    09
Mexico               10/13/99     394933                       Pending    09
United States         12/3/98 75/599,341                       Pending     9
VOODOO CREW
United States         9/22/00 78/027,340                       Pending    41

   The Seller also has common law rights to various trademarks and service marks relating to its products.

   In addition, the Seller has acquired the following trademarks from
Gigapixel:

  . A mark referred to as "GIGA3D" in the form of a drawing, filed February 18, 2000, for computer software and hardware for use in designing three dimensional computer graphic displays; International Class 9.

  . A mark referred to as "GIGADUDE" in the form of a drawing, filed February 18, 2000, computer software and hardware for use in designing three dimensional computer graphic displays; International Class 9.

  .  Gigapixel (common law; unregistered)

  .  Gigapixel Corp. (common law; unregistered)

  .  Gigapixel Corporation (common law; unregistered)

  .  3D Are Us (common law; unregistered)

  .  SmartTile (common law; unregistered)

  .  GP-1 3D Core (common law; unregistered)

  .  Gigapixel (Logo) (common law; unregistered)

                                                                         ANNEX G

                            PATENT LICENSE AGREEMENT

   This Patent License Agreement (this "Agreement") is entered into as of December 15, 2000 (the "Effective Date"), by and among Titan Acquisition Corp. No. 2, a Delaware corporation having an office at 3535 Monroe Street, Santa Clara, California 95051 (the "Purchaser"); Nvidia Corporation, a Delaware corporation having an office at 3535 Monroe Street, Santa Clara, California 95051 ("Parent"); and 3dfx Interactive, Inc., a California corporation having an office at 4435 Fortran Drive, San Jose, California 95134 ("3dfx"). In this Agreement, the Purchaser and Parent are referred to collectively as "NVIDIA".

   In consideration of the mutual covenants and promises contained herein and other good and valuable consideration (including the execution and delivery of that certain Credit Agreement (the "Credit Agreement") between the Purchaser and 3dfx of even date herewith and the Purchaser's extension of credit to 3dfx thereunder), the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. DEFINITIONS. As used in and for purposes of this Agreement:

       1.1. "Affiliate" means, with respect to a party to this Agreement, any person or entity that now or hereafter directly or indirectly controls, is controlled by, or is under common control with such party, where "control" means ownership of more than fifty percent (50%) of the outstanding shares or securities entitled to vote for the election of directors or similar managing authority of such party, person, or entity (as the case may be) or, if there are no outstanding shares or securities, more than fifty percent (50%) of the ownership interests representing the right to make the decisions for such party, person, or entity.

       1.2. "Asset Purchase Agreement" means that certain Asset Purchase Agreement among the Purchaser, Parent, and 3dfx of even date herewith.

       1.3. "Capture Period" means any time on or prior to the Effective
    Date.

       1.4. "Change in Control" means, with respect to a party to this Agreement, the occurrence of any of following:

         (a) a sale of assets representing more than fifty percent (50%) of the net book value or of the fair market value (whichever is lower) of such party's consolidated assets (in a single transaction or in a series of related transactions), other than a sale of some or all of the Excluded Assets (as such term is defined in the Asset Purchase Agreement) in the course of liquidating and dissolving 3dfx;

         (b) a merger or consolidation involving such party or any subsidiary of such party after the completion of which: (i) in the case of a merger (other than a triangular merger) or a consolidation involving such party, the shareholders of such party immediately prior to the completion of such merger or consolidation beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or comparable successor rules), directly or indirectly, outstanding voting securities representing less than fifty percent (50%) of the combined voting power of the surviving entity in such merger or consolidation, and (ii) in the case of a triangular merger involving such party or a subsidiary of such party, the shareholders of such party immediately prior to the completion of such merger beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules), directly or indirectly, outstanding voting securities representing less than fifty percent (50%) of the combined voting power of the surviving entity in such merger and less than fifty percent (50%) of the combined voting power of the parent of the surviving entity in such merger; or

         (c) an acquisition by any person, entity, or "group" (within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions), other than in a merger or consolidation of the type referred to in clause "(b)" of this sentence, of beneficial ownership

      (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of outstanding voting securities of such party representing at least fifty percent (50%) of the combined voting power of such party (in a single transaction or series of related transactions).

       1.5 "NVIDIA Licensed Products" means any and all products sold by NVIDIA or an Affiliate of NVIDIA.

       1.6. "NVIDIA Patents" means all classes or types of patents, utility models and design patents (including, without limitation, originals, divisions, continuations, continuations-in-part, extensions, counterparts, reexaminations, and reissues thereof), applications, and rights to file applications for these classes or types of patent rights in all countries of the world that (a) are assigned to or otherwise owned or controlled by Parent or any of its Affiliates or have been licensed to Parent or any of its Affiliates with the right to sublicense (but only to the extent that NVIDIA has the right to grant a sublicense without the requirement to pay consideration to any independent third party other than employees of Parent or its Affiliates), and (b) have claimed or are entitled to claim the benefit of any effective filing date or date of invention conceived or occurring during the Capture Period. The term NVIDIA Patents includes the Specified Patents, subject to Section 3.5 below.

       1.7. "Specified Patents" means, with respect to 3dfx Patents, United States patents nos. 5,740,343; 5,870,102; and 5,831,624, and with respect to NVIDIA Patents, United States patent nos. 5,687,357; 5,721,947; 5,758,182; 6,023,738; and 6,092,124.

       1.8. "Suit" means, with respect to 3dfx Specified Patents, combined Civil Actions No. C-98-3626 and No. C-99-2460 now pending in the United States District Court for the Northern District of California, and with respect to NVIDIA Specified Patents, Civil Action No. C-00-3373 VRW now pending in the United States District Court for the Northern District of California.

       1.9. "3dfx Licensed Products" means any and all products sold by 3dfx.

       1.10. "3dfx Patents" means all classes or types of patents, utility models and design patents (including, without limitation, originals, divisions, continuations, continuations-in-part, extensions, counterparts, reexaminations, and reissues thereof), applications, and rights to file applications for these classes or types of patent rights in all countries of the world that (a) are assigned to or otherwise owned or controlled by 3dfx or any of its Affiliates or have been licensed to 3dfx or any of its Affiliates with the right to sublicense, and (b) have claimed or are entitled to claim the benefit of any effective filing date or date of invention conceived or occurring during the Capture Period. The term 3dfx Patents includes the Specified Patents, subject to Section 3.5 below, and also includes, without limitation, all patents, patent applications, and inventions identified or listed in Exhibit B to the Asset Purchase Agreement.

     2. RELEASES

       2.1. 3dfx, on behalf of itself and its Affiliates and their respective successors and assigns, hereby irrevocably (except as provided in Section 5.2 below) releases, acquits and forever discharges NVIDIA, their Affiliates, and their respective suppliers, manufacturers, distributors, and customers, direct and indirect, from any and all claims, demands, rights of action, and liability, whether known or unknown, relating to any one or more of the 3dfx Patents and relating to any act, event, or circumstance that occurred on or prior to the Effective Date, to the extent such act, event, or circumstance would have been permitted under the licenses granted to Purchaser in this Agreement if such license had been in existence at the time of such act, event, or circumstance. 3dfx further waives all rights under
    Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction, as such rights may relate to any claims released pursuant to this Agreement.

       2.2. Purchaser and Parent, on behalf of themselves and their Affiliates and their respective successors and assigns, hereby irrevocably (except as provided in Sections 5.1 and 5.2 below) release, acquit and forever discharge 3dfx and its suppliers, manufacturers, distributors, and customers, direct and indirect, from any and all claims, demands, rights of action, and liability, whether known or unknown, relating to any one or more of the NVIDIA Patents and relating to any act, event, or circumstance that occurred on or prior to the Effective Date, to the extent such act, event, or circumstance would have been permitted under the licenses granted to 3dfx in this Agreement if such license had been in existence at the time of such act, event, or circumstance. Purchaser and Parent further waive all rights under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction, as such rights may relate to any claims released pursuant to this Agreement.

       2.3. Each party acknowledges that it has consulted with legal counsel regarding the import of Section 1542, which provides as follows:

      A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     3. GRANT OF RIGHTS

       3.1 License Grant to NVIDIA. 3dfx hereby grants to the Purchaser a non-exclusive, non-transferable (except as provided below), fully-paid and royalty-free, worldwide, irrevocable (except as provided in Section
    5.2 below) license, without the right to sublicense except as provided below, under the 3dfx Patents to:

         (a) make, have made, use, and import, and directly or indirectly sell, offer to sell and otherwise dispose of, NVIDIA Licensed Products; and

         (b) make, have made, use, and import any equipment, and practice any method or process, used in the manufacture of NVIDIA Licensed Products.

      Notwithstanding anything to the contrary in this Agreement, the Purchaser may assign, sublicense, or otherwise transfer any or all of its rights under this license to any one or more of its present or future Affiliates.

       3.2. License Grant to 3dfx. Parent hereby grants to 3dfx a non-exclusive, non-transferable, fully-paid and royalty-free, worldwide, irrevocable (except as expressly provided in this Agreement) license, without the right to sublicense, under the NVIDIA Patents to:

         (a) make, have made, use, and import, and directly or indirectly sell, offer to sell and otherwise dispose of, 3dfx Licensed
      Products; and

         (b) make, have made, use, and import any equipment, and practice any method or process, used in the manufacture of 3dfx Licensed Products.

       3.3. Covenants Not to Sue

      3dfx covenants and agrees, for itself and on behalf of its Affiliates and their respective successors and assigns, that neither 3dfx nor any of its Affiliates shall commence, maintain, prosecute or voluntarily aid in any action at law, equity or any other proceeding against users, customers, manufacturers, suppliers, and distributors of NVIDIA Licensed Products based in whole or in part on any claim of infringement of any 3dfx Patent arising from the use, promotion, sale, offer for sale, importation or other distribution or transfer of NVIDIA Licensed Products, either alone or in combination with other products.

      Purchaser and Parent covenant and agree, for themselves and on behalf of their Affiliates and their respective successors and assigns, that neither NVIDIA nor any of their Affiliates shall commence, maintain, prosecute or voluntarily aid in any action at law, equity or any other proceeding against users, customers, manufacturers, suppliers, and distributors of 3dfx Licensed Products based in whole or in part on any claim of infringement of any NVIDIA Patent arising from the use, promotion, sale, offer for sale, importation or other distribution or transfer of 3dfx Licensed Products, either alone or in combination with other products.

       3.4. Full Rights. In the event that neither 3dfx nor any of its Affiliates has the right to grant a license under any particular 3dfx Patent of the scope set forth herein, then the license granted herein under such 3dfx Patent shall be of the broadest scope within the scope set forth herein which 3dfx or any of its Affiliates has the right to grant. In the event that neither Parent nor any of its Affiliates has the right to grant a license under any particular NVIDIA Patent of the scope set forth herein, then the license granted herein under such NVIDIA Patent shall be of the broadest scope within the scope set forth herein which Parent or any of its Affiliates has the right to grant.

       3.5. Specified Patents and Pending Claims. No rights, licenses, releases, or covenants (expressly including those set forth in Sections 2.1, 2.2, 2.3, 3.1, 3.2, 3.3, and 3.4 herein) are granted to NVIDIA or to 3dfx under the Infringed Claims (as defined below) for the Infringing Products (as defined below). As used above, the term "Infringed Claims" means those claims of the Specified Patents that are currently alleged in the Suit to have been infringed by the manufacture, use, or sale of the Infringing Products, and the term "Infringing Products" means the products that are currently accused of infringing the Specified Patents in the Suit.

     4. DISCLAIMER

       4.1. Nothing in this Agreement shall be construed as:

         (a) a warranty or representation by 3dfx as to the validity, enforceability, or scope of any 3dfx Patent, or a warranty or representation by NVIDIA as to the validity, enforceability, or scope of any NVIDIA Patent;

         (b) a warranty or representation by 3dfx that any manufacture, sale, lease, use, or other disposition of NVIDIA Licensed Products hereunder will be free from infringement of any patents other than the 3dfx Patents, or a warranty or representation by NVIDIA that any manufacture, sale, lease, use, or other disposition of 3dfx Licensed Products hereunder will be free from infringement of any patents other than the NVIDIA Patents;

         (c) an agreement by either party to bring or prosecute actions or suits against third parties for infringement or conferring any right to bring or prosecute actions or suits against third parties for infringement; or

         (d) an obligation on the part of any party or any Affiliate of any party to furnish any technical information or know-how.

    The foregoing disclaimers shall not be construed to limit, modify, or in other way affect any representations or warranties made by 3dfx in the Credit Agreement or that certain Asset Purchase Agreement or any other agreement or document entered into or delivered in connection with the Credit Agreement or the Asset Purchase Agreement.

     5. TERMINATION

       5.1. Termination of 3dfx Licenses. All licenses, rights, releases, and covenants granted to 3dfx in this Agreement will immediately and automatically terminate (except only to the extent expressly provided below), without the requirement of notice from NVIDIA or any other action on the part of NVIDIA, upon the earliest to occur of the following events:

         (a) a Change in Control of 3dfx;

         (b) 3dfx admits in writing its inability to pay its debts as they become due, files for any form of bankruptcy, has an involuntary bankruptcy petition filed against it; or makes an assignment for the benefit of creditors;

         (c) 3dfx dissolves, liquidates, or ceases to conduct business;

         (d) the Closing (as such term is defined in the Asset Purchase Agreement); or

         (e) the termination of the Asset Purchase Agreement for any reason.

    Upon termination of 3dfx's licenses and other rights as a result of a Change in Control of 3dfx, 3dfx (or its successor) will retain, for a period of one year from the date on which such Change in Control occurs, the rights licensed to 3dfx in Section 3.2, subject to the restrictions and limitations set forth in Sections 3.2, 3.4, and 3.5 and other applicable provisions of this Agreement, solely with respect to those 3dfx Licensed Products being manufactured, marketed, and sold at the time of such termination. The termination of 3dfx's licenses and other rights pursuant to this Section 5.1 will have no effect on the other provisions of this Agreement, which will remain in full force and effect in accordance with their terms.

       5.2. Termination of Agreement. Without limiting Section 5.1, this Agreement will terminate and be of no further force or effect if and only if the Asset Purchase Agreement is terminated in any of the following ways:

         (i) by the parties pursuant to Section 8.1(a) of the Asset Purchase Agreement;

         (ii) by 3dfx pursuant to Section 8.1(b) of the Asset Purchase Agreement by reason of the failure of the Closing to occur by the date set forth therein solely as a result of the failure of Parent and the Purchaser to comply with their obligations under the Asset Purchase Agreement;

         (iii) by the parties pursuant to Section 8.1(c) of the Asset Purchase Agreement;

         (iv) by Parent and the Purchaser pursuant to Section 8.1(f) of the Asset Purchase Agreement on the basis of an inaccuracy in the representations and warranties made by 3dfx in the Asset Purchase Agreement, or on the basis of a breach of the covenants of 3dfx in the Asset Purchase Agreement, if such inaccuracy or breach would not deprive the Purchaser and Parent of the material benefits of the Asset Purchase Agreement; or

         (v) by 3dfx pursuant to Section 8.1(g) of the Asset Purchase
      Agreement.

    Unless and until terminated pursuant to this Section 5.2, this Agreement will remain in effect indefinitely.

     6. MISCELLANEOUS PROVISIONS

       6.1 Authority. 3dfx represents and warrants that it has the right to grant NVIDIA the licenses granted to NVIDIA hereunder. The Purchaser and Parent represent and warrant that they have the right to grant 3dfx the licenses granted to 3dfx hereunder.

       6.2. Assignment. Subject to Section 3.1, this Agreement, and any rights or obligations hereunder, may not be assigned or delegated by any party without the prior written consent of the other parties, except that NVIDIA may assign this Agreement, or any of its rights under this Agreement, (a) to any of its Affiliates and (b) in connection with the transfer of all or substantially all of its business or assets (whether by sale, change in ownership, merger, or otherwise) with or without the consent of 3dfx. Any attempted assignment, delegation, or other transfer of this Agreement, or rights or obligations under this Agreement, by 3dfx in violation of this
    Section 6.2 will be null and void and will result in the immediate and automatic termination of all licenses granted to 3dfx, all releases and covenants made for the benefit of 3dfx or its suppliers, manufacturers, distributors, and customers, and all other rights of 3dfx under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

       6.3. Patent Assignments. Neither 3dfx nor any of its Affiliates shall assign or transfer any of the 3dfx Patents to any third party unless such third party expressly agrees in writing that such assignment is made subject to the terms and conditions of this Agreement. Unless and until 3dfx's licenses and other rights have been terminated pursuant to Section 5.1, neither NVIDIA nor any of their Affiliates shall assign or transfer any of the NVIDIA Patents to any third party unless such third party expressly agrees in writing that such assignment is made subject to the terms and conditions of this Agreement.

       6.4. Notice. All notices required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or if dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

     If to NVIDIA:

                                        If to 3dfx:

     NVIDIA Corporation                 3dfx Interactive, Inc.
     3535 Monroe Street                 4435 Fortran Drive
     Santa Clara, CA 95051              San Jose, CA 95134
     Attn.: Chief Patent Counsel        Attn:

       Such notices shall be deemed to have been served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Any party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party as above provided at such changed address.

       6.5. No Rule of Strict Construction. Regardless of which party may have drafted this Agreement, no rule of strict construction shall be applied against any party. If any provision of this Agreement is determined by a court to be unenforceable, the parties shall deem the provision to be modified to the extent necessary to allow it to be enforced to the extent permitted by law, or if it cannot be modified, the provision will be severed and deleted from this Agreement, and the remainder of the Agreement will continue in effect.

       6.6. Modification; Waiver. No modification or amendment to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

       6.7. Governing Law. This Agreement and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the United States of America and the State of California, without reference to conflict of laws principles.

       6.8. Jurisdiction. All disputes and litigation regarding this Agreement and matters connected with its performance shall be subject to the exclusive jurisdiction of the courts of the State of California or of the Federal courts sitting in Santa Clara County, California.

       6.9. Bankruptcy Code. The parties acknowledge and agree that this Agreement is a contract under which each party is a licensor of intellectual property as provided in Section 365(n) of Title 11, United States Code (the "Bankruptcy Code"). Each party acknowledges that if the licensor, as a debtor in possession or a trustee in bankruptcy in a case under the Bankruptcy Code, rejects this Agreement, the licensee may elect to retain its rights under this Agreement as provided in
    Section 365(n) of the Bankruptcy Code. Upon written request of the licensee to the licensor or the bankruptcy trustee, the licensor or such bankruptcy trustee will not interfere with the rights of the licensee as provided in this Agreement.

       6.10. Confidentiality of Terms. The parties hereto shall keep the terms of this Agreement confidential and shall not now or hereafter divulge these terms to any third party except:

         (a) with the prior written consent of the other parties;

         (b) to any governmental body having the power to require such disclosure;

         (c) to the extent a party determines such divulgation may be required by regulation, law, or legal process, including to legal and financial advisors in their capacity of advising a party in such matters, provided that the disclosing party informs the other parties in writing at least ten (10) days in advance of the disclosure and cooperates with the other parties in seeking confidential treatment or a protective order for portions of this Agreement designated by the other parties;

         (d) during the course of litigation so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties and so long as (i) the restrictions are embodied in a court-entered protective order; and (ii) the disclosing party informs the other parties in writing at least ten (10) days in advance of the disclosure; or

         (e) in confidence to legal counsel, accountants, and other advisors under a duty of confidentiality.

       6.11. Entire Agreement. This Agreement (along with the Credit Agreement and the Asset Purchase Agreement and the other agreements and documents entered into or delivered in connection with the execution of the Credit Agreement or the Asset Purchase Agreement) embodies the entire understanding of the parties with respect to the subject matter hereof, and merges all prior and contemporaneous discussions between them. No oral explanation or oral information by any party hereto shall alter the meaning or interpretation of this Agreement.

   In Witness Whereof, the parties hereto have executed this Patent License Agreement as of the Effective Date.

TITAN ACQUISITION CORP. NO. 2

    /s/ Jen-Hsun Huang
By: _________________________________

Jen-Hsun Huang
_____________________________________
Printed Name

President & CEO
_____________________________________
Title


NVIDIA CORPORATION                       3DFX INTERACTIVE, INC.


    /s/ Jen-Hsun Huang                       /s/ Alex Leupp
By: _________________________________    By: __________________________________


Jen-Hsun Huang                           Alex Leupp
_____________________________________    ______________________________________
Printed Name                             Printed Name


President & CEO                          President & CEO
_____________________________________    ______________________________________
Title                                    Title

                                                                         ANNEX H

                          PATENT STANDSTILL AGREEMENT

   This Patent Standstill Agreement (this "Agreement") is entered into as of December 15, 2000 (the "Effective Date") by and between NVIDIA Corporation, a Delaware corporation having an office at 3535 Monroe Street, Santa Clara, California 95051 ("NVIDIA"), and 3dfx Interactive, Inc., a California corporation having an office at 4435 Fortran Drive, San Jose, California 95134 ("3dfx").

   In consideration of the mutual covenants and promises contained herein and other good and valuable consideration (including the execution and delivery of that certain Asset Purchase Agreement (the "Asset Purchase Agreement") being entered into among NVIDIA, Titan Acquisition Corp. No. 2 and 3dfx concurrently with the execution of this Agreement, and NVIDIA's extension of credit to 3dfx thereunder) the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. DEFINITIONS. As used in and for purposes of this Agreement:

       1.1 "Capture Period" means any time on or prior to the Effective
    Date.

       1.2 "Patents" means all classes or types of inventions, patents, utility models and design patents (including, without limitation, originals, divisions, continuations, continuations-in-part, extensions, counterparts, reexaminations, and reissues thereof), applications, and rights to file applications for these classes or types of patent rights in all countries of the world that (a) are assigned to or otherwise owned or controlled by either party or any of its Subsidiaries or have been licensed to either party or any of its Subsidiaries with the right to sublicense, and (b) have claimed or are entitled to claim the benefit of any effective filing date or date of invention conceived or occurring during the Capture Period.

       1.3 "Purchaser Pending Litigation" and "Seller Pending Litigation" have the meanings given in the Asset Purchase Agreement.

       1.4 "Subsidiary" means, with respect to a party to this Agreement, any corporation, partnership or other entity, now or hereafter: (i) more than fifty percent (50%) of whose outstanding shares or securities entitled to vote for the election of directors or similar managing authority is directly or indirectly owned or controlled by such party hereto; or (ii) that does not have outstanding shares or securities but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such entity is directly or indirectly owned or controlled by such party.

     2. COVENANT NOT TO SUE AND EXCEPTION

       2.1 Each party, on behalf of itself and its Subsidiaries, successors and assigns, hereby covenants not to bring, file or prosecute against the other party, its Subsidiaries and permitted successors and assigns, and any and all customers, users and/or distributors of the products of the other party to the extent said customers, users and/or distributors are using or selling the products of the other party, any action, in any forum whatsoever, relating to any of the Patents (except as set forth in Section 2.2) for the period set forth in Section 3.1, subject to Section 3.2.

       2.2 The parties agree that the Seller Pending Litigation and Purchaser Pending Litigation shall be stayed, dismissed with prejudice, and/or continued only as set forth in the Asset Purchase Agreement.

     3. TERM AND SURVIVAL

       3.1 Term. This Agreement and the rights and licenses granted hereunder shall become effective on the Effective Date, and except as otherwise provided in Section 3.2 shall continue in effect until the expiration of three years from the Effective Date.

       3.2 Early Termination. This Agreement and the rights granted hereunder shall terminate prior to the period described in Section 3.1 upon any termination of the Asset Purchase Agreement (A) by the parties pursuant to Section 8.1(a) thereof, (B) by 3dfx pursuant to Section 8.1(b) thereof by reason of the failure of the Closing (as defined therein) to occur by the date set forth therein as a result of the failure of NVIDIA to comply with its obligations under the Asset Purchase Agreement, (C) by either 3dfx or NVIDIA pursuant to Section 8.1(c) thereof, or (D) by 3dfx pursuant to Section 8.1(g) thereof.

     4. MISCELLANEOUS PROVISIONS

       4.1 Assignment. This Agreement, and any rights or obligations hereunder, may not be assigned or delegated without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

       4.2 Patent Assignments. Neither Party nor its Subsidiaries shall assign or transfer any of the Patents to any third party unless such third party expressly agrees in writing that such assignment is made subject to the terms and conditions of this Agreement.

       4.3 Notice. All notices required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or if dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

       If to NVIDIA:                                    If to 3dfx:

       NVIDIA Corporation                               3dfx Interactive, Inc.
       3535 Monroe Street                               4435 Fortran Drive
       Santa Clara, CA 95051                            San Jose, CA 95134
       Attn.: Chief Patent Counsel                      Attn: General Counsel

       Such notices shall be deemed to have been served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party as above provided at such changed address.

       4.4 No Rule of Strict Construction. Regardless of which party may have drafted this Agreement, no rule of strict construction shall be applied against either party. If any provision of this Agreement is determined by a court to be unenforceable, the parties shall deem the provision to be modified to the extent necessary to allow it to be enforced to the extent permitted by law, or if it cannot be modified, the provision will be severed and deleted from this Agreement, and the remainder of the Agreement will continue in effect.

       4.5 Modification; Waiver. No modification or amendment to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

       4.6 Governing Law. This Agreement and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the United States of America and the State of California, without reference to conflict of laws principles.

       4.7 Jurisdiction. 3dfx and NVIDIA agree that all disputes and litigation regarding this Agreement and matters connected with its performance shall be subject to the exclusive jurisdiction of the courts of the State of California or of the Federal courts sitting in Santa Clara County, California.

       4.8 Confidentiality of Terms. The parties hereto shall keep the terms of this Agreement confidential and shall not now or hereafter divulge these terms to any third party except:

         (a) with the prior written consent of the other party;

         (b) to any governmental body having the power to require such disclosure;

         (c) to the extent a party determines such divulgation may be required by regulation, law or legal process, including to legal and financial advisors in their capacity of advising a party in such matters, provided that the disclosing party informs the other party in writing at least ten (10) days in advance of the disclosure and cooperates with the other party in seeking confidential treatment or a protective order for portions of this Agreement designated by the other party;

         (d) during the course of litigation so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties and so long as (i) the restrictions are embodied in a court-entered protective order; and (ii) the disclosing party informs the other party in writing at least ten (10) days in advance of the disclosure; or

         (e) in confidence to legal counsel, accountants, and other advisors under a duty of confidentiality.

       4.9 Entire Agreement. This Agreement (along with the Asset Purchase Agreement and the other agreements and documents entered into or delivered in connection with the execution of the Asset Purchase Agreement) embodies the entire understanding of the parties with respect to the subject matter hereof, and merges all prior and contemporaneous discussions between them. No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement.

   In Witness Whereof, the parties hereto have executed this Patent Standstill Agreement as of the Effective Date.

                                          3dfx Interactive, Inc.

                                              /s/ Alex Leupp
                                          By: ________________________________

                                          Alex Leupp
                                          _____________________________________
                                          Printed Names

                                          President & CEO
                                          _____________________________________
                                          Title

                                          NVIDIA Corporation

                                              /s/ Jen-Hsun Huang
                                          By: ________________________________

                                          Jen-Hsun Huang
                                          _____________________________________
                                          Printed Name

                                          President & CEO
                                          _____________________________________
                                          Title

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. NVIDIA's amended and restated certificate of incorporation and bylaws provide for mandatory indemnification of NVIDIA's directors and permissive indemnification of officers, employees and other agents to the maximum extent permitted by the DGCL. NVIDIA has entered into indemnification agreements with its directors. The indemnification agreements provide NVIDIA's directors with further indemnification to the maximum extent permitted by the DGCL. NVIDIA also has obtained directors and officers insurance to insure its directors and officers against certain liabilities, including liabilities under the securities laws.

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits

   Exhibit
   Number                               Description
   -------                              -----------
    2.1    Asset Purchase Agreement, dated December 15, 2000, by and among 3dfx
           Interactive, Inc., NVIDIA Corporation and Titan Acquisition Corp.
           No. 2 (included as Annex B to the prospectus/proxy statement)
    5.1+   Opinion of Cooley Godward LLP
    9.1+   Form of Voting Agreement and Irrevocable Proxy by and between Titan
           Acquisition Corp. No. 2 and each of the directors and executive officers of 3dfx Interactive, Inc.
   10.1    Credit Agreement, dated December 15, 2000, by and between 3dfx
           Interactive, Inc. and Titan Acquisition Corp. No. 2 (included as
           Annex D to the prospectus/proxy statement)
   10.2    Security Agreement, dated December 15, 2000, by and between 3dfx
           Interactive, Inc. and Titan Acquisition Corp. No. 2 (included as
           Annex E to the prospectus/proxy statement)
   10.3    Trademark Assignment Agreement, by and between 3dfx Interactive Inc.
           and Titan Acquisition Corp. No. 2 (included as Annex F to the prospectus/proxy statement)
   10.4    Patent License Agreement, dated as of December 15, 2000, by and among 3dfx Interactive, Inc., NVIDIA Corporation and Titan
           Acquisition Corp. No. 2 (included as Annex G to the prospectus/proxy statement)
   10.5    Patent Standstill Agreement, dated as of December 15, 2000, by and between NVIDIA Corporation and 3dfx Interactive, Inc. (included as
           Annex H to the prospectus/proxy statement)
   23.1+   Consent of Cooley Godward LLP (set forth in Exhibit 5.1)
   23.2*   Consent of KPMG LLP
   23.3*   Consent of PricewaterhouseCoopers LLP
   24.1+   Powers of Attorney (set forth on signature page)
   99.1*   Form of Proxy
   99.2*   Consent of Needham & Company, Inc.

--------

+ Previously filed.

* Filed herewith.

   (b) Financial Statement Schedule. Not applicable.

   (c) Reports, Opinions or Appraisals. Furnished as Annex C to the Prospectus/Proxy Statement in this Registration Statement.

Item 22. Undertakings

   The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933, as amended;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

     (6) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

     (7) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (8) To supply by means of a post-effective amendment all information concerning a transaction, and NVIDIA's being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 13th day of February, 2001.

                                          Nvidia Corporation

                                                /s/ Christine B. Hoberg
                                          By: _________________________________

                                                  Christine B. Hoberg

                                                Chief Financial Officer


   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on the dates indicated.


              Signature                              Title                     Date
              ---------                              -----                     ----

       /s/ Jen-Hsun Huang*             President, Chief Executive         February 13, 2001
______________________________________  Officer and Director (Principal
            Jen-Hsun Huang              Executive Officer)

     /s/ Christine B. Hoberg           Chief Financial Officer            February 13, 2001
______________________________________  (Principal Financial and
         Christine B. Hoberg            Accounting Officer)

         /s/ Tench Coxe*               Director                           February 13, 2001
______________________________________
              Tench Coxe

    /s/ Harvey C. Jones, Jr.*          Director                           February 13, 2001
______________________________________
         Harvey C. Jones, Jr.

       /s/ Mark A. Stevens*            Director                           February 13, 2001
______________________________________
           Mark A. Stevens

      /s/ A. Brooke Seawell*           Director                           February 13, 2001
______________________________________
          A. Brooke Seawell

      /s/ James C. Gaither*            Director                           February 13, 2001
______________________________________
           James C. Gaither

      /s/ William J. Miller*           Director                           February 13, 2001
______________________________________
          William J. Miller

  /s/ Christine B. Hoberg

*By: ___________________________

     Christine B. Hoberg

     Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 -------                               -----------
   2.1   Asset Purchase Agreement, dated December 15, 2000, by and among 3dfx
         Interactive, Inc., NVIDIA Corporation and Titan Acquisition Corp. No.
         2 (included as Annex B to the prospectus/proxy statement)

   5.1+  Opinion of Cooley Godward LLP

   9.1+  Form of Voting Agreement and Irrevocable Proxy by and between Titan
         Acquisition Corp. No. 2 and each of the directors and executive officers of 3dfx Interactive, Inc.

  10.1   Credit Agreement, dated December 15, 2000, by and between 3dfx
         Interactive, Inc. and Titan Acquisition Corp. No. 2 (included as Annex
         D to the prospectus/proxy statement)

  10.2   Security Agreement, dated December 15, 2000, by and between 3dfx
         Interactive, Inc. and Titan Acquisition Corp. No. 2 (included as Annex
         E to the prospectus/proxy statement)

  10.3   Trademark Assignment Agreement, by and between 3dfx Interactive Inc.
         and Titan Acquisition Corp. No. 2 (included as Annex F to the prospectus/proxy statement)

  10.4 Patent License Agreement, dated as of December 15, 2000, by and between 3dfx Interactive, Inc., NVIDIA Corporation and Titan
         Acquisition Corp. No. 2 (included as Annex G to the prospectus/proxy statement)

  10.5 Patent Standstill Agreement, dated as of December 15, 2000, by and between NVIDIA Corporation and 3dfx Interactive, Inc. (included as
         Annex H to the prospectus/proxy statement)

  23.1+  Consent of Cooley Godward LLP (set forth in Exhibit 5.1)

  23.2*  Consent of KPMG LLP

  23.3*  Consent of PricewaterhouseCoopers LLP

  24.1+  Powers of Attorney (set forth on signature page)

  99.1*  Form of Proxy

  99.2*  Consent of Needham & Company, Inc.

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  +  Previously filed.

  *  Filed herewith.